As filed with the Securities and Exchange Commission on February 17, 2026.

Registration Number 333-289689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Deep Isolation Nuclear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4953	87-4225965
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2001 Addison Street, Suite 300

Berkeley, CA 94704

(509) 943-5222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rodney Baltzer

Chief Executive Officer

2001 Addison Street, Suite 300

Berkeley, CA 94704

(509) 943-5222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeff Dodd, Esq.

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

(713) 220-4736

From time to time after this registration statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2026

PRELIMINARY PROSPECTUS

58,506,213 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 58,506,213 shares of common stock, par value $0.0001 per share, of Deep Isolation Nuclear, Inc. (“DI Nuclear,” “Deep Isolation Nuclear” or the “Company”), which includes: (i) 11,012,387 shares of our common stock issued in a private placement offering on July 23, 2025 (the “Private Placement”) to accredited investors; (ii) 996,397 shares of our common stock issuable upon exercise of the Placement Agent Warrants (as defined herein) issued to each of the U.S. registered broker-dealers in connection with the Private Placement; (iii) 44,247,429 shares of our common stock (the “Merger Shares”) privately issued to the selling stockholders that were formerly Deep Isolation, Inc. (“Deep Isolation”) stockholders on July 23, 2025 in connection with the closing of the Merger (as defined herein) among us, Deep Isolation, and Deep Isolation Acquisition Corp.; (vi) 2,166,667 shares of our common stock held by the stockholders of Aspen-1 Acquisition Inc. (“Aspen”), our predecessor, prior to the Merger and (v) 83,333 shares of our common stock privately issued to an advisor in exchange for services rendered in connection with the Merger. See “Description of the Merger, Private Placement and Related Transactions.” There can be no assurance that any Placement Agent Warrants will be exercised, or if exercised, will be exercised for cash.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we may receive up to $2,489,206.67 in aggregate gross proceeds from sales of common stock upon cash exercises of the Placement Agent Warrants. Our common stock is not currently eligible for trading on any national securities exchange, including The Nasdaq Stock Market LLC (“Nasdaq”), or any over-the-counter markets, including the OTC Markets—OTCQB tier (the “OTCQB”). Until such time as the common stock becomes eligible for trading on such an exchange or through over-the-counter markets, the selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share, the price per share in the Private Placement At $3.00 per share, the total offering amount for all shares covered by this prospectus would be $175,518,639. If the common stock becomes quoted on the OTCQB or a public trading market otherwise develops, the selling stockholders may sell the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices or at privately negotiated prices as described in “Plan of Distribution.” See also “Shares Eligible for Future Resale.” In connection with this offering, we intend to arrange with a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another over-the-counter system as soon as practicable following the effectiveness of the Registration Statement of which this prospectus is a part, but we cannot assure you that the common stock will become eligible for trading on any exchange or market. We also cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the over-the-counter markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue to exist. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 89 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026

i

ABOUT THIS PROSPECTUS

General

We have not, and the selling stockholders have not, authorized anyone to give you any information or to make any representations other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders take responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC.

Neither we nor the selling stockholders are offering to sell, nor seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

For Non-U.S. Investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions not relating solely to historical matters or actual results. The forward-looking statements are contained principally in, but not limited to, the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business.”

Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	the impact of current and future laws and regulations, especially those related to nuclear energy and nuclear waste storage and disposal;

●	our ability to achieve profitability;

●	changes in domestic and foreign business, market, financial, political and legal conditions;

●	our pursuit of an emerging, highly regulated market, with no commercial project operating and no implementation contracts entered into as of the date of this prospectus;

●	our ability to protect and enforce our intellectual property rights and the scope and duration of such rights;

●	our reliance on third-parties, including suppliers, licensing partners, government entities and strategic partners, and our ability to maintain our relationships with such parties and enter into additional strategic partnerships in the future;

●	our ability to commercialize our products and services on a large scale and grow effectively;

●	our management team’s ability to successfully achieve our business objectives;

●	our ability to capture sufficient market share to realize the expected disposal value of estimated quantities of existing spent fuel inventories or to capture a meaningful portion of the estimated total addressable market for nuclear waste disposal;

●	our ability to raise additional capital to continue to maintain sufficient liquidity, develop our technology and scale our operations;

●	changes to applicable policies, regulations, mandates and funding levels of the government entities that regulate the Company’s business or with whom the Company does business;

●	the impact to the Company and its potential customers from changes in interest rates, inflation, tariffs, trade policies and rising costs, including commodity and labor costs;

●	developments and projections relating to our business and our industry;

●	our ability to adequately control the costs associated with our operations;

●	the impact of increased global power demand and the need for increased power grid reliability and energy security, as well as the role of nuclear energy in the energy transition landscape;

●	risks relating to negative public or political perception of the Company or the nuclear energy and nuclear waste disposal industries in general;

●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries that may be instituted against the Company in the future;

●	potential cybersecurity risks to our operational systems and infrastructure;

●	the development of an active trading market for our common stock;

●	the impact of global events, disruptions, pandemics and geo-political tensions on our business, including our supply chain, and our customers;

●	our intended use of proceeds from the Private Placement; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Forward-looking statements relate to future events or our future operational or financial performance. Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed, anticipated, or implied by these forward-looking statements. Some of such risks, uncertainties, and assumptions are described in the section below titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those in any express or implied forward-looking statements.

Accordingly, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. We base such statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of our forward-looking statements for any reason after the date of this prospectus, any applicable prospectus supplement, or any related free writing prospectus or to conform these statements to actual results or revised expectations, except as required by law.

This prospectus contains, and any applicable prospectus supplement and any related free writing prospectus may contain, estimates, projections and other information concerning our industry, our business and the markets for nuclear waste disposal. Information based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained such industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

All references to “Deep Isolation” refer to Deep Isolation, Inc., our direct, wholly-owned subsidiary, and its subsidiaries. We acquired Deep Isolation in the Merger (as defined below). Unless otherwise stated or the context otherwise indicates, references to “DI Nuclear,” “Deep Isolation Nuclear,” the “Company,” “we,” “our,” “us,” or similar terms refer to Deep Isolation Nuclear, Inc. (formerly Aspen-1 Acquisition Inc.) together with, unless the context otherwise requires, Deep Isolation. Deep Isolation is our operating company and, as such, it owns all of our material assets and conducts all of our business activities and operations. For a description of the Merger, the Private Placement, and related transactions, see “Prospectus Summary—Merger and Private Placement” and “Description of the Merger, Private Placement and Related Transactions.”

This prospectus includes a number of technical terms. Please see “Description of Business—Glossary of Terms and Abbreviations” beginning on page 40.

Overview

Our mission is to revolutionize the nuclear waste disposal industry through the implementation of Deep Isolation’s proprietary deep borehole disposal (“DBD”) technology, universal canister system (“UCS”) and related consulting and planning services. We are engaged in the development of innovative solutions for temporary storage and transportation of high-level radioactive waste (“HLW”), including spent nuclear fuel (“SNF”), and for permanent disposal of HLW and other nuclear waste via deep underground boreholes.

Our products and services include: strategic analysis and operational planning services for the storage and disposal of nuclear waste, implementation of our DBD technology and UCS and licensing of our DBD technology and UCS. See “Description of Business” below. We also offer a variety of multi-discipline environmental and water resources consulting services to federal, state, municipal and private clients through our indirect, wholly owned subsidiary, Freestone Environmental Services, Inc. (“Freestone”), which services we believe are complimentary to Deep Isolation’s core disposal solution business. As of February 3, 2026, the Company has 39 employees, 28 of whom are employed on a full- or part-time basis by Freestone; 9 of whom are employed on a full-time basis and 1 of whom is employed on a part-time basis by Deep Isolation; and 1 of whom is employed on a full-time basis by Deep Isolation EMEA.

We are not yet profitable and we expect to continue to incur net losses for the near future. As a result, our auditor issued a “going concern” opinion in our financial statements for the fiscal year ended December 31, 2024. During the nine-month period ended September 30, 2025 and the year ended December 31, 2024, we generated approximately $4.8 million and $7.1 million in revenue, respectively, and incurred net losses of approximately $(2.8 million) and $(1.0 million), respectively, on a consolidated basis. Additionally, as of September 30, 2025, we had an accumulated deficit of $(30.0 million). Although we believe that our existing cash, together with net proceeds from the Private Placement, will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months, our ability to reach profitability is dependent upon our ability to generate cash from operating activities and to raise additional capital to fund our operations. We cannot assure you that we will become profitable.

Commercialization Strategy

In addition to the services offered by our Freestone subsidiary, the Company’s three distinct product lines are and will be: (1) strategic appraisal, (2) operational planning, and (3) implementation. Of these three product lines, the Company has entered into contracts with customers only for strategic appraisal and operational planning.

●	Strategic appraisal entails smaller consultancy-type projects that generally cover one or more of the following: (i) a comparison of the costs and benefits of the Company’s solution with other options such as long-term storage, (ii) an initial assessment of the client’s geology and its potential to be adequate for the Company’s solution, or (iii) an initial assessment of the number of boreholes and amount of land needed to host the Company’s solution. These strategic appraisals may vary depending on the client’s preferred specifications. For example, we have been awarded several contracts for feasibility studies and other related studies, including with respect to the potential disposal of HLW from recycling, site suitability studies, regulatory gap analysis and tri-structural isotropic fuel (“TRISO”) disposal.

●	Operational planning is a comprehensive feasibility assessment which provides the client with all the information they would need to proceed to the implementation stage: a repository design, a compliance and safety case, a commercial model for implementation such as financing options, and a plan of action for the implementation process.

●	Implementation would entail deployment of a phased and gated program for repository delivery, which would include siting, community engagement, licensing, construction, cold and hot commissioning, operations, closure, and post-closure monitoring. Implementation activities are expected to start prior to regulatory licensing but the actual disposal (or storage) of HLW or SNF would not occur until a license was obtained.

Each of the three service lines are distinct and are expected to be sequential steps to achieve the final goal of HLW or SNF waste disposal or storage that could be provided to customers separately. Each service offering historically has been, and could continue in the future to be, contracted for separately.

However, all of our contracts to date were for strategic appraisals, except for one contract for operational planning services now in process and expected to be completed by the end of 2026. We cannot provide any assurance that we will be successful in entering into any contract with respect to such future services with customers, or that, even if we succeed in obtaining such contracts, they will be profitable or that they will ultimately lead to implementation contracts with customers to use our DBD solution for the disposal of their HLW or SNF. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

To date, we have not yet entered into any implementation contracts with customers. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.” While potentially implementation contracts could be executed in anticipation of the completion of the non-radioactive, full-scale-at-depth demonstration, we believe that demand for such implementation services will likely not occur until such demonstration testing is successfully completed and commercial adoption of our DBD solution likely will not occur until such demonstration and testing is successfully completed.

We believe that a successful non-radioactive, full-scale, at-depth demonstration (without nuclear waste) of our DBD solution will spur our commercialization strategy generally by enhancing the acceptance of our technology through allowing prospective customers and their stakeholders to visit the demonstration site and see the UCS, borehole equipment and processes. Accordingly, we have already started work on the design and planning for construction of an approximately one kilometer deep horizontal demonstration borehole repository. We expect that construction, preparation and initial demonstration will take approximately three years to complete. For a description of our demonstration initiative, see “Description of Business—Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative and Development of Generic Safety Case.” We can give no assurance that our non-radioactive, full-scale, end-to-end, at-depth demonstration will be successful or will not be delayed. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.” We anticipate that the costs of this full-scale demonstration initiative (including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, testing and other related expenses) will be approximately $8.1 million, $7.4 million and $3.6 million in 2026, 2027 and 2028, respectively. Since we will not be receiving any of the proceeds from sales of common stock described in this prospectus (only the selling stockholders will), we anticipate primarily using proceeds from the Private Placement that followed immediately after the Merger (and, potentially, proceeds from grants or other sources) to pay for the demonstration costs. See “Description of the Merger, Private Placement and Related Transactions—Private Placement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “—the Private Placement” and “—Next Steps.” However, we cannot provide any assurances that it will result in customer contracts or enhance our business and results of operations. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.” To date, we have successfully completed small-scale-at-depth and full-scale-at-surface feasibility testing. Specifically, our UCS canisters have been tested for emplacement and retrieval in near-surface facilities. We have also performed corrosion and other testing on the UCS canisters.

In addition to the non-radioactive, full-scale, at-depth demonstration, our DBD solutions also require site-specific safety, feasibility and regulatory assessments. We have not validated the safety and feasibility of the use of our DBD technologies with actual HLW and SNF, nor can we implement actual HLW or SNF implementation (and related disposal operations) of our DBD solution without the development and approval of applicable regulatory standards, validation of safety and feasibility of our solution under those standards, and regulatory approvals. While we are pursuing the demonstration initiative described above, we will also be continuing to develop a generic safety case and to work with regulators as to the appropriate safety standards and principles to be implemented. To date, no such safety standards and principles have been approved by any regulatory body. In addition, if and when we can offer our DBD solutions under implementation contracts, if any, additional safety and feasibility validation of our DBD solution will be needed for each site and will require site-specific information (including as to geology and waste form).

We also believe that the UCS could be potentially used for above-ground interim storage. Although no such contract for above-ground interim storage has been entered into, if a customer desired to use the UCS canisters for such purpose and it could provide us with definitive waste characterization data, we could work with the customer and NAC to initiate a regulatory process to add the UCS containing such customer’s waste as authorized for an NAC storage or transport system. To date, no customer has entered into such a contract. Thus, we cannot provide any assurance that such a customer will enter into such a contract or that we will be successful in such efforts if we do receive such a contract, or, even if successful, that our business and financial results will be enhanced.

We also plan to continue to pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and non-governmental organizations (“NGOs”) to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally.

Strategic Relationships

We have secured several strategic partnerships with leading companies in the nuclear energy industry, such as NAC International, Inc. (“NAC” or “NAC International”), which allow us to supplement the experience and expertise of our management team with that of our partners. We believe that these strategic partnerships will be integral to the further development, commercialization and adoption of our DBD technologies and the ultimate success of our business.

For example, we have entered into a long-term commercial partnership with NAC International, which is also a related party, and have granted it certain rights with respect to the development and commercialization of our UCS canisters and related technology, including certain rights with respect to the design, licensing approval, manufacture and supply of such canisters and related technologies. These rights are: (i) that NAC shall be our exclusive provider of (a) the design, analysis, licensing approval and supply of canisters and associated equipment (b) services for the transportation and on-site technical support for operation of any NAC-provided systems and equipment, and (c) interim above-ground storage canisters; (ii) that NAC will be the “prime contractor,” as that term is conventionally understood, in selling and supplying drillhole canisters and UCS for inclusion within above-ground storage and related transportation projects using NAC’s cask technology for storage and transportation, such that NAC will work directly with any nuclear power plant owner-operator or other facility owner-operator, as the case may be, as to such services; and (iii) that, for the duration of the agreement, NAC shall have a right of first refusal with respect to scopes of work reasonably deemed to be within roles and responsibilities described in (i) above. See “Description of Business—Deep Isolation’s Solution—Manufacturing,” “Certain Relationships and Related Party Transaction” and “Risk Factors—Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.” NAC will, therefore, be the manufacturer and supplier of our UCS. In addition, NAC is expected to move the SNF or HLW from the transport vehicle or storage location to the borehole disposal site using shielded surface handling equipment that NAC is designing. This operational work is similar to services that NAC provides to nuclear power plants when moving SNF from the cooling pool of a reactor to the above ground storage facility at the nuclear power plant. NAC is also assisting us with customer introductions, engineering services and other commercial collaboration efforts. We or our subcontractors would provide disposal and other services other than above-ground storage or transportation.

NAC describes itself as a provider of nuclear fuel cycle technology and consulting services, “specializing in developing and licensing technology and providing full scope services for used nuclear fuel and radioactive materials packaging, storage, transport and management.” Among other products and services, it provides storage technology for the interim storage of SNF in dry casks near nuclear power plants as well as packing and transportation services for new and spent nuclear fuel. Headquartered in Atlanta, NAC was founded in 1968. It is a subsidiary of Kanadevia Corporation (“Kanadevia”), which has its shares listed on the Tokyo Stock Exchange. According to its publicly-available materials, Kanadevia has four segments: environmental, machinery, infrastructure and carbon neutral solutions through 193 companies in its group. In addition, it reports that the group had 12,964 employees as of March 2025.

In addition to the non-radioactive, full-scale, at-depth demonstration, our DBD solutions also require site-specific safety, feasibility and regulatory assessments. We have not validated the safety and feasibility of the use of our DBD technologies with actual HLW and SNF, nor can we implement actual HLW or SNF implementation (and related disposal operations) of our DBD solution without the development and approval of applicable regulatory standards, validation of safety and feasibility of our solution under those standards, and regulatory approvals. While we are pursuing the demonstration initiative described above, we will also be continuing to develop a generic safety case and to work with regulators as to the appropriate safety standards and principles to be implemented. To date, no such safety standards and principles have been approved by any regulatory body. In addition, if and when we can offer our DBD solutions under implementation contracts, if any, additional safety and feasibility validation of our DBD solution will be needed for each site and will require site-specific information (including as to geology and waste form).

We also believe that the UCS could be potentially used for above-ground interim storage. Although no such contract for above-ground interim storage has been entered into, if a customer desired to use the UCS canisters for such purpose and it could provide us with definitive waste characterization data, we could work with the customer and NAC to initiate a regulatory process to add the UCS containing such customer’s waste as authorized for an NAC storage or transport system. To date, no customer has entered into such a contract. Thus, we cannot provide any assurance that such a customer will enter into such a contract or that we will be successful in such efforts if we do receive such a contract, or, even if successful, that our business and financial results will be enhanced.

We also plan to continue to pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and non-governmental organizations (“NGOs”) to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally.

Our Industry

Power demand and long-term load forecasts have increased materially worldwide, driven by electrification, deglobalization, industrial onshoring and datacenter demand, which have in turn increased global focus on grid reliability, climate change, renewable power generation sources and energy security and independence. As a result of these factors, there is growing recognition on a global scale that nuclear energy will play a critical role in the energy transition solution.

However, the world’s current nuclear waste management model is limited to two options, above-ground interim storage and geologic repository disposal in the form of mined repositories, each of which are extremely costly and limited in ability to provide a viable, long-term solution to the global nuclear waste disposal problem.

DBD and mined repositories are both considered types of geologic repositories; however, there are distinct differences between the two, such that DBD and mined repositories are classified as separate categories within the broader umbrella of geologic repositories. For example, DBD utilizes directional drilling techniques to emplace canisters containing nuclear waste in horizontal, vertical or slanted boreholes, whereas mined repositories consist of a network of underground tunnels and rooms that are used to house nuclear waste canisters and require the excavation of a large amount of rock; DBD repositories facilitate waste disposal in canisters at greater than one kilometer below the Earth’s surface, whereas mined repositories are usually between 200 meters to one kilometer deep; and DBD allows for the remote handling of nuclear waste, whereas mined repositories require constant human intervention underground.

Currently, there are no operational mined repository facilities for the disposal of HLW or SNF, although certain countries, including Finland, Sweden and France, are in various stages of the development and construction of mined repositories for permanent disposal of their respective nation’s nuclear waste. Thus, above-ground interim storage, which does not provide a permanent disposal solution, effectively is the only waste management solution for HLW and SNF that has been implemented worldwide to date.

While we have successfully completed small-scale-at-depth and full-scale-at-surface feasibility testing, we have not to date conducted full-scale-at-depth demonstrations of our DBD technologies or completed validation of the safety and feasibility of the use of our DBD technologies with HLW and SNF, nor have we entered into any implementation contracts with customers. However, we have commenced designing and planning for construction of an approximately one kilometer deep horizontal borehole repository for such full-scale-at-depth demonstrations (without HLW or SNF). We expect that construction, preparation and initial demonstration will take approximately three years to complete. See “Prospectus Summary—Strategic Relationships and Commercialization Strategy” and “Description of Business—Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative.” We have also manufactured prototypical disposal canisters and tested one of them for corrosion performance and compatibility with the emplacement and retrieval equipment. This limited validation testing will be expanded upon in the non-radioactive, full-scale, at-depth demonstration.

Although our competitors provide nuclear waste disposal consulting services, they do not currently offer implementation support. We have not identified any other market participant currently developing end-to-end or partial solutions for DBD disposal. If other private-sector companies or governmental entities decided to enter the DBD market, we believe that our extensive catalogue of intellectual property rights create formidable protections allowing us to realize a first-mover advantage in the market. However, there can be no assurances that we will in fact realize any such advantage or, even if we realize such advantage, that we will become profitable.

Merger and Private Placement

We were incorporated as Aspen-1 Acquisition Inc. in the State of Delaware on December 10, 2021. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended (the “Exchange Act”)).

Merger

On July 18, 2025, we formed our wholly-owned subsidiary, Deep Isolation Acquisition Corp., a Delaware corporation (“Acquisition Sub”). On July 23, 2025 we and Acquisition Sub entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Deep Isolation. The Merger Agreement and the reverse subsidiary merger and the consummation of the transactions contemplated thereby (the “Merger”) were approved by our stockholders and the holders of a majority of the outstanding Deep Isolation Capital Stock (as defined herein) voting together as a single class. On July 23, 2025 we completed the Merger, as a result of which Acquisition Sub was merged with and into Deep Isolation, with Deep Isolation continuing as the surviving corporation of the Merger and becoming our wholly owned subsidiary.

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Deep Isolation prior to the Merger, in this and all future filings with the SEC.

Private Placement

Concurrently with the consummation of the Merger, the Company also issued and sold 11,012,387 shares of our common stock in the Private Placement at a purchase price of $3.00 per share. We raised approximately $27.7 million of net proceeds from such placement. We anticipate using such proceeds (and, potentially, proceeds from grants or other sources) to pay for the costs of the full-scale demonstration initiative. These costs are estimated to be approximately $8.1 million, $7.4 million and $3.6 million in 2026, 2027 and 2028, respectively. For a description of our demonstration initiative, see “Description of Business—Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative and Development of Generic Safety Case” See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “—the Private Placement” and “—Next Steps.” Any remaining proceeds would be used for general corporate purposes.

In connection with the Private Placement, we also issued to (i) each of the Placement Agents A Warrants to purchase an aggregate of 829,730 shares of our common stock at an exercise price of $3.00 per share and (ii) certain of the Placement Agents B Warrants to purchase an aggregate of $500,000 worth of shares of our common stock at an exercise price of $0.0001 per share. See “Description of the Merger, Private Placement and Related Transactions—The Private Placement.” To the extent we receive cash proceeds upon the exercise of the Placement Agent Warrants, we intend to use any proceeds therefrom for general corporate purposes. There can be no assurance that any Placement Agent Warrants will be exercised, or if exercised, will be exercised for cash.

Summary of Risk Factors Related to Our Business and Industry

Investing in our common stock involves a high degree of risk. The following is a summary of risk factors related to our business and industry, but is not a full statement of all risk factors described in this prospectus relating to an investment in our common stock. Before making an investment decision, please read “Risk Factors” on page 11 of this prospectus.

●	The market for DBD is not yet established and may not develop on the timeline we expect or at all.

●	Our projections for the growth of the total addressable market for nuclear waste disposal are based on a number of assumptions and estimates, some or all of which may prove to be inaccurate or, even if accurate, may not result in the projected results. If demand for our nuclear waste storage and disposal solutions fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.

●	We are subject to extensive laws and regulations relating to various aspects of our business. The nature of our business also requires us to interact with various governmental entities, subjecting us to the policies, priorities, regulations, mandates, and funding levels of such governmental entities, and we may be negatively or positively impacted by any change thereto.

●	We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

●	We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.

●	Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.

●	Our auditor issued a “going concern” opinion in our 2024 financial statements.

●	We operate in an emerging industry, which makes it difficult to evaluate our prospects and the risks and challenges we may encounter.

●	We have limited experience commercializing our products at a large scale and may not be able to do so efficiently, effectively or to nuclear-grade levels of quality assurance.

●	We believe that the likelihood of successfully commercializing our products would be enhanced by a successful completion of our non-radioactive, full-scale, at-depth demonstration facility and a delay in or failure to do so may adversely impact our business and operations. Furthermore, no assurances can be given that, even if successfully completed, our demonstration facility will lead to our business being successful.

●	If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

●	Substantially all of our revenue to date is comprised of government grants and contract awards.

●	Our future revenue plans rely on partnering with governmental entities and strategic partners.

●	Our preferred government contracting model may not be compatible with public-sector procurement, transparency or state-aid rules applicable to many of our target customers.

●	If the U.S. Department of Energy does not accept our UCS under the Amended Standard Contract, our ability to commercialize our integrated storage, transportation and disposal solution in the United States could be materially impaired.

●	A prolonged United States federal government shutdown could materially and adversely affect our business and operations.

●	Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.

●	Our current and future patent applications may not result in issued patents, which would hinder our ability to protect certain of our intellectual property.

●	If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, our ability to develop and commercialize our products and services will be adversely impacted.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our projected results. These projections are subject to numerous uncertainties, many of which are outside of our control.

●	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

●	The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

●	We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

●	Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power and nuclear waste disposal, and increase regulatory requirements and costs that could materially and adversely affect our business.

●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors.

●	Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our and our customers’ ability to raise capital, which could materially and adversely affect our business, financial condition, and results of operations.

●	Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

●	Our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

●	We depend on a limited number of key personnel with specialized expertise, and the loss of such individuals could materially harm our business.

●	Some of our executive officers and key employees have outside management or directorship positions with other companies and may allocate part of their time to these other businesses.

●	We may be unable to adequately control the costs associated with our operations.

●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

●	Current and future geopolitical and macroeconomic events outside of our control could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

●	Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.

●	Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

●	The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.

●	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

●	We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

●	Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

●	Our management as a group has limited experience in operating a publicly traded company.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company until either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

Our principal executive offices are located at 2001 Addison Street, Suite 300, Berkeley, CA 94704. Our telephone number is (509) 943-5222. Our website address is www.deepisolation.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by selling stockholders	Up to an aggregate of 58,506,213 shares of common stock, from time to time (including shares of common stock issuable upon exercise of the Placement Agent Warrants).

Common stock outstanding	57,602,113 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

We may, however, receive up to $2,489,206.67 in aggregate gross proceeds from the exercise of the Placement Agent Warrants, to the extent they are exercised for cash. To the extent we receive cash proceeds upon the exercise of the Placement Agent Warrants, we intend to use any proceeds therefrom for general corporate purposes. There can be no assurance that any Placement Agent Warrants will be exercised or, if exercised, will be exercised for cash.

Offering price	The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share until such time as our common stock is quoted on the OTCQB, or another public trading market for the common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk factors	Investing in our securities involves a high degree of risk. You should read the section titled “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market for our shares	There is not now and never has been any market for our securities and an active market may never develop. We have arranged for a broker-dealer to apply to have our common stock quoted on the OTCQB or another over-the-counter system. In the future, we intend to seek to have the common stock listed on a national securities exchange. However, we may not be successful in having our shares quoted on an over-the-counter market or listed on a national securities exchange.

The number of shares of common stock outstanding is based on an aggregate of 57,602,113 shares outstanding as of February 3, 2026, excluding:

●	996,397 shares of our common stock reserved for issuance upon the exercise of outstanding Placement Agent Warrants; and

●	10,660,271 shares of our common stock reserved for issuance under our 2025 EIP (as defined herein), which includes 5,660,271 shares of our common stock issuable upon the exercise of the Assumed Options (as defined herein).

SUMMARY FINANCIAL DATA

The following tables set forth summary financial data as of, and for the nine months ended, September 30, 2025 and 2024, and as of, and for the years ended, December 31, 2024 and 2023 (in thousands, except share and per share data) and should be read together with our consolidated financial statements and the related notes, as well as the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and related notes. In our opinion, these unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data. Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2025 or any other interim periods or any future year or period. See Unaudited Pro Forma Combined Financial Statements reflecting the effect of the Merger on page F-61.

	Nine Months Ended September 30,		Year Ended	Year Ended
	2025 (unaudited)	2024 (unaudited)	December 31, 2024	December 31, 2023

Revenue	$4,837	$5,491	$7,053	$5,375
Cost of services	(2,118)	(2,851)	(3,665)	(3,068)
Gross profit	2,719	2,640	3,388	2,307
Operating expenses:
Depreciation and amortization expense	88	82	110	104
Selling, general and administrative expenses	5,701	2,952	4,344	5,382
Loss on conversion of SAFE notes	-	-	-	379
Total operating expenses	5,789	3,034	4,454	5,865
Loss from operations	(3,070)	(394)	(1,066)	(3,558)
Other income, net	235	40	73	3
Net loss before income taxes	(2,835)	(354)	(993)	(3,555)
Provision for income taxes	1	1	1	1
Net loss	$(2,836)	$(355)	$(994)	$(3,556)
Other comprehensive income (loss):
Foreign currency translation adjustments	(120)	(51)	(18)	124
Total other comprehensive income (loss)	(120)	(51)	(18)	124
Net loss and other comprehensive loss	$(2,716)	$(304)	$(1,012)	$(3,432)

Net loss per common share – basic and diluted	$(0.06)	$(0.01)	$(0.02)	$(0.09)
Weighted average common shares outstanding - basic and diluted	45,750,667	39,817,959	39,840,144	37,505,303

	September 30, 2025 (unaudited)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$28,209	$2,149	$2,761
Accounts receivable, net of allowance for credit losses	1,515	999	500
Contract assets	141	111	346
Other current assets	1,048	80	31
Total current assets	30,913	3,339	3,638
Property, plant and equipment, net	67	55	84
Intangible assets, net	93	153	233
Finance lease right-of-use assets	12	14	-
Operating lease right-of-use assets	299	387	507
Goodwill	182	182	182
Total assets	$31,566	$4,130	$4,644

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$779	$174	$150
Accrued payroll	345	519	523
Finance lease liabilities, current	3	3	-
Operating lease liabilities, current	122	116	116
Other current liabilities	650	112	254
Total current liabilities	1,899	924	1,043
Finance lease liabilities, net of current portion	9	12	-
Operating lease liabilities, net of current portion	185	277	393
Total liabilities	2,093	1,213	1,436
Commitments and Contingencies (Note 15)
Stockholders’ Equity
Series A Convertible Preferred Stock, par value $0.0001 per share, none, 17,604,052, and 17,604,052 shares authorized, no shares issued and outstanding as of September 30, 2025, December 31, 2024 and December 31, 2023	-	-	-
Series A Prime Convertible Preferred Stock, par value $0.0001 per share, none, 5,148,983, and 5,148,983 shares authorized, no shares issued and outstanding as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively	-	-	-
Common stock, par value $0.0001 per share, 300,000,000, 55,550,158, shares authorized, 57,509,816, 39,901,782, and 39,667,025 shares issued and outstanding as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively	5	-	-
Additional paid-in capital	59,229	29,962	29,241
Accumulated deficit	(30,003)	(27,167)	(26,173)
Accumulated other comprehensive income	242	122	140
Total stockholders’ equity	29,473	2,917	3,208
Total liabilities and stockholders’ equity	$31,566	$4,130	$4,644

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business and Industry

The market for DBD is not yet established and may not develop on the timeline we expect or at all.

The market for DBD has not yet been established. The development of the market is subject to a number of factors, many of which are outside of our control. Challenges that could impact our expectations for the timeline and costs of market development might arise from obtaining federal, state, and local permits and approvals, transportation, threatened litigation, political or host community opposition to proposed DBD repository sites, access to and availability of raw materials, lack of requisite legislative changes where applicable and lack of support or opposition from governmental entities. As a result, the market for DBD and demand for our products and services may not develop on the timeline we expect or at all, which could cause our business and operations to suffer.

In particular, the market for DBD in the United States may never develop due to the current regulatory framework governing the permanent disposal of many types of nuclear waste. Currently, such laws and regulations authorize the U.S. Department of Energy (“DOE”) to oversee the siting, construction and operation of one deep geologic repository for HLW and SNF: the Yucca Mountain site designated pursuant to the Nuclear Waste Policy Act of 1982, as amended (the “NWPA”). Additionally, certain provisions of the NWPA prohibit the DOE from conducting site-specific activities at a repository site other than Yucca Mountain unless authorized by Congress. Congressional enactment of an alternative waste management plan through amendment of the NWPA is central to our ability to conduct permanent disposal activities in the U.S. in the future. If Congressional action is not taken to amend the NPWA, we will be unable to obtain the necessary permits and licenses to provide our DBD solutions to customers in the United States, which would have a material adverse effect on our business, results of operations and financial condition.

Our projections for the growth of the total addressable market for nuclear waste disposal are based on a number of assumptions and estimates, some or all of which may prove to be inaccurate or, even if accurate, may not result in the projected results. If demand for our nuclear waste storage and disposal solutions fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.

Our projections for the growth of the total addressable market over time are based on a number of internal and third-party assumptions and estimates, including, but not limited to, our potential contracted revenue, the number of current and potential customers who have expressed interest in our products and services, assumed nuclear power and nuclear waste generation levels, estimates of prices and production costs for our UCS canisters and the various components of our DBD solution, our ability to leverage our current sales pipeline into implementation contracts, and general market conditions. They are also dependent upon obtaining safety and feasibility validations of our solution and regulatory approvals. See “Description of Business—Total Addressable Market for Nuclear Waste Disposal.”

Additionally, some of our assumptions and estimates are based on the positive outlook for certain industries that will use more energy and require more power generation, including, but not limited to, investments in and increased use of AI, the continued development of datacenters, and the growing global interest in nuclear power generation. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors.

As a result, our projections for the total addressable market may prove to be materially incorrect. Additionally, even if the estimates and assumptions underlying our projections are accurate, the actual total addressable market for nuclear waste disposal may be materially different from the market projected. If demand for our storage and disposal solutions fails to develop sufficiently, our business, operations and reputation could suffer materially, and we would be unable to achieve profitability.

We are subject to extensive laws and regulations relating to various aspects of our business. The nature of our business also requires us to interact with various governmental entities, subjecting us to the policies, priorities, regulations, mandates, and funding levels of such governmental entities, and we may be negatively or positively impacted by any change thereto.

We are, or in the future will be, subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to the possession and disposal of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; and zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We cannot guarantee that our measures to monitor these developments and the time and resources we spend to comply with these laws, regulations and guidelines will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive governmental regulation.

While our DBD solution is designed to meet internationally recognized safety principles for deep geological disposal, much of the existing international regulatory guidance and standards—such as those issued or referenced by the IAEA— have historically been developed with mined repository concepts in mind rather than borehole-based disposal. As a result, regulators in some jurisdictions may lack clear, established guidance for licensing, reviewing or approving DBD facilities.

We may need to expend substantial efforts to comply with any new and evolving laws and regulations applicable to our business, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in laws, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, and other types of regulatory approvals. Similarly, changes in the priorities, mandates and funding levels of the governmental entities with which we interact could impact our relationships with such entities or their attitudes toward or level of support for nuclear power generation and nuclear waste disposal; reduce the amount of funding available for government grants; reduce the number of staff available to review and issue the requisite regulatory approvals, permits and licenses; influence the public’s perception of our company and our industry; and influence decisions by clients, governmental agencies or other industry participants with whom we do business. Any such change thus carries the possibility of reducing demand for our services or increasing our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate whether such changes will occur, when they will occur or if they will impact us.

Failure to comply with these laws applicable to our business and operations, now or in the future, may result in civil and criminal penalties or private lawsuits, or the suspension or revocation of regulatory approvals, which would prevent us from operating our business. With respect to domestic repository sites, we require regulatory approvals, licenses and permits from the NRC and DOE to site, construct and operate these facilities, and we will require similar approvals, licenses and permits from analogous foreign, state and local government entities. Regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities, and may also provide opportunities for third parties to lodge objections or file petitions against the licensing of our facilities. Failure to comply with these laws, obtain the required regulatory approvals, receive exemptions from such regulations, as needed, or defend against any third-party challenges to such approvals could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet commercialization timelines and thereby affect our financial performance and future growth objectives.

Further, as described above and under Item 1. “Business – Regulatory,” we will not be able to seek NRC or DOE approval and licensing of repository sites in the U.S. unless and until Congress amends existing law to authorize the use of alternative nuclear waste management practices other than the mined repository site at Yucca Mountain. There can be no assurance that Congress will take any such action. On an international level, if international regulatory guidance does not evolve, or evolves more slowly than we expect, to explicitly address borehole disposal concepts, national regulators may take a more cautious or extended approach to reviewing DBD proposals, impose additional information requirements or decline to authorize deployment. Such outcomes could delay or prevent international commercialization of our technologies, increase costs, reduce customer confidence or materially and adversely affect our business, results of operations and financial condition.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment. We may be unable to meet the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of such governmental regulation in the future.

Our business could be subject to stringent U.S. export control laws and regulations as well. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to comply with or secure timely U.S. government authorizations under these laws and regulations could have a material adverse effect on us and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows. Moreover, the inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our UCS canisters and DBD solutions outside the United States. For example, if we were unable to obtain or maintain licenses to export nuclear technology or certain hardware to a particular country, we would be effectively prohibited from exporting our technologies to or operating DBD repository sites in that country, which would limit the number of customers to those in the United States and in countries where we are able to secure licenses (or where licenses are not required). Similarly, if export control laws and regulations prevent us from sharing certain export controlled information with suppliers we intend to partner with to operate our business or develop and produce our technologies or repositories, we may not be able to work with our preferred suppliers, which may impact our finances, business plans, and the competitiveness of our product offerings. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our market size.

We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

We are an early-stage company that is not yet profitable, and we expect to continue incurring operating losses in the near-term. During the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately $4.8 million, $7.1 million and $5.4 million in revenue, respectively, and incurred net losses of approximately $(2.8 million), $(1.0 million) and $(3.6 million), respectively, on a consolidated basis. There can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base or entering into implementation contracts, and market acceptance of our UCS canisters or our waste storage and disposal services may never occur. Even if we are successful in generating a broader customer base or promoting market acceptance of our technologies, we may never generate revenue that is significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Furthermore, we may not be able to control overhead expenses even if our operations successfully expand. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings, or even continue our operations.

We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.

Our ability to successfully commercialize our DBD solutions hinges on our ability to reach binding agreements with customers for the implementation of our proprietary nuclear waste disposal technologies. We intend to execute our business plan through our phased sales pipeline approach, which is comprised of four distinct stages of customer engagement: (i) pre-sales, (ii) familiarization, (iii) confidence-building and (iv) product adoption. In a general sense, the first three stages are focused on identifying and then engaging and collaborating with potential customers to introduce them to our solutions and understand each customer’s unique needs. The final stage, product adoption, involves contracting with customers for one or more of our three distinct products and services, which are: (x) strategic appraisal, which involves analysis of the costs and benefits of our DBD solution as compared with other disposal solutions, such as mined repositories, (y) operational planning, which involves the completion of a comprehensive feasibility assessment, including the preparation of a generic design for our deep borehole repositories, an International Atomic Energy Agency (“IAEA”)-compliant economic and strategic business case and a Generic Safety Case, a commercial model for implementation and a roadmap for all work needed to commission and implement our solutions; and (z) implementation, which includes the deployment of an IAEA-compliant disposal or storage system (depending on the customer’s needs) and consultancy services for siting, licensing, construction, hot and cold commissioning, operations, closure, post-closure monitoring and stakeholder engagement. See “Description of Business—Company Overview” for a more fulsome discussion of the three products and services the Company provides.

To date, we have entered into strategic appraisal contracts with various customers and one operational planning contract with one customer. We have not, however, entered into any implementation contract (including as to any storage or disposal). Ultimately, if demonstrations of our DBD technology, safety testing and feasibility assessments are successful, and appropriate regulatory approvals are obtained, we anticipate entering into implementation contracts with many of these customers in the future; however, these existing customer relationships may not result in binding implementation agreements. If we are unable to enter into implementation contracts with potential customers in the near- or medium-term, our planned commercialization of our nuclear waste disposal technologies could be significantly delayed. Such delays would result in delays in revenue generation and could hinder our ability to gain market traction with other potential customers. This could have a material adverse effect on our business, results of operations and financial condition.

Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.

The expected timeline to scale-up and deploy the necessary technological processes for the commercialization of our DBD technologies is also based upon various assumptions and estimates regarding our technology and general market conditions. However, our DBD technologies have not been proven at scale, and our assumptions and estimates, and the data underlying them, may not be correct. Further, the conditions supporting our assumptions or estimates might change at any time, reducing the accuracy of these underlying assumptions. If our assumptions and estimates supporting our expected commercialization timeline prove to be inaccurate or incorrect, we would be delayed in achieving broad market adoption of our technologies, which would harm our business and financial condition.

Among other factors that could affect our commercialization timeline would be delays or failures in our demonstration initiative. Specifically, we believe that a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution will be important to our commercialization strategy and, thus, our commercialization timeline. See “Description of Business—Deep Isolation’s Solution.” Accordingly, we are pursuing a phased, multi-year plan for such a demonstration and will be using proceeds from the Private Placement that followed immediately after the Merger to fund that initiative. See “Description Of The Merger, Private Placement And Related Transactions—Private Placement,” “Description of Business—Demonstration Initiative,” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations,” “—The Private Placement” and “—Next Steps.” No assurances can be given, however, that even if such a demonstration is completed successfully that our commercialization strategy will be successfully implemented.

Our auditor issued a “going concern” opinion in our 2024 financial statements.

Our auditor issued a “going concern” opinion on our financial statements for the fiscal year ended December 31, 2024. As of December 31, 2024, the date of our last audited financial statements, we generated approximately $7.1 million in revenue, and sustained a net loss of $(1.0 million) and had an accumulated deficit of $(27.2 million). Although we believe that our existing cash, together with net proceeds from the Private Placement, will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months, our ability to reach profitability is dependent upon our ability to generate cash from operating activities and to raise additional capital to fund our operations. There can be no assurance that we will be able to become profitable. Our failure to raise additional capital could also have a negative impact on not only our financial condition but also our ability to execute our business plan in the future.

We operate in an emerging industry, which makes it difficult to evaluate our prospects and the risks and challenges we may encounter.

We operate in an emerging industry, which carries related risks. As a result of the evolving nature of the industry and markets in which we operate, including emerging demand for our products and services, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target.

The world’s current nuclear waste management model is limited to two options, above-ground interim storage and geologic repository disposal in the form of mined repositories, each of which are extremely costly and limited in ability to provide a viable, long-term solution to the global nuclear waste disposal problem. Currently, there are no operational mined repository facilities for the disposal of HLW or SNF, although certain countries are in various stages of the development and construction of mined repositories for permanent disposal of their respective nation’s nuclear waste. Thus, above-ground interim storage, which does not provide a permanent disposal solution, effectively is the only current waste management solution for HLW and SNF. While DBD technologies would offer a distinctly different geological repository approach to mined repositories, we are not aware of any other company developing or offering a DBD end-to-end or partial solution and our DBD technology has not been, and may not be, validated or approved for disposal of HLW or SNF.

Additionally, we have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and we may experience expenses, difficulties, complications, delays and other effects caused by known and unknown factors. Thus, our ability to forecast our future results of operations and plan for and model our future growth is limited and subject to a number of uncertainties. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not ultimately receive as a result of unforeseen delays, changed circumstances, or changed market conditions, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently, effectively or to nuclear-grade levels of quality assurance.

We have limited experience commercializing our products and services at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the success of our phased product offering in facilitating adoption of our solutions, including demonstration of the feasibility of DBD, continued testing of our technologies, engagement with key stakeholders and collaboration with leaders in the nuclear energy industry. Commercialization of our operations will also require growth in sales, marketing, training, customer relations and maintenance and servicing operations, including hiring select personnel with the necessary experience and expertise. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

In addition, large-scale commercialization of nuclear waste disposal solutions typically requires the establishment and maintenance of nuclear-grade quality assurance (“QA”) programs, documentation systems and accreditation that meet the expectations of regulators, customers and supply-chain partners. While we work with supply-chain partners that do have such nuclear-grade QA frameworks or accreditations in place, including those commonly expected for the design, manufacture and deployment of nuclear safety-related systems, we have not yet implemented such systems within Deep Isolation. There is no assurance that we will be able to design, implement, maintain or scale nuclear-grade QA systems within Deep Isolation on a timeline, scope or cost profile acceptable to regulators, customers or commercial partners, or that reliance on partner QA systems will be sufficient or acceptable to regulators or customers for all phases of project delivery. If we fail to establish or integrate QA frameworks that meet applicable nuclear industry expectations, customer procurement requirements or regulatory licensing standards, potential customers may decline to enter into implementation contracts, regulators may impose additional conditions or delays on approvals, and delivery partners may limit or withdraw participation in large-scale projects. Any such outcome could delay or prevent commercialization of our technologies, increase costs, expose us to contractual disputes or performance claims, reduce customer confidence in our ability to act as a prime contractor or system integrator and materially and adversely affect our business, results of operations and financial condition.

We believe that the likelihood of successfully commercializing our products would be enhanced by a successful completion of our non-radioactive, full-scale, at-depth demonstration facility and a delay in or failure to do so may adversely impact our business and operations. Furthermore, no assurances can be given that, even if successfully completed, our demonstration facility will lead to our business being successful.

We believe that the likelihood of successfully commercializing our products would be enhanced by a successful completion of our non-radioactive, full-scale, at-depth demonstration facility and a delay in or failure to do so may adversely impact our business and operations. Furthermore, no assurances can be given that, even if successfully completed, our demonstration facility will lead to our business being successful. As noted elsewhere in this prospectus, we plan to demonstrate the feasibility of DBD and continue testing and proving our technologies in order to increase the sales of our products. If the demonstration were to fail, were to take longer than previously expected, construction setbacks were to arise, or any other various problems that could delay our non-radioactive, full-scale, at-depth demonstration were to arise, then the success of our commercialization strategy could be negatively impacted. This could lead to material adverse effects to our business, prospects, financial condition and operations. No assurances can be given, however, that, even if the demonstration is successfully completed on time, our commercialization strategy will be successful in the foreseeable future.

If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

We intend to grow into a company capable of supporting large-scale commercial activities, and we intend to invest significantly in order to do so. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, financial condition and operating results. We expect our expansion to include:

●	scaling from a technology development and advisory-focused organization into a company capable of acting as a prime contractor or system integrator for complex, multi-year nuclear waste storage and disposal projects;

●	launching commercialization of our products and services;

●	forecasting production and revenue;

●	completing the testing, licensing and production of our UCS canisters and DBD technologies;

●	developing the supply chain necessary to supply components for our UCS canisters and components of our DBD solution;

●	developing nuclear-grade delivery capabilities, including program management, quality assurance integration, systems engineering, supply-chain coordination and interference management across multiple contractors and regulatory bodies;

●	entering into relationships with multiple government entities and strategic partners to expand our customer base and facilitate market adoption of our products and services;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	conducting demonstrations;

●	hiring and training new personnel; and

●	expanding and enhancing administrative infrastructure, systems, and processes.

If our operations continue to grow, of which there can be no assurance, we will need to continue to expand our sales and marketing, research and development, commercial strategy, permitting and licensing, products and services, manufacturing, supply and operations functions. These efforts will require us to invest significant financial and other resources. There is no guarantee that we will be able to scale our business as currently planned or within the planned timeframe. The continued expansion of our business may in the future require additional operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities if needed.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, delays in production, challenges in scaling-up operations, and difficulty sourcing adequate raw materials. These difficulties may divert the attention of management and key employees and impact our future financial and operational results. If we are unable to drive commensurate growth, these costs could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.

Substantially all of our revenue to date is comprised of government grants and contract awards.

To date, substantially all of our revenue is comprised of government grants and contract awards from government entities in the U.S. and abroad. If we were to fail to secure additional government grants, contracts or other funding in the future, it would have a material adverse effect on our revenue, cash on hand, and profitability.

Our future revenue plans rely on partnering with governmental entities and strategic partners.

Our largest stream of projected revenue comes from maximizing adoption of our DBD solution for the permanent disposal of nuclear waste by government entities and strategic partners both domestically and abroad. We may be unable to maximize utilization due to a variety of reasons, including a lack of product acceptance in the nuclear waste management industry, political or host community opposition to the siting and construction of DBD repository sites, failure to obtain necessary regulatory approvals and permits, failure to deliver a commercial grade product on a large scale, and the absence of requisite regulatory change in the United States. Our financial projections also anticipate generating revenues from the use of our services and UCS canisters for temporary waste storage and from licensing agreements with commercial operators and government entities for the use of our intellectual property. Our canisters and DBD services are new solutions in the industry and as such, represent an unproven model. If we are unable to realize these sales, our business model and go-to-market strategy will be jeopardized, which could in turn materially adversely affect our future financial and operating results.

Our preferred government contracting model may not be compatible with public-sector procurement, transparency or state-aid rules applicable to many of our target customers.

Our preferred commercial approach is to provide governments and other public-sector entities with a turnkey solution for the storage, transportation and disposal of nuclear waste, including the licensing of proprietary technologies and the integration of multiple delivery partners under a single contractual framework where permitted by applicable law and procurement rules. However, many of our target customers are subject to public-procurement laws, transparency requirements, competitive-bidding obligations, cost-justification standards and, in some jurisdictions, state-aid or subsidy controls.

Although we may seek, where appropriate, to contract on a sole-source or integrated basis, we are also prepared to participate in traditional competitive procurement processes. Nevertheless, applicable procurement and regulatory frameworks may limit the ability of government customers to enter into contracts on the commercial terms we anticipate, including with respect to intellectual property licensing, pricing structure, profit margins, risk allocation among contractors or the scope of integration we are permitted to provide. In some cases, procurement rules may require contract structures or competitive processes that increase complexity, extend timelines or reduce the economic attractiveness of projects.

If we are unable to structure commercial agreements that comply with applicable public-sector procurement and regulatory requirements while remaining economically viable for us, potential customers may delay, restructure or decline to proceed with projects. Procurement constraints may also require us to adapt our preferred commercial model on a jurisdiction-by-jurisdiction basis, incur higher bid and compliance costs, accept lower margins or assume additional execution risk. Any of these outcomes could limit market adoption of our solutions, reduce anticipated revenues and materially and adversely affect our business, results of operations and financial condition.

If the U.S. Department of Energy does not accept our UCS under the Amended Standard Contract, our ability to commercialize our integrated storage, transportation and disposal solution in the United States could be materially impaired.

The commercialization of our technologies in the United States relies in part on the ability of nuclear waste owners to use our UCS for the storage, transportation and eventual disposal of SNF and HLW within the existing contractual framework between utilities and the DOE. Under the DOE’s Amended Standard Contract (“ASC”), utilities are required to use DOE-approved canister systems in order to obtain certain services and cost recovery related to SNF management.

While we believe the UCS offers lifecycle advantages relative to existing canister systems, no waste packaging of any kind (including the UCS) has yet been accepted by the DOE for use under the ASC and no process for applying for such acceptance has yet been announced by the DOE. If the DOE does not approve or accept the UCS under the ASC, utilities may be unable or unwilling to adopt the UCS for storage or transportation purposes, regardless of its technical merits. Failure to obtain DOE acceptance of the UCS under the ASC could materially limit the addressable U.S. market for our integrated storage–transport–disposal offering, reduce customer demand, complicate commercial negotiations, delay or prevent the execution of implementation contracts and adversely affect our revenue prospects, results of operations and financial condition. Even if DOE acceptance is ultimately obtained, the timing, conditions or scope of such acceptance may not align with our commercialization timeline or business model assumptions which in turn could materially and adversely affect our future financial and operating results.

A prolonged United States federal government shutdown could materially and adversely affect our business and operations.

Any disruption in the operations of the U.S. federal government, including as a result of the recent prolonged shutdown or any future temporary or prolonged shutdowns resulting from the failure of Congress and the President to enact appropriations bills, raise the federal debt ceiling or otherwise, could materially and adversely affect our business, operations and financial condition. Recently, from January 31, 2026 to February 3, 2026, the U.S. federal government partially shut down. Additionally, from October 1, 2025 to November 12, 2025, the U.S. federal government shut down, during which time certain regulatory agencies, such as the SEC, furloughed large numbers of employees and stopped routine activities and operations. Additionally, on October 10, 2025, the U.S. federal government implemented substantial layoffs and workforce reductions in connection with the federal government shutdown, which resulted in the suspension or delay of various government-funded programs. Although the recent shutdowns have ended, such shutdowns have resulted, and may continue for a period of time to result, in reduced availability of government services and suspension or delay of activities by key agencies that regulate, provide services to or otherwise interact with our business, including the SEC. As a result, review and approval of our filings could be delayed, and we may be unable to access or rely upon certain government data or systems.

In addition, any future federal government shutdown or prolonged budget negotiation uncertainty may adversely affect the broader U.S. economy, investor confidence and the capital markets. Accordingly, the recent and any future federal government shutdowns, lapse in federal funding or protracted budget impasse could materially and adversely affect our business, prospects, financial condition and operating results.

Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.

Our business model depends on the coordinated performance of multiple third-party partners and suppliers across drilling, engineering, canister manufacturing, transport, surface systems, quality assurance and regulatory support. As a result, successful project delivery depends not only on the individual performance of our partners, but also on our ability to integrate their systems, processes, schedules, pricing structures and quality programs into a single, coherent delivery framework acceptable to customers and regulators.

We rely heavily upon our relationship with NAC International and our relationships with other of our investors and strategic partners to commercialize our technologies. As described more fully herein, we have entered into a long-term commercial partnership with NAC International and have granted them certain rights with respect to the development and commercialization of our UCS canisters and related technology, including certain rights with respect to the design, licensing approval, manufacture and supply of such canisters and related technologies. Similarly, as described further herein, we have entered into certain agreements with SIMCO, a subsidiary of Bechtel, for mentoring services in connection with our provision of scopes of work at the WIPP (as defined herein); with Navarro to jointly demonstrate the feasibility of our solutions for disposal of nuclear waste domestically and abroad; with the Nuclear Advanced Manufacturing Research Centre (the “Nuclear AMRC”) for certain development, manufacturing, testing and support activities related to our UCS canisters; with Amentum for collaboration on the commercialization of our waste disposal technologies; and with Dominion Engineering for certain services in the sales, development and deployment of our technologies.

If we are unable to effectively integrate our partners’ activities, interfaces and responsibilities, projects may experience cost overruns, schedule delays, quality issues or regulatory complications, even if each partner performs adequately within its own scope. In addition, failure to demonstrate effective integration and pricing transparency across our supply chain could make it more difficult to justify sole-source procurement or other contracting approaches commonly required by government customers.

Our strategic partners may have interests that diverge from our interests, which may hinder the success of our partnerships and the realization of the benefits of such partnerships. If we lose our agreements with strategic partners or fail to maintain relationships with them, we may need to engage new contractors and partners who may have less experience in the development and commercialization of nuclear waste disposal solutions. Replacing or onboarding new partners could require significant time, expense and management attention, and may require requalification of suppliers, renegotiation of contracts, or reassessment by regulators or customers. Any failure to manage these integration challenges could delay or prevent project execution, reduce customer confidence and materially and adversely affect our business, financial condition and results of operations. This could substantially hinder our ability to expand acceptance of our technologies and could affect our business and our prospects.

We may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. Our strategic partnerships allow us to draw from the extensive industry knowledge and expertise of our partners; however, there can be no assurance that our partnerships will continue on favorable or acceptable terms in the future or that they will result in the successful development and deployment of our nuclear waste disposal solutions and other expected benefits.

Our current and future patent applications may not result in issued patents, which would hinder our ability to protect certain of our intellectual property.

Our ability to obtain and enforce patent protection for our proprietary technologies is critical to our business. We have an extensive portfolio of intellectual property, including 91 patents issued to date and 48 additional patents for which our applications are pending. Our current applications and any future applications may not result in issued patents, given the complexity of questions around patentability and the large number of patents and patent applications in related fields. Failure to obtain additional patent protection in connection with currently pending or future patent applications may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, our ability to develop and commercialize products will be adversely impacted.

Our success, in large part, depends on our ability to protect and maintain the proprietary nature of our technology. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks and trade secret laws in the United States and other jurisdictions, as well as commercial agreements, such as confidentiality agreements, assignment agreements and license agreements to establish, maintain and enforce rights associated with our proprietary technologies.

Our existing, issued patents may be contested, challenged, circumvented, invalidated or limited in scope in the future. The rights granted under our issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of our existing patents and any patents that issue from our currently pending or any future patent applications may be narrowed in scope during prosecution, challenged as invalid, or may simply not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours (for example, if competitors can “design around” our patents). The Company cannot assure you that its means of protecting its proprietary rights will suffice in affording the desired protection.

We also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop our business and competitive position. We may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how or information that we consider to be confidential by our contractual counterparties, despite our efforts. If any of the suppliers, subcontractors, venture partners, employees or consultants, or other third parties with whom we do business or otherwise collaborate breach or violate the terms of any of our agreements, we may not have adequate remedies for any such breach or violation, and we could lose the protections afforded by our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, our trade secrets could become known or be independently discovered by potential or existing competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those with whom they communicate, from using that technology or information to compete with us.

We do not have worldwide patent rights for our proprietary technologies because worldwide patent or “international patent rights” currently do not exist. We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection.

Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We are a nuclear waste management company, with limited experience commercializing our products and services. The projected financial and operating information appearing elsewhere in this prospectus reflects estimates of future performance and is based on multiple financial, technical, and operational assumptions, including the level of demand for our nuclear waste disposal solutions, the performance of our UCS canisters and DBD repositories, the useable life of the UCS canisters, cost of manufacturing, cost of components and availability of adequate supply, the nature and length of the sales cycle, and the costs of maintaining and operating DBD repositories. However, given our limited commercial experience and the fact that many of the factors on which these assumptions are based are outside of our control, it is possible that many of these assumptions will prove incorrect. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements.” Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of other factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	the contractual terms of our agreements with strategic partners and customers;

●	whether we can manage relationships with key suppliers and partners;

●	the timing and costs of the required marketing and promotional efforts;

●	whether countries with existing or planned nuclear power generation will adopt our technologies for the permanent disposal their nuclear waste inventories;

●	the success of pre-commercialization testing of our technology;

●	our ability to support large-scale commercial operations;

●	competition, including from future competitors;

●	our ability to retain existing key management, to attract additional leaders as needed, to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	demand for nuclear power;

●	regulatory, legislative, and political changes; and

●	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could cause us to fail to meet our operating and financial projections and could materially and adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including any existing and potential competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer or sell our DBD solutions, UCS canisters and related equipment, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights. Companies, organizations or individuals, including any existing and future competitors, may also seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if it is determined that we have infringed a third party’s intellectual property rights, we may be required to do, among other things, one or more of the following: (i) cease making, using, offering to sell, selling or importing our products and services that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results, and financial condition could be materially adversely affected. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license the patents and intellectual property of third parties and anticipate continuing to do so in the future, and we may face claims that the use of this intellectual property infringes the rights of other third parties. Our rights to indemnification or damages under our license contracts may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation and other factors.

Additionally, our confidentiality and intellectual property assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. Those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances where we are unable to negotiate for such ownership rights or where others misappropriate those rights.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits to customers of our products could be supplanted by other technologies or solutions or potential competitors’ products that address the need for permanent nuclear waste disposal in a more effective way. We cannot be sure that alternative technologies or improvements to nuclear waste management solutions will not match or exceed the benefits of or be more cost effective than our products and services.

In addition, as awareness of and interest in DBD grows, governments, waste management organizations, national laboratories or state-owned enterprises may seek to develop or deploy DBD solutions independently, including through internally developed programs or through engagement with new market entrants. Such “do-it-yourself” approaches or alternative DBD implementations could reduce demand for our proprietary solutions, give rise to disputes or claims regarding the scope, validity or infringement of our intellectual property, diminish our ability to capture the commercial value of our early technical leadership, and erode the competitive advantage associated with our first-mover position.

The development of any alternative technology that can compete with or supplant our products and services may materially and adversely affect our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and result in the loss of competitiveness of our product offerings, decreased revenue and a loss of actual or projected market share.

Because our business strategy involves significant upfront investment in demonstration, safety case development, regulatory engagement and market education, competitors or government entities may be able to benefit from the maturation of the DBD concept without bearing comparable costs. If we are unable to convert our technical leadership and intellectual property into defensible commercial positions and binding implementation contracts, our long-term growth prospects and returns on investment could be materially and adversely affected.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

The risks associated with radioactive materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors, which could in turn reduce the amount of nuclear waste generated and the demand for nuclear waste management solutions. Thus, adverse public reaction to developments in the use of nuclear power could directly affect our customers and our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. For example, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, under which all remaining nuclear power plants in Germany were shut down in April 2023, and in the U.S., the development of the Yucca Mountain disposal site has been effectively abandoned due to negative public perception and political opposition. Adverse public reaction could also lead to increased regulation or limitations on the activities of nuclear power producers, more onerous operating requirements or other conditions that could materially reduce the generation of nuclear power, thereby reducing demand for our services and materially adversely impacting our business.

Accidents involving nuclear power facilities, including, but not limited to, events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power and nuclear waste disposal, and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and expected demand for our technologies could suffer, which could materially and adversely affect our business and operations.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. The level and timing of future expenditures will depend on a number of factors, many of which are outside our control. We expect that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our technologies on a large scale, coupled with the fact that our products represent a new product category in the nuclear waste management market, means we have limited historical data on the demand for our products and services. In addition, we expect that our level of capital expenditures will be significantly affected by customer demand for our proprietary solutions. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance all or a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all, or that such funds, if raised, would be sufficient.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or incur indebtedness. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing shareholders. These circumstances could materially and adversely affect our future financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our shareholders. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. If we cannot raise additional funds when we need or want them, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying candidates for acquisitions, strategic partnerships and joint ventures. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful or otherwise generate the financial results we expect, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

Our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

Our management will have broad discretion in making strategic decisions to execute our growth plans and may devote time and company resources to new or expanded products or services, potential acquisitions, prospective customers or other initiatives that do not necessarily improve our operating results or contribute to our growth. Management’s failure to make strategic decisions that are ultimately accretive to our growth may result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of the common stock to decline.

We depend on a limited number of key personnel with specialized expertise, and the loss of such individuals could materially harm our business.

Our success depends to a significant extent on the continued service and performance of a limited number of key employees, including senior management and other personnel with specialized expertise in nuclear waste management, regulatory engagement, safety case development, engineering integration and project execution. These individuals possess highly specialized skills, experience and institutional knowledge that are difficult to replace, particularly given the technical, regulatory and first-of-a-kind nature of our business.

Competition for experienced personnel in the nuclear, energy and advanced technology sectors is intense, and we may be unable to retain our key employees or attract suitable replacements on acceptable terms or within acceptable timeframes. In addition, much of our progress depends on tacit knowledge, external relationships and continuity of leadership that may not be fully documented or transferable.

If one or more of our key personnel were to depart, become unavailable or be unable to continue in their current roles, and we are unable to replace them or transition responsibilities effectively, we could experience delays in execution, loss of strategic momentum, reduced credibility with customers, regulators and partners, and disruption to critical programs. Any of these outcomes could materially and adversely affect our business, results of operations and financial condition.

Some of our executive officers and key advisors have outside management or directorship positions with other companies and may allocate part of their time to these other businesses.

Some of our executive officers have outside management or directorship positions with other companies and may allocate part of their time to these other businesses. For example, Chris Parker, who serves as the Company’s Chief Commercialization Officer and the Managing Director of the Company’s wholly owned subsidiary, Deep Isolation EMEA Limited (“Deep Isolation EMEA”) on a full-time basis, also serves as a director of CS Transform Limited (“CST”), a small, private company domiciled in the UK that in May 2021 transferred all of its employees, including Mr. Parker, to Deep Isolation EMEA. During fiscal year 2025, Mr. Parker spent an aggregate of approximately 44.75 hours supporting CST. Additionally, Elizabeth Muller, who serves as the Chair of our board of directors and a part-time Executive Advisor, also serves as the CEO of Deep Fission, Inc. (“Deep Fission”), which is a nuclear energy company and a customer of Deep Isolation. Also, Leslie Goldman Tepper and Jonathon Angell, both members of our board of directors, are directors of Deep Fission. See the section titled “Certain Relationships and Related Party Transactions—Related Party Transactions with Deep Fission” in this prospectus.

These individuals, and others who may in the future have outside management or directorship positions with other companies, may allocate their time between the affairs of the Company and the affairs of other companies. This situation presents the potential for conflicts of interest in determining the respective percentages of their time to be devoted to the Company and other companies. If the responsibilities of our executive officers and key advisors or employees to other companies require members of our management team to devote more substantial amounts of time to the affairs of other companies in the future, it would limit their ability to devote sufficient time to the Company and could have a negative impact on our business.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our UCS canisters, research and development, production, operations and maintenance of temporary waste storage sites or DBD repositories and building our brand and partnerships. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation expenses, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs for the siting, construction, operation and maintenance of temporary storage and permanent disposal sites. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our products and services to meet projected performance metrics and regulatory requirements and to achieve market acceptance of our solutions, but also to sell, whether outright or through licensing agreements, our products at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and operate our solutions in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We maintain various information technology systems and procedures to protect our trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and operating activities, and to restrict unauthorized access to the dissemination of our proprietary information. However, internal and external data security threats cannot be mitigated entirely. For example, current, departing or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain or misappropriate our proprietary information or otherwise interrupt our business. Additionally, members of our management team work remotely, which could have the effect of increasing the likelihood of cybersecurity breaches. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we believe that we devote appropriate resources to the security of our information technology systems. However, we cannot assure you that our efforts will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

In addition, our operations could be disrupted by events unrelated to malicious activity, including failures of third-party service providers, cloud-based systems outages, natural disasters, pandemics or other public-health emergencies, geopolitical events or the loss of access to critical facilities, data or personnel. Because we rely on a relatively small organization and a distributed operating model, such disruptions could have a disproportionate impact on our ability to operate effectively.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price. If we are unable to recover systems, data or operations in a timely manner following a disruption, we may experience extended delays in execution, missed milestones, loss of customer or partner confidence or reputational harm. Any such prolonged interruption could materially and adversely affect our business, results of operations and financial condition.

Current and future geopolitical and macroeconomic events outside of our control could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

We face risks related to geopolitical events, international hostility, epidemics, outbreaks and other macroeconomic events that are outside of our control. The occurrence of certain geopolitical events, including those arising from terrorist activity, international hostility, public health crises and the economic impact of global trade tensions, could significantly disrupt our business and operational plans and adversely affect our results of operations, cash flows, financial condition and liquidity. For instance, the ongoing conflicts in the Middle East and between Russia and Ukraine have and may continue to cause geopolitical instability and adverse effects on the global economy, supply chains and specific markets and industries. Although we are not able to enumerate all potential risks to our business resulting from these and other similar events, we believe that such risks include, but are not limited to, the following:

●	disruption to our supply chain for materials essential to our business, including restrictions on importing and exporting products;

●	customers, suppliers and other third parties asserting that their non-performance under our contracts with them is permitted as a result of force majeure or other reasons;

●	cybersecurity attacks, particularly as digital technologies may become more vulnerable and experience a higher rate of cyberattacks in the current environment of remote connectivity;

●	any reductions of our workforce to adjust to market conditions, including severance payments, retention issues and possible inability to hire employees when market conditions improve;

●	logistical challenges, including those resulting from border closures and travel restrictions, as well as the possibility that our ability to achieve commercialization of our operations may be interrupted, limited or curtailed;

●	economic, political and regulatory conditions domestically and internationally, including imposition of tariffs or other tax incentives or disincentives;

●	effects of sanctions and other penalties imposed on foreign countries by the U.S., the European Union and other countries; and

●	the possibility of a structural shift in the global economy and the demand for nuclear power due to any widespread changes in attitudes toward climate change or in connection with a global recession or depression.

We cannot reasonably estimate the period of time that these conditions will persist; the full extent of the impact they will have on our business, results of operations, cash flows, financial condition and liquidity; or the pace or extent of any subsequent recovery.

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, fluctuations in interest rates, fluctuations in exchange rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions.

Our business model is dependent on government entities and companies around the world adopting and entering into contracts for the implementation for our technologies and services. Adverse national and international economic conditions may reduce the future availability of funding counterparties have to spend on our services, which would negatively impact our revenues and our ability to commercialize our operations. Such conditions could also make it difficult or impossible for us to secure financing on acceptable terms or at all, and could materially increase the cost of our operations. Our cost estimates and assumptions are also sensitive to macroeconomic factors, and their accuracy could likely be impacted by unanticipated changes in such factors. It is not possible to accurately predict all of the potential adverse impacts on the Company, if any, of current and future economic conditions on its financial condition, operating results and cash flow; however, any of these macroeconomic conditions could negatively impact our strategic partners, suppliers, customers and the industry as a whole, which could materially affect our business, financial condition, and results of operations.

Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

We plan to rely on global supply chains to source components and materials essential for our business, including for our UCS canisters, casings used to line our deep borehole repositories and other related equipment. The imposition of new or increased tariffs, trade restrictions, or other changes in trade policy by the United States or other countries could increase our costs of materials and components, require us to find additional or alternative suppliers, or force adjustments to our pricing structure and capital budget. These changes could reduce our profit margins, may impact our licenses or may require additional regulatory approval, or could otherwise disrupt our business operations. In particular, recent global trade tensions and policy shifts have created an unpredictable environment for businesses operating across international borders. Changes in trade agreements, sanctions, export controls, and customs regulations may limit our ability to source materials from certain countries or entities, potentially forcing rapid and costly adjustments to our supply chain. Trade policies can change with limited notice, making long-term planning difficult and increasing operational costs. Any significant disruption to our supply chain resulting from tariffs or trade policy changes could have a material adverse effect on our business, financial condition, and ability to meet projected deadlines and milestones.

The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.

Our operations, and those of our value chain, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other natural disasters and catastrophic events. Climate change is expected to increase the frequency and intensity of certain such events, as well as contribute to chronic changes (such as in weather patterns or water levels) that may result in various adverse impacts. Even if these events do not directly impact us or our value chain, they may indirectly impact us and our value chain through increased insurance, energy, or other costs. In addition, although the ongoing transition to non-carbon-based energy is creating significant opportunities for us and parts of our value chain, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. Claims made or threatened by our suppliers, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

We have direct and indirect interactions with foreign officials, including in furtherance of sales to governmental entities in foreign countries. We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of our employees or these third-parties, even if we do not explicitly authorize or have actual knowledge of such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Our management as a group has limited experience in operating a publicly traded company.

Our management team may not successfully or effectively manage operating as a public company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Our executive officers as a group have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws applicable to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could have a material adverse effect on our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Risks Related to Ownership of Our Common Stock

The shares of our common stock being offered in this prospectus represent a substantial percentage of the outstanding shares of our common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the common stock to decline significantly.

Under this prospectus, the selling stockholders can resell up to 58,506,213 shares of the Company’s common stock, assuming full exercises of the Placement Agent Warrants (as defined herein). The securities being offered pursuant to this prospectus represent approximately 84.5% of the Company’s fully diluted common stock outstanding as of February 3, 2026, after giving effect to the exercise of the Placement Agent Warrants, all outstanding Assumed Options (as defined herein) and options available for issuance pursuant to our 2025 EIP (as defined herein). The sale of such securities in the public market by the selling securityholders, or the expected or potential resale, of all or a substantial number of shares of our common stock in the public market could increase the volatility and/or adversely affect the market price for our common stock and make it more difficult for other shareholders to sell their holdings at times and prices that they determine are appropriate. Furthermore, we expect that, because all of the outstanding shares of our common stock are being registered pursuant to the registration statement of which this prospectus forms a part, the selling securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, because an active trading market for the Company’s securities does not currently exist and may not develop for a significant period after the effectiveness of this registration statement, if at all, the adverse market and price pressures resulting from an offering pursuant to this registration statement may continue for an extended period of time. A decline in the market price of our securities could both adversely affect securityholders’ ability to sell securities and the Company’s ability to issue additional securities to raise additional capital. However, we are unable to predict the actual effect that such sales will have on the prevailing market price of the Company’s common stock.

The shares of common stock issued in the Merger and the Private Placement are “restricted securities” and, as such, may not be sold except in limited circumstances.

As of the closing of the Merger and the Private Placement, no shares of common stock have been registered under the Securities Act or registered or qualified under any state securities laws. The offer and sale of the shares of common stock issued in the Merger and the Private Placement was made in reliance on exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must, therefore, be held indefinitely unless their offer and sale is registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The book-entry accounts representing the shares of common stock issued in the Merger and the Private Placement reflect their restricted status.

While we are registering the resale of the shares of common stock issued in the Merger and the Private Placement, in this registration statement, there can be no assurance, however, that the SEC will declare this registration statement effective, thereby enabling the shares of common stock issued in the Merger or the Private Placement to be freely tradable. The failure to obtain such effectiveness may also require us to pay liquidated damages under the terms of a Registration Rights Agreement. See “Risk Factors—If the Registration Statement is not effective before March 31, 2026, we would be required to pay liquidated damages, which would reduce the amount that we would have to invest in our operations” and “Shares Eligible for Future Sale—Registration Rights.”

In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of our “Super 8-K” on July 28, 2025. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on the book-entry accounts representing the shares of common stock issued in the Merger and the Private Placement cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our common stock may be volatile and could decline significantly following any listing or quotation, if any.

The quotation systems, including the OTCQB, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock following the Merger, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, if we are admitted for quotation, or following any potential listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or our industry;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	changes in accounting principles, policies and guidelines.

In addition, as a company operating in the nuclear energy and nuclear waste management sector, our stock price and market capitalization may be particularly sensitive to changes in sector-wide investor sentiment, regardless of our actual operating performance or progress. Such sentiment may be influenced by factors beyond our control, including nuclear incidents or accidents anywhere in the world, shifts in public or political attitudes toward nuclear technologies, negative developments affecting other nuclear or advanced-energy companies, or broader market dislocations affecting early-stage or pre-commercial technology companies. Market volatility or negative sentiment affecting the nuclear sector or comparable companies could reduce liquidity in our shares, depress our stock price, increase our cost of capital, or impair our ability to raise additional funds on acceptable terms, even if our business fundamentals, technical progress or long-term prospects remain unchanged. Any such effects could materially and adversely affect our financial condition and strategic flexibility.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock,” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because the Merger was a reverse merger, the registration statement we file with respect to the shares of common stock received by investors in the Merger might be subject to heightened scrutiny by the SEC, and we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of common stock pursuant to Rule 144, and the SEC may subject the registration statement we file with respect to the shares of common stock received by investors in the Merger and the Private Placement to heightened scrutiny. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future.

As a result of the consummation of the Merger, we are now obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

Following the consummation of the Merger, we became a public company and are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on our annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal controls and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	exemption from the requirement that our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of the Merger. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of this Merger.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, to the extent that such a market develops, and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Our restated certificate of incorporation and restated bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum for: (a) any derivative action or proceeding as to which the Delaware General Corporation Law (the “DGCL”) confers jurisdiction upon the Court of Chancery; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders in such capacity; (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the restated certificate of incorporation or the Company’s restated bylaws (as each may be amended from time to time); or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Securities Act, nor will such provisions apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated certificate of incorporation provides that certain claims must be brought in the Court of Chancery, to the extent the subject matter of such claims is within the scope of clauses (a)-(d) enumerated above; however, our restated certificate of incorporation does not mandate that other types of claims, including Securities Act claims, be brought in the Court of Chancery or in state or federal courts located within the State of Delaware.

Furthermore, while the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, although our restated certificate of incorporation does not mandate that such actions be brought in a federal court located within the State of Delaware. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability, or make it more costly, to bring a claim of the type enumerated in clauses (a)-(d) above in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws that became effective upon completion of the Merger contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of a majority of our stockholders;

●	require majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTCQB, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

DESCRIPTION OF THE MERGER, PRIVATE PLACEMENT AND RELATED TRANSACTIONS

Merger

On July 23, 2025, the Company, Acquisition Sub and Deep Isolation entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on July 23, 2025 (the “Closing Date”), Acquisition Sub merged with and into Deep Isolation, with Deep Isolation continuing as the surviving corporation and as our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Deep Isolation. At the time the certificate of merger effectuating the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each share of (i) Deep Isolation common stock (the “Deep Isolation Common Stock”), Deep Isolation Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), Deep Isolation Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), Deep Isolation Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), Deep Isolation Series A Prime-1 Preferred Stock (the “Series A Prime-1 Preferred Stock”) and Deep Isolation Series A Prime-2 Preferred Stock (the “Series A Prime-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series A Prime-1 Preferred Stock, the “Deep Isolation Preferred Stock”; the Deep Isolation Preferred Stock, together with the Deep Isolation Common Stock, are referred to herein as the “Deep Isolation Capital Stock”) issued and outstanding immediately prior to the Effective Time was converted into the right to receive 25.837283 shares of our common stock (the “Conversion Ratio”), rounded to the nearest whole share.

In connection with the consummation of the Transactions (as defined herein), the Deep Isolation board of directors approved the accelerated vesting of all options to purchase Deep Isolation Common Stock that were issued under Deep Isolation’s 2018 Equity Incentive Plan (the “2018 EIP”) and remained outstanding (the “2018 EIP Options”), as of immediately prior to the Effective Time. Effective immediately prior to the Effective Time, certain holders of 2018 EIP Options elected to exercise options to purchase an aggregate of 73,284 shares of Deep Isolation Common Stock, and such shares were converted into an aggregate of 1,893,459 shares of our common stock.

The 2018 EIP Options that remained outstanding and unexercised immediately prior to the Effective Time were assumed by the Company, and the number of shares subject to such options were multiplied by the Conversion Ratio (rounded to the nearest whole share, with five tenths (0.5) of a share rounded up), with the exercise price per share of each such assumed option being equal to the exercise price of the option immediately prior to the Effective Time divided by the Conversion Ratio (rounded up to the nearest whole cent) (such options being referred to herein as the “Assumed Options”). On an as-converted basis, the Assumed Options constitute options to purchase an aggregate of 5,752,566 shares of our common stock. The maximum number of shares of our common stock issued to (or in the case of the Assumed Options, reserved for issuance to) the former holders of Deep Isolation’s Capital Stock was equal to 49,999,995 after adjustments due to rounding for fractional shares.

Immediately prior to the Effective Time, an aggregate of 2,833,333 shares of Company common stock (out of the 5,000,000 shares then issued and outstanding) owned by stockholders of our predecessor, Aspen, prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”), resulting in 2,166,667 shares of Company common stock held by such stockholders immediately after the Merger (the “Retained Pre-Merger Shares”). See “Description of Capital Stock” below for more information.

The issuance of shares of our common stock to Deep Isolation’s former security holders are collectively referred to as the “Share Conversion.” On the Closing Date, we also issued 83,333 shares of our Common Stock (the “Advisor Shares”) to Mr. Ali Kashani in consideration for services rendered in connection with the Merger.

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

Pursuant to the Merger Agreement, we approved and adopted the 2025 Equity Incentive Plan (the “2025 EIP”) and reserved 10,752,566 shares of the Company’s common stock for future issuance in connection therewith, 5,752,566 of which were issuable upon the exercise of the Assumed Options and the remainder of which were reserved for future issuances of incentive awards under the 2025 EIP at the discretion of our board to officers, key employees, consultants and directors. After the Merger, Private Placement and Related Transactions, we issued an additional 92,295 shares upon exercise of options, so that as of February 3, 2026, 10,660,271 2025 EIP Option Shares were reserved for future issuances of awards under the 2025 EIP. For a description of the 2025 EIP, see “Compensation of Directors and Executive Officers—Description of the 2025 Equity Incentive Plan.” As a condition to the closing of the Merger, on July 23, 2025 we entered into indemnity agreements with our former officers and directors (the “Pre-Merger Indemnity Agreements”), pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions, and we have entered into indemnity agreements with each of our current directors and executive officers. We have also entered into employment agreements with each of the Company’s President and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Commercialization Officer, Chief of Staff and Corporate Secretary, Executive Vice President of Engineering and the President of Freestone. See “Compensation of Directors and Executive Officers—Executive Compensation Arrangements.”

The Merger was treated as a recapitalization and reverse acquisition by DI Nuclear for financial reporting purposes. Deep Isolation is considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger will be replaced with the historical financial statements of Deep Isolation before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The offers and sales of shares of the Company’s common stock issued pursuant to the Share Conversion, the Retained Pre-Merger Shares and the Advisor Shares issued on the Closing Date were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC thereunder. These shares of the Company’s common stock may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer as described below under “Shares Eligible for Future Sales.”

The Private Placement

Immediately following the Effective Time of the Merger, we sold 11,012,387 shares of our common stock in the Private Placement pursuant to Subscription Agreements by and between the Company and the purchasers of common stock (collectively, the “Subscription Agreement”) at a purchase price of $3.00 per share (the “Private Placement Price”). The Private Placement and the Merger together are referred to herein as the “Transactions.”

The aggregate gross proceeds from the Private Placement were approximately $33.0 million (before deducting repayment of the Promissory Note in the amount of $100,000, as described below, and Placement Agent fees and expenses of the Private Placement, which were approximately $4.2 million).

The Private Placement, including the grant of the Placement Agent Warrants, was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The common stock issued in the Private Placement was sold to “accredited investors,” as defined in Regulation D and fewer than 35 non-accredited “purchasers” (as defined in Rule 501 under the Securities Act) who are sophisticated within the meaning of Rule 506(b) of Regulation D. The Private Placement was conducted by the Placement Agents (as defined below) on a “reasonable best efforts” basis.

In connection with the Private Placement and subject to the closing of the Private Placement, we agreed to pay the placement agents, Seaport Global Securities LLC (“Seaport”), The Benchmark Company, LLC (“Benchmark”), Dinosaur Financial Group (“Dinosaur”), Network 1 Financial Securities, Inc. (“Network 1”) and Phoenix Financial Services (“Phoenix,” and together with Seaport, Benchmark, Dinosaur, and Network 1, the “Placement Agents”), each a U.S. registered broker-dealer, a cash placement fee (the “Cash Fee”) as follows: (a) with respect to Seaport, Dinosaur and Network 1, a Cash Fee of 10% of the gross proceeds raised from investors in the Private Placement introduced by each such Placement Agent, excluding existing officers, directors and stockholders of Deep Isolation and their respective friends and family who participated in the Private Placement (the “Deep Isolation Investors”) (or in certain cases a fee of 4% of gross proceeds raised from such Deep Isolation Investors), (b) with respect to Phoenix, a Cash Fee of 8% of the gross proceeds raised from investors in the Private Placement introduced by Phoenix, excluding Deep Isolation Investors and (c) with respect to Benchmark, a Cash Fee of 10% of the gross proceeds raised from investors in the Private Placement introduced by Benchmark (or a fee of 4% of gross proceeds raised from Deep Isolation Investors) and a Cash Fee of 2% of the gross proceeds raised from investors in the Private Placement introduced by Phoenix, excluding Deep Isolation Investors. We also agreed to issue to (a) each of the Placement Agents warrants to purchase a number of shares of our common stock equal to 8% of the number of shares of Company common stock sold in the Private Placement to investors introduced by such Placement Agent (excluding sales to the Deep Isolation Investors), with a term expiring upon the first to occur of the fifth anniversary of the Effective Time and three years after the Company common stock is first listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”) and an exercise price of $3.00 per share, subject to adjustment (the “A Warrants”) and (b) certain of the Placement Agents warrants to purchase an aggregate amount of $500,000 shares of our common stock at a price of $0.0001 per share (the “B Warrants” and together with the A Warrants, the “Placement Agent Warrants”). Additionally, we agreed to pay to Maxim Group LLC (“Maxim”), on behalf of the Placement Agents, a reallowance fee consisting of a cash fee and A Warrants with an aggregate value equal to 60% of the commission due to Seaport and Benchmark on the sale of our common stock to an affiliate of Maxim. We also agreed to reimburse the Placements Agents for certain expenses incurred in connection with the Private Placement.

As a result of the foregoing, we paid the Placement Agents an aggregate Cash Fee of $3,143,387 and issued to them Placement Agent Warrants to purchase an aggregate of 996,397 shares of our common stock, subject to adjustment. We have also reimbursed the Placement Agents for an aggregate of approximately $14,000 of expenses incurred in connection with the Private Placement.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

Additionally, in connection with the Transactions and subject to the closing of the Transactions, we agreed to reimburse Mr. Mark Tompkins, former director of Aspen, for certain fees and expenses of Aspen advanced by Mr. Tompkins in connection with the Transactions and up to $100,000 as evidenced by a promissory note, dated December 10, 2021, by and between Aspen and Mr. Tompkins, as amended from time to time (as amended, the “Promissory Note”) at the closing of the Private Placement from the proceeds thereof. The Promissory Note was issued by Aspen to Mr. Tompkins in connection with advances made in connection with costs incurred by Aspen. Upon the closing of the Private Placement, we repaid $100,000 of the principal amount of such Promissory Note; the remaining principal amount of $67,025 was forfeited and the Promissory Note was cancelled.

We expect to use the remainder of the net proceeds of the Private Placement to fund the full-scale-at-depth demonstration of our DBD technologies, and for general corporate purposes.

Registration Rights

In connection with the Merger and the closing of the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we agreed that promptly, but no later than 45 calendar days after the date of filing of the Current Report on Form 8-K related to the transactions, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering sale, transfer or disposition of (i) the shares of our common stock issued in the Private Placement; (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of common stock issued in exchange for all of the equity securities (including 2018 EIP Options, to the extent exercised as of immediately prior to the Effective Time) of Deep Isolation that were outstanding immediately prior to the Closing; (iv) the Retained Pre-Merger Shares; and (v) the Advisor Shares ((i)-(v) collectively, the “Registrable Shares”), subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the Registrable Shares required to be included in the Registration Statement under applicable SEC rules and regulations. For a description of the Registration Rights Agreement and our obligations under it, please refer to “Shares Eligible for Future Sale — Registration Rights.” See also “Risk Factors—If the Registration Statement is not effective before March 31, 2026, we would be required to pay liquidated damages, which would reduce the amount that we would have to invest in our operations.”

Deep Isolation’s 2018 EIP and Outstanding Awards Thereunder

Pursuant to the Merger Agreement and upon the closing of the Merger, we assumed the Assumed Options. The exercise price per share of each Assumed Option is equal to the exercise price of the option immediately prior to the Effective Time divided by the Conversion Ratio (rounded up to the nearest whole cent). Each Assumed Option shall otherwise be subject to the terms and conditions of the 2025 EIP, and DI Nuclear’s board or a committee thereof shall succeed to the authority and responsibility of Deep Isolation’s board of directors or any committee thereof with respect to each Assumed Option. In connection with the Merger, Deep Isolation’s board of directors terminated the 2018 EIP, effective as of the Effective Time and subject to approval of the 2025 EIP by our board of directors and stockholders and our assumption of the Assumed Options. No additional awards will be issued under the 2018 EIP. See “Compensation of Directors and Executive Officers” below for more information about the 2018 EIP and the Assumed Options.

Our 2025 Equity Incentive Plan

Pursuant to the Merger Agreement and immediately prior to the closing of the Merger, we adopted our 2025 EIP, which provides for the issuance of incentive awards consisting of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards, cash awards and stock bonus awards. We initially reserved 10,752,566 shares of the Company’s common stock for future issuance under the 2025 EIP, including 5,752,566 shares of our common stock issuable upon the exercise of the Assumed Options. After the Merger, Private Placement and Related Transactions, we issued an additional 92,295 shares upon exercise of options, so that as of February 3, 2026, 10,660,271 2025 EIP Option Shares were reserved for future issuances of awards under the 2025 EIP. Such remaining number of shares of such common stock reserved for future issuances of incentive awards under the 2025 EIP may be issued at the discretion of our board to officers, key employees, consultants and directors. The number of shares reserved for issuance under our 2025 EIP will increase automatically at the beginning of each fiscal year in an amount up to 4% of the shares of our common stock outstanding on the last day of the immediately preceding fiscal year (calculated on a fully-diluted and as-converted basis), commencing on the first day of our second year beginning after the Closing Date. Future awards under the 2025 EIP following the Closing shall dilute all stockholders of the Company on a pro rata basis. See “Compensation of Directors and Executive Officers—Description of the 2025 Equity Incentive Plan” below for more information about the 2025 EIP.

Departure and Appointment of Directors and Officers in connection with the Merger

Pursuant to the Company’s amended and restated bylaws, the authorized number of directors of the Company is fixed by our board of directors from time to time. Such number of authorized directors is currently set at seven members. As of the Effective Time, Mark Tompkins and Ian Jacobs resigned from our board of directors, and Elizabeth Muller, Rodney “Rod” Baltzer, Jonathon Angell, Kent S. Cole and Leslie Goldman Tepper were appointed to our board of directors.

After the Merger, in September 2025, the board of directors increased the authorized number of directors to seven and appointed Christa Steele and, subsequently in October 2025, Renee Hornbaker to serve as directors. Later, in November 2025, Mr. Cole resigned from his position as a director. In January 2026, the board of directors appointed Ralph L. Hunter to fill the vacancy created by Mr. Cole’s resignation.

Also, as of the Effective Time, Ian Jacobs resigned from all officer positions with us, and Rod Baltzer was appointed as our President and Chief Executive Officer, Christopher “Chris” Parker was appointed as our Chief Commercialization Officer, Sophie McCallum was appointed as our Chief of Staff and Corporate Secretary, Jesse Sloane was appointed as our Executive Vice President of Engineering and Steven “Steve” Airhart was appointed as President of Freestone Environmental Services, our wholly owned subsidiary.

See “Management” below for information about our current directors and executive officers.

Pro Forma Ownership

Immediately after giving effect to the Merger (including the issuance of an aggregate of 44,247,429 shares of our common stock in the Merger), the Stock Forfeiture, the closing of the Private Placement, and the issuance of the Advisor Shares, there were up to 57,509,816 shares of our common stock issued and outstanding as of the Closing Date, as follows:

●	the stockholders of Deep Isolation prior to the Merger and the former holders of 2018 EIP Options who elected to exercise their options prior to the Effective Time hold 44,247,429 shares of our common stock, excluding any shares purchased by them in the Private Placement, and after adjustments due to rounding for fractional shares;

●	investors in the Private Placement hold 11,012,387 shares of our common stock, excluding any shares issued to them in connection with the Merger as a result of being a holder of Deep Isolation stock or options prior to the Merger;

●	the 2,166,667 Retained Pre-Merger Shares are held by persons who purchased or received such shares for services rendered from the Company prior to the Merger; and

●	83,333 Advisor Shares are held by Mr. Kashani.

In addition, there were as of the Closing Date:

●	outstanding Placement Agent Warrants to purchase an aggregate of 996,397 shares of our common stock;

●	10,752,566 shares of our common stock reserved for issuance under our 2025 EIP, which included 5,752,566 shares of our common stock issuable upon the exercise of the Assumed Options. After the Merger, Private Placement and Related Transactions, we issued an additional 92,295 shares upon exercise of options, so that as of February 3, 2026, 10,660,271 2025 EIP Option Shares were reserved for future issuances of awards under the 2025 EIP. No other securities convertible into or exercisable or exchangeable for our common stock are outstanding as of the date of this prospectus.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

We may, however, receive up to $2,489,206.67 in aggregate gross proceeds from the exercise of the Placement Agent Warrants, to the extent they are exercised for cash. Our development plans and budgets do not include any proceeds we may receive from the exercise of such warrants. To the extent we receive cash proceeds upon the exercise of the Placement Agent Warrants, we intend to use any proceeds therefrom for general corporate purposes. There can be no assurance that any Placement Agent Warrants will be exercised or, if exercised, will be exercised for cash. We are funding our demonstration initiative with proceeds from the Private Placement. See “Description of the Merger, Private Placement and Related Transactions—Private Placement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “—the Private Placement” and “—Next Steps.”

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

DETERMINATION OF SALE PRICE

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $3.00 at which the selling stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of common stock in the Private Placement. The Sale Price was negotiated between our current management and predecessors based on, among other things, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets and such other factors as were deemed relevant. The Sale Price does not necessarily bear any relationship to our Company’s asset value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares.

We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK

As of February 3, 2026, we had 57,602,113 shares of common stock outstanding held by approximately 319 stockholders of record. Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Until such time as the common stock becomes eligible for trading on such an exchange or through the over-the-counter markets, the selling stockholders may sell the shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share, the price per share in the Private Placement. If the common stock becomes quoted on the OTCQB or a public trading market otherwise develops, the selling stockholders may sell the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices or at privately negotiated prices as described in “Plan of Distribution.” See also “Shares Eligible for Future Resale.”

In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another over-the-counter system as soon as practicable following the effectiveness of the Registration Statement of which this prospectus is a part. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.”

DESCRIPTION OF BUSINESS

Company Overview

Deep Isolation’s mission is to revolutionize the disposal of nuclear waste through the development of innovative solutions for temporary storage and transportation of high-level radioactive waste (“HLW”), including spent nuclear fuel (“SNF”), and for permanent disposal of HLW via deep underground boreholes. The world’s current nuclear waste management model is limited to two options: above-ground interim storage and geologic disposal via mined repositories. Both options are extremely costly and, to date, neither has presented a viable, long-term solution to the global nuclear waste disposal problem. There are currently no operational mined repository facilities for the disposal of HLW or SNF; above-ground interim storage, which does not provide a permanent disposal solution, currently is the only waste management solution for HLW and SNF being practiced worldwide.

Deep Isolation has developed a solution for the permanent disposal of nuclear waste via geologic repositories by leveraging directional drilling to isolate SNF and HLW in deep boreholes located underground in suitable rock formations. Although mined repositories and deep borehole disposal (“DBD”) are both considered types of geologic repository disposal, these methods differ in important ways and are classified as different types of geologic repositories. DBD technology allows for permanent isolation of nuclear waste through the use of corrosion-resistant canisters that serve as an engineered barrier to waste migration, and storage of those canisters in boreholes at or greater than one kilometer below the Earth’s surface, which is nearly double the typical depth of mined repositories. A key component of the Company’s solution is its universal canister system (“UCS”), which is a patented family of canisters developed with NAC International, which is a leading provider of nuclear fuel cycle technology and consulting solutions.

The ability to place nuclear waste deeper into the ground increases the safety of nuclear waste storage and isolates waste in geologic formations that have been out of contact with the biosphere for millions of years. Deep Isolation’s technology also allows for remote handling of waste that eliminates the need for human involvement underground, in contrast to the constant human intervention underground required with mined repository facilities. The Company’s UCS can also be used for above-ground interim storage and require no repackaging, thus reducing human exposure to radioactive isotopes and reducing the overall cost of nuclear waste disposal.

In addition to the services offered by our Freestone subsidiary, the Company’s three distinct product lines are and will be: (1) strategic appraisal, (2) operational planning, and (3) implementation. Of these three product lines, the Company has entered into contracts with customers only for strategic appraisal and operational planning. A description of each product line is below:

●	Strategic appraisal entails smaller consultancy-type projects that generally cover one or more of the following: (i) a comparison of the costs and benefits of the Company’s solution with other options such as long-term storage, (ii) an initial assessment of the client’s geology and its potential to be adequate for the Company’s solution, or (iii) an initial assessment of the number of boreholes and amount of land needed to host the Company’s solution. These strategic appraisals may vary depending on the client’s preferred specifications. For example, we have been awarded several contracts for feasibility studies and other related studies, including with respect to the potential disposal of HLW from recycling, site suitability studies, regulatory gap analysis and TRISO disposal. Offering this product line does not require regulatory approval.

●	Operational planning is a comprehensive feasibility assessment which provides the client with all the information they would need to proceed to the implementation stage: a repository design, a compliance and safety case, a commercial model for implementation such as financing options, and a plan of action for the implementation process. Offering this product line does not require regulatory approval.

●	Implementation would entail deployment of a, phased and gated program for repository delivery, which would include siting, community engagement, licensing, construction, cold and hot commissioning, operations, closure, and post-closure monitoring. Implementation activities are expected to start prior to regulatory licensing but the actual disposal (or storage) of HLW or SNF would not occur until a license was obtained.

Each of the three service lines are distinct and are expected to be sequential steps to achieve the final goal of HLW or SNF waste disposal or storage that could be provided to customers separately. Each service offering historically has been, and could continue in the future to be, contracted for separately.

All of our contracts to date have been for strategic appraisals, except for one contract for operational planning services now in process that is expected to be completed by the end of 2026. We cannot provide any assurance that we will be successful in entering into any contract with respect to such future services with customers, or that, even if we succeed in obtaining such contracts, they will be profitable or that they will ultimately lead to implementation contracts with customers to use our DBD solution for the disposal of their HLW or SNF. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

To date, we have not yet entered into any implementation contracts with customers. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.” While implementation contracts could potentially be executed in anticipation of the completion of the non-radioactive, full-scale, at-depth demonstration and related safety testing and feasibility assessment, we believe that demand for such implementation services and commercial adoption of our DBD solution likely will not occur until such demonstration and testing is successfully completed. No assurances can be given, however, that even if such testing is successfully completed, prospective customers will request implementation contracts in the foreseeable future. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.” For a description of our demonstration initiative, see “Description of Business—Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative and Development of Generic Safety Case.”

We believe that a successful non-radioactive, full-scale-at-depth demonstration of our DBD solution will spur our commercialization strategy generally by enhancing the acceptance of our technology through allowing prospective customers and their stakeholders to visit the demonstrate site and see the UCS, borehole equipment and processes. Accordingly, we have already started work on the design and planning for construction of an approximately one kilometer deep horizontal demonstration borehole repository. We expect that construction, preparation and initial demonstration will take approximately three years to complete. For a description of our demonstration initiative, see “Description of Business—Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative and Development of Generic Safety Case.” We can give no assurance that our non-radioactive, full-scale, end-to-end, at-depth demonstration will be successful or will not be delayed. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.” We anticipate that the costs of this full-scale demonstration initiative (including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, testing and other related expenses) will be approximately $8.1 million, $7.4 million and $3.6 million in 2026, 2027 and 2028, respectively. Since we will not be receiving any of the proceeds from sales of common stock described in this prospectus (only the selling stockholders will), we anticipate primarily using proceeds from the Private Placement that followed immediately after the Merger (and, potentially, proceeds from grants or other sources) to pay for the demonstration costs. See “Description of the Merger, Private Placement and Related Transactions—Private Placement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “—the Private Placement” and “—Next Steps.” However, we cannot provide any assurances that it will result in customer contracts or enhance our business and results of operations. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.” To date, we have successfully completed small-scale, at-depth and full-scale, at-surface feasibility testing. Specifically, our UCS canisters have been tested for emplacement and retrieval in near-surface facilities. We have also performed corrosion and other testing on the UCS canisters.

In addition to the non-radioactive, full-scale, at-depth demonstration, our DBD solutions also require safety testing and feasibility assessments. We have not validated the safety and feasibility of the use of our DBD technologies with actual HLW and SNF, nor can we implement actual HLW or SNF implementation (and related disposal operations) of our DBD solution without the development and approval of applicable standards, validation of safety and feasibility of our solution under those standards, and regulatory approvals. While we are pursuing the demonstration initiative described above, we will also be continuing to develop a generic safety case and to work with regulators as to the appropriate safety standards and principles to be implemented. To date, no such safety standards and principles have been approved by any regulatory body. In addition, if and when we can offer our DBD solutions under implementation contracts, if any, additional safety and feasibility validation of our DBD solution will be needed for each site and will require site-specific information (including as to geology and waste form).

We also believe that the UCS could potentially be used for above-ground interim storage. Although no such contract for above-ground interim storage has been entered into, if a customer desired to use the UCS canisters for such purpose and it could provide us with definitive waste characterization data, we could work with the customer and NAC to initiate a regulatory process to add the UCS for such customer’s use as a listed component of an NAC storage or transport system since storage and transportation are licensed separately from disposal ). To date, no customer has made such a request, nor are we actively pursuing such business from our potential customers. Thus, we cannot provide any assurance that such a customer will make such a request or that we will be successful in such efforts if we do receive such a request, or, even if successful, that our business and future financial results will be enhanced.

We also plan to continue to pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and non-governmental organizations (“NGOs”) to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally.

The Company’s subsidiary, Freestone, is a multi-discipline environmental and water resources consulting firm servicing federal, state, municipal and private clients. Freestone offers a variety of services that are complementary to Deep Isolation’s business, including regulatory support, investigation and remediation of project sites, environmental data review and management and technology research and development. We believe Freestone offers key synergies with Deep Isolation’s core disposal solution and diversifies the Company’s business. Existing synergies include accounting and back office support, bundled insurance and other corporate overhead expenses that provide cost savings to the Company, and shared software licenses. Opportunities for additional, future synergies include employee benefits and additional shared software. The Company receives cash flows from Freestone’s operations that are supplemental to cash flows produced by the Company’s core business, which reduces the Company’s consolidated use of cash and results in lower fundraising needs. We believe Freestone will continue to provide the Company with a key source of revenue in the coming years.

Deep Isolation’s website address is www.deepisolation.com and we can be contacted at info@deepisolation.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

Glossary of Terms and Abbreviations

The following is a glossary of technical terms used in this prospectus:

APAC – Asia-Pacific

DBD – Deep Borehole Disposal

DOE – Department of Energy

EMEA – Europe, the Middle East and Africa

GW – Gigawatt

HLW – High-level radioactive waste

km – kilometers

mSv – Millisievert, a measure of radiation dose

MTHM – Metric Tons of Heavy Metal

SMR – Small modular reactor

SNF – Spent Nuclear Fuel, a subcategory of HLW

TRISO Fuel – Tri-Structural Isotopic Particle Fuel

TRU – Transuranic waste, a type of radioactive waste contaminated with man-made elements heavier than Uranium, with half-lives greater than 20 years and concentrations greater than 100 nanocuries per gram of waste

TWh – Terawatt Hour

UCS – Universal Canister System

UO2 – Uranium Oxide

Company History

Deep Isolation was co-founded in 2016 by a father-daughter team of prominent scientists with prior entrepreneurial experience and successes. The Company’s leadership team has a combined 100+ years of direct experience with nuclear solutions and engineering, government and community engagement and global strategy development. The Company’s 17-member advisory board also includes preeminent experts and Nobel laureates in nuclear science, technology and policy, as well as business leaders and entrepreneurs. We believe that the depth of our expertise uniquely positions us to disrupt the market for nuclear waste storage and disposal and to make significant strides in addressing the shortcomings of the current solutions for nuclear waste disposal.

The Company began its core technology development by conducting significant research and technical due diligence to support the feasibility of DBD. In 2019, Deep Isolation became the first company to successfully place and retrieve a prototype disposal canister from a deep horizontal borehole in a public demonstration, and in 2020 the Company released its preliminary radiological safety calculations, signed its first customer contract with the Electric Power Research Institute (“EPRI”) for feasibility support and expanded into the UK to better serve the EMEA market. The EPRI feasibility study established the feasibility of modular (onsite) disposal using deep boreholes in the United States and estimated cost savings of 62-76% compared to mined repositories.

In 2021, the Company acquired Freestone, a multi-discipline environmental and water resources consulting firm servicing federal, state, municipal and private clients. As a result of the acquisition, Freestone is a wholly owned subsidiary of the Company operating as a separate division with distinct services and operations. Freestone currently has a team of 29 part- and full-time employees with decades of combined professional consulting experience. The acquisition of Freestone expanded the Company’s depth and breadth of experience and provided additional human capital, including access to professional geologists, support for drilling plans, a dedicated procurement team, expertise in hazardous waste permitting, GIS expertise, site characterization support and validation of lab results. Additionally, Freestone is an existing subcontractor with the DOE’s prime contractors. Freestone assists private companies and government entities in solving regulatory related issues associated with evolving local, state and federal environmental standards and requirements. Its investigation and remediation activities include performing environmental investigations to characterize conditions of a site, determine the presence of hazardous substances and evaluate whether remediation or cleanup may be necessary. Freestone also provides data verification and quality reviews for federal environmental cleanup actions, using spatial analysis and statistical evaluation to determine environmental impacts and assess the progress of remedial actions. Furthermore, Freestone performs research and development work that has led to the development of its automatic, cable-deployed hexavalent chromium sensors for use in wells or water bodies. These sensors serve as an alternative to manual sampling and analysis, offering continuous data collection and reduced cost per measurement.

In 2023, Deep Isolation successfully demonstrated the emplacement and retrieval of a full-sized canister during initial full-scale-at-surface testing, in partnership with the Deep Borehole Disposal Center (“DBDC”). DBDC is a non-profit organization established to advance the technical readiness of deep borehole nuclear waste disposal technologies, with the goal of serving as an independent organization for interested entities and governments worldwide to commission projects that characterize and advance the technical readiness of deep borehole nuclear waste disposal technologies.

Over the past four years, Deep Isolation has continued to secure several strategic partnerships with leading companies in the nuclear energy space and has been awarded several contracts for feasibility and other related studies, including disposal of HLW from recycling, site suitability studies, regulatory gap analysis and TRISO fuel disposal. The Company has also received significant governmental support in the form of grants and awards, including 6 distinct contract awards from the DOE with the Advanced Research Projects Agency—Energy (“ARPA-E”) and Small Business Innovation Research program that we expect will expand the capabilities of DBD to SMRs, advanced reactors and reprocessed fuels and help to expand Deep Isolation’s solution to address waste storage and transportation on a wider scale. Twenty companies from the U.S. and international nuclear sector have also written to the DOE expressing their support as commercialization partners for our UCS.

Additionally, in December 2024, the U.S. Trade and Development Agency announced a grant of $1.2 million to support a feasibility study conducted in partnership with SERAW, the Bulgarian national nuclear waste organization, to assess the potential use of our technologies in Bulgaria. The study centers around the development of a delivery plan and a supporting commercial model for the siting, design, licensing, construction and operation of a deep borehole repository for existing waste at the Kozloduy nuclear power plant (Bulgaria’s main nuclear power plant), new waste generated by two AP1000® pressurized water reactors designed by Westinghouse Electric, and future SMR waste. For several months during 2025, the study and further disbursements under the grant were placed on hold pursuant to the executive order titled “Reevaluating and Realigning United States Foreign Aid” issued by the President of the United States on January 20, 2025. The continuation of the study and disbursements were approved in September 2025, following review of the grant for programmatic efficiency and consistency with U.S. foreign policy.

Further, the U.S. Department of State’s FIRST program selected Deep Isolation in November 2024 to provide expert advice to selected Central and Eastern European governments regarding the development of integrated waste management strategies for SMRs; to date, services have been provided to two governments under this contract, with further deliverables agreed for 2026. The Advocacy Center of the U.S. International Trade Administration (“ITA”) has also identified Deep Isolation as a unique part of the U.S. offer in nuclear export markets suitable for formal advocacy by the U.S. federal government to overseas governments. The ITA coordinates U.S. government efforts to promote American companies in securing contracts with foreign governments and provides key advocacy assistance, which may involve meetings between key foreign decision-makers and U.S. government officials, direct support from U.S. government officials stationed abroad, sending letters in support of American companies to foreign decision-makers and other coordinated action by U.S. government agencies to help American companies compete for foreign contracts. Deep Isolation has been granted Initial Advocacy status in the Philippines, and the ITA has encouraged the Company to submit further advocacy applications covering a number of countries in the EMEA and APAC regions. Deep Isolation has also received a grant from the UK Department for Energy Security and Net Zero for canister development in the UK, and delivered the first prototype canister in partnership with the UK government in 2024.

Deep Isolation, Inc. has wholly owned subsidiaries Deep Isolation US LLC and Deep Isolation EMEA Limited in the UK, as well as Freestone, as described above. In July 2025, Deep Isolation, Inc. merged with Acquisition Sub, a wholly-owned subsidiary of Aspen-1 Acquisition Inc., our predecessor, pursuant to the Merger Agreement described in “Description Of The Merger, Private Placement And Related Transactions—Merger.” Deep Isolation was the surviving corporation and, as a result, became Aspen’s wholly owned subsidiary. Aspen changed its name to Deep Isolation Nuclear, Inc. References to the “Company” in this section refer to Deep Isolation, Inc.

Current Nuclear Waste Disposal Solutions

Above-Ground Interim Storage

Above-ground interim storage involves packaging SNF into canisters that are then placed and stored in above-ground concrete dry casks located onsite at the nuclear power plant where SNF was produced. This requires ongoing onsite monitoring and maintenance. Based on data published by the DOE in 2024, we estimate that the global annual spend for temporary storage of SNF is approximately $23,000 per MTHM or $10 billion, with the United States spending approximately $2.2 billion annually. Importantly, because above-ground interim storage is only a temporary storage method, these costs do not account for the inevitable transportation and disposal costs that must be incurred to permanently dispose of the nuclear waste. While interim storage can be deployed immediately due to extensive global experience with this method, the actual placement of SNF into the dry casks can take months to years to complete. Interim storage of SNF can last decades after the nuclear plant is decommissioned, often significantly longer than anticipated and, in most countries, with no permanent solution on the horizon. To date, no SNF has ever been moved from temporary storage to a permanent disposal site.

Geologic Repositories—Mined Repositories

Projects for disposal in geologic repositories have traditionally been limited in focus to disposal in mined repositories. Mined repository disposal involves the mining of miles of underground tunnels to create a centralized repository where all SNF produced by a certain country ultimately will be packed into canisters and permanently placed. This type of disposal is extremely capital intensive and time consuming. Construction of a mine can also cost billions to tens of billions of dollars alone. Further, mined repositories must be maintained and monitored for decades by a large staff of engineers and other personnel both onsite and underground, which leads to significant operating and monitoring costs due to the need for constant monitoring and human intervention underground. This also presents significant safety risks for individuals tasked with underground maintenance and monitoring. Disposal in mined repositories also requires nuclear waste to be transported over long distances, which increases safety risks and, in many cases, requires countries to incur significant costs to transport the waste from the power plants where it was generated to the disposal site.

These projects typically take decades to plan, construct and deliver before becoming operational, and political or community opposition can further delay or prevent the operation of a repository. For example, Yucca Mountain was selected in 1987 as the site for all SNF disposal in the United States, but the Company understands that the project has effectively been abandoned. Furthermore, although there are mined repository projects under development, there currently are no operating mined repository facilities for the disposal of SNF anywhere in the world. Finland’s Onkalo repository is expected to become operational in 2026 and will be the first of its kind after more than 20 years of construction and expected total costs of €5 billion, or approximately $5.85 billion (including €900 million, or approximately $1.05 billion, in construction costs alone). Sweden, which broke ground on its Forsmark facility in early 2025, is the only other country in the world that has begun construction on a mined repository. France, which generates approximately 70% of its electricity from nuclear power, has also made significant progress on its Cigeo project and has announced that it expects to begin construction in 2027.

Although DBD and mined repositories are both considered types of geologic repositories; there are distinct differences between the two, such that DBD and mined repositories are classified as separate categories within the broader umbrella of geologic repositories. For example, DBD utilizes directional drilling techniques to emplace canisters containing nuclear waste in horizontal, vertical or slanted boreholes, where mined repositories consist of a network of underground tunnels and rooms that are used to house nuclear waste canisters and require the excavation of a large amount of rock. DBD repositories facilitate waste disposal in canisters at greater than one kilometer below the Earth’s surface, where mined repositories are usually between 200 meters to one kilometer deep. DBD allows for the remote handling of nuclear waste, where mined repositories require constant human intervention underground.

Demand for Clean, Reliable Baseload Power

Power demand and long-term load forecasts have increased materially worldwide, driven by electrification, deglobalization, industrial onshoring and datacenter demand, which has in turn increased global focus on grid reliability, climate change, renewable power generation sources and energy security. Climate change has become a leading policy issue globally, leading to net zero emissions goals, pledges and/or mandates by a majority of countries and major corporations and a sustained focus on decarbonization and renewable power sources. Due to climate change concerns, global coal-fired power generation is projected by the International Energy Agency (“IEA”) to decrease by approximately 81% through 2050. Renewable energy sources, such as wind and solar power, are inherently intermittent and variable in nature, which can lead to imbalances between energy supply and demand that can cause or exacerbate grid instability. This potential for instability requires grid flexibility in quickly ramping up or down the output of other energy sources to compensate for the variability of renewables. As the percentage of total power generated by renewable sources increases to offset the expected decrease in coal-generated power, concerns about grid reliability likewise are expected to increase. Further, as the number of extreme weather events has increased significantly over the last few decades, increased power outages and spikes in power prices have highlighted the need for a more resilient grid. Recent geopolitical events, including Russia’s invasion of Ukraine and escalating tensions between the United States and China have sharpened focus on the global energy supply chain and the importance of energy autonomy.

These trends and the discussions surrounding them have led to widespread recognition of nuclear energy as a critical part of the energy transition solution going forward. Nuclear power has several key attributes that make it a uniquely attractive source of power. First, nuclear power can be used as a reliable baseload energy supply. Nuclear power plants can be run continuously without the inherent variability of other renewable power sources, and weather-related events historically have caused less than a 0.1% average loss of capacity factor at nuclear plants, making nuclear power a viable source of grid reliability and resilience. Further, nuclear power generation is clean, efficient and sustainable. Its generation produces zero carbon emissions, has the smallest footprint-to-energy output ratio for both fuel and land and reactors are built to last up to 100 years, decades longer than any other power generation source. It also reduces reliance on fuel imports from politically unstable regions, increasing energy independence and helping to insulate energy supply chains from geopolitical tensions. As a result, the IAEA projects a significant increase in global nuclear power capacity over the next 25 years, with a potential increase of 40% to 514 GW by 2050 in the low case and a potential increase of 250% to 950 GW by 2050 in the high case. Given the difficulties countries historically have faced in disposing of nuclear waste, a realistic solution for permanent waste disposal is critical to the widespread adoption of nuclear power.

Deep Isolation’s Solution

Deep Isolation’s DBD solution is designed to emplace patent-protected, corrosion-resistant canisters containing nuclear waste in deep boreholes, at depths approximately 1 km or more below the Earth’s surface and far below the water table. Such boreholes would terminate in stable geological formations that have been out of contact with the biosphere for millions of years. Key features of the solution include:

●	Inexpensive drilling – remarkable advances in directional drilling technology have made such deep boreholes reliable and relatively inexpensive.

●	Proven technology – leverages mature technologies widely used in other industries and enhanced with our patented innovations.

●	Permanent isolation – our corrosion-resistant canisters serve as an engineered barrier to waste migration, and the billion metric tons of rock above them create the final impermeable barrier.

●	Time to implement – the technology and know-how already exist and are ready to be deployed quickly.

●	Reduced Engineering – deep borehole placement does not require human involvement or underground ventilation systems.

●	No repackaging – most waste can be placed in our canisters without modification, significantly reducing the overall costs for disposal compared to existing solutions.

●	Minimal transportation – disposal can take place at or near sites where nuclear waste is produced and currently stored, minimizing the cost and risk associated with waste transportation.

The Company’s directional drilling solution is designed to adapt flexibly to its customers’ needs. Deep Isolation’s solution would feature vertical, slanted and horizontal drilling and boreholes that can be tailored to a specific inventory of waste and the geology of the location of the waste. For example, horizontal boreholes are expected to represent the highest cost savings for large inventories of nuclear waste, but in some geologic formations and for some waste forms vertical or slanted boreholes may be required. Each method is supported by the Company’s partnerships, supply chain and technical expertise, and the Company’s intellectual property applies to all three types of boreholes. Further, we believe each borehole option offers high levels of safety, significant cost savings over currently available disposal methodologies and modular implementation.

Deep Borehole Disposal

The Company’s DBD process consists of six or seven stages, depending on a particular client’s needs:

●	Vertical access – for horizontal directional drilling, the process begins by drilling a vertical hole to a suitable depth (called the “kick-off point”) and then gradually curving the direction until the drillhole is approximately horizontal. The horizontal section is the disposal region. Vertical and slanted directional drilling involve similar processes, with the primary differences being the lack of a kick-off point, deeper vertical disposal regions (located approximately 3-5 km below the Earth’s surface) and vertical or slanted orientation of the disposal regions. Based on a 2024 report by Statista, nearly 140,000 similar wells have already been drilled in the U.S. for other purposes.

●	Casing installation – lining the drillhole with a carbon-steel pipe (called the “casing”), which is able to bend easily around curved or slanted sections, as applicable, due to the gradual directional change.

●	Canister loading – placing the nuclear waste in corrosion-resistant canisters and welding the canisters shut.

●	Canister emplacement – lowering loaded canisters into the hole and pushing them into the disposal region using standard oil and gas industry practices.

●	Release – releasing canisters, withdrawing the conveyance mechanism and repeating the steps with additional canisters.

●	Seal and plug – sealing the vertical hole with rock and bentonite clay after removing the casing, or using temporary plugs for interim storage.

●	Retrieval (if necessary) – retrieving canisters if needed by re-latching the canister to the conveyance mechanism.

Universal Canister System

The UCS is a key part of Deep Isolation’s solution. It is a patented family of canisters, developed in partnership with NAC International, which is a leading provider of nuclear fuel cycle technology and consulting solutions. For a description of our arrangements with NAC, see “Description of Business—Manufacturing” and “Certain Relationships and Related Party Transactions—Related Party Transactions with NAC International.” See also “Risk Factors—Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.”

The UCS family of canisters can be engineered in a range of sizes and thicknesses to accommodate a wide variety of advanced reactor waste forms and provide structural stability in a range of different disposal depths. The UCS canisters share common, standardized features, including closure designs and lifting attachments designed for interoperability with standard lifting and emplacement technologies extensively used by the oil and gas industry. These canisters are also designed to accommodate all major current and advanced nuclear waste streams, including UO2 and TRISO fuels, molten salt reactor waste and vitrified waste. They also support open and closed fuel cycles and wet (in-pool) and dry (hot cell) waste loading. Dry casks, in contrast, are not designed to accommodate newer fuel types and may not be acceptable for mined repositories in some cases.

Currently, the UCS is the only triple-purpose canister system in the world, with the ability to integrate with transport systems, interim dry cask storage and disposal in deep boreholes or mined repositories. A notable advantage of this capability is that it enables waste to be packaged once, avoiding costs and risks associated with future repackaging even when the ultimate disposal form is uncertain at the time of waste packing. The Company has received significant support and investment from the U.S. and UK governments with respect to the UCS, with an aggregate of $7.1 million in government grant contracts received to date.

Furthermore, Deep Isolation’s UCS can be used for temporary storage, which allows the Company to participate in the nuclear waste storage markets, even where such markets have not yet adopted a permanent disposal solution. We believe the ability of our canisters to be used for both temporary storage and permanent disposal offers customers significant economic benefits compared to canisters currently being used for interim storage. Current stockpiles of nuclear waste are stored in canisters not qualified for disposal, meaning that the repackaging of current waste inventories into disposal-ready canisters is unavoidable for ultimate permanent disposal. Our UCS canisters are engineered for temporary storage, transportation and permanent disposal, which presents a significant cost-savings opportunity for our customers, as the use of UCS canisters from the outset avoids the need for future repackaging and the costs associated therewith.

Safety

Preliminary safety evaluations were performed for design-limiting conditions to develop a canister design sufficient to satisfy established and anticipated regulatory requirements, and multiple sets of post-closure radiological safety calculations co-authored by certain members of the Company’s leadership and various consultants, engineers and scholars have been completed, peer-reviewed and published to demonstrate the ability of our disposal solutions to satisfy such regulatory requirements. The Company has also completed small-scale-at-depth and full-scale-at-surface testing of its DBD technologies to demonstrate its safety and feasibility, and the Company is currently in the process of developing a demonstration facility in Texas to support a full-scale-at-depth demonstration.

The Company has also completed and published safety calculations on long-term performance. The Company’s modeled long-term scenarios suggest that the canisters offer robust safety margins, surpassing the strictest known safety requirement (0.1 mSv per year of radiation exposure) by a factor of 1,000. Specifically, modeled results suggest that the peak dose of radiation will not occur for over 1 million years, and at that time will still be approximately 1,000 times below the strictest regulatory limit currently in place. Note that, according to the Nuclear Regulatory Commission (the “NRC”), natural background radiation is approximately 620 millirem or 6.2 mSv per year. The modeled results also suggest little sensitivity to engineered barriers and modeled accident scenarios. For example, the Company’s model projects that even in the event of a catastrophic earthquake occurring immediately after repository closure that shears through the disposal section of the repository up to the aquifer, peak radiation dose does not appear for 0.5 million years and remains 450 times below the strictest regulatory limit.

Manufacturing

The Company plans to utilize manufacturing facilities and supply chains in both the U.S. and UK. Our canisters are designed in partnership with NAC International to not only meet product and regulatory requirements but also supply availability of components and manufacturing and assembly for scalability. Pursuant to the Cooperation and Licensing Agreement, dated as of June 17, 2020, by and between Deep Isolation and NAC International (the “NAC Cooperation Agreement”), we agreed to work with NAC International on a mutually exclusive basis for the development and commercialization of our UCS canisters and related technology. The terms of the NAC Cooperation Agreement designate NAC International as our exclusive provider for the (a) design, analysis, licensing approval and supply of UCS canisters and associated equipment for disposal in deep horizontal drillholes and (b) services for the transportation and on-site technical support for operation of NAC-provided systems and equipment, subject to certain exceptions. On July 29, 2025, the Company and NAC International executed an amendment to the NAC Cooperation Agreement to also designate NAC International as our exclusive provider for the design, analysis, licensing approval and supply of UCS canisters and associated equipment for above-ground storage.

The material terms of such exclusivity provisions are (i) grants NAC International the exclusive right to supply us with, and obligates us to purchase (subject to certain exceptions), a certain number of UCS canisters per calendar year before we may order or use “Non-NAC Delivered Canisters,” as defined in the agreement and (ii) the prohibitions upon NAC International from using or supplying UCS canisters, or other canisters substantially similar in design, in competition with us. Further, NAC International has the right to provide additional UCS canisters to other parties, provided that NAC International’s competitiveness and supply capabilities to the Company are sustained and that they can meet our supply chain strategy and localization goals. We also granted NAC International certain rights of first refusal with respect to scopes of work reasonably agreed to be within NAC’s roles and responsibilities and areas of expertise during the term of the NAC Cooperation Agreement, which expires upon the 25th anniversary of the effective date of the agreement. Under the terms of the agreement, we also have the right to solicit bids for quantities of Non-NAC Delivered Canisters to ensure canisters supplied by NAC International are competitively and fairly priced. Further, if NAC International cannot meet competitive pricing requirements, our delivery schedule or any localization requirements of any project, then we have the right to use an alternative supplier of Non-NAC Delivered Canisters for that project. Conversely, if NAC International can meet these requirements, then we must use NAC International as our supplier of UCS canisters for that project. NAC will, therefore, be our manufacturer and supplier of our UCS. In addition, NAC is expected to move the SNF and HLW from the transport vehicle or storage location to the borehole using shielded surface handling equipment that NAC is designing. This operational work is similar to services that NAC provides to nuclear power plants when moving SNF from the cooling pool of a reactor to the above ground storage facility at the nuclear power plant. NAC is also assisting us with customer introductions, engineering services and other commercial collaboration efforts.

Under the terms of the agreement, NAC International agreed to provide us with certain in-kind contributions, and we agreed to pay certain royalties. Each party also agreed to grant to the other party license to use certain intellectual property owned by each respective party.

NAC described itself as a provider of nuclear fuel cycle technology and consulting services, “specializing in developing and licensing technology and providing full scope services for used nuclear fuel and radioactive materials packaging, storage, transport and management.” Among other products and services, it provides storage technology for the interim storage of SNF in casks near nuclear power plants as well as packaging and transportation services for new and spent nuclear fuel. Headquartered in Atlanta, NAC was founded in 1968. It is a subsidiary of Kanadevia, which has its shares listed on the Tokyo Stock Exchange. According to its publicly-available materials, Kanadevia has four segments: In addition, it reports that the group had 12,964 employees as of March 2025.

For additional information, see “Certain Relationships and Related Party Transactions—Related Party Transactions with NAC International.” See also “Risk Factors— Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.”

Non-Radioactive, Full-Scale, End-to-End, At-Depth Demonstration Initiative and Development of Generic Safety Case

To date, we have successfully completed small-scale-at-depth and full-scale-at-surface feasibility testing. As the next step in our commercialization strategy, we plan to conduct a non-radioactive (without any HLW or SNF radioactive waste), full-scale, end-to-end, at-depth demonstration of the deployment of the UCS and DBD solution. Instead of radioactive waste, such demonstration will include a payload of steel bars of a similar weight and size to the expected nuclear waste payload that would be employed in the actual implementation of the DBD technology. Based on our discussions with various industry participants, including prospective customers and nuclear regulatory policymakers, we believe that such a demonstration will be critical for building customer and industry confidence and will be a key part of our commercialization strategy. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, but even if there are no such delays or failures, no assurances can be given that successful performance of such demonstration will lead to successful commercialization. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future.”

We have already started to work on the design and planning for construction of an approximately one kilometer deep horizontal borehole repositor. On January 28, 2026, Deep Isolation US LLC, a wholly owned subsidiary of Deep Isolation entered into a Master Services Agreement (the “MSA”) with Halliburton Energy Services, Inc. Pursuant to the MSA and future work orders we expect to issue under the MSA, Halliburton will provide services to us in connection with the construction of and access to a non-radioactive, full-scale, at-depth demonstration test well located at Halliburton’s site in Cameron, Texas. However, the MSA itself does not require us to order, or Halliburton to accept orders for services; rather, specific services will be covered by accepted work orders entered into from time to time. Each party indemnifies the other for liabilities the party incurs and liabilities to third parties arising from the fault of, breach by, or negligence of such party. In addition, we are responsible for loss or damage to Halliburton’s equipment, tools and instruments (unless caused by Halliburton’s or its affiliates’ gross negligence). The MSA also provides that no nuclear materials will be brought to the test facility (and we will indemnify Halliburton for liabilities and claims related to actual or alleged nuclear incident, radiological release, or exposure to radioactive materials (even though we will not be using any nuclear materials in the demonstration) and environmental claims).

We expect that construction, preparation and initial demonstration will be conducted in two overlapping phases and will take approximately three years to complete.

●	Phase I focuses on the core engineering and operational components required to demonstrate UCS deployment (both emplacement and retrieval) at depth in a deep borehole repository. This phases includes design and construction of a prototypic horizontal borehole repository at a one kilometer depth; subsurface emplacement and retrieval testing of the UCS in that repository; and design of surface handling equipment (but not fabrication and testing).

●	Phase II expands the scope of the demonstration to encompass the full end-to-end deep borehole disposal system. Core activities associated with this Phase would include fabrication and operation of the surface handling equipment. Phase II testing will include procurement, fabrication, and testing of all repository surface handling equipment; surface handling operations of the UCS using prototypic equipment; full scale end-to-end demonstration of repository operations from UCS dry storage staging through emplacement into and retrieval from a deep borehole.

We expect that costs of this full-scale demonstration initiative (including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, travel and other related expenses) will be approximately $8.1 million, $7.4 million and $3.6 million in 2026, 2027 and 2028, respectively. We anticipate that after completion of the demonstration initiative, additional expenditures (at much lower expected levels) may be required to enable further testing, customer demonstrations and an eventual borehole closure test.

Since we will not be receiving any of the proceeds from sales of common stock described in this prospectus (only the selling stockholders will), we anticipate primarily using proceeds from the Private Placement that followed immediately after the Merger (and, potentially, proceeds from grants or other sources) to pay for the demonstration costs. See “Description of the Merger, Private Placement and Related Transactions—Private Placement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “—The Private Placement” and “—Next Steps.”

In addition, while we pursue the non-radioactive, full-scale, end-to-end, at-depth demonstration, we also will be continuing to develop a generic safety case and to work with regulators as to the appropriate safety standards and principles to be implemented. In particular, we plan to develop a well-documented, generic safety case for DBD. This work will synthesize international guidance, past performance assessments, lessons from recent borehole technology maturity assessments and information developed during the demonstration initiative. We plan to submit this generic safety case for review by the Organisation for Economic Co-operation and Development’s (“OECD”) Nuclear Energy Agency (“NEA”). The safety case would complement the engineering demonstration by enabling comparative evaluations with mined repositories and advancing consensus on borehole safety. We can give no assurance that the NEA would validate our generic safety case or that any such validation would not require substantial changes to our submission.

Total Addressable Market for Nuclear Waste Disposal

The global market for nuclear waste disposal is emerging and almost entirely unclaimed, representing an opportunity for Deep Isolation to seek to capture significant market share. Based on the IAEA’s high case projection for annual global nuclear power generation, we project a total addressable market opportunity that cumulatively is worth approximately $155 billion based on current global nuclear waste inventories implied by historical U.S. commercial nuclear production and existing commercial spent fuel stockpiles in the U.S., with potential to grow to $295 billion by 2050. Our projections for the increase in cumulative global spent fuel liability suggest a cumulative spent fuel liability of 848,658 MTHM by 2050. This figure is based on the average MTHM generated per TWh of energy production implied by historical U.S. commercial nuclear production and existing U.S. commercial spent fuel stockpiles, including existing inventory in both wet and dry storage, without separately incorporating cool-down timing in wet storage. Considering global average mined repository costs, this suggests a global cumulative cost of disposal via repository of approximately $1,160,000 per MTHM or a total of $984 billion by 2050 (ignoring additional transportation costs), assuming no spent fuel has reached final disposal. However, there can be no assurances that we will be successful in capturing sufficient market share to capitalize on or otherwise generate the cumulative revenue opportunity presented by such projected global disposal costs.

Stakeholder Outreach

Deep Isolation recognizes that understanding the needs of all stakeholders and demonstrating tangible benefits is a key part of the Company’s nuclear waste disposal solutions rollout strategy, and believes that ongoing stakeholder outreach and engagement will positively contribute to the ultimate adoption of our technology. We currently undertake proactive communication with customers, communities, organizations and advocates with the goal of establishing clear, transparent lines of communication with interested parties through targeted surveys and studies and an active social media and online presence. In terms of customers, we understand that our customers, namely governments and state-run utilities, are concerned with finding a safe and secure solution to the permanent nuclear waste disposal problem that is compliant with applicable regulations, affordable, scalable, compatible with existing solutions and available for implementation as soon as possible. Feedback from communities, non-governmental organizations and other stakeholders indicates the desire for an equitable solution that eliminates the need for a particular community to host an entire nation’s nuclear waste, the ability to dispose of waste safely below ground, minimization of nuclear waste transportation between communities, an opportunity to share in the financial and economic benefits of permanent waste disposal and partnership with a company willing to respond to and advocate for the needs of host communities.

Deep Isolation is also a program sponsor and project sponsor of the DBDC, which is an independent nonprofit organization funded on a multinational, public-private partnership basis. Certain of our directors and officers also currently serve as directors and officers of the DBDC. In 2021 and 2022, Deep Isolation, in partnership with the University of Sheffield located in Sheffield, England, conducted an in-depth survey of international stakeholder views from the regulatory, policy and waste management communities regarding DBD. This study, sponsored by the UK Department for Business, Energy & Industrial Strategy for presentation to the IAEA and published at multiple international waste management conferences, found that 4 out of 5 participants would welcome greater international collaboration on DBD, with an emphasis on demonstration and guidance as key themes in progressing the DBD solution. The DBDC was founded in direct response to that demand, with the aim of advancing the maturity of the safety case for DBD and the technical readiness levels of the concept. In recent years, the DBDC has signed memoranda of understanding with private companies to collaborate on DBD demonstrations in Norway and the Netherlands, and has successfully demonstrated the initial emplacement and retrieval of a full weight and size disposal canister in partnership with Deep Isolation. More recently, in August 2024, Deep Isolation’s first fully prototypic disposal canister arrived at the DBDC for testing in prototypical pressure and temperature conditions as part of a test program supported by grants from the U.S. and UK governments. Testing was completed in March 2025, with pressure testing being completed in September 2024, resulting in Deep Isolation’s technology readiness level (“TRL”) increasing from TRL 3 to TRL 6. Originally developed by NASA, TRLs are a method of assessing the maturity of a particular technology on a scale of 1 to 9, with TRL 1 being the lowest level of maturity and TRL 9 being the highest. A TRL of 6 indicates that a technology has a fully functional prototype or representation model and that the use of such prototype or model has been demonstrated in a relevant environment. Testing also involved an assessment of UK manufacturing capabilities conducted by the Nuclear AMRC. The Nuclear AMRC’s assessment identified supply chain challenges, particularly with respect to sourcing the UCS canister shell, to which the project team proposed solutions that we believe will reduce manufacturing barriers; however, there can be no assurances that such solutions will in fact reduce manufacturing barriers or ultimately result in any cost savings to the Company. Further, feedback from the project testing informed Deep Isolation’s updated canister design, which was fabricated in early 2025 for additional testing.

Strategic Partnerships and Governmental Support

Deep Isolation recognizes the importance of partnering with leading companies and organizations in the nuclear energy and nuclear waste disposal industries to enhance the Company’s capabilities and expand its ultimate reach. To date, Deep Isolation has developed strategic partnerships and relationships with several of these companies and organizations worldwide, including the following:

●	Amentum Holdings, Inc. (“Amentum”) – Deep Isolation is a party to that certain Memorandum of Agreement, dated as of June 20, 2022 and amended as of July 31, 2025, with technical and engineering services provider Amentum to cooperate on the commercialization of Deep Isolation’s radioactive waste disposal technology globally. Pursuant to the terms of the agreement, we and Amentum are jointly undertaking analysis and discussions to progress borehole disposal globally and to progress the technical readiness of the DI Technologies (as defined therein), including any appropriate actions necessary to further the development and commercialization of the DI Technologies. Amentum has valuable expertise in the nuclear waste management industry through its management of national waste programs in the U.S. and UK and its service as the last contractor for Yucca Mountain.

●	Bechtel Corporation (“Bechtel”) - Deep Isolation is a party to that certain Mentor-Protégé Agreement, dated August 1, 2023, with Salado Isolation Mining Contractors LLC (“SIMCO”), a subsidiary of Bechtel, as amended by Amendment 001 thereto, dated August 1, 2023, to support TRU waste disposal at the Waste Isolation Pilot Plant (“WIPP”) in New Mexico. This mentor-protégé relationship, entered into in connection with Deep Isolation’s participation in the DOE Mentor-Protégé Program, allows SIMCO to mentor Deep Isolation while providing scopes of work at WIPP – the world’s only operational deep geological repository. WIPP has received only defense-generated transuranic waste and is not a repository for HLW or SNF. SIMCO and Bechtel offer valuable expertise and technical know-how in the management of nuclear waste and operations of mined repositories.

●	Dominion Engineering, Inc. (“Dominion”) – Deep Isolation has partnered with Dominion to cooperate in the sales, development and deployment of Deep Isolation’s patented SNF and HLW disposal technology.

●	NAC International – Deep Isolation and NAC International signed a long-term cooperation and licensing agreement to design, manufacture and supply the canisters that will be used to safely store and/or dispose of nuclear waste in deep horizonal boreholes. For further details regarding our relationship with NAC International, see “Deep Isolation’s Solution—Manufacturing” and “Certain Relationships and Related Party Transactions—Related Party Transactions with NAC International.” See also “Risk Factors—Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.”

●	Navarro Research and Engineering, Inc. (“Navarro”) – Deep Isolation and Navarro have entered into a strategic partnership to jointly demonstrate the feasibility of Deep Isolation’s solutions for disposal of HLW in the U.S. and abroad. Most recently, Deep Isolation and Navarro entered into that certain Technology License Agreement, effective July 3, 2025 (the “Navarro License Agreement”), pursuant to which Deep Isolation granted Navarro an exclusive license to use the Licensed Technology in the Field of Use (each term as defined in the Navarro License Agreement) in exchange for Navarro’s payment to Deep Isolation of an initial license fee plus certain annual payments consisting of the greater of an annual license fee or an annual royalty, calculated as a percentage of Navarro’s Direct Costs (as defined in the Navarro License Agreement), provided that if the annual royalty exceeds the amount of the annual license fee already paid on the anniversary of the effective date, Navarro will pay the excess of the annual royalty due over such annual license fee.

●	Nuclear AMRC – Nuclear AMRC completed the manufacturing of the first full-size prototype canister in conjunction with Deep Isolation and NAC International.

Deep Isolation has also received the active support of the U.S. federal government, foreign governments and various NGOs, in the form of grants, contract awards and advocacy. Upon Deep Isolation’s expansion into the UK, the Company signed the Nuclear Decommissioning Authority as its first UK client. Continuing its work in Europe, Deep Isolation, with ARAO (the Slovenian radioactive waste management organization), completed a study of the feasibility of implementing DBD solutions in Slovenia, and the European Repository Development Organisation (“ERDO”) Working Group, comprised of members from Croatia, Denmark, the Netherlands, Norway and Slovenia, also commissioned a feasibility study from Deep Isolation. In 2022, Deep Isolation was awarded two ARPA-E contracts: one in partnership with Oklo Inc. and Argonne National Lab (“Argonne”) for the disposal of Oklo’s advanced fuel, and the other in partnership with Idaho National Laboratory, Lawrence Berkeley National Lab and NAC International for canister design. That same year, the DOE awarded two grants to EPRI and Argonne, who subcontracted work to Deep Isolation. In 2023, the UK government awarded Deep Isolation a grant for the purpose of canister development, and Deep Isolation was also awarded an additional contract from ARPA-E and the DOE. In 2024, in partnership with the UK government, Deep Isolation delivered the first prototype canister, and also received a commitment from the U.S. Department of State for paid support to execute consultancy studies with selected countries in Eastern Europe. Additionally, in collaboration with Kairos Power, Deep Isolation received a DOE award to study TRISO fuel disposal. Deep Isolation was also contracted by the IAEA to undertake regulatory gap analysis for DBD. Work under these agreements is ongoing, with the exception of the ARAO study which has been completed.

Business Plan and Growth Strategy

After years of research and development investment in the safety, feasibility and efficiency of DBD and our waste disposal solutions, we believe we are in a leading position to partner with governments and private companies in the nuclear energy and nuclear waste disposal industries. Our business model can be divided into three categories: (i) our end-to-end DBD permanent nuclear waste disposal solution, (ii) our UCS canisters, which can also be used for interim storage of nuclear waste, and (iii) licensing agreements for the utilization of our technology. We anticipate that our ability to flexibly adapt to the needs of our customers will create various revenue streams for the Company and promote wider adoption of our technology and solutions, although no assurances can be given that such expectations will prove to be correct.

Nuclear waste disposal currently is a de facto or de jure government monopoly in every country. We plan to promote the adoption of DBD and establish Deep Isolation as the global leader in DBD. Our growth will be facilitated by directly engaging with potential clients, increasing the reach and effectiveness of our sales through multi-national engagement, and developing and communicating the Deep Isolation brand to make it synonymous with DBD. Our guiding principles in this endeavor are (i) building the widest possible funnel, (ii) focusing aggressively and (iii) leading from the top.

●	Build the Widest Possible Funnel - There are approximately 40 countries with current or planned nuclear power usage, excluding certain countries due to geopolitical considerations. Within each of these countries, budget and decision-making functions are concentrated within just a few organizations. Deep Isolation has identified, communicated with, and qualified each of these potential clients globally.

●	Focus Aggressively - Deep Isolation is focusing time and resources on markets where we have real prospects of significant early sales, using a “high-touch/low-touch” approach. We believe we are opportunistic and agile when responding to changes in demand.

●	Lead from the Top - The political complexity of the nuclear energy industry and the nuclear waste disposal issue means that our success requires the highest level of government relationship management. Government relationships currently are managed personally by at least one member of the Deep Isolation leadership team to facilitate open lines of communication.

We have identified a pipeline of potential customers and are moving them through the four stages to adopting DBD: pre-sales, familiarization, confidence building and product adoption. Within each of the four stages, we have established clear goals and specific actions that we need to take to move the potential customers through the pipeline to the next stage and, ultimately, to adopting Deep Isolation’s DBD solution.

During the first stage, pre-sales, we undertake market sizing and prioritization, market analysis and prospect qualification for potential but unqualified markets in countries that have or plan to have nuclear waste and associated disposal needs. The next stage, familiarization, involves qualified opportunities where we are engaging directly with potential clients. During this stage, key stakeholders, funding and the policy context are mapped, with the focus being introduction of our solutions to such stakeholders to develop both their understanding of our product offerings and our understanding of their needs and priorities. During the third stage, confidence building, we actively collaborate with at least one senior and empowered stakeholder to build support for our solutions. Such collaboration includes joint advocacy for the adoption of our solutions, technical workshopping, development and submission of proposals and, if our efforts are successful, contracting. Product adoption, the final phase, is reached once a client has contracted with us for our products.

The product adoption stage is comprised of a three-part product offering: (i) strategic appraisal, which typically takes approximately 4 to 6 months to complete and involves analysis of the costs and benefits of our DBD solution as compared with other disposal solutions; (ii) operational planning, which takes approximately one year to complete and involves the completion of a comprehensive feasibility assessment, including the preparation of a generic design for our deep borehole repositories, an IAEA-compliant economic and strategic business case and a Generic Safety Case, a commercial model for implementation and a roadmap for all work needed to commission and implement our solutions; and (iii) implementation, which is expected to take approximately 5 to 15 years to complete once undertaken, includes the deployment of an IAEA-compliant disposal or storage system (depending on the customer’s needs) and consultancy services for siting, licensing, construction, hot and cold commissioning, operations, closure, post-closure monitoring and stakeholder engagement. Our complete product adoption strategy, however, is speculative. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

Although we have entered into strategic appraisal contracts with various customers and have entered into one operational planning contract, to date we have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solution. See “Description of Business—Company Overview.”

We believe this phased offering helps customers understand how the DBD solution will operate in practice, providing a ladder of engagement which builds confidence from the client while also generating early income for Deep Isolation. Even if such belief is accurate, no assurances can be given that our business plan will be successful in the foreseeable future.

Our management has been developing internal financial models in collaboration with our supply chain partners to estimate what a “typical” implementation contract might generate in revenue for all of the contract parties providing an implementation for disposal of nuclear waste using our DBD solution. No such implementation contract has been entered into or is in process, so our internal estimates could be inaccurate and, we note, we would not be the only company providing services and products for any implementation project. In our modeling, we have developed estimates on a cost-plus-margin basis for the disposal of the lifetime inventory of spent nuclear fuel from a nuclear power plant. In our model, we anticipate revenues in early contract years would be generated through consultancy fees for planning, process analysis, any necessary design modifications and regulatory engagement and remaining revenues earned evenly over the life of the power plant (which, on average, is approximately 60 years) or 5 to 15 years if the plant is no longer operating. Many variables and uncertainties (including the size of the inventory generated) make any estimate uncertain. Our DBD technology solution still must undergo non-radioactive, full-scale, end-to-end, at-depth demonstration, safety testing, feasibility assessments and regulatory and legal approvals for disposal of HLW and SNF in deep boreholes. Given the dearth of comparable companies operating in the DBD industry, it is difficult to make projections regarding revenue. See “Risk Factors—We operate in an emerging industry, which makes it difficult to evaluate our prospects and the risks and challenges we may encounter.” Even if our revenue projections with respect to implementation contracts are accurate, we can make no assurances that we will enter into any such contracts or, even if we do, that our financial results will be favorable in the foreseeable future. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

Additionally, we expect that governments will continue to support our technology via direct grants and participation in the DBDC. Historically, such grants have provided funding to undertake new engineering design and research and development to expand our technology and patents; undertake prototypic manufacture of our UCS canisters; strengthen our supply chain; and field test elements of our technology. We expect that we will receive further grants in the future that will continue to support our operations. No assurances can be given, however, that such expectations will be realized in the foreseeable future, if at all. Furthermore, the projections and estimates discussed in this prospectus are forward-looking statements that are inherently subject to uncertainties and contingencies, many of which are beyond our control, and investors are cautioned not to place undue reliance on such projections. The projections and estimates reflect a number of assumptions and judgments that may prove to be incorrect, and actual revenues from contracts we enter into may differ materially.

Traction

As noted above, Deep Isolation has three product and service lines: (1) strategic analysis, (2) operational planning and (3) implementation. Of these three product lines, the Company has entered into contracts with customers only for strategic appraisal and operational planning. See also “Description of Business—Company Overview.”

All but one of the Company’s contracts with customers to date have been for strategic analysis services; one has been for operational planning services. These strategic analysis contracts are typically smaller consulting contracts that take a few months to a year to complete and typically focus on limited areas of interest to the customer. Historically, strategic analysis contracts provide for payments between tens of thousands to several hundred thousand dollars. These contracts have been used by customers to have us review potential geology formations for suitability to DBD, the number of boreholes needed for expected waste inventories, the cost of DBD for their expected waste inventory and modeling of the performance of the safety system for waste inventories disposed in boreholes. Deep Isolation has provided services to 20 strategic analysis customers representing 10 countries, including Croatia, Denmark, Estonia, Norway, the Netherlands, Slovenia, the UK, Bulgaria and the U.S.

The services under operational planning will be an analysis of regulatory gaps between existing regulations and those that may be needed for DBD, the safety case for DBD, cost estimates, and geology reviews.

Our strategic analysis and operational planning contracts generally are terminable by the customer upon 30 days’ notice. To date, no such contracts have been terminated by our customers prior to the contractually agreed termination date; however, we cannot assure you that our customer will not terminate their contracts with us in the future.

The Company’s third offering would be implementation services, which includes the deployment of an IAEA-compliant disposal or storage system (depending on the customer’s needs) as well as consultancy services for siting, licensing, construction, hot and cold commissioning, operations, closure, post-closure monitoring and stakeholder engagement. However, to date, we have not yet entered into any implementation contracts with customers. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.” We anticipate that we would enter into an implementation contract to start licensing processes for disposal or storage. The implementation contracts would continue until either the licensing process were terminated or until the process resulted in a disposal or storage license. While potentially implementation contracts could be executed in anticipation of the completion of the non-radioactive, full-scale-at-depth demonstration, we believe that demand for such implementation services will likely not occur until such demonstration testing is successfully completed and commercial adoption of our DBD solution likely will not occur until such demonstration and testing is successfully completed.

Deep Isolation has identified, communicated with and qualified all countries with commercialization potential globally, with the exception of certain countries due to geopolitical considerations and concerns. There are four stages to the adoption of our DBD technologies: pre-sales, familiarization, confidence building and product adoption. Countries in the pre-sales stage have or plan to have nuclear waste that will need disposal. In the familiarization stage, key stakeholders, funding and policies are in process and we have obtained named contacts for the key decision-makers and influencers. With countries in the confidence-building stage, we are actively collaborating with at least one senior and empowered stakeholder to build stakeholder support for our DBD solution. In the final stage, product adoption, a client has contracted with Deep Isolation for one or more products. No assurances can be given however, that successful implementation of such four stages with any country or countries will ultimately lead to a contract or contracts with any of such countries.

In the EMEA market, 8 countries are in the familiarization stage, 9 countries are in the confidence-building stage and 9 countries are in the product adoption stage. In the APAC region, 5 countries are in the familiarization stage, 2 are in the confidence-building stage and 1 has adopted the product. In the Americas, 2 countries are in the pre-sales stage, 2 countries are in the familiarization stage, and 1 country is in the product adoption stage.

At this time, 27 countries that we have engaged with in any of the four stages have not yet participated in any international collaboration on DBD; however, many countries are joining the IAEA research project on DBD and several countries with whom we have engaged are also participants in the DBDC. For example, Denmark, the Netherlands and Norway are DBDC program sponsors, and the UK and U.S. are DBDC project sponsors. DBDC stakeholders are actively seeking to host demonstrations in the Netherlands, Norway and the Philippines.

There are currently six countries that have been excluded from categorization as countries with commercialization potential for geopolitical reasons: China, Iran, Israel, Kazakhstan, Pakistan and Russia. Additionally, France and Sweden have been excluded from such category due to their commitment to geological mined repository solutions.

We have also actively engaged several NGOs, including the EPRI, the ERDO Working Group, the European Joint Programme on Radioactive Waste Management, IAEA, the International Framework for Nuclear Energy Cooperation, the OECD’s NEA and the Nuclear Energy Institute.

Competition

We believe that we are the only market participant currently developing an end-to-end solution for DBD disposal. We have not identified any private companies or governmental entities that currently are engaged in the development of a partial or end-to-end DBD solution for permanent HLW or SNF disposal. Additionally, certain countries, including Finland, Sweden and France, are in various stages of the development and construction of mined repositories for permanent disposal of their respective nation’s nuclear waste. However, none of these countries is developing a partial or end-to-end DBD solution for HLW and SNF disposal.

We do not believe that the mined repositories these countries are developing pose a significant competitive risk to our business, as those projects are limited in scope to disposal of that specific country’s nuclear waste. International nuclear safety law reflects the principle that each nation bears primary responsibility for the safe management and disposal of spent nuclear fuel and radioactive waste generated within its territory. This principle is embodied in the Joint Convention on the Safety of Spent Fuel Management and on the Safety of Radioactive Waste Management and reinforced by the IAEA’s Fundamental Safety Principles, which emphasize the obligation of governments to establish and maintain national legal and regulatory frameworks for radioactive waste disposal.

While international law permits countries, on a voluntary basis, to enter agreements to dispose of waste outside their borders, such arrangements require explicit governmental consent, national legislation and regulatory approval, and there is no obligation on any country to accept another country’s waste. Although multinational repositories have been discussed in the past, past proposals have failed due to political sensitivity, public opposition and national security concerns. As a result, the prevailing international practice remains that countries plan and implement disposal solutions primarily for their own radioactive waste. That is the case for all mined geological repositories currently in development (for example, those in countries such as Canada, France, Finland, Sweden and Switzerland) which are designed, licensed and financed to dispose only of those countries’ own radioactive waste inventories.

Even if countries decided to consider multinational repository disposal, at this time we do not believe any such initiative would pose a significant competitive threat to our solution. In this regard, we note:

●	Multinational repository efforts remain limited in scope. Multinational repository concepts have been studied or proposed from time to time, including the South Australia Royal Commission’s examination of hosting an international repository and European efforts to evaluate shared disposal solutions for commercial spent nuclear fuel or high-level radioactive waste has been licensed or constructed. However, these initiatives have been limited and, if actual projects were to move from concept to project stages, we do not believe these projects materially reduce the need for disposal solutions in other countries we are targeting.

●	Multinational initiatives, if successful, may provide competitive challenges, as well as potential sales opportunities.

●	Challenge: If a multinational approach were successful and such approach relied solely on mined repository technology, we could lose potential customers that elect to ship their HLW or SNF to that repository instead of developing their own repositories using our DBD technology. We are unable to identify how many countries this could impact, but we expect smaller inventory countries would be the most interested in such an approach since we have seen that, historically, those countries, such as the members of the ERDO Working Group, are the most interested in multinational options.

●	Our DBD solution potentially offers advantages to a multinational repository, including cost-effectiveness and a modular design allowing for phased expansion as more national inventories are added. For example, the ERDO, which is evaluating shared disposal concepts for its member countries, is a customer of Deep Isolation and a member of the DBDC, alongside Deep Isolation and other stakeholders interested in promoting full-scale demonstration of DBD technology. A published study prepared for ERDO by Deep Isolation in 2021 concluded that our DBD solution could accommodate all the spent nuclear fuel, high-level radioactive waste, and long-lived intermediate-level waste inventories of ERDO member countries, with potential cost and schedule advantages relative to conventional mined repositories. However, no assurances can be given that multinational repositories will use our DBD solution. See “Risk Factors—We operate in an emerging industry, which makes it difficult to evaluate our prospects and the risks and challenges we may encounter.

Based on what we understand about interest in potential multinational approaches that have been discussed to date, we do not currently expect that such interest will impact the need for nuclear waste disposal solutions in countries we are targeting as potential customers of our DBD solution. However, no assurance can be given that such expectation will prove to be correct or that the negative impact on our market will not be larger than we expect. See “Risk Factors—We operate in an emerging industry, which makes it difficult to evaluate our prospects and the risks and challenges we may encounter.”

The Commonwealth Scientific and Industrial Research Organisation (“CSIRO”), Australia’s national science agency, is currently engaged in research for DBD of Australia’s intermediate waste, but Australia currently does not have HLW or SNF to dispose of and, to our knowledge, CSIRO is not currently researching DBD as it pertains to HLW or SNF disposal. Furthermore, to the extent that other private-sector companies may decide to enter the DBD market, we believe that our extensive catalogue of intellectual property rights serves as a formidable barrier to entry allowing us to realize a first-mover advantage in the market. However, there can be no assurances that we will in fact realize any such advantage.

In terms of non-implementation products and services, our competitors include providers of interim storage and transportation services and mined repository consulting services. To our knowledge, none of these competitors provide implementation support or are otherwise engaged in the development of a partial or end-to-end DBD solution. Many of these companies provide services and products complementary to our own solution, which has in the past and may in the future provide opportunities for strategic partnership opportunities. For example, NAC International provides interim storage and transportation services but is not actively engaged in the DBD market aside from their investment in the Company and our supply chain and manufacturing partnership. We believe that partnering with other companies like NAC International who are active and experienced in the nuclear waste space allows us to provide a superior product compatible with existing solutions.

Deep Isolation’s Competitive Edge

We believe our world-class team, superior technology, and strategic partnerships position us well to capture significant market share in the nuclear waste disposal industry, particularly with respect to DBD. We employ mature, proven technologies such as directional drilling that are commonly used in other industries, and we believe our solution is the only permanent disposal solution ready for near-term deployment. Our UCS currently is the only triple-purpose canister system in the world compatible with new, advanced reactor spent fuels, with the ability to integrate with transport systems, interim dry cask storage and disposal in deep boreholes or mined repositories, which presents a significant cost-savings opportunity for our customers, and greatly exceeds strict regulatory standards for radioactive isotope exposure according to our management’s models, testing and projections. Specifically, according to management’s estimates, assuming storage of 1,000 pressurized water reactor assemblies of SNF (weighing 0.4 MTHM per assembly) and 20 years of interim storage prior to final disposal, the total cost of storing and disposing of the waste generated by such assemblies is approximately $374 million in total, or $934,000 per MTHM. In contrast, according to management’s projections, we estimate that the total cost of disposing of the same amount of waste via our DBD technologies is approximately $276 million in total, or $690,000 per MTHM.

Furthermore, we expect that our intellectual property portfolio will serve as a significant barrier to entry for future market participants. Our intellectual property protections also provide the opportunity to generate passive income through licensing agreements, while promoting broad adoption of our nuclear waste disposal solution. For example, we have a licensing partnership with Amentum with initial targets for joint work in Europe and the APAC region that represent a combined addressable market estimated to be worth approximately $30 billion, according to management’s projections. In addition to having best-in-class technology and strong strategic partnerships, and significant deployment contracts, we have also assembled a high integrity, talented team, with a wealth of experience and a history of execution in creating innovative products and businesses.

Notwithstanding the expectations and beliefs described above, no assurance can be given that same will prove to be correct or, even if so, that our results of operations will be favorable in the foreseeable future.

Government Regulations

We are subject to a wide variety of U.S. and foreign laws and regulations relating to various aspects of our business, including with respect to the use and possession of radioactive materials; design, manufacture, operations, marketing and export of materials for the storage of nuclear waste; employment and labor; tax; data security of the operational and information technology we use; health and safety; and zoning and environmental issues.

United States Regulations

The Atomic Energy Act (“AEA”), codified at 42 U.S.C §§ 2011-2259, provides the basis for nuclear material regulation from development through disposal in the U.S. The AEA was enacted in 1946 and established civilian control over nuclear materials, necessitating the creation of an independent regulatory agency (the Atomic Energy Agency, replaced by the Nuclear Regulatory Commission by the Energy Reorganization Act of 1974). The AEA was amended in 1954 to better enable development of civilian nuclear power. Though the AEA has remained fairly static since 1954, other acts have been established from the basis provided by the AEA.

The NWPA forms the overarching basis for regulation of nuclear waste disposal. The NWPA directed the U.S. Environmental Protection Agency (“EPA”) to develop radiological protection standards for nuclear waste disposal candidate sites (achieved through 40 C.F.R Parts 191 and 197) and directed the NRC to oversee the repository licensing process (governed by 10 C.F.R. Parts 60 and 63). The NWPA also assigned the DOE authority to site, build, and operate a deep geologic repository for HLW and SNF. The NWPA provided guidance and a directive for establishing a deep geologic repository in the U.S. and, per a 1987 amendment, designated Yucca Mountain as the chosen site. Importantly, an amendment to the NWPA prohibits the DOE from conducting site-specific activities at a repository site other than Yucca Mountain unless authorized by Congress. Lastly, the NWPA charges the U.S. federal government with responsibility for the final disposal of commercially produced HLW materials, including SNF, and requires the owners of nuclear facilities to enter into disposal contracts with the DOE for such materials. NWPA established the Nuclear Waste Fund (the “Fund”) to cover spent fuel and HLW disposal costs related to repository construction and operation through the collection of a $0.001 fee per kWh of nuclear electricity generated. However, fund collections were halted in 2013 by a U.S. federal court until the DOE complies with its obligation to dispose of nuclear waste or until Congress enacts an alternative waste management plan. Congressional enactment of an alternative waste management plan through amendment of the NWPA is central to the Company’s ability to conduct permanent disposal activities. Given the need for Congressional action, the Company expects that the NWPA will remain in its present form for the foreseeable future and expects the continued division of responsibilities between the EPA, NRC and DOE with respect to repository selection, construction, licensing and monitoring. However, Congressional action could reasonably be expected to be initiated as a matter of priority following the issuance of the nuclear energy-related Executive Orders on May 23, 2025, namely the order titled “Reinvigorating the Nuclear Industrial Base” (the “Executive Order”), which, in part, requires that the DOE and DOD together with the Department of Transportation and Office of Management & Budget: (i) recommend a national policy for management of SNF and HLW, (ii) identify legislative changes needed to implement this policy and (iii) make recommendations for efficient disposal of wastes generated by recycling and reprocessing. The Company reasonably anticipates that the policy updates related to the Executive Order and any related legislative action could assist in developing a market for the Company’s DBD technologies; however, there can be no assurance that the report required by the Executive Order or any related legislative action will have the effect of developing such market or otherwise furthering the adoption of the Company’s solutions. Defense-related wastes, such as remote-handled TRU, calcine waste, cesium-strontium capsules and surplus plutonium, can currently be disposed of in the U.S. without change to the NWPA.

The current NRC standard for disposal of HLW in geologic repositories is codified at 10 C.F.R. Part 60 (“Part 60”). At a high level, this standard covers site characterization and license applications, construction, license amendment and termination for permanent closure, participation from state and tribal governments, quality assurance, technical criteria and performance confirmation. While not explicitly stated in the regulation, Part 60 is written as if its target applicability is for a mined repository, in part because deep borehole repositories were not viewed as viable options when Part 60 was written. Part 60 covers many relevant processes to the Company’s solutions, particularly in technical criteria and performance confirmation, including repository siting and design, waste package design, pre- and post-closure controls and monitoring of waste and repository integrity. The NRC standard for disposal of HLW specifically at the mined Yucca Mountain Waste Repository site in Nevada is codified at 10 C.F.R. Part 63 (“Part 63”). Part 63 demonstrates compliance with Part 60 guidance and adds specificity in aspects such as site construction, licensing, and quality assurance. Though Yucca Mountain is no longer set to receive HLW, the precedent of its standard as documented in Part 63 provides the Company with a basis for documentation processes and expectations.

NRC requirements for packaging and transportation of radioactive material, codified at 10 C.F.R. Part 71 (“Part 71”), apply to any shipping containers, configurations, methods and routes for shipping radioactive material off-site and require demonstration of compliance through a Certificate of Compliance. A Part 71-compliant container must demonstrate design and manufacturing robustness through a series of analyses and tests for a variety of both normal and hypothetical accident conditions, including drops, water immersion, and extreme temperatures. The NRC licensing requirements for the independent storage of SNF, HLW, and reactor-related Greater-than-Class-C waste, codified at 10 C.F.R. Part 72, cover siting criteria and analysis, waste package design, material accountability and inventory, physical security, quality assurance, emergency planning and license renewal. Pursuant to these licensing requirements, independent storage facilities may be granted a license to operate for up to 40 years, with the potential for an additional 20 year renewal period to be granted. Our UCS canisters were designed and developed in partnership with NAC International to be compliant with the waste loading limitations, quality requirements, documentation, testing and package safety with respect to structural, thermal, criticality and shielding requirements of Part 71, and are capable of up to 60 years of interim storage prior to disposal.

10 C.F.R. Part 961 (“Part 961”) provides the standard contract for disposal of SNF and/or HLW along with criteria for SNF and HLW, including a minimum fuel cooling time of 5 years in a spent fuel pool prior to packaging for dry storage or disposal. Forms from Part 961 also require documentation of projected discharge and refueling dates, dimensions and mass of nuclear material, type of nuclear material, transportation timing and logistics and burnup attributes. The standard contract contained in Part 961 may need certain revisions to accommodate advanced reactor waste.

The EPA-regulated environmental radiation protection standards for management and disposal of SNF, HLW, and Transuranic (“TRU”) radioactive waste are codified at 40 C.F.R. Part 191 (“Part 191”). The WIPP in Carlsbad, New Mexico is the U.S.’s repository for the disposal of transuranic waste and operates in accordance with 40 CFR Part 191. Part 191 sets forth containment requirements (including release limits by radionuclide) over a 10,000-year period, assurance requirements (including loss of credit for institutional controls after 100 years), individual protection requirements (including dose limits), and considerations for groundwater protection that are relevant to the Company’s solutions and affect our assumptions for modeling, UCS design and loading limitations, and cost projections.

40 C.F.R. Part 197 (“Part 197”) provides EPA public health and environmental radiation protection standards specifically for the Yucca Mountain Nuclear Waste Repository site. Similar to the way Part 63 provides a specific example of the application of general guidance to a specific site, Part 197 applies the guidance of Part 191 to Yucca Mountain. Part 197 provides specific dose limits for the first 10,000 years after disposal and for the following time period, circumstances of human intrusion and radionuclide limits by representative volume, which may assist the Company augmenting its safety case over longer time periods.

In the United States, our primary focus for the near and intermediate term is advocating for legislative and regulatory change that would permit DBD implementation for waste streams governed by the NWPA. We intend to continue engaging with legislators, regulatory agency officials and other government officials to pursue such changes.

International Regulations

On an international level, the IAEA and a number of other international organizations such as the European Nuclear Safety Regulators Group and the Western European Nuclear Regulators Association develop guidance and publish international standards on best practices regarding nuclear safety and radioactive waste management used by national regulators in worldwide for developing national standards and practices. Additionally, the NEA similarly shares processes and procedures relating to nuclear safety and nuclear waste management among its 28 member countries.

The EU has also promulgated legislation contained in a series of directives applicable to all EU Member States. Such legislation includes the Revised Basic Safety Standards Directive (Council Directive 2013/59/Euratom), which broadens the application of prior safety directives to a range of radiation sources and categories of exposure, including occupational, medical, public and environmental exposure. Additionally, the EU’s Radioactive Waste and Spent Fuel Directive (Council Directive 2011/70/Euratom) requires all EU Member States to have a national policy for spent fuel and radioactive waste management and to develop and implement national programs for the management of nuclear waste. Such programs are required to cover all types of spent fuel and radioactive waste under a given Member State’s jurisdiction and all stages of spent fuel and radioactive waste management from generation to disposal. Pursuant to the Radioactive Waste and Spent Fuel Directive, every three years EU countries submit national reports on the implementation of the directive to the European Commission, and the European Commission prepares a report on the overall implementation of the directive and an inventory of radioactive waste and spent fuel present in each country. Transportation of nuclear waste is primarily governed by the EU’s Directive on Shipments of Radioactive Waste and Spent Fuel (Council Directive 2006/117/Euratom) establishes a system of prior authorization for such shipments in Europe; requires operators to notify national agencies about shipments of radioactive materials which depart from, go through, or arrive in the EU; allows EU countries to ship spent fuel to each other for reprocessing and to organize the return of resulting radioactive materials, and to send shipments of radioactive materials that do not comply with the directive back to their country of origin; and prohibits the export of radioactive waste to countries in Africa, the Caribbean and the Pacific, Antarctica and to any other country that does not have the resources to safely manage such waste.

At the international level, we are focused in the near term on collaborating with the IAEA and other similar organizations to update guidance regarding the licensing review and approval of DBD project proposals, as current guidance and review checklists are specific to mined repositories. In the intermediate term, regulatory hurdles are expected to include applying for and obtaining regulatory licenses, permits and approvals for any DBD implementation contracts, to the extent we enter into such contracts during that period.

Local Requirements

In addition to the regulatory matters noted above, there may also be local requirements for construction permits, water usage, stormwater discharge or other matters that will need to be satisfied in order to fully implement our DBD solution at a specific site.

Intellectual Property

Deep Isolation has an extensive portfolio of intellectual property, which we believe serves as a significant barrier to entry while also creating significant licensing opportunities for the Company. As of February 3, 2026, we hold a portfolio of 91 patents issued by the U.S. and international governments, and we have 48 more patents in development stages. Our intellectual property is comprised of inventions, processes, designs and other specifications related to formation suitability, repository design, canister design, emplacement and monitoring. More specifically, our patents cover multiple techniques for deep horizontal borehole disposal in many countries grappling with the nuclear waste disposal issue. Further, most of our patents support all borehole architectures, while some are specific to borehole shape (vertical, slanted or horizontal) and some are specific to disposal formation geology. Our UCS canister designs are also patented and can be used for temporary storage as well as DBD disposal. Additionally, Freestone holds a patent issued for the automatic, cable-deployed hexavalent chromium sensors for use in wells or water bodies that it developed.

The Company’s portfolio of intellectual property also presents an opportunity for collaboration with governments, state-run utilities and leading companies in the nuclear energy industry through licensing agreements. We believe such collaboration can help to facilitate broader adoption of Deep Isolation’s disposal solution. Licensing opportunities include licenses for reselling our products and delivery of our products to commercial operators. For example, Deep Isolation has a licensing partnership in place with Amentum, a leading global technical and engineering services provider, for joint work in Europe and Asia. Further, licensing opportunities present an opportunity for governments to utilize our technology when they otherwise need to use their own local supply chain for nuclear waste disposal products and systems. Pursuant to the NAC Cooperation Agreement, we hold a license to use certain intellectual property of NAC International, and NAC International holds a license to use certain of our intellectual property. For a description of the terms of the NAC Cooperation Agreement, see “Deep Isolation’s Solution—Manufacturing.”

Employees

As of February 3, 2026, the Company has 39 employees, 28 of whom are employed on a full- or part-time basis by Freestone; 9 of whom are employed on a full-time basis and 1 of whom is employed on a part-time basis by Deep Isolation; and 1 of whom is employed on a full-time basis by Deep Isolation EMEA. Currently, all of our employees are located in the U.S., with the exception of one employee located in the UK. By primary job function, about 65% of our employees have engineering or product roles and 35% have business development or other administrative roles. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good. We value and support hiring exceptional talent to develop our core technology and drive our business growth. We strive to meet these objectives by offering competitive pay and benefits in an inclusive and safe workplace. In addition, we provide opportunities for our employees to grow and develop their careers.

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry. We use a combination of cash and equity compensation and other benefits to attract, motivate and retain our employees, including stock option awards, retirement programs, paid time off and health and wellness benefits.

Employee Recruitment, Retention, and Development

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We have enjoyed high employee retention since our inception and monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff.

Safety, Health, and Wellness

We prioritize safe working conditions. We are committed to an injury-free workplace and provide comprehensive workplace training and support to reduce or eliminate health and safety risks.

Property

The Company does not own or lease any material real properties. We currently operate in a decentralized fashion, with all employees primarily working remotely with the exception of Freestone employees. We believe such remote operations provide valuable flexibility to our employees and overhead cost savings for the Company. The Company maintains a nominal office space located in Berkeley, California. Freestone leases an office space in Richland, Washington, where the majority of Freestone employees work.

We plan to continue the remote operation of DI Nuclear, Deep Isolation, Inc. and Deep Isolation US LLC in the near and medium term. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

Available Information

Our website is www.deepisolation.com, and we can be contacted at info@deepisolation.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.deepisolation.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements for the year ended December 31, 2024 and 2023 as well as the unaudited interim condensed financial statements for the nine months ended September 30, 2024 and 2025 and the related notes thereto, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this prospectus. You should review “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations. The financial information included herein is shown in thousands (000s) unless otherwise indicated.

Overview

The Merger

On July 23, 2025, the Company, Acquisition Sub and Deep Isolation entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Deep Isolation, with Deep Isolation continuing as the surviving corporation. As a result of the Merger, Deep Isolation became our wholly owned subsidiary and will continue its existing business operations. Additionally, we changed our name to Deep Isolation Nuclear, Inc. and will continue to be a public reporting company.

At the Effective Time of the Merger, we issued 44,247,429 shares of our common stock to existing holders of Deep Isolation Capital Stock (including to holders of 2018 EIP Options who elected to exercise their options before the Effective Time of the Merger). We also assumed the Assumed Options and reserved a total of 10,752,566 shares of our common stock under the 2025 EIP, of which 5,752,566 of such shares of our common stock were issuable upon the valid exercise of the Assumed Options. After the Merger, Private Placement and Related Transactions, we issued an additional 92,295 shares upon the exercise of options, so that as of February 3, 2026, 10,660,271 2025 EIP Option Shares were reserved but unissued for future issuances of awards under the 2025 EIP. Aspen’s existing stockholders continued to hold an aggregate of 2,166,667 Retained Pre-Merger Shares, and on the Closing Date we also issued 83,333 Advisor Shares to Mr. Kashani in consideration for services rendered in connection with the Merger.

The Private Placement

Immediately following the Effective Time of the Merger, we sold 11,012,387 shares of our common stock at a price of $3.00 per share in the Private Placement. In connection with the Private Placement, we also issued to (i) each of the Placement Agents A Warrants to purchase an aggregate of 829,730 shares of our common stock at an exercise price of $3.00 per share and (ii) certain of the Placement Agents B Warrants to purchase an aggregate of $500,000 worth of shares of our common stock at an exercise price of $0.0001 per share.

The table directly below presents a fully-diluted capitalization table after giving effect to the Merger, the Private Placement, and adoption of the 2025 EIP, and related transactions:

Pro Forma Ownership Immediately after the Merger, the Private Placement and adoption of the 2025 EIP	Shares	Fully Diluted %
Deep Isolation Stockholders	44,247,429	63.89%
Private Placement Investors	9,161,570	13.23%
Deep Isolation Investors(1)	1,850,817	2.67%
Retained Pre-Merger Shares	2,166,667	3.13%
Advisor Shares	83,333	0.12%
Placement Agent A Warrants	829,730	1.20%
Placement Agent B Warrants	166,667	0.24%
2025 EIP Option Shares Reserved But Unissued(1)	10,752,566	15.53%
Total shares outstanding or unissued but reserved for issuance	69,258,779	100%

(1)	Existing officers, directors and stockholders of Deep Isolation and their respective friends and family who participated in the Private Placement are referred to herein as the “Deep Isolation Investors.”

(2)	Includes 5,752,566 shares of common stock issuable upon the exercise of the Assumed Options as of the Closing Date. After the transactions described above, we issued an additional 92,295 shares upon exercise of options, so that as of February 3, 2026, 10,660,271 2025 EIP Option Shares were reserved for future issuances of awards under the 2025 EIP.

Accounting Considerations

The historical financial statements and related footnotes included herein include descriptions of Deep Isolation’s previously outstanding Capital Stock; however, in connection with the Merger, all shares of Deep Isolation’s Capital Stock, including all shares of Deep Isolation’s Preferred Stock, were converted into shares of our common stock. See “Description of the Merger, Private Placement and Related Transactions” above for detailed information regarding the Transactions and the related conversion of the shares of Deep Isolation’s Capital Stock.

For financial reporting purposes, the Merger was treated as a recapitalization and reverse acquisition. Deep Isolation is considered the acquirer for accounting purposes, meaning that the historical financial results of Deep Isolation prior to the Merger are considered our historical financial results under applicable accounting principles. Thus, a discussion of the past financial results of Aspen is not pertinent.

Background

Global demand for reliable, clean energy is growing rapidly, fueled by increased power demand (including from AI and data centers) climate change and extreme weather events, recent geopolitical events, and increased load forecasts. Nuclear energy is, as the Company believes it should be, a critical contributor to the energy future. One of the biggest challenges to the adoption and deployment of nuclear energy solutions has been managing the disposal of nuclear waste.

From its founding in 2016, Deep Isolation’s mission has been—and continues to be—to revolutionize the disposal of nuclear waste through the development and commercialization of innovative solutions for temporary storage and transportation of HLW, including SNF, and for permanent disposal of HLW in deep underground boreholes.

Following years of research and technical due diligence, Deep Isolation developed a solution for the permanent disposal of nuclear waste by packing the waste into patent-protected, corrosion-resistant canisters and then employing directional drilling to isolate the canisters in deep boreholes drilled into suitable rock formations deep underground. This technology will allow nuclear waste to be stored much deeper below the Earth’s surface than waste stored in mined repositories, increasing the safety of nuclear waste storage. The Company’s patented canisters can also be used for above-ground interim storage with no repackaging (or minimal repackaging where alternative canisters have been used for interim storage purposes). Deep Isolation believes its solutions will offer viable nuclear waste disposal solutions, reducing both human exposure to radioactive isotopes and the overall cost of nuclear waste disposal.

To date and for the foreseeable future, we will pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and NGOs to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally. We have also entered into strategic appraisal and operational planning contracts with customers; however, we have not yet entered into a binding implementation agreement with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our solutions, and there is no guarantee that we will be able to do so in the future. For further detail on such contracts, see “Description of Business.” See also “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

Deep Isolation’s wholly owned subsidiary, Freestone, is a multi-discipline environmental and water resources consulting firm to federal, state, municipal and private clients. We believe its array of services is complimentary to Deep Isolation’s core disposal solution business. The Company receives cash flows from Freestone’s operations that are supplemental to cash flows produced by the Company’s core business, which reduces the Company’s consolidated use of cash and results in lower fundraising needs.

Our leadership team has a combined 100+ years of direct experience with nuclear solutions and engineering, government and community engagement and global strategy development. Our advisory board includes preeminent experts and Nobel laureates in nuclear science, technology and policy, as well as business leaders and entrepreneurs. We believe that the depth of our expertise and our technology solutions uniquely position us to become the market leader in the nuclear waste storage and disposal industry.

Our Current Business

The Company currently offers and has sold the following products and services, in addition to the services offered by Freestone: (i) licenses to utilize its UCS canisters and DBD technology, (ii) strategic appraisal, which involves analysis of the costs and benefits of our DBD solution as compared with other disposal solutions; and (iii) operational planning, which involves the completion of a comprehensive feasibility assessment, including the preparation of a generic design for our deep borehole repositories, an IAEA-compliant economic and strategic business case and a Generic Safety Case, a commercial model for implementation and a roadmap for all work needed to commission and implement our solutions. Over the next twelve months, we anticipate that we will continue to provide these services to existing and new customers as we also work to advance the necessary preparations for our non-radioactive, full-scale, at-depth demonstration. We also plan to continue engaging with domestic and foreign lawmakers to advocate for the legal and regulatory changes necessary to allow for the commercialization of DBD and to update regulatory guidance on nuclear waste disposal methods. We expect that our operations in the near term will be funded by additional government grants, contract awards and strategic appraisal and operational planning contracts. To the extent additional funding is needed and subject to market and other conditions, the Company may also pursue offerings of its debt and equity securities from time to time to support operations and capital expenditures.

Next Steps

The Company also offers implementation services, which includes the deployment of an IAEA-compliant disposal or storage system (depending on the customer’s needs) and consultancy services for siting, licensing, construction, hot and cold commissioning, operations, closure, post-closure monitoring and stakeholder engagement. To date, we have not yet entered into any implementation contracts with customers. While implementation contracts could be executed and related consultancy services could begin on a small scale prior to the completion of the non-radioactive, full-scale, at-depth demonstration in anticipation of the successful completion of such demonstration and related safety testing, demand for and commercial adoption of our DBD solution likely will not occur until such demonstration and testing is complete. We expect that a successful non-radioactive, full-scale, at-depth demonstration of our DBD solution, if successful, will spur demand for our implementation services in the coming years.

Net of expenses incurred, we received approximately $27,737 thousand in net proceeds from the Private Placement that we expect to use to execute the next step in our business plan, which has the following significant elements:

●

Full-Scale Demonstration — we expect to use the net proceeds from the Private Placement primarily to fund a non-radioactive, full-scale, at-depth demonstration of our DBD technologies. See “Description of Business—Demonstration Initiative.” We have begun the process of developing a demonstration facility in Texas to facilitate such demonstration, which involves constructing a new well at the facility that will be used for non-radioactive, full-scale, at-depth demonstrations and related safety testing. We expect that construction, preparation and initial demonstration will take approximately three years to complete We expect to incur demonstration costs, including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, travel and other related costs, of approximately $8.1 million, $7.4 million and $3.6 million in the first three years, respectively, of the project. We believe that full-scale demonstrations of our DBD technologies will validate the safety and feasibility of our solution and foster enhanced engagement and support both from potential clients identified in our pre-sales engagement stage and current clients who have engaged us for strategic appraisal and operational planning services.

●	Increased Client Engagement — we expect that a non-radioactive, full-scale, at-depth demonstration of our DBD technologies, if successful, would further support the execution of our sales pipeline, including active proposals for commercial contracts and additional governmental subsidies. We believe such demonstrations will also foster enhanced client engagement generally and facilitate advancement of clients through the familiarization, confidence-building and product adoption stages of our client engagement process.

●	Product Adoption — ultimately, our goal is to be the leading provider of permanent HLW and SNF disposal services globally. We believe that the broader client engagement expected to result from non-radioactive, full-scale, at-depth demonstrations of our DBD technologies will result in additional strategic appraisal and operational planning contracts,. Ultimately, we plan to pursue implementation contracts. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful.”

However, we anticipate that we will continue to experience operating losses in 2025 and 2026 as we seek to implement our long-term strategic plan. Additionally, the adoption of our technologies in the United States will require Congressional action in the form of legislative changes, which we cannot guarantee will occur or, even if they do occur, be favorable to our objectives and business plan. As a result, we may not achieve the growth potential we expect or may grow more slowly than expected, and it is difficult to project the success of our business model and operations. See “Description of Business—Government Regulations” above for further discussion of current regulatory limitations on our operations. Our ability to promote and facilitate the adoption of our technologies, as well as our future success and financial performance, is dependent upon numerous factors, including those discussed under the caption “Risk Factors.”

Components of Results of Operations

Revenue

The Company derives its revenue primarily from environmental remediation supporting services, consulting services and technology development grants related to nuclear waste disposal services globally. Revenue is recognized when the Company satisfies its performance obligations to its customers, which generally occurs at a set delivery of the deliverables as specified in its customer contracts, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company reports any tax assessed by a governmental authority that the Company collects from its customers that is both imposed on and concurrent with its revenue-producing activities (such as sales, use, value-added and excise taxes) on a net basis (meaning the Company does not recognize these taxes in either its revenues or its costs and expenses).

Operating Expenses

Cost of services includes all direct costs incurred in delivering the Company’s nuclear waste disposal solutions. These costs are primarily comprised of salaries, subcontractor fees, and direct costs which are directly attributable to the provision of the services described above.

Depreciation and amortization expenses include depreciation of property, plant and equipment and amortization of intangible assets. Depreciation is based on the estimated useful lives of the assets using the straight-line method. All intangible assets are amortized on a straight-line basis over their respective estimated useful lives.

Selling, general and administrative expenses primarily consist of costs associated with administrative staff salaries, facilities, utilities, insurance, marketing & advertising, stock-based compensation, legal fees and other office expenses related to the Company’s business functions. Selling, general and administrative expenses also include research and development expenses which include legal fees and registration fees related to the Company’s pursuit and filing of a patent.

Other Income (Expense), Net

Other income (expense) consists primarily of interest income, interest expenses, foreign currency exchange gain (loss), and other miscellaneous expenses.

Comparison of the Nine Months Ended September 30, 2025 and 2024

The following table sets forth our summarized consolidated financial information for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Revenue	$4,837	$5,491	$(654)	(12)%
Cost of services	(2,118)	(2,851)	733	26%
Gross profit	2,719	2,640	79	3%

Operating Expenses:
Depreciation and amortization expense	88	82	6	7%
Selling, general and administrative expenses	5,701	2,952	2,749	93%
Total operating expenses	5,789	3,034	2,755	91%

Loss from operations	(3,070)	(394)	(2,676)	(679)%

Other income (expense)	235	40	195	488%
Net loss before income taxes	(2,835)	(354)	(2,481)	(701)%

Provision for income taxes	1	1	-	-%
Net loss	$(2,836)	$(355)	$(2,481)	(699)%

Other comprehensive income (loss):
Foreign currency translation adjustments	120	51	69	135%
Total other comprehensive income (loss)	120	51	69	-%
Net loss and other comprehensive loss	$(2,716)	$(304)	$(2,412)	(794)%

Revenue

Revenue decreased by approximately $654 thousand, or 12%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The decrease in revenue was primarily attributable to a decrease in the scope of work for Freestone’s contracts and an increase in the number of fixed-price contracts as compared to variable-price contracts during the period, partially offset by a slight increase in the amount of Deep Isolation’s contracts. Deep Isolation’s increase in revenue is due to existing contracts that continue to be executed and the work scopes on those contracts included increased revenues and deliverables toward the end of the projects.

Operating Expenses

Cost of services decreased by approximately $733 thousand, or 26%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The decrease in cost of services was primarily attributable to a decrease in the scope of work for Freestone’s contracts during the period. The decrease in Freestone’s scopes of work resulted in fewer billable hours for existing employees and a reduced need for subcontractors, and thus a reduction in overall cost of services.

Depreciation and amortization expense remained relatively constant for the for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. Depreciation and amortization expense includes depreciation of property, plant and equipment and amortization of intangible assets.

Selling, general and administrative expenses increased by approximately $2,749 thousand, or 93%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase in selling, general and administrative expenses was primarily attributable to higher accounting, audit, legal and travel expenses associated with the Merger.

Other Income, Net

Other income, net increased by approximately $195 thousand, or 488%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024, due to interest income received from the investment of the Merger proceeds.

Net Loss

Net loss increased by $2,481 thousand, or 699%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024, due to the fluctuations described above under “Revenue,” “Operating Expenses,” and “Other Income (Expense), Net.”

Comparison of the Years Ended December 31, 2024, and 2023

The following table sets forth our historical consolidated statements of operations data for the periods indicated (in thousands):

	Years Ended December 31,
	2024	2023	$ Change	% Change
Revenue	$7,053	$5,375	$1,678	31%
Cost of services (exclusive of depreciation shown separately below)	(3,665)	(3,068)	(597)	19%
Gross profit	3,388	2,307	1,081	62%

Operating Expenses:
Depreciation and amortization expense	110	104	6	6%
Selling, general and administrative expenses	4,344	5,382	(1,038)	(19)%
Loss on conversion of SAFE notes	-	379	(379)	(100)%
Total operating expenses	4,454	5,865	(1,411)	(24)%

Loss from operations	(1,066)	(3,558)	2,492	(70)%

Other income (expense), net	73	3	70	2,333%
Net loss before income taxes	(993)	(3,555)	2,562	(72)%

Provision for income taxes	(1)	(1)	-	-%
Net loss	$(994)	$(3,556)	$2,562	(72)%

Other comprehensive income (loss):
Foreign currency translation adjustments	(18)	124	(142)	(115)%
Total other comprehensive income (loss)	(18)	124	(142)	(115)%
Net loss and other comprehensive loss	$(1,012)	$(3,432)	$2,420	(71)%

Revenue

Revenue increased by approximately $1,700 thousand, or 31%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase in revenue was primarily attributable to new contracts and grants, as well as an increase in the scope of work for existing clients for both Deep Isolation and Freestone. Deep Isolation was awarded six new contracts in 2023, of which most continued into 2024. Three of the contracts were awarded in conjunction with advanced reactor grants from the DOE, and the associated projects are generally back-end loaded as disposal aspects are more defined towards the end of the project. Further, during the year ended December 31, 2024, Freestone had additional work at the DOE Hanford cleanup site that included the installation of additional monitoring wells and data quality reviews.

Operating Expenses

Cost of services increased by approximately $600 thousand, or 19%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase in cost of services was primarily attributable to additional labor and subcontractors required to execute new contracts and grants, as well as an increase in the scopes of work for existing clients of Deep Isolation and Freestone. The Company generally has staff on hand to support a baseload of work from existing contracts, but also hires subcontractors for specialized needs or when contracts require more than short-term baseloads.

Depreciation and amortization expense remained relatively constant for the year ended December 31, 2024, compared to the year ended December 31, 2023. Depreciation and amortization expense includes depreciation of property, plant and equipment and amortization of intangible assets.

Selling, general and administrative expenses decreased by approximately $1,000 thousand, or 19%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease in selling, general and administrative expenses was primarily attributable to the decrease in stock-based compensation expense as most of the stock options under the Company’s 2018 EIP fully vested during the year ended December 31, 2023.

Loss on conversion of SAFE notes decreased by approximately $400 thousand, or 100%, for the year ended December 31, 2024, compared to the year ended December 31, 2023 because all of the Company’s SAFE notes were converted in the prior period.

Other Income (Expense), Net

Other income (expense), net increased by approximately $70 thousand, or 2,333%, for the year ended December 31, 2024, compared to the year ended December 31, 2023, due to other income resulting from insurance recoveries.

Net Loss

Net loss decreased by $2,600 thousand, or 72%, for the year ended December 31, 2024, compared to the year ended December 31, 2023, due to the fluctuations described above under “Revenue,” “Operating Expenses,” and “Other Income (Expense), Net.”

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of our equity and debt securities. Our primary requirements for liquidity and capital are to finance working capital and capital expenditures associated with operating and managing the Company, as well as for general corporate purposes. As of September 30, 2025, our principal source of liquidity was our cash balance of $28.2 million. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit of $30.0 million as of September 30, 2025, and have negative cash flows from operations of $3.3 million for the nine months ended September 30, 2025.

As discussed above, we plan to conduct a full-scale demonstration of our DBD technologies to validate their safety and feasibility at a demonstration facility currently under development in Texas. We expect that construction, preparation and initial demonstration will take approximately two to three years to complete We expect to incur demonstration costs, including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, travel and other related costs, of approximately $8.1 million, $7.4 and $3.6 million in the first three years, respectively, of the project. Inclusive of the year one demonstration costs, the Company anticipates a net loss of approximately $14 million in 2026.

We believe our existing cash will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months. However, our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that management’s decisions will result in successful achievement of our business objectives.

Cash Flows

Nine Months Ended September 30, 2025 and 2024

As of September 30, 2025, our cash and cash equivalents were $28.2 million. The following table shows a summary of our cash flows for the periods presented (in thousands):

	Nine Months Ended September 30,
	2025	2024	Change	Change %
Net cash used in operating activities	$(3,229)	$(709)	$(2,520)	355%
Net cash used in investing activities	(31)	-	(31)	-%
Net cash provided by financing activities	29,200	608	28,592	4702%
Net increase (decrease) in cash	25,940	(101)	26,041	-%
Effect of exchange rate on cash and cash equivalents	120	51	69	135%
Cash, beginning of period	2,149	2,761	(612)	(22)%
Cash, end of period	$28,209	$2,711	$25,498	941%

Operating Activities

Net cash used in operating activities increased by $2.5 million, or 355%, to $3.2 million for the nine months ended September 30, 2025 compared to the net cash used in operating activities of $709 thousand for the nine months ended September 30, 2024. The increase in cash used in operating activities was primarily attributable the increase in net loss driven by higher accounting, audit, legal and travel expenses associated with the Merger, the Private Placement, and the reporting and other requirements associated with the Company’s becoming a public reporting company.

Investing Activities

Net cash used in investing activities increased by $31 thousand, or 100%, to $31 thousand for the nine months ended September 30, 2025 compared to no net cash used in investing activities for the nine months ended September 30, 2024. The increase was driven by additions by the Company to property, plant and equipment.

Financing Activities

Net cash provided by financing activities increased by $28.6 million to $29.2 million for the nine months ended September 30, 2025 compared to the net cash provided by financing activities of $608 thousand for the nine months ended September 30, 2024. The increase in net cash provided by financing activities was primarily attributable to $28.8 million of net proceeds from our Merger transaction.

Years Ended December 31, 2024, and 2023

As of December 31, 2024, our cash and cash equivalents were $2,100 thousand. The following table shows a summary of our cash flows for the periods presented (in thousands):

	Years Ended December 31,
	2024	2023	Change	Change %
Net cash used in operating activities	$(1,201)	$(2,368)	$1,167	(49)%
Net cash used in investing activities	-	(35)	35	100%
Net cash provided by financing activities	607	3,114	(2,507)	(81)%
Net increase (decrease) in cash	(594)	711	(1,305)	(184)%
Effect of exchange rate on cash and cash equivalents	(18)	124	142	(115)%
Cash, beginning of period	2,761	1,926	835	43%
Cash, end of period	$2,149	$2,761	$(612)	(22)%

Operating Activities

Net cash used in operating activities decreased by $1,200 thousand, or 49%, to $1,200 thousand for the year ended December 31, 2024 compared to the net cash used in operating activities of $2,400 thousand for the year ended December 31, 2023. The decrease in operating cash outflow was primarily attributable to the decline in net loss of $2,600 thousand offset by unfavorable changes in working capital, including accounts receivable and other current assets.

Investing Activities

Net cash used in investing activities decreased by $35 thousand, or 100%, to zero for the year ended December 31, 2024 compared to $35 thousand in net cash used in investing activities for the year ended December 31, 2023. There were no additions to the Company’s property, plant and equipment in the year ended December 31, 2024 compared to the prior period.

Financing Activities

Net cash provided by financing activities decreased by $2,500 thousand, or 81%, to $607 thousand for the year ended December 31, 2024 compared to the net cash provided by financing activities of $3,100 thousand for the year ended December 31, 2023. The decrease in net cash provided by financing activities was primarily attributable to the issuance of SAFE notes for proceeds of $2,500 thousand in the prior period.

Indebtedness

The Company did not have indebtedness for any of the periods presented.

Contractual Obligations and Commitments

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. The Company is not a party to any litigation or proceeding, including any governmental proceeding, which our management believes could result in any judgments or fines against us that would have a material adverse effect on our financial position, liquidity or results of future operations.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included in this prospectus are prepared in accordance with United States generally accepted accounting principles. The preparation of consolidated financial statements also requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition, results of operations and future performance. We have described our significant accounting policies within Note 2 to our audited consolidated financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical information for its stock. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

Recent Accounting Pronouncements

A discussion of recently issued accounting pronouncements and recently adopted accounting pronouncements is included in Note 2 to our consolidated financial statements under the heading “Basis of Presentation and Summary of Significant Accounting Policies.”

Emerging Growth Company and Smaller Reporting Company Status

As an “emerging growth company,” under the JOBS Act, we are permitted to take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to adopt any new or revised accounting standards early whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we choose to rely on available exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under Dodd-Frank, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will remain an emerging growth company until the earliest to occur of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.24 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act.

We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of the Effective Time, Grassi & Co., CPAs, P.C. (“Grassi”), was dismissed as the independent registered public accounting firm of the Company. Effective as of July 23, 2025, the Company’s board of directors approved the appointment of CBIZ CPAs P.C. (“CBIZ CPAs”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, subject to CBIZ CPAs’ completion of its standard client acceptance procedures.

During the two fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through July 23, 2025, there were no disagreements with Grassi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi, would have caused it to make reference to the subject matter thereof in connection with its report, nor did its report contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the two fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through July 23, 2025, neither the Company nor anyone acting on its behalf has consulted with CBIZ CPAs with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that CBIZ CPAs concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereof; or (iii) a reportable event as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereof.

We have provided Grassi with a copy of this registration statement prior to the filing hereof and have requested that Grassi furnish to us a letter addressed to the SEC stating whether Grassi agrees with the statements made by us under this Item 4.01. Grassi has furnished such letter, which letter is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of February 3, 2026:

Name	Age	Positions
Executive Officers
Rod Baltzer	57	Director, President and Chief Executive Officer
Chris Parker	57	Chief Commercialization Officer
Sophie McCallum	38	Chief of Staff and Corporate Secretary
Jesse Sloane	44	Executive Vice President of Engineering
Steve Airhart	63	President—Freestone Environmental Services
Paula Whitten-Doolin	46	General Counsel
Joseph Nelson	42	Chief Financial Officer

Non-Employee Directors
Elizabeth Muller	47	Chair of the Board
Jonathon Angell(1)(2)(3)	54	Director
Leslie Goldman Tepper(1)(2)(3)	59	Director
Christa Steele(1)(2)(3)	51	Director
Renee Hornbaker(1)(2)(3)	73	Director
Ralph Hunter	60	Director

(1)	Member of the nominating and governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Executive Officers

Rod Baltzer was appointed as the President and CEO of Deep Isolation Nuclear and a Class A member of its board of directors, effective upon the Merger. Mr. Baltzer joined Deep Isolation in August 2018 and has served as its President and Chief Executive Officer since June 2024. Mr. Baltzer was also elected to the board of Deep Isolation in 2024. Prior to serving as President and Chief Executive Officer, Mr. Baltzer served as Deep Isolation’s Chief Operating Officer from 2018 to 2024. Mr. Baltzer is the former President and CEO of Waste Control Specialists LLC (“WCS”), a leading provider of services for low-level radioactive waste, mixed low-level radioactive waste, and hazardous waste. At WCS he was responsible for all aspects of the business including the NRC license application for the consolidated interim storage of used nuclear fuel. Mr. Baltzer also actively maintained relationships with local community leaders and managed local, state and federal engagement with stakeholders. Mr. Baltzer is an expert in the low-level radioactive waste industry, generators, and national storage and disposal capabilities. Additionally, he successfully facilitated the 2018 sale of WCS to J.F. Lehman & Company. Mr. Baltzer received his Bachelor of Science in Agricultural Economics and Accounting from Oklahoma State University. Mr. Baltzer is also a Certified Public Accountant with experience in public company accounting and has previously served as the Chief Executive Officer of the wholly owned subsidiary of a publicly traded company, during which time he participated in the audits of such company’s financial statements. Mr. Baltzer has served on the board since 2024, and we believe he is qualified to remain on the board due to the institutional knowledge he brings as Chief Executive Officer of the Company, his leadership capabilities, and his 25 years of experience in the nuclear waste industry, including radioactive waste licensing and disposal, and stakeholder engagement, management and financial reporting.

Chris Parker was appointed as the Chief Commercialization Officer of Deep Isolation Nuclear effective upon the Merger. Mr. Parker has served as Deep Isolation’s Chief Commercialization Officer since May 2024. Mr. Parker also currently serves as Managing Director of Deep Isolation’s wholly owned subsidiary, Deep Isolation EMEA and has held such role since May 2020. Prior to his role as Managing Director, he served as Head of Business Development of Deep Isolation EMEA. From 2009 to the present day, Mr. Parker has also served as a director of CS Transform Limited (“CST”), a small, private company domiciled in the UK that in May 2021 transferred all of its employees, including Mr. Parker, to Deep Isolation EMEA. Additionally, Mr. Parker currently is a director of St. Aubyn Consulting Limited, which is a personal services company with a single customer, CST, and is the vehicle to which CST has paid for any time devoted by Mr. Parker to CST that exceed his directorial duties since the transfer of his employment to Deep Isolation EMEA. Formerly a senior civil servant reporting directly to the British Prime Minister on the digital transformation of the UK’s economy and public services, Mr. Parker has 16 years of experience delivering consultancy and change management at the board level. His experience working for government leaders and blue-chip companies across 40 countries is focused on the development of transformational services and on nurturing public-private partnerships to drive market innovation. Mr. Parker has more than 34 years of experience in stakeholder engagement, governance and partnership development for innovative solutions. Mr. Parker received his MBA with distinction from Imperial College London and Bachelor of Art in French and International Studies from University of Warwick. We believe that Mr. Parker is qualified to serve on Deep Isolation’s management team due to his extensive experience with government affairs and early stage startups.

Joseph Nelson was appointed as Chief Financial Officer of Deep Isolation, effective February 17, 2026, though Mr. Baltzer will remain as the principal financial officer until Mr. Nelson becomes fully familiar with the Company’s systems and processes. Prior to Mr. Nelson’s role as Chief Financial Officer, he served as the Chief Financial Officer of Delta Corp Holdings Limited since May 2022. Mr. Nelson has nearly 20 years of experience in a diversified career covering capital markets, logistics, energy, infrastructure, and investor relations. Prior to joining Delta Corp Holdings Limited, Mr. Nelson was Head of Investor Relations for GasLog Ltd. (NYSE: GLOG) and GasLog Partners LP (NYSE:GLOP). Joseph previously worked as an Equity Research Analyst at Credit Suisse covering marine transportation and oilfield services equities. Joseph began his career as a consultant for the Louis Berger Group (now WSP Global, TSX:WSP). He has a BS in Chemistry and a BA in Philosophy from the Stevens Institute of Technology and an MBA from New York University’s Leonard N. Stern School of Business. He is also a Director on the Board of Directors of Myseum, Inc. (NASDAQ: MYSE), a privacy and social media technology company focused on innovative and creative user platforms.

Sophie McCallum was appointed as the Chief of Staff and Corporate Secretary of Deep Isolation Nuclear effective upon the Merger. Ms. McCallum has served as Deep Isolation’s Chief of Staff since May 2018. Prior to her role as Chief of Staff, Ms. McCallum was employed as a part-time consultant at Deep Isolation, beginning in February 2018. Ms. McCallum has 14 years of experience in growing and scaling early stage companies, fostering collaboration and implementing systems. She previously served as Director of Operations at ClinCapture and in an equity derivatives role at BNP Paribas. Ms. McCallum received her MBA in Entrepreneurial Studies and International Studies from ESCP Business School in Paris.

Jesse Sloane was appointed as the Executive Vice President of Engineering of Deep Isolation Nuclear effective upon the Merger. Mr. Sloane joined Deep Isolation in March 2022 and has served as the Executive Vice President of Engineering since that time. Mr. Sloane has 16 years of experience in SNF and waste management, fabrication and transportation, risk engineering and management of large-scale nuclear, capital, and construction projects. Prior to joining Deep Isolation, Mr. Sloane was a Senior Vice President at Marsh McLennan, a leading consulting, brokerage and claims advisory firm with business segments serving the nuclear industry, from August 2019 to March 2022. He is a former U.S. Naval Officer and lead engineer of Spent Fuel Disposal Projects of the Naval Nuclear Propulsion Program. Mr. Sloane is a licensed Professional Engineer. He received his Master of Engineering degree in Mechanical Engineering and Mechanics from Drexel University.

Steve Airhart has been the co-owner of Freestone, the Company’s wholly owned subsidiary, since 2004 and its President since 2019. Mr. Airhart has 39 years of experience as a geologist specializing in environmental investigations, compliance, spill response and cleanup actions. He has performed complex investigations of hazardous and radioactive wastes for the DOD and DOE’s Hanford Site, and is an Experienced Program Manager for large federal indefinite delivery/indefinite quantity contracts. Mr. Airhart received his Bachelor of Art degree in Geology from the University of Montana.

Paula Whitten-Doolin was appointed as the General Counsel of Deep Isolation, effective February 3, 2026. Prior to her role as General Counsel, she served as the General Counsel to a municipal government entity in Houston, Texas. She has almost two decades of experience advising public and private companies, including as the General Counsel for a public company which previously traded on the NASDAQ, and in various roles at Neste, Schlumberger and Eaton (formerly Cooper Industries). She has led legal, HR, and ESG functions through major transformations, acquisitions, and complex regulatory matters. She currently serves as an independent director at Vuzix (NASDAQ: VUZI) and a board advisor to Cemvita, a private company in the renewable fuels space. Paula began her career as a litigator at Weil, Gotshal & Manges, LLP and holds a JD from Northwestern University Pritzker School of Law and a BS from Caltech.

Non-Employee Directors

Elizabeth Muller is the co-founder of Deep Isolation and has served as the Chair of Deep Isolation’s board of directors since its inception in 2016. She also served as the CEO of Deep Isolation until June 2024. Effective upon the Merger, Ms. Muller was appointed as Chair and a Class C member of the board of directors of Deep Isolation Nuclear. Ms. Muller is the co-founder and CEO of Deep Fission, the co-founder and a former Executive Director of Berkeley Earth, a former director at Gov3 and was a Policy Advisor at the OECD. Ms. Muller is also a co-author of several of Deep Isolation’s patents. Ms. Muller is an environmentalist with expertise on global warming, stakeholder engagement, strategy, and communications. She holds a degree in Mathematics from University of California San Diego and an MBA from ESCP Business School in Paris. We believe Ms. Muller is qualified to serve on our board due to her direct and sustained leadership experience as the co-founder and former CEO of Deep Isolation, guiding it through its formative stages and into the public markets. Her deep institutional knowledge of the Company, combined with her prior service on multiple corporate boards, provides both strategic insight and governance experience. Ms. Muller also brings environmental, technical and policy expertise and extensive experience in leadership and operations, particularly at early-stage companies.

Jonathon Angell was appointed as a Class B member of the board of directors of Deep Isolation Nuclear and a member of its audit committee, its nominating and governance committee and its compensation committee, effective upon the Merger. Mr. Angell serves as the chair of our audit committee. Prior to the Merger, Mr. Angell served as a member of Deep Isolation’s board since January 2022. In November 2025, he was appointed to serve as a director on Deep Fission’s board of directors. Mr. Angell is a Silicon Valley business advisor with over 20 years’ experience working with a broad array of businesses, from startups to Fortune 500 companies. He is also the owner and CEO of Angell Investments. He has executed company strategies leading to increased market share, brand dominance, return on investment, and high valuations for equity holders. Mr. Angell has worked with companies such as Hitachi, Toyota, General Motors, Philips, Merrill Lynch, and Ubisoft. In addition, Mr. Angell holds a Master of Business Administration degree from Heriot-Watt University and is a Certified Public Accountant, Certified Financial Manager, Certified Information Systems Auditor and Certified Management Accountant who brings a strong foundation in finance and governance through such educational qualifications. Mr. Angell has a deep familiarity with the Company, having served as its first Chief Financial Officer and playing a key role in shaping its financial structure. Notably, Mr. Angell led the Company’s largest acquisition to date—namely, the acquisition of Freestone—which demonstrates his capability in executing complex, high-impact transactions. We believe his extensive board experience, including prior service as chair of an audit committee and as the present chair of our Audit Committee, has equipped him with a solid understanding of fiduciary responsibilities and strategic oversight, as well as experience with extensive oversight of financial statement preparation and audits, qualify him to serve on our board.

Leslie Goldman Tepper was appointed as a Class B member of the board of directors of Deep Isolation Nuclear and a member of its audit committee, its nominating and governance committee and its compensation committee, effective upon the Merger. Ms. Tepper also serves as the chair of our compensation committee. Prior to the Merger, Ms. Tepper served as a member of Deep Isolation’s board since April 2022. Ms. Tepper was a General Partner and co-founder of The Artemis Fund, a venture capital fund that invests in early-stage companies founded and led by women, from April 2019 through April 2024, before she moved on to focus on her role as Principal and Managing Member of LGT Seven Enterprises, which she has held since September 2019. In April 2025, she was also elected to the board of directors of Titan Acquisition Corp. (“Titan”), a publicly traded and Nasdaq-listed special acquisition company, and is a member of the compensation and audit committees of Titan’s board of directors. In November 2025, she was appointed to serve as a director on Deep Fission’s board of directors. Ms. Tepper has significant experience in helping private companies obtain funding and scale. She has served on the board and/or advisory board of several early and growth stage companies and is a frequent speaker for the National Association of Corporate Directors (“NACD”), where she also serves on the board, on private and public company governance, as well as an active member of its private company governance steering committee. Her prior legal experience includes serving as General Counsel of Fisher HealthCare and in-house counsel for Waste Management. Ms. Tepper holds a Bachelor of Arts degree from Yale University, a Master of Arts degree from the University of New South Wales in Sydney and a Juris Doctor from Fordham University School of Law. We believe that Ms. Tepper is qualified to serve on our board due to her prior board experience, significant experience investing in and scaling early-stage companies and in management and corporate governance.

Christa Steele was appointed as a Class A member of the board of directors of Deep Isolation Nuclear and a member of its audit committee, its nominating and governance committee and its compensation committee, effective in September 2025. Ms. Steele is a strategic and operationally focused leader with extensive experience as a CEO, executive and board member for both public and private companies. As a governance and financial expert, she holds a CERT Certificate in Cyber Security Oversight from Carnegie Mellon University and is a NACD Board Leadership Fellow. Christa’s strong track record of operational leadership includes two tenures as CEO. She also currently serves on the boards of directors of The Doctors Company, the largest physician-owned medical malpractice insurer in the U.S., and Tanimua & Antle, an industry leading grower, packer and global shipper of produce, and has served in those roles since 2023 and 2019, respectively. From 2020 to 2022, Ms. Steele served as Interim CEO and director of BALCO HOLDINGS, INC, she led the successful division and dissolution of the holding company and its assets. Previously, she served as President, CEO, and a director of Mechanics Bank from 2013 to 2015, where she provided crucial oversight for all financial, regulatory, operational, legal and risk matters. Under her leadership, the bank improved core earnings by 43% in one year and doubled its stock price in less than two years, culminating in a successful sale for a premium. A nationally recognized thought leader, Christa frequently shares her insights on the transformative power of Blockchain, Web 3, Big Data, M&A, and Corporate Governance. She has been honored as a 2023 NACD Director 100 and is a two-time recipient of the “Most Influential Woman in Bay Area Business” award. Her deep understanding of Subscription and Monthly Recurring Revenue business models provides a valuable perspective for Deep Isolation. Ms. Steele holds a Bachelor of Arts degree from California State University, Sacramento and a Master of Business Administration degree from the University of Southern California, and is a graduate of the Pacific Coast Banking School and a member of the Stanford Directors’ College. We believe that Ms. Steele is qualified to serve on our board due to her proven ability to drive significant business improvements through long-term vision and pragmatic execution, which is complemented by a broad perspective gained from diverse industry experience, from late-stage startups to growth-stage ventures and established corporations.

Renee Hornbaker was appointed as a Class A member of the board of directors of Deep Isolation Nuclear and a member of its audit committee, its nominating and governance committee and its compensation committee, effective in October 2025. Ms. Hornbaker also serves as the chair of our nominating and governance committee. Ms. Hornbaker has more than four decades of corporate leadership experience. She previously served as the Chief Financial Officer at each of Stream Energy, Shared Technologies and Flowserve Corporation (“Flowserve”). At Flowserve, she also served as the Vice President of Business Development and Information Technologies. Ms. Hornbaker is also a Certified Public Accountant and began her career with the audit practice of Deloitte. She currently serves on the boards of directors of Eastman Chemical Company and Freeman Company. She is currently the Chair of the board of directors of Berry Corporation. She earned an Master of Business Administration with Beta Gamma Sigma Honors and Bachelor of Arts from Indiana University in Bloomington, Indiana. She has earned credentials from NACD including board leadership fellow, director certified, cybersecurity board oversight, and climate oversight and is chair emeritus of the NACD North Texas Chapter. Ms. Hornbaker has been recognized for her governance expertise and business leadership as an outstanding director, including NACD’s 2023 Private Company Director of the Year and outstanding CFO. We believe that Ms. Hornbaker is qualified to serve on our board due to her vast experience with high-tech global businesses in the energy and industrial sector and her strong background in accounting, audit and regulatory oversight. We believe Ms. Hornbaker’s extensive track record of overseeing successful business transformations will be instrumental to Deep Isolation Nuclear, as we work toward deploying our innovative nuclear waste storage and disposal solutions.

Ralph L. Hunter was appointed as a Class C member of the board of directors of Deep Isolation Nuclear effective in January of 2026. Mr. Hunter brings more than 35 years of experience in the nuclear power generation industry to Deep Isolation. He is Chairman and CEO of RC Nuclear Consultants, LLC, advising investors, data center developers, technology companies, and power offtakers on financing, siting, licensing, technology selection, and operations across the advanced nuclear landscape. Previously, Mr. Hunter led Orion Nuclear Energy Corporation, a global nuclear development company focused on small modular, advanced, and micro-reactor projects. Before that, he served as President and Chairman of Constellation Generation Development, LLC, where he oversaw Constellation Energy Generation’s nuclear development activities worldwide. His prior roles also include Executive Vice President and Representative Director of JExel Nuclear Company – a joint venture between Japan Atomic Power Company and Constellation Energy Generation – and board service at Rolls-Royce SMR Limited. Earlier in his career, Hunter held senior leadership positions at Burns and Roe Group and Westinghouse Electric Company LLC. Mr. Hunter has played a significant role in shaping international nuclear policy and trade, serving as Chair of the U.S. Civil Nuclear Trade Advisory Committee (CINTAC) and Co-Chair of the U.S.–Japan Business Council’s nuclear working group. He holds bachelor’s and master’s degrees in nuclear engineering from the University of Florida and is a certified Project Management Professional. We believe Mr. Hunter’s vast nuclear industry experience and strong contacts render him qualified to serve on our board, as we work towards successful implementation of our technologies.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board; provided, however, that the board may empower the Chief Executive Officer of the Company to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

Board Composition

Our board of directors has set the number of authorized directors at seven, currently consisting of seven members. Elizabeth Muller, Rod Baltzer, Jonathon Angell, Leslie Goldman Tepper, Christa Steele, Renee Hornbaker and Ralph Hunter have been designated to serve as members of our board.

Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal.

Classified Board of Directors

Our board of directors consists of seven members and is divided into three classes of directors, designated Class A, Class B and Class C, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among the three classes as follows:

●	the Class A directors are Rod Baltzer, Christa Steele and Renee Hornbaker and their terms will expire at the first annual meeting of stockholders to be held after the completion of this Merger;

●	the Class B directors are Leslie Goldman Tepper and Jonathon Angell, and their terms will expire at the second annual meeting of stockholders to be held after the completion of this Merger; and

●	The Class C directors are Elizabeth Muller and Ralph L. Hunter, and their terms will expire at the third annual meeting of stockholders to be held after the completion of this Merger.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our amended and restated certificate of incorporation and amended and restated bylaws in effect from and after the effective time of the Merger authorize, subject to the special rights of the holders of any series of preferred stock to elect directors and to the extent we issue any shares of preferred stock in the future, only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

Director Independence

Our securities are not listed for trading on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors except Elizabeth Muller and Rod Baltzer are independent directors. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Under Nasdaq’s listing requirements and rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after initial listing on the exchange. In addition, such rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under such rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We believe that the current members of our audit committee satisfy the audit committee independence requirements of Rule 10A-3.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Msrs. Angell and Hunter and Mmes. Tepper, Steele and Hornbaker are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships by, between or among the members of the board of directors or other executive officers of the Company.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Mr. Angell and Mmes. Tepper, Steele and Hornbaker. Mr. Angell is the chair of our audit committee. Each member of our audit committee is financially literate. Our board of directors has determined that each member of our audit committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. Our board of directors has also determined that Mr. Angell, Ms. Steele and Ms. Hornbaker each qualifies as an “audit committee financial expert” under the rules of the SEC.

The primary purpose of our audit committee is to discharge the responsibilities of the board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of our audit committee include, among other things:

●	helping the board of directors oversee our corporate accounting and financial reporting processes;

●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

●	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	overseeing our policies on risk assessment and risk management;

●	overseeing compliance with our code of business conduct and ethics;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is composed of Mr. Angell and Mmes. Tepper, Steele and Hornbaker. Ms. Tepper is the chair of our compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of the board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of our compensation committee include, among other things:

●	reviewing, approving and determining, or making recommendations to the board of directors regarding, the compensation of our chief executive officer, other executive officers and senior management;

●	reviewing, evaluating and recommending to the board of directors succession plans for our executive officers;

●	reviewing and recommending to the board of directors the compensation paid to our non-employee directors;

●	administering our equity incentive plans and other benefit programs;

●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Each member of our compensation committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Our board of directors has also determined that each member of our compensation committee is also an independent director within the meaning of both Nasdaq’s director independence standards and applicable SEC rules.

Nominating and Governance Committee

Our nominating and governance committee is composed of Mr. Angell and Mmes. Tepper, Steele and Hornbaker. Ms. Hornbaker is the chair of our nominating and governance committee. Our nominating and governance committee’s principal functions include, among other things:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

●	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

●	instituting plans or programs for the continuing education of the board of directors and the orientation of new directors;

●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters;

●	overseeing our corporate governance practices;

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors; and

●	contributing to succession planning.

Each member of our nominating and governance committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Our board of directors has also determined that each member of our compensation committee is also an independent director within the meaning of both Nasdaq’s director independence standards and applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board during fiscal 2024.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Information with respect to the Company’s directors and executive officers is described in the section titled “Management” beginning on page 66.

Non-Executive Director Compensation

Since our inception, no compensation has been earned or paid to Ian Jacobs or Mark Tompkins, who were our sole directors prior to the Merger. Deep Isolation became our wholly owned subsidiary upon the closing of the Merger on July 23, 2025. In connection with the closing of the Merger, Messrs. Jacobs and Tompkins resigned from our board of directors, and Elizabeth Muller, Rod Baltzer, Kent Cole, Leslie Tepper and Jonathon Angell were appointed to our board of directors, effective as of July 23, 2025. In September 2025, our board of directors increased the number of authorized directors to seven and appointed Christa Steele as a director. In October 2025, Renee Hornbaker was appointed as a director. In November 2025, Mr. Cole resigned from his position as a director, opening one vacancy on the Board. In January 2026, Ralph L. Hunter was appointed as a director, filling such vacancy.

Subsequent to the Merger, the Company’s board of directors, after review of a director compensation benchmarking study and upon the recommendation of the compensation committee, has adopted a policy for the compensation of directors for fiscal year 2025. Under the Company’s policy with regard to director compensation, the Company’s executive directors do not receive fees for service on our board of directors. Currently, Mr. Baltzer is the only executive director, and he will not receive any fees for board service.

Generally, the compensation for non-executive directors will include the following for fiscal year 2025: (i) a $45,000 annual cash retainer; (ii) a $27,000 annual cash retainer for the chair of the board of directors (in addition to the monthly payment described below); (iii) a $10,000 cash retainer for the chair of the audit committee; (iv) a $7,500 annual cash retainer for the chairs of each of the compensation committee and nominating and governance committee; (v) a $6,500 annual cash retainer for each member of each of the audit committee, nominating and governance committee and compensation committee; and (vi) a discretionary grant of equity incentive awards to each non-executive director consisting of 43,333 RSUs (with a market value of $129,999 based on a price per share of $3.00). Payments for board and committee service will be made quarterly to the eligible directors.

Ms. Muller, who serves as the Chair of our board of directors and part-time executive advisor to the Company, is not an executive officer or an employee of the Company and, therefore, is not considered to be an executive director. Thus, Ms. Muller is eligible to receive fees for her service on our board of directors. In her role as part-time executive advisor, Muller provides administrative services, including while the Company transitioned to a public reporting company in 2025 and while it builds out its management and administrative team in early 2026. For such services, the Company has pays Ms. Muller $9,375 per month.

Executive Compensation

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to Deep Isolation prior to the closing of the Merger, and to the Company and its subsidiaries after the closing of the Merger.

This section discusses the material components of the executive compensation program for the Company’s named executive officers who appear in the “2024 Summary Compensation Table” below. In 2024, the “named executive officers” and their positions with the Company were as follows:

●	Rod Baltzer: President and Chief Executive Officer

●	Jesse Sloane: Executive Vice President of Engineering

●	Chris Parker: Chief Commercialization Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

2025 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the Company’s most recent fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Equity Awards ($)(1)	All Other Compensation ($)		Total ($)
Rod Baltzer	2025	$333,826		$60,000	$291,168	$—		$684,994
President and Chief Executive Officer
Jesse Sloane	2025	$228,771		$18,375	$90,803	$—		$337,949
Executive Vice President of Engineering
Chris Parker	2025	$224,723	(2)	$8,245	$116,484	$49,197	(3)	$398,649
Chief Commercialization Officer

(1)	Stock awards and option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards, please see Note 13 to the Company’s financial statements for the year ended December 31, 2024.

(2)	Mr. Parker’s base salary is denominated in GBP and has been converted to USD above using the yearly average GBP to USD exchange rate for 2025 of 0.758.

(3)	Comprised of sales commissions paid to Mr. Parker pursuant to the Company’s sales commission plan.

Salaries

In fiscal year 2025, Messrs. Baltzer, Sloane and Parker received an annual base salary of $340,000, $251,900 and £173,617 (approximately $229,046), respectively, to compensate them for services rendered to Deep Isolation. The base salary payable to each of Messrs. Baltzer, Sloane and Parker was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Equity Awards

Deep Isolation’s 2018 Equity Incentive Plan

Deep Isolation’s board of directors originally adopted, and Deep Isolation’s stockholders approved, the Deep Isolation, Inc. 2018 EIP in 2018. The 2018 EIP provided for the grant of incentive stock options to Deep solation employees (and employees of any parent or subsidiary of Deep Isolation) and for the grant of non-statutory stock options, restricted stock and restricted stock purchase rights to Deep Isolation employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Deep Isolation). Pursuant to the Merger Agreement and upon the closing of the Merger, DI Nuclear assumed each 2018 EIP Option that remained outstanding and unexercised under the 2018 EIP as of immediately prior to the Effective Time, and DI Nuclear converted each such option into an option to purchase the number of shares of our common stock by multiplying the shares of Deep Isolation common stock issuable upon exercise of such option by the Conversion Ratio (rounded to the nearest whole share, with five tenths (0.5) of a share rounded up) and dividing the exercise price per share of such prior shares by the Conversion Ratio (rounded up to the nearest whole cent). Each Assumed Option shall otherwise be subject to the terms and conditions of the 2025 EIP, and our board or a committee thereof shall succeed to the authority and responsibility of Deep Isolation’s board of directors or any committee thereof with respect to each Assumed Option. In connection with the Merger, Deep Isolation’s board of directors terminated the 2018 EIP, effective as of the Effective Time and subject to approval of the 2025 EIP by our board of directors and stockholders and our assumption of the Assumed Options. No additional awards will be issued under the 2018 EIP.

Benefits

In 2024, the Company provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in the Company’s 401(k) plan.

Outstanding Equity Awards to Named Executive Officers at Fiscal Year-End

The following table sets forth information regarding each unexercised stock option or unvested stock award held by each named executive officer as of December 31, 2025.

	Option awards(1)					Stock awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)(23)	Option expiration date ($)	Number of shares that have not vested (#)	Market value of shares that have not vested ($)
Rod Baltzer	2/2/2022(2)	4,315	-	$0.20	2/2/2032	-	$-
	11/14/2023(3)	53,845	-	$0.18	11/14/2033	-	$-
	05/15/2024(4)	290,669	-	$0.18	05/14/2034	-	$-
	04/10/2025(5)	77,512	-	$0.20	04/10/2035	-	$-
	10/1/2025(6)	3,542	24,791	$3.00	10/1/2035	74,375	$223,125
	10/1/2025(7)	-	12,500	$3.00	-	37,500	$112,500
Chris Parker	07/20/2021(8)	85,263	-	$0.19	07/20/2031	-	$-
	07/19/2022(9)	22,608	-	$0.20	07/29/2032	-	$-
	11/14/2023(10)	129,186	-	$0.18	11/14/2033	-	$-
	05/15/2024(11)	77,512	-	$0.18	05/15/2034	-	$-
	08/20/2024(12)	31,005	-	$0.18	08/20/2034	-	$-
	04/10/2025(13)	171,172	-	$0.20	04/10/2035	-	$-
	10/1/2025(14)	4,330	30,307	$3.00	10/1/2035	10,103	$30,309
	11/19/2025(15)	1,280	14,083	$3.00	11/19/2035	4,694	$14,082
Jesse Sloane	03/15/2022(16)	51,675	-	$0.20	03/15/2032	-	$-
	11/14/2023(17)	77,512	-	$0.18	11/14/2033	-	$-
	05/15/2024(18)	77,512	-	$0.18	05/15/2034	-	$-
	08/20/2024(19)	49,091	-	$0.18	08/20/2034	-	$-
	04/10/2025(20)	105,933	-	$0.20	04/10/2035	-	$-
	10/1/2025(21)	4,723	33,062	$3.00	10/1/2035	11,021	$33,063
	11/19/2025(22)	185	2,030	$3.00	11/19/2035	676	$2,028

(1)	All stock options listed above represent options to purchase shares of our common stock following the closing of the Merger and were granted under the 2018 EIP presented on an as-converted basis. In connection with the Merger and effective as of immediately prior to the Effective Time, the board of directors of Deep Isolation approved the accelerated vesting of all 2018 EIP Options that remained unexercised and outstanding.

(2)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on January 29, 2023 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(3)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on February 2, 2024 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(4)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on June 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(5)	The stock options were subject to a 4-year vesting schedule, with a one year cliff and 1/48th of the option shares vesting monthly over a 48-month period beginning on April 1, 2025. Vesting of such options was accelerated in connection with the Merger. See note 1.

(6)	The stock options are subject to a 4-year vesting schedule, vesting monthly over a 48-month period beginning on October 1, 2025, subject to the executive’s continued employment through each vesting date. The RSUs are subject to a 4-year vesting schedule, with 1/48th of the RSUs vesting monthly over a 48-month period beginning October 1, 2025. There is no expiration date for the RSUs.

(7)	The stock options are contingent on the Company achieving certain milestones on or prior to March 31, 2026. If such milestones are achieved on or prior to March 31, 2026, then the options will vest 100% on March 31, 2026.

(8)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(9)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on August 1, 2023 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(10)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on February 2, 2024 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(11)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on June 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(12)	The stock options were subject to a 4-year vesting schedule, with 1/48th of the option shares vesting monthly over a 48-month period beginning on May 1, 2024. Vesting of such options was accelerated in connection with the Merger. See note 1.

(13)	The stock options were subject to a 4-year vesting schedule, with a one year cliff and 1/48th of the option shares vesting monthly over a 48-month period beginning on April 1, 2025. Vesting of such options was accelerated in connection with the Merger. See note 1.

(14)	The stock options are subject to a 4-year vesting schedule, vesting monthly over a 48-month period beginning on October 1, 2025, subject to the executive’s continued employment through each vesting date. The RSUs are subject to a 4-year vesting schedule, with 1/48th of the RSUs vesting monthly over a 48-month period beginning October 1, 2025. There is no expiration date for the RSUs.

(15)	The stock options are subject to a 4-year vesting schedule, vesting monthly over a 48-month period beginning on November 19, 2025, subject to the executive’s continued employment through each vesting date. The RSUs are subject to a 4-year vesting schedule, with 1/48th of the RSUs vesting monthly over a 48-month period beginning November 19, 2025. There is no expiration date for the RSUs.

(16)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on March 24, 2023 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(17)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on February 2, 2024 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(18)	The stock options were subject to a 4-year vesting schedule, with 25% of the option shares vesting on June 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. Vesting of such options was accelerated in connection with the Merger. See note 1.

(19)	The stock options were subject to a 4-year vesting schedule, with 1/48th of the option shares vesting monthly over a 48-month period beginning on May 1, 2024. Vesting of such options was accelerated in connection with the Merger. See note 1.

(20)	The stock options were subject to a 4-year vesting schedule, with a one year cliff and 1/48th of the option shares vesting monthly over a 48-month period beginning on April 1, 2025. Vesting of such options was accelerated in connection with the Merger. See note 1.

(21)	The stock options are subject to a 4-year vesting schedule, vesting monthly over a 48-month period beginning on October 1, 2025, subject to the executive’s continued employment through each vesting date. The RSUs are subject to a 4-year vesting schedule, with 1/48th of the RSUs vesting monthly over a 48-month period beginning October 1, 2025. There is no expiration date for the RSUs.

(22)	The stock options are subject to a 4-year vesting schedule, vesting monthly over a 48-month period beginning on November 19, 2025, subject to the executive’s continued employment through each vesting date. The RSUs are subject to a 4-year vesting schedule, with 1/48th of the RSUs vesting monthly over a 48-month period beginning November 19, 2025. There is no expiration date for the RSUs.

(23)	The exercise prices in this column represent the fair market value of a share of Deep Isolation Common Stock on the date of grant, as determined by the Deep Isolation board of directors.

Executive Compensation Arrangements

General

In November 2025, the Company entered into executive employment agreements with each of our President and Chief Executive Officer, Rod Baltzer; Chief Commercialization Officer, Chris Parker; and Executive Vice President of Engineering, Jesse Sloane (such officers collectively, the “Named Executives”). In February 2026, the Company entered into executive employment agreements with its General Counsel, Paula Whitten-Doolin, and its Chief Financial Officer, Joseph Nelson (both also included in the “Named Executives”). Such agreements compensate our Named Executives for their service to the Company consistent with market-standard practices. Each of the Named Executives is also eligible to participate in all employee benefit arrangements that may be offered to our executives of like status from time to time.

The following summaries of the executive employment agreements with Rod Baltzer, Jesse Sloane, Chris Parker, Paula Whitten-Doolin and Joseph Nelson, respectively, do not purport to be complete and are qualified in their entirety by reference to the full text of each of their executive employment agreements, copies of which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 respectively.

Rod Baltzer

Pursuant to the Company’s executive employment arrangement with Mr. Baltzer (the “Baltzer Agreement”), Mr. Baltzer (i) is entitled to an annual base salary of $340,000, (ii) is eligible for a performance-based target bonus of 35% of his annual base salary and (iii) is eligible for an annual equity award subject to the terms and conditions set forth in the Company’s 2025 EIP. The term of Mr. Baltzer’s employment is three years and shall automatically renew for subsequent periods of one year, unless earlier terminated pursuant to the terms of the Baltzer Agreement.

Jesse Sloane

Pursuant to the Company’s executive employment agreement with Mr. Sloane (the “Sloane Agreement”), Mr. Sloane (i) is entitled to an annual base salary of $251,900, (ii) is eligible for a performance-based target bonus of 20% of his annual base salary and (iii) is eligible for an annual equity award subject to the terms and conditions set forth in the Company’s 2025 EIP. The term of Mr. Sloane’s employment is three years and shall automatically renew for subsequent periods of one year, unless earlier terminated pursuant to the terms of the Sloane Agreement.

Chris Parker

Deep Isolation EMEA entered into an executive employment agreement with Chris Parker (the “Parker Agreement”), Mr. Parker (i) is entitled to an annual base salary of £173,617, (ii) is eligible for a performance-based target bonus of 20% of his annual base salary and (iii) may receive sales commission subject to the terms and conditions of the Company’s Sales Commission Plan.

Paula Whitten-Doolin

Pursuant to the Company’s executive employment agreement with Ms. Whitten-Doolin (the “Whitten-Doolin Agreement”), Ms. Whitten-Doolin (i) is entitled to an annual base salary of $350,000, (ii) is eligible for a performance-based target bonus of 50% of her annual base salary and (iii) is eligible for an annual equity award subject to the terms and conditions set forth in the Company’s 2025 EIP. The term of Ms. Whitten-Doolin’s employment is three years and shall automatically renew for subsequent periods of one year, unless earlier terminated pursuant to the terms of the Whitten-Doolin Agreement.

Joseph Nelson

Pursuant to the Company’s executive employment agreement with Mr. Nelson (the “Nelson Agreement”), Mr. Nelson (i) is entitled to an annual base salary of $350,000, (ii) is eligible for a performance-based target bonus of 50% of his annual base salary and (iii) is eligible for an annual equity award subject to the terms and conditions set forth in the Company’s 2025 EIP. The term of Mr. Nelson’s employment is three years and shall automatically renew for subsequent periods of one year, unless earlier terminated pursuant to the terms of the Nelson Agreement.

Description of the 2025 Equity Incentive Plan

Set forth below is a summary of the material features of the 2025 EIP. The 2025 EIP is set forth in its entirety as an Exhibit to the Registration Statement of which this prospectus is a part, and all descriptions of the 2025 EIP contained in this section are qualified by reference to the complete text of the 2025 EIP.

Purpose

The 2025 EIP is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals, (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2025 EIP permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Subject to adjustments as set forth in the 2025 EIP, the maximum aggregate number of shares of common stock that may be issued under the 2025 EIP will not exceed 10,752,566 shares. The shares may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2025 EIP, in no event shall the maximum aggregate number of shares that may be issued under the 2025 EIP pursuant to an incentive stock option exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2025 EIP.

The number of shares available for issuance under the 2025 EIP may, at the discretion of the Plan Administrator (as defined below), be increased on the first day of each fiscal year until the 2025 EIP terminates, in an amount equal to 4% of the shares of common stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted basis.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2025 EIP or (b) granting a stock award under the 2025 EIP in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2025 EIP if the other company had applied the rules of the 2025 EIP to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code (“Section 409A”), the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2025 EIP shall not reduce the number of shares authorized for grant under the 2025 EIP or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2025 EIP. Incentive Stock Options may only be granted to employees. As of February 1, 2026, the Company had 37 employees in the United States and 1 employee in the United Kingdom, and 6 non-employee directors who will be eligible to be granted stock awards under the 2025 EIP.

Administration

The 2025 EIP will be administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). To the extent desirable to qualify transactions under the 2025 EIP as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated un the 2025 EIP will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2025 EIP, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2025 EIP; (ii) select the service providers to whom stock awards may be granted under the 2025 EIP; (iii) determine the number of shares to be covered by each stock award granted under the 2025 EIP; (iv) approve forms of stock award agreements for use under the 2025 EIP; (v) determine the terms and conditions, not inconsistent with the terms of the 2025 EIP, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2025 EIP (subject to stockholder approval); (vii) construe and interpret the terms of the 2025 EIP and stock awards granted pursuant to the 2025 EIP; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2025 EIP, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2025 EIP; (x) modify or amend each stock award (subject to the terms of the 2025 EIP); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2025 EIP; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; (xv) reduce the exercise price of any award to the then current fair market value; and (xvi) make all other determinations deemed necessary or advisable for administering the 2025 EIP.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2025 EIP to one or more of our directors or officers. To the extent permitted by applicable laws, the Plan Administrator may delegate to one or more officers who may be (but are not required to be) insiders subject to Section 16 of the Exchange Act, the authority to do any of the following (i) designate employees who are not insiders to be recipients of stock awards, (ii) determine the number of shares to be subject to such stock awards granted to such designated employees, and (iii) take any and all actions on behalf of the Plan Administrator other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates; provided, however, that the Plan Administrator resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of shares that may be subject to the stock awards granted by such officer and that such officer may not grant a stock award to himself or herself. Any stock awards will be granted on the form of award agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the resolutions approving the delegation authority.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the Determination Date (as defined in the 2025 EIP). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “—Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be ten years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. A stock option may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such stock option; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2025 EIP), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of common stock on the date of grant. A SAR may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such SAR; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock. Restrictions may lapse upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for each unvested share or RSU; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “—Performance Goals” for more information.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid. During the period of restriction, such dividends or other distributions shall be subject to the same restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends accrue and shall not be paid or distributed unless and until such related shares have vested and been earned.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

All benefits under the 2025 EIP are subject to the Company’s ability to recover incentive-based compensation from executive officers, as is or may be required by the provisions of Dodd-Frank, any regulations promulgated thereunder, or any “clawback” provision required by applicable law or the listing standards of any applicable stock exchange or national market system.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of common stock or other securities of us or other significant corporate transaction, or other change affecting common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2025 EIP, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2025 EIP and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A.

Corporate Transaction and Change in Control

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock or (iv) a Change in Control (as defined in 2025 EIP), each outstanding stock award (vested or unvested) will be assumed by the buyer subject to accelerated vesting if the service provider’s employment is terminated without cause by the buyer within the 24-month period immediately following consummation of such Change in Control. Additionally, if the buyer does not assume each outstanding stock award, then such award shall become fully vested immediately prior to consummation of such Change in Control.

Amendment, Termination and Duration of the 2025 EIP

The 2025 EIP will continue in effect for a term of 10 years measured from the date the 2025 EIP was approved by the board, unless terminated earlier under the terms of the 2025 EIP. The Plan Administrator may at any time amend, alter, suspend or terminate the 2025 EIP.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant (“Section 83(b) election”). The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the 2025 EIP only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2025 EIP does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the 2025 EIP. We have not approved any stock awards under the 2025 EIP in connection with the Merger, other than the assumption and conversion of the Assumed Options. All future awards to directors, executive officers, employees and consultants under the 2025 EIP are discretionary and cannot be determined at this time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Below, we describe transactions since January 1, 2023 in which the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years, between the Company and any of our directors, executive officers, or beneficial holders of more than 5% of Deep Isolation’s pre-Merger capital stock. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Compensation of Directors and Executive Officers.” The following description is historical and has not been adjusted to give effect to the Merger.

Related Party Transactions with NAC International

As described elsewhere in this prospectus, NAC International held greater than 5% of Deep Isolation’s pre-Merger capital stock and Mr. Cole, the President and Chief Executive Officer of NAC International, was a member Deep Isolation’s board of directors beginning in January of 2022. Mr. Cole served as a director on Deep Isolation Nuclear’s Board following the Merger and Private Placement and until November 2025.

NAC Cooperation Agreement

Deep Isolation is a party to that certain Cooperation and Licensing Agreement, dated as of June 17, 2020, with NAC International, pursuant to which the Company and NAC International collaborate on a mutually exclusive basis, subject to certain exceptions, for the development and commercialization of the Company’s UCS canisters for an initial term ending on the 25th anniversary of the effective date of the agreement. There were no payments made to NAC International under the NAC Cooperation Agreement during of the fiscal year ended December 31, 2024. On July 29, 2025, the Company and NAC International executed an amendment to the NAC Cooperation Agreement to also designate NAC International as our exclusive provider for the design, analysis, licensing approval and supply of UCS canisters and associated equipment for above-ground storage. For further information regarding the terms of the NAC Cooperation Agreement, refer to the description of such agreement provided in the section titled “Description of Business—Deep Isolation’s Solution—Manufacturing.” See also “Risk Factors— Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.”

ARPA-E Subaward Agreement

Deep Isolation and NAC International are parties to that certain Subaward of Advanced Research Projects Agency-Energy Award No. DE-AR0001621, effective July 14, 2022 (the “ARPA-E Subaward Agreement”). Pursuant to the terms of the ARPA-E Subaward Agreement, the Company, as the Prime Recipient of the award, and NAC International, as the Sub-recipient, contracted to collaborate on a joint project for the development of advanced nuclear reactors and establishment of a universal canister design and waste form acceptance criteria for the disposal of advanced reactor waste streams. The maximum amount of funding available under the award is $836,781.00, subject to adjustment for actual costs incurred in connection with the project, with $807,304 of such maximum funding amount spent through years ended December 31, 2024.

Collaboration Agreement

On November 28, 2022, Deep Isolation entered into that certain Collaboration Agreement, effective November 24, 2022, by and among Deep Isolation EMEA Limited, Deep Isolation, Inc., the University of Sheffield and NAC International Inc. The agreement provides for collaboration among the parties on a research project for the development of a high-tech borehole canister for innovative disposal of nuclear waste under the Energy Entrepreneurs Fund administered by the UK’s Department for Business, Energy and Industrial Strategy. The agreement expired by its terms on November 23, 2024. Total eligible costs of the project were approximately £804,444 (approximately $1,027,387), and the maximum grant amount was approximately £594,390 (approximately $759,119), with NAC International receiving the benefit of approximately £21,860 (approximately $27,918) of the grant amount.

Related Party Transactions with DBDC

Administrative Support Services Agreement

Deep Isolation is a member of the DBDC, a non-profit organization founded to advance DBD through demonstration of the technology and continued development of the supporting safety case. Deep Isolation is also a Program Sponsor and Project Sponsor. The Chair of Deep Isolation’s board, Ms. Muller, serves on the board of the DBDC, and Messrs. Baltzer and Parker, Deep Isolation’s President and Chief Executive Officer and Chief Commercialization Officer, serve as the DBDC’s Treasurer and Secretary, respectively. Additionally, Deep Isolation is a party to that certain Administrative Support Services Agreement, effective November 1, 2022, with the DBDC, pursuant to which the DBDC makes payments to Deep Isolation for the services rendered to the DBDC by the Secretary and Treasurer and for various other administrative and support services. The approximate value of payments received by Deep Isolation from the DBDC pursuant to the agreement during the fiscal year ended December 31, 2024 is $42,000.

Related Party Transactions with Deep Fission

Elizabeth Muller, our co-founder, the Chair of our board of directors and a greater than 5% stockholder, is the co-founder, CEO and a director of Deep Fission, a nuclear energy company and a customer of Deep Isolation. Richard Muller, our co-founder, a former member of our board of directors and a greater than 5% stockholder, also serves as the Chief Technology Officer of Deep Fission. On November 7, 2025, our directors Jonathan Angell and Leslie Goldman Tepper were appointed to serve as directors on Deep Fission’s board of directors. Deep Isolation has, since January 1, 2023, contracted with Deep Fission to provide Deep Fission with de minimis consulting and administrative support services. We anticipate that we will provide additional services to and continue our business relationship with Deep Fission in the future, and that the value of such services and relationship will exceed $120,000 or 1% of the average total assets of the Company at year end for the last two completed fiscal years.

Prior Equity Financings by Deep Isolation

Series A Prime Preferred Round

On August 21, 2023, Deep Isolation entered into that certain Series A Prime Preferred Purchase Agreement, pursuant to which Deep Isolation issued an aggregate of 7,304 shares of its Series A Prime-1 Preferred Stock for aggregate gross proceeds of $499,986.56 and 98,855 shares of its Series A Prime-2 Preferred Stock in exchange for the conversion of outstanding simple agreements for future equity (“SAFEs”) previously issued (such transactions, the “Series A Prime Preferred Round”). As part of such transaction, Deep Isolation issued 45,650 shares of Series A Prime-2 Preferred Stock to the Spieker Living Trust U/A/D 3/12/02 (the “Spieker Trust”) upon the conversion of SAFEs representing an aggregate purchase price of $2,500,000. Warren E. Spieker, Jr., as the sole trustee and indirect beneficial owner of the Spieker Trust, held greater than 5% of the Deep Isolation’s Capital Stock prior to the Merger.

In connection with the Merger, all shares of Series A Prime-1 and Series A Prime-2 Preferred Stock were converted into common stock of the Company and, therefore, are no longer outstanding.

2023 Agreements (Since Terminated)

In connection with the Series A Prime Preferred Round, Deep Isolation entered into each of (i) that certain Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”), (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) and (iii) that certain Amended and Restated Voting Agreement (the “Voting Agreement” and collectively with the Rights Agreement and the ROFR Agreement, the “2023 Agreements”). Each of the 2023 Agreements was dated as of August 21, 2023 and entered into by and among Deep Isolation, the Investors (as such term is defined in the 2023 Agreements) and Elizabeth Muller and Richard Muller, in their capacities as Key Holders (the Investors and Key Holders being referred to collectively in each of the 2023 Agreements as the “Stockholders” or the “Holders”). The Investor parties to each such agreement included the following related parties: NAC International, Leslie Goldman Tepper, Robert L. Mercer, and Warren E. Spieker, Jr., as trustee of the Spieker trust, and Virginia Muller. Ms. Tepper serves as a director of Deep Isolation. Each of NAC International, Mr. Mercer and Mr. Spieker held greater than 5% of Deep Isolation’s Capital Stock prior to the Merger. Ms. Virginia Muller is an immediate family member of Richard Muller. Ms. Elizabeth Muller is a co-founder of Deep Isolation and held greater than 5% of Deep Isolation’s Capital Stock prior to the Merger. Terms capitalized but not defined in this sub-section titled “2023 Agreements” have the meanings ascribed to such terms in each of the 2023 Agreements.

●	Pursuant to the terms of the Rights Agreement, the Company granted certain rights, subject to the conditions and limitations further described in the Rights Agreement, to the Holders party thereto, including demand registration rights to all Holders party thereto, and information rights and rights of first offer to the Major Investors party thereto with respect to future offerings of equity securities of Deep Isolation. Additionally, the Company granted to NAC International the right to appoint a representative of NAC International to attend all meetings of the Deep Isolation board of directors and participate in discussions at such meetings in a non-voting observer capacity, subject to certain conditions.

●	Pursuant to the terms of the ROFR Agreement, the Holders party thereto granted certain rights of first refusal as follows, subject to certain terms and conditions more fully described in the ROFR Agreement: (i) first, to Deep Isolation a Right of First Refusal to purchase all or any portion of Transfer Stock that such Holder may propose to transfer in a Proposed Transfer; (ii) second, to NAC International a Secondary Refusal Right to purchase all or any portion of Transfer Stock not purchased by the Company pursuant to its Right of First Refusal; and (iii) third, to the Investors a tertiary refusal right to purchase all or any portion of Transfer Stock not purchased by the Company or NAC pursuant to the Right of First Refusal or Secondary Refusal Right, respectively. Additionally, each Investor was granted a Right of Co-Sale to participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the applicable Proposed Transfer Notice, and the Key Holders each agreed to a lock-up provision, subject to certain exceptions, commencing on the date of the final prospectus relating to Deep Isolation’s initial public offering and ending on the date specified by the Company and the managing underwriter, with such period not to exceed 180 days, each as further described in the ROFR Agreement.

●	Pursuant to the terms of the Voting Agreement, the Stockholders party thereto agreed to, among other things, vote, or cause to be voted, all Shares owned by such Stockholder in favor of the election of the following individuals to the board of directors of Deep Isolation, subject to certain Share ownership thresholds and certain other conditions as further described in the 2023 Agreements: (a) an individual designated by NAC International, who initially was designated as Kent S. Cole; (b) three individuals designated by the holders of a majority of the shares of Common Stock outstanding, who initially were designated as Jonathon Angell, Richard Muller and Elizabeth Muller; and (c) the balance of the total number of directors designed by the holders of record of the shares of Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis, who initially was designated as Leslie Goldman Tepper.

Each of the 2023 Agreements automatically terminated pursuant to its terms upon the consummation of the Transactions, which constituted a Deemed Liquidation Event.

Registration Rights Agreement

The description set forth above under the caption “The Merger, Private Placement and Related Transactions—Registration Rights” is incorporated herein by reference. All of our directors, executive officers and holders of more than 5% of our capital stock are parties to the Registration Rights Agreement.

Participation in the Private Placement

Certain of our existing officers, directors and investors, including investors affiliated with certain of such directors, officers and investors, have purchased an aggregate of 1,850,817 shares of our common stock in the Private Placement, for an aggregate gross purchase price of $5,552,467. Except for the lower cash commission percentage payable to the Placement Agents for placements such Deep Isolation Investors, such purchases were made on the same terms as the sales of shares to other investors in the Private Placement and not pursuant to any pre-existing contractual rights or obligations. Each of NAC International, who holds more than 5% of our capital stock, and Bella AJT Holdings LLC, an affiliate of Ms. Tepper, and Elizabeth Muller participated in the Private Placement.

Indemnification Agreements

We maintain indemnification agreements with each of our current directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our restated bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

We did not have a formal review and approval policy for related party transactions described in this “Certain Relationships and Related Party Transactions” at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors. Subsequently, our board of directors and audit committee adopted a charter which requires the audit committee to conduct appropriate review and oversight of related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 3, 2026, following the closing of the Merger and the Private Placement, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 57,602,113 shares of common stock outstanding as of February 3, 2026 after giving effect to the Merger and the Private Placement. Shares of common stock that a person has the right to acquire within 60 days of February 3, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is 2001 Addison Street, Suite 300, Berkeley, CA 94704.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Warren E. Spieker, Jr.(1)	5,903,431	10.27%
Robert L. Mercer(2)	3,745,760	6.51%
NAC International, Inc.(3)	3,348,533	5.82%
Richard Muller(4)	3,340,560	5.80%

Directors and named executive officers
Elizabeth Muller(5)	12,663,479	22.02%
Rod Baltzer(6)	1,435,218	2.50%
Jonathon Angell(7)	387,559	*
Renee Hornbaker(8)	-	*
Leslie Goldman Tepper(9)	438,990	*
Christa Steele(10)	-	*
Ralph Hunter(11)	-	*
Chris Parker(12)	1,105,991	1.92%
Jesse Sloane(13)	368,327	*
Directors and executive officers as a group (9 persons)	16,399,564	28.52%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 1,291,864 shares of common stock held directly by Warren E. Spieker, Jr. and (ii) 4,611,567 shares of common stock held by the Spieker Living Trust U/A/D 3/12/02. Mr. Spieker is the sole trustee of the Spieker Living Trust U/A/D 3/12/02 and has dispositive power over the shares of common stock held thereby. The address of the Spieker Living Trust U/A/D 3/12/02 is 707 Menlo Avenue, #100, Menlo Park, CA 94025.

(2)	Held by the Robert L. Mercer Revocable Trust. Mr. Mercer is the trustee of the Robert L. Mercer Revocable Trust and has dispositive power over the shares of common stock held thereby. The address of the Robert L. Mercer Revocable Trust is P.O. Box 1086, Walpole, NH 03608.

(3)	The address of NAC International, Inc. is 2 Sun Court, Suite 220, Peachtree Corners, Georgia 30092.

(4)	The address of Mr. Muller is 2831 Garber Street, Berkeley, CA 94705.

(5)	Consists of (i) 11,704,270 shares of common stock held directly by Ms. Muller and (ii) 959,209 shares of common stock underlying options which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026. The 43,333 shares of common stock underlying RSUs granted on November 19, 2025 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026.

(6)	Consists of (i) 994,710 shares of common stock held directly by Mr. Baltzer and (ii) 426,341 shares of common stock underlying options which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026, (iii) 3,542 shares vested and exercisable within 60 days of February 3, 2026 out of the 28,333 shares of common stock underlying RSUs subject to a deferral and vesting over 4 years at a rate of 1/48th per month granted October 1, 2025 and (iv) 10,625 shares out of 85,000 options vested and exercisable within 60 days of February 3, 2026 which shall vest over 4 years at a rate of 1/48th per month granted October 1, 2025.

(7)	Consists of (i) 345,574 shares of common stock held directly by Mr. Angell and (ii) 41,985 shares of common stock underlying options which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026. The 43,333 shares of common stock underlying RSUs granted on November 19, 2025 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026.

(8)	The 43,333 shares of common stock underlying RSUs granted on November 19, 2025 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026.

(9)

Consists of (i) 65,187 shares of common stock held directly by Ms. Tepper, (ii) 25,000 shares of common stock held by Bella AJT Holdings LLC and (iii) 348,803 shares of common stock underlying options which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026. The 43,333 shares of common stock underlying RSUs granted on November 19, 2025 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026. Ms. Tepper is a member of Bella AJT Holdings LLC and shares voting and investment power over the shares of common stock held thereby.

(10)	The 43,333 shares of common stock underlying RSUs granted on November 19, 2025 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026.

(11)	The 43,333 shares of common stock underlying RSUs granted on January 21, 2026 are not included here because they have a one-year vesting period and a deferral based on the earlier to occur of a change in control, separation from service or death, thus they do not vest and are not exercisable within 60 days of February 3, 2026.

(12)

Consists of (i) 581,338 shares of common stock held by CS Transform Limited, (ii) 516,746 shares of common stock underlying options held directly by Mr. Parker which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026, (iii) 1,600 shares vested and exercisable within 60 days of February 3, 2026 out of the 11,546 shares of common stock underlying RSUs subject to a deferral and vesting over 4 years at a rate of 1/48th per month granted October 1, 2025, (iv) 4,329 shares out of 34,637 options vested and exercisable within 60 days of February 3, 2026 which shall vest over 4 years at a rate of 1/48th per month granted October 1, 2025, (v) 534 shares vested and exercisable within 60 days of February 3, 2026 out of the 5,121 shares of common stock underlying RSUs subject to a deferral and vesting over 4 years at a rate of 1/48th per month granted November 19, 2025 and (vi) 1,443 shares out of 15,364 options vested and exercisable within 60 days of February 3, 2026 which shall vest over 4 years at a rate of 1/48th per month granted November 19, 2025. Mr. Parker is a director and shareholder of CS Transform Limited and shares voting and investment power over the shares of common stock held thereby. The address of CS Transform Limited is The Harlech Building, Theatre Clywd Complex, Mold, United Kingdom, CH7 1YA.

(13)

Consists of (i) 361,723 shares of common stock underlying options which were issued under the 2018 EIP, were accelerated in connection with the merger and are fully vested and exercisable within 60 days of February 3, 2026, (ii) 1,575 shares vested and exercisable within 60 days of February 3, 2026 out of the 12,595 shares of common stock underlying RSUs subject to a deferral and vesting over 4 years at a rate of 1/48th per month granted October 1, 2025, (iii) 4,723 shares out of 37,785 options vested and exercisable within 60 days of February 3, 2026 which shall vest over 4 years at a rate of 1/48th per month granted October 1, 2025, (iv) 77 shares vested and exercisable within 60 days of February 3, 2026 out of the 738 shares of common stock underlying RSUs subject to a deferral and vesting over 4 years at a rate of 1/48th per month granted November 19, 2025 and (v) 231 shares out of 2,215 options vested and exercisable within 60 days of February 3, 2026 which shall vest over 4 years at a rate of 1/48th per month granted November 19, 2025.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of up to 58,506,213 shares of our common stock. The selling stockholders acquired our securities in connection with the Merger and the Private Placement, or were pre-Merger stockholders of our predecessor, Aspen. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)	Shares Owned After the Offering(%) (1)(2)
Accent Capital GmbH	25,000	25,000	*
ACNYC, LLC	83,333	83,333	*
Adam August Vierthaler	4,166	4,166	*
Adam Dickerson	33,333	33,333	*
Agriparts Borders Limited	8,333	8,333	*
Alan McIntyre	8,333	8,333	*
Alex S. Hoplamazian	16,666	16,666	*
Alfred Gonzalaez	8,333	8,333	*
Ali Kashani	83,333	83,333	*
AltoIRA Custodian FBO Paul Lipkin Traditional IRA	269,896	269,896	*
Amber Allman	5,167	5,167	*
Anthony Abenante	16,666	16,666	*
Anthony Bitetto	8,333	8,333	*
Anthony Lightman	8,333	8,333	*
Ashley Roy	3,876	3,876	*
B29 Investments	16,667	16,667	*
Bakfield LLC	16,666	16,666	*
Barbara Vollmer	97,174	97,174	*
Barrett DiPaolo(3)	4,167	4,167	*
Barry John Westwood	16,666	16,666	*
Baseline Private Equity LLC	151,226	151,226	*
Beach Hugh Sherwood Mercer	15,000	15,000	*
Bella AJT Holdings LLC(4)	25,000	25,000	*
Betsy Madru	129,186	129,186	*
Big Hyde Park Ventures, LLC	16,666	16,666	*
Brett Nesland	16,666	16,666	*
Brian Kandel	8,333	8,333	*
Brooke Dykstra	2,997	2,997	*
Bruce H. Seyburn	16,666	16,666	*

Bruce Midler	15,000	15,000		*
Caiazzo Family Trust	3,333	3,333		*
Carbondale Corporation Profit Sharing Plan	1,156,193	1,156,193		*
Carl Page	55,989	55,989		*
Carmen Elena Alfaro Cooper	16,200	16,200		*
Carolyn Ervin	9,689	9,689		*
Chad Kraft	166,666	166,666		*
Chamberlain Investments L.P.	271,188	271,188		*
Chau Q. Khuong	333,333	333,333		*
Chris Miao	10,000	10,000		*
Christopher Fiore+	250,000	262,000	(17)	*
Christopher L. Bach Revocable Trust	16,666	16,666		*
Christopher M. Phillips	10,000	10,000		*
Christopher McGowan	8,333	8,333		*
Christopher O. Burggraf	10,000	10,000		*
Chuck Bryant	8,334	8,334		*
Colton Bergt	8,333	8,333		*
Connective Capital Emerging Energy QP LP	92,324	92,324		*
Connective Capital I QP LP	24,343	24,343		*
Core Synergy LLC	154,101	154,101		*
Creighton K. Vogt	8,333	8,333		*
Crown Point Ventures LLC	8,333	8,333		*
CS Transform Limited(5)	581,338	581,338		*
D.E.K. Revocable Trust	25,000	25,000		*
Daniel Day	16,666	16,666		*
Daniel Durando	8,333	8,333		*
Daniel Kagey	13,000	13,000		*
Daniel Michael	16,666	16,666		*
Daniel Tyler	355,263	355,263		*
Darby and Laura Vernon	10,000	10,000		*
Darin Beckering	50,000	50,000		*
Darrell D. Holaday	10,000	10,000		*
Darrell Long	59,297	59,297		*
David Blum	8,333	8,333		*
David Chelf	8,333	8,333		*
David J. McCoy	8,333	8,333		*
David Kulbacki	20,000	20,000		*
David Landskowsky+	-	38,831	(18)	*
David W. Hayes and Felicia Kopelman-Hayes	8,333	8,333		*
David W. Marquez	16,666	16,666		*
DE Fund I, a series of Nucleation Capital, LP	72,887	72,887		*
DeLoach LS Investments LLC	16,666	16,666		*
Demaly Ltd.	70,000	70,000		*
Demetrios Polemis	25,000	25,000		*
Dennis Rudnick	8,333	8,333		*
Deryl W. Peoples	8,333	8,333		*
Dierk Eckart	8,333	8,333		*
Dinosaur Financial Group+	-	20,267	(19)	*
Douglas P. Raleigh	8,333	8,333		*
Dr. Harold D. Allick	10,666	10,666		*
Due Mondi Investments LTD	10,000	10,000		*
Dustin Soulliere	8,333	8,333		*
Dyke Rogers	50,000	50,000		*

Edward R. Romanita	10,000	10,000		*
Edwin Feulner	64,593	64,593		*
Edwin J. Feulner Revocable Trust	202,383	202,383		*
Edwin Post	113,581	113,581		*
EE Holdings Limited	766,666	766,666		*
Elizabeth Muller(6)§	11,704,270	11,704,270		2.03%
Elliot Grossman	8,333	8,333		*
Emily Misch	50,000	50,000		*
Eric Nicolassy+	-	2,600	(20)	*
Eric Rubenstein+	-	38,831	(21)	*
Eric Shapiro	10,000	10,000		*
Eric Stauffer	5,167	5,167		*
Eswar Chodisetti	3,333	3,333		*
Evan Dreifuss	16,666	16,666		*
Fam Solutions LLC	8,333	8,333		*
Festus Private Equity LLC	199,851	199,851		*
FiftySix Investments LLC	193,005	193,005		*
Filippo Zorzoli	50,000	50,000		*
Fred Steiner	500,000	500,000		*
Gary Kauppila	50,000	50,000		*
Gary S. Mintz	11,500	11,500		*
George Sutton	20,000	20,000		*
Georges Memmi	17,000	17,000		*
Gregory M. McCauley and Maureen McCauley	16,666	16,666		*
Grossmann Family Investment Group Ltd.	8,333	8,333		*
Gubbay Investments, LLC	10,000	10,000		*
H Investment Company, LLC	16,666	16,666		*
Hannah Steiner	1,395	1,395		*
Howard I. Freedberg Revocable Trust	33,333	33,333		*
Ian Jacobs(7)	308,333	308,333		*
Ismail Yassin Lotfy Mansour	89,993	89,993		*
Izaac and Marisa King	8,333	8,333		*
Jaffrael, LLC	25,000	25,000		*
James D. Talley and Patricia Thorne Talley	10,000	10,000		*
James H. Smalhout	433,326	433,326		*
James Kuhn	8,333	8,333		*
James Murphy	16,666	16,666		*
James R. Druzbik	8,333	8,333		*
James Rogers	21,666	21,666		*
James Saltissi	80,000	80,000		*
James Shepard	20,696	20,696		*
Jamie Rector	258,373	258,373		*
Jason Bishara	10,000	10,000		*
Jason Edwards	3,876	3,876		*
Jay W. Kuhn	33,333	33,333		*
Jean Michael Arnoult	75,837	75,837		*
Jeffrey Babikian	13,333	13,333		*
Jeffrey Funk	13,333	13,333		*
Jeffrey K. and Jennifer M. McMahon	13,333	13,333		*
Jeffrey R. Schlanger 2012 Trust	33,333	33,333		*
Jen Schneider	38,756	38,756		*
Jeremy T. Read	20,000	20,000		*
Jerome Kelly	8,334	8,334		*
Jerry D. Stevenson	8,333	8,333		*
Jerry Ogden	33,333	33,333		*

Joan L. Bonanno U/A DTD	33,333	33,333		*
Joel A. Stone Irrevocable Credit	16,666	16,666		*
John Apps	6,459	6,459		*
John Damiani	16,666	16,666		*
John Goldenring	47,981	47,981		*
John H. Jolly Jr	15,000	15,000		*
John Joshua Lee	8,333	8,333		*
John Louis Hallett Jr.	16,794	16,794		*
John Raymont	25,837	25,837		*
John S. Leys	25,000	25,000		*
John V. Wagner	8,333	8,333		*
Jon D. and Linda W. Gruber Trust	250,000	250,000		*
Jonathon Angell(8)	345,574	345,574		*
Jonathon B. Sowyrda	41,666	41,666		*
Joseph O. Manzi	16,666	16,666		*
Joseph Orthey	16,666	16,666		*
Joseph Schon	16,666	16,666		*
Judy Marie Lamana Revocable Trust	60,408	60,408		*
Keith Testaverde+	10,000	10,800	(22)	*
Kelly M. Coates and Jennifer B. Coates	8,333	8,333		*
Kenneth Robert Tutton Jr.	20,000	20,000		*
Kent Tucker Andersen	50,000	50,000		*
Kermit G. Phillips III	20,000	20,000		*
Kevin C. Hipes and Alyse K. Hipes	16,666	16,666		*
Kimberly Schuyler	10,981	10,981		*
Kira Murray	7,544	7,544		*
Kirby Frank	14,000	14,000		*
Kyle Moffat Estate	19,171	19,171		*
Larry Beggs	14,333	14,333		*
Laskowski Trust	16,666	16,666		*
Lawrence Altman	16,666	16,666		*
Leonard M. Schiller Revocable Trust DTD 10/3/1997	25,000	25,000		*
Leslie Goldman Tepper(9)	65,187	65,187		*
Levi and Ahuva Litmanovich Revocable Trust	83,333	83,333		*
Levi Litmanovich	83,333	83,333		*
Leyla Kafie	1,666	1,666		*
Liam P. Mccauley	8,333	8,333		*
Linda J. Jones	13,333	13,333		*
Livingston Taylor	310,642	310,642		*
Lori Komisar	8,333	8,333		*
Louis Buckworth	483,333	483,333		*
Luke A Walder	10,000	10,000		*
M. Greene and K. Greene TTEE The Greene Family Trust, Dated U/A DTD 11/07/2009	50,001	50,001		*
Marc Rothenberg	8,333	8,333		*
Marcus Duron	10,000	10,000		*
Mark Nicholas Tompkins(10)	2,275,000	2,275,000		*
Mark W. Haley	10,000	10,000		*
Marquardt Family Trust, dated 1992	706,779	706,779		*
Matthew Simoncini	66,666	66,666		*
Matthew Waples	27,129	27,129		*
McCardle Revocable Trust	18,835	18,835		*
Meghan D’Alessandro Revocable Trust	16,666	16,666		*

Melinda Muller	2,915,427	2,915,427		*
Michael D. Claverie	24,000	24,000		*
Michael Hannon	12,531	12,531		*
Michael M. Mainero	8,333	8,333		*
Michael Magers	16,500	16,500		*
Michael McCardle and Jenelle McCardle	75,626	75,626		*
Michael Santini	10,666	10,666		*
Michael Turner	16,666	16,666		*
Mike Goldblatt	16,667	16,667		*
Milana Badalov	10,000	10,000		*
Mukundan Revocable Trust	6,000	6,000		*
Nabil Boutros	13,333	13,333		*
NAC International Inc.(11)§	3,348,533	3,348,533		*
Nancy J. Bach Trust U/A Harriett Jacobus Living Trust	16,666	16,666		*
Nancy Mueller Handal	16,666	16,666		*
Ned Heydinger	8,333	8,333		*
Network 1 Financial Securities, Inc.+	-	7,373	(23)	*
Nicole Combs	5,167	5,167		*
Nishad Potdar	80,000	80,000		*
Northlea Partners LLLP	8,333	8,333		*
Nucleation Capital, LP - A3	165,126	165,126		*
Patricia Ann Findley	133,656	133,656		*
Patricia Newman	9,043	9,043		*
Patrick J. Deveraux	8,500	8,500		*
Patrick T. Rogers	8,333	8,333		*
Paul Ashenfelter	4,166	4,166		*
Paul Dabrowa	2,687	2,687		*
Paul Martin	1,292	1,292		*
PENSCO Trust Company Custodian FBO Thomas W. Findley, IRA	403,191	403,191		*
PENSCO Trust Company LLC Custodian FBO Dr. John M. Goldenring, IRA	187,527	187,527		*
Per F. Peterson	244,140	244,140		*
Peter Engebretson	10,000	10,000		*
Peter Topa	8,333	8,333		*
Philip H. Gardner	10,000	10,000		*
Philip Rabinovich	50,000	50,000		*
Phoenix Financial Services+	-	136,800	(24)	*
Pila Trust II	10,000	10,000		*
Piper Benjamin	2,196	2,196		*
Plamen Alenderov	33,333	33,333		*
Prince and Peck, LLC	166,666	166,666		*
Printinvest LLC	83,333	83,333		*
ProwebListings LLC	10,671	10,671		*
Quartz Capital II, LLC	50,000	50,000		*
Rachel Findley	291,548	291,548		*
Randall Scott Greene	8,334	8,334		*
Raymond and Linnea King	8,333	8,333		*
Raymond J Bonanno TTE U/A DTD 12/5/2002	33,333	33,333		*
Reza Karimi	50,000	50,000		*
Richard David	8,420	8,420		*
Richard Makin	8,333	8,333		*
Richard Muller(12)§	3,340,560	3,340,560		*

Rick W. Molden	8,333	8,333		*
Rob Utter	32,297	32,297		*
Robert A. Orthey	16,666	16,666		*
Robert and Angela Viggiano	16,666	16,666		*
Robert Brenner	8,333	8,333		*
Robert Crabtree Jr.	33,333	33,333		*
Robert Hanna	8,333	8,333		*
Robert L Nuehring	10,666	10,666		*
Robert L. Mercer Revocable Trust	3,745,760	3,745,760		*
Robert S. Knecht	16,666	16,666		*
Rod Baltzer(13)	994,710	994,710		*
Romel Fermano	20,000	20,000		*
Roy Brown, Jr.	33,333	33,333		*
S. Thomas Throne and Deborah J. Throne	10,000	10,000		*
Saiyad Atiq Raza and Nandini Saraiya 2012 Revocable Trust DTD 11/26/12	16,666	16,666		*
Salvatore Strazzeri	33,333	33,333		*
Sam Carpenter	3,230	3,230		*
Sampath Seshadri	13,333	13,333		*
Samuel and Paige Martin	8,333	8,333		*
Samuel Brinton	102,512	102,512		*
Samuel Wisnia	333,334	333,334		*
Sarah Landon	5,167	5,167		*
Sathish Durairaj	1,700	1,700		*
Scott Cardone+	-	20,964	(25)	*
Scott and Morgan Kirchner	8,350	8,350		*
Scott McNeill	17,000	17,000		*
Sean Fitzpatrick	33,333	33,333		*
Seaport Global Securities LLC+	-	409,696	(26)	*
Segra Resource Partners, L.P.	1,666,666	1,666,666		*
Seth Farbman	8,333	8,333		*
Shaun Maguire	139,340	139,340		*
Sheldon T. Fleck	40,000	40,000		*
Sichenzia Ross Ference Carmel LLP(14)	12,500	12,500		*
Simone Arbib	20,000	20,000		*
SLS Sales Group LLC	33,333	33,333		*
Spieker Living Trust U/A/D 3/12/02§	4,611,567	4,611,567		*
Stan Rabinovich	100,000	100,000		*
Stefan Finsterle	129,186	129,186		*
Stephen R. Mut	10,000	10,000		*
Stephen Weischedel	8,333	8,333		*
Steve Chu	64,593	64,593		*
Steven Airhart(15)	381,100	381,100		*
Stewart Te Ong	20,000	20,000		*
Susana Navarro	188,690	188,690		*
Ted H. Cooper	60,000	60,000		*
Tennant Revocable Trust	16,666	16,666		*
Terry Considine	322,966	322,966		*
The Bharat Parikh Revocable Trust	10,000	10,000		*
The Benchmark Company LLC+	-	291,521	(27)	*
The Caiazzo Family Trust	47,179	47,179		*
The Chamberlain Family Trust	20,000	20,000		*
The Chang Family Revocable Trust of December 16, 1994	15,166	15,166		*
The David and Karen Chamberlain Trust	7,000	7,000		*
The Del Mar Consulting Group, Inc. 401(k) Plan	33,333	33,333		*

The Finder Family Trust	83,333	83,333		*
The Gigi Litmanovich Family Trust	50,000	50,000		*
The Greene Family Trust dated this 17th day of November, 2009, Michael David Greene and Karen Sue Greene, Grantor and/or Trustees	83,170	83,170		*
The John F. Holzrichter and Barbara L. Holzricter Year 2001 Revocable Trust dated October 1, 2001	208,119	208,119		*
The Lipkin Revocable Trust	10,490	10,490		*
The Michael E. Portnoy Revocable Trust	8,333	8,333		*
The Steven and Kaye Yost Family Trust DTD 2/7/92	10,000	10,000		*
The Tidewater Revocable Trust	16,666	16,666		*
Thomas J. Halaska	33,333	33,333		*
Thomas Juul-Hansen	34,000	34,000		*
Thomas Lee	33,333	33,333		*
Tim Herrmann+	-	4,601	(28)	*
Timothy and Nancy Vandebunte	33,333	33,333		*
Titahotwo Limited Partnership, RLLLP	235,894	235,894		*
Tom Hamilton	500,000	500,000		*
Tonja Nash	10,335	10,335		*
Tristan and Angela Greenwalt	8,333	8,333		*
Troy Hornbeck	8,333	8,333		*
Uri and Ayala Sinai Rephen	10,000	10,000		*
Vanessa A. Fernandes and Clark D. Randall	8,500	8,500		*
Vaughn Hoplamazian	75,000	75,000		*
Vincent LaBarbara+	-	12,114	(29)	*
Vincenzo Pompa	100,000	100,000		*
Virginia Muller	205,071	205,071		*
Walker Drewry	5,000	5,000		*
Walzman Innovations, LLC	83,333	83,333		*
Warren E. Spieker, Jr.(16)§	1,291,864	1,291,864		*
Wayne J. Fenton	10,000	10,000		*
Wendell Young	9,000	9,000		*
Wesley Collier	32,297	32,297		*
Whited Family Trust	33,333	33,333		*
Whiting Holdings, LP	40,000	40,000		*
William and Mary Green	8,333	8,333		*
William J. Leahey	16,666	16,666		*
Winston Wong	2,161,289	2,161,289		*
Wolsonovich SEF, LLC	16,666	16,666		*
Worth Holdings LLC	16,666	16,666		*

*	Represents ownership of less than 1%.

+	The selling stockholder is a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has represented to us that (i) it purchased the securities in the ordinary course of business, and (ii) at the time of the purchase of the securities, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

§	Beneficial owner of more than 5% of our common stock.

(1)	Applicable percentage ownership is based on 57,602,113 shares of our common stock outstanding as of February 3, 2026.

(2)	Assumes the sale of all shares offered in this prospectus.

(3)	Barrett DiPaolo is a partner at Sichenzia Ross Ference Carmel LLP, which served as counsel to our predecessor, Aspen. The securities held by Mr. DiPaolo reported herein were acquired from another stockholder in a private transaction exempt from the registration requirements of the Securities Act under Section 4(a)(1).

(4)	Leslie Goldman Tepper, a member of our board of directors, is a member of Bella AJT Holdings LLC. Ms. Tepper shares voting and investment power over and a pecuniary interest in the securities held by the entity.

(5)	Chris Parker, our Chief Commercialization Officer, is a director and shareholder of CS Transform Limited.

(6)	Ms. Mueller is a member, and Chair, of our board of directors.

(7)	Mr. Jacobs is the former President, Chief Executive Officer, Chief Financial Officer, Secretary and a director of Aspen-1 Acquisition Inc., our predecessor.

(8)	Mr. Angell is a member of our board of directors and serves as the chair of the audit committee of our board of directors.

(9)	Ms. Tepper is a member of our board of directors and serves as the chair of both the compensation committee and nominating and governance committee of our board of directors.

(10)	Mr. Tompkins is a former director of Aspen Acquisition-1, Inc., our predecessor.

(11)	Kent S. Cole, an officer of NAC, was a member of our board of directors, but resigned in November 2025. In addition, NAC is a party to material agreements with the Company. See “Description of Business—Manufacturing” and “Certain Relationships and Related Party Transactions—Related Party Transactions with NAC International.” See also “Risk Factors— Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.”

(12)	Dr. Mueller is the co-founder and a former director and board observer of Deep Isolation.

(13)	Mr. Baltzer is our President and Chief Executive Officer and a member of our board of directors.

(14)	Sichenzia Ross Ference Carmel LLP previously served as counsel to our predecessor, Aspen. The securities held by Sichenzia Ross Ference Carmel LLP reported herein were acquired from another stockholder in a private transaction exempt from the registration requirements of the Securities Act under Section 4(a)(1).

(15)	Mr. Airhart is the President of Freestone, our wholly owned subsidiary.

(16)	Mr. Spieker beneficially owns in excess of 10% of our outstanding equity securities as Trustee of the Spieker Living Trust U/A/D 3/12/02, with dispositive power over the shares of common stock held thereby.

(17)	Includes 12,000 shares of common stock issuable upon the exercise of A Warrants held by the selling stockholder. Mr. Fiore is the Chief Executive Officer of Maxim Group LLC. See “Description of the Merger, Private Placement and Related Transactions—The Private Placement.”

(18)	Consists of 38,831 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. Landskowsky is an affiliate of Network 1 Financial Securities, Inc.

(19)	Consists of 20,267 shares of common stock issuable upon the exercise of A Warrants held by the selling stockholder.

(20)	Consists of 2,600 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. Nicolassy is an affiliate of Network 1 Financial Securities, Inc.

(21)	Consists of 38,831 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. Rubenstein is an affiliate of Network 1 Financial Securities, Inc.

(22)	Includes 800 shares of common stock issuable upon the exercise of A Warrants held by the selling stockholder. Mr. Testaverde is an affiliate of Network 1 Financial Securities, Inc.
(23)	Consists of 7,373 shares of common stock issuable upon the exercise of A Warrants held by the selling stockholder.

(24)	Consists of 136,800 shares of common stock issuable upon the exercise of A Warrants held by the selling stockholder.

(25)	Consists of 20,964 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. Cardone is an affiliate of Network 1 Financial Securities, Inc.

(26)	Consists of: (i) 326,362 shares of common stock issuable upon the exercise of A Warrants and (ii) 83,333 shares of common stock issuable upon the exercise of B Warrants held by the selling stockholder.

(27)	Consists of: (i) 208,188 shares of common stock issuable upon the exercise of A Warrants and (ii) 83,333 shares of common stock issuable upon the exercise of B Warrants held by the selling stockholder.

(28)	Consists of 20,964 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. Herrmann is an affiliate of Network 1 Financial Securities, Inc.

(29)	Consists of 20,964 shares of common stock issuable upon the exercise of A warrants held by the selling stockholder. Mr. LaBarbara is an affiliate of Network 1 Financial Securities, Inc.

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes the selling stockholders listed in the table under the heading “Selling Stockholders” and includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer who have been assigned the rights of the transferor holder or holders under the applicable Registration Rights Agreement (as defined herein), and other permitted transferees, successors or assignees of the selling stockholders selling shares of common stock covered by this prospectus received by them after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 89 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

Our common stock is not currently eligible for trading on any national securities exchange, including Nasdaq, or any over-the-counter markets, including the OTCQB. Until such time as the common stock becomes eligible for trading on such an exchange or through over-the-counter markets, the selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share, the price per share in the Private Placement. (At $3.00 per share the total offering amount for all shares covered by this prospectus would be $175,518,639.)

If the common stock becomes quoted on the OTCQB or a public trading market otherwise develops, the selling stockholders may sell the shares of common stock offered by this prospectus from time to time through any one or more of the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales whether through a broker-dealer or themselves, effected after the date of this prospectus;

●	distribution to employees, members, limited partners, members, managers, affiliates or stockholders of the selling stockholders;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secured indebtedness and other obligations;

●	Through delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In connection with this offering, we intend to arrange with a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another over-the-counter system as soon as practicable following the effectiveness of the Registration Statement of which this prospectus is a part, but we cannot assure you that the common stock will become eligible for trading on any exchange or market. We also cannot assure you that we will be able to do so and, even if we do so, there can be assurance that our common stock will continue to be quoted on the over-the-counter markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any of the selling stockholders will sell all or any of the securities offered by this prospectus. In addition, any of the selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any sale of common stock by any of the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the Private Placement has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. In addition, agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for five years from the date it is declared effective by the SEC or until the date on which all of the shares required to be registered by us have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement. See “Shares Eligible for Future Sale — Registration Rights.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this prospectus, we had 57,602,113 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our restated certificate of incorporation and our restated bylaws.

Common Stock

Dividend Rights

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine, payable either in cash, in property or in shares of capital stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the restated certificate (including any certificate of designation relating to any series of preferred stock). We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding or above the total number of authorized shares of the class, without any further vote or action by our stockholders. Our board of directors may, without stockholder approval, authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of existing management and might adversely affect the market price of our common stock.

Stock Options

Pursuant to the Merger Agreement, we approved and adopted the 2025 EIP and reserved 10,752,566 shares of the our common stock for future issuance under the 2025 EIP, of which 5,752,566 shares are issuable upon the exercise of Assumed Options and the remainder of such shares reserved for future issuances of incentive awards under the 2025 EIP at the discretion of our board to officers, key employees, consultants and directors. As of the Effective Time, we had outstanding stock options to purchase an aggregate of 5,752,566 shares of our common stock with a weighted-average exercise price of $0.13, as a result of our assumption of the Assumed Options. After the Effective Time, we issued an additional 92,295 shares upon exercise of options, so that as of February 3,2026, 10,660,271 2025 EIP Option Shares were reserved for future issuances of awards under the 2025 EIP.

Warrants

As of the Effective Time, we had outstanding (a) A Warrants to purchase an aggregate of 996,397 shares of our common stock at an exercise price of $3.00 per share and (b) B Warrants to purchase a cumulative of $500,000 worth of shares of Common Stock at an exercise price of $0.0001 per share. These warrants are “Placement Agent Warrants” issued to the Placement Agents in connection with the closing of the Private Placement.

Registration Rights Agreement

For a description of the Registration Rights Agreement that we entered into in connection with the Merger and the Private Placement, see “Shares Eligible for Future Sale—Registration Rights.” All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as Exhibit 10.7 hereto and incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation, and our restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our restated bylaws and certificate of incorporation provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, except as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors, but promotes continuity of management.

●	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Corporate Governance—Classified Board of Directors” for additional information.

●	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Requirements for Amendments of Our Restated Certificate of Incorporation and Restated Bylaws. Our restated certificate of incorporation further provides that the affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal our restated bylaws, although our restated bylaws may be amended by the approval of a majority of the Whole Board.

●	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Our restated certificate of incorporation and our restated bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, our chief executive officer or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

●	Issuance of Undesignated Preferred Stock. Our restated certificate of incorporation provides our board the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

●	Choice of Forum. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or the federal district court for the District of Delaware), will be the sole and exclusive forum for: (a) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders in such capacity; (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the restated certificate of incorporation or the Company’s restated bylaws (as each may be amended from time to time); or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Securities Act, nor will such provisions apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our restated certificate of incorporation provides that certain claims must be brought in the Court of Chancery, to the extent the subject matter of such claims is within the scope of clauses (a)-(d) enumerated above; however, our restated certificate of incorporation does not mandate that other types of claims, including Securities Act claims, be brought in the Court of Chancery or in state or federal courts located within the State of Delaware. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, although our restated certificate of incorporation does not mandate that such actions be brought in a federal court located within the State of Delaware. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring certain types ofclaims in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

As permitted by the DGCL, our amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

The restated bylaws provide that our directors and officers, and directors and officers of our predecessor, will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended.

The restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Currently, there is not a public market for our common stock. Until such time as the common stock becomes eligible for trading on an exchange or through over-the-counter markets, the selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $3.00 per share, the price per share in the Private Placement. If the common stock becomes quoted on the OTCQB or a public trading market otherwise develops, the selling stockholders may sell the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices or at privately negotiated prices as described in “Plan of Distribution.”

Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger and Private Placement due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

As of February 3, 2026, we had 57,602,113 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 17,578,779 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of February 3, 2026. No shares issued in connection with the Merger or the Private Placement can be publicly sold under Rule 144 under the Securities Act until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K on July 28, 2025.

Sale of Restricted Shares

Of the 57,602,113 shares of common stock outstanding, all of such shares are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act (including pursuant to this prospectus) or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K on July 28, 2025, and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. As a result, until the resale of such shares is registered under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the effective date of the Merger is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Registration Rights

In connection with the Merger and the closing of the Private Placement we entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we have agreed that promptly, but no later than 45 calendar days after the date of filing of our Form 8-K on July 28, 2025, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering sale, transfer or disposition of (i) the shares of our common stock issued in the Private Placement; (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of common stock issued in exchange for all of the equity securities (including 2018 EIP Options, to the extent exercised as of immediately prior to the Effective Time) of Deep Isolation that were outstanding immediately prior to the Closing; (iv) the Retained Pre-Merger Shares; and (v) the Advisor Shares ((i)-(v) collectively, the “Registrable Shares”), subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the Registrable Shares required to be included in the Registration Statement under applicable SEC rules and regulations. The registration statement of which this prospectus is a part is the “Registration Statement.” We filed it in August 2025 within such 45-day period.

We also agreed to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 120 calendar days after the date of the filing of the Super 8-K (as such period may be extended by the obligation under applicable rules and regulations of the SEC under the Securities Act to include updated financial statements before it can be declared effective).

Subject to exceptions described below, if (i) we were late in filing the Registration Statement, (ii) the Registration Statement (which we were not) is not declared effective within 120 days after the date of the filing our Form 8-K on July 28, 2025 (as such 120-day period may be extended as described above) (the “Registration Effectiveness Date”), (iii) the Registration Statement ceases for any reason to remain effective for a period of more than 15 consecutive days (subject to certain exceptions), (iv) the holders of Registrable Shares are otherwise not permitted to use the prospectus therein to resell the Registrable Shares for a period of more than 30 consecutive trading days or more than 90 days in any 12-month period (except for suspension of the use of the Registration Statement on Form S-1 in connection with a required post-effective amendment in connection with filing our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the time reasonably required to respond to any comments from the SEC on the Form 10-K or Form 10-Q) and to have such post-effective amendment declared effective, or (v) after such time as the Registrable Shares are first listed or included for quotation on the OTCQB or OTCQX tier of OTC Markets Group, the Nasdaq, the NYSE or the NYSE American, the Registrable Shares are not listed or included for quotation one of such markets, or trading of our common stock is suspended or halted for more than 3 consecutive trading days (other than as a result of suspension or halt of substantially all trading in equity securities (including our common stock) on the applicable stock exchange) ((i)-(v) each, a “Registration Event”), the Company will pay to the holders of Registrable Shares that are affected by such Registration Event, subject to limitations described below, liquidated damages at a rate equal to 12% per annum of the Private Placement Price per share for the period that such Registration Event continues to affect such Registrable Shares; provided, however, that in no event shall the aggregate of any such penalties exceed 5% of the Private Placement Price per share.

No monetary penalties will accrue with respect to (1) any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Shares that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Shares excluded from a registration statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed in the Registration Statement, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 120 days after the final closing of the Private Placement, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Shares, and/or (c) a holder of any Registrable Shares must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be applied to the Registrable Shares in the following order: (a) first, from the shares of our common stock issued in exchange for all of the equity securities of Deep Isolation outstanding immediately prior to the Effective Time and not sold in the Private Placement on a pro rata basis among the holders thereof; (b) second, from the Registrable Shares issuable upon exercise of the Placement Agent Warrants, on a pro rata basis among the holders thereof; (c) third, from the Retained Pre-Merger Shares and the Advisor Shares, on a pro rata basis among the holders thereof; and (d) fourth, from the Registrable Shares purchased by investors in the Private Placement (including those issued on conversion of the Convertible Securities), on a pro rata basis among the holders thereof.

Subject to the provisions described above, we must use commercially reasonable efforts to maintain the effectiveness of the Registration Statement for at least five years from the date it is initially declared effective by the SEC or for such shorter period ending on the first date on which there no longer any outstanding Registrable Securities.

If fewer than all of the Registrable Shares are included in the Registration Statement when it becomes effective, we must use commercially reasonable efforts to file a new registration statement (on Form S-1, or Form S-3 if eligible) with the SEC within 60 days after the effective date of the Registration Statement or within 10 business days after the first date that is permitted by the SEC if filing within such 60 calendar day period is not permitted by the SEC, registering for resale all or such portion of the Registrable Shares not so included in the Registration Statement as the SEC will permit to be included therein (subject to receipt from each of such holders of the information concerning such holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed in such registration statement). We must use commercially reasonable efforts to ensure that such registration statement is declared effective promptly thereafter but no later than 75 calendar days after the initial filing date of the new registration statement.

The holders of Registrable Shares shall have “piggyback” registration rights for Registrable Shares not registered as provided above with respect to any registration statement filed by us following the effectiveness of the aforementioned Registration Statement that would permit the inclusion of such underlying shares, subject, in an underwritten offering, to customary cut-back on a pro rata basis among the holders of Registrable Shares if the either the underwriter or we determine that marketing factors require a limitation on the number of shares of stock or other securities to be underwritten.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Shares, not to exceed $35,000 per Registration Statement. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are reserved for issuance under the 2025 EIP. Such registration statement is expected to be filed and become effective as soon as practicable after 60 days following our filing of our Form 8-K on July 28, 2025 and the registration of our shares of common stock with the SEC pursuant to a registration statement on Form S-8. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Hunton Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of the Company as of and for each of the years in the two-year period ended December 31, 2024 and 2023, have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included in this registration statement. The financial statements of the Company’s predecessor, Aspen, as of and for each of the years in the two-year period ended December 31, 2024 and 2023, have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing the conditions that raise substantial doubt about Aspen’s ability to continue as a going concern). Such consolidated financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Deep Isolation Nuclear, Inc. 1761 George Washington Way #362, Richland, WA 99354, (509) 943-5222.

INDEX TO FINANCIAL STATEMENTS

Deep Isolation Nuclear, Inc.

Audited Consolidated Financial Statements for the Years Ended December 31, 2024 and 2023

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2025 and 2024

Deep Isolation Nuclear, Inc. and Aspen-1 Acquisition Inc.

Unaudited Pro Forma Condensed Combined Financial Statements for the Year Ended December 31, 2024 and the Nine Months Ended September 30, 2025

Aspen-1 Acquisition Inc.

Audited Financial Statements for the Years Ended December 31, 2024 and 2023

Unaudited Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2025 and 2024

Deep Isolation Nuclear, Inc.

Consolidated Financial Statements

As of and For the Years Ended December 31, 2024 and 2023

Deep Isolation Nuclear, Inc.

CBIZ CPAs P.C.
730 Third Avenue
11th Floor
New York, NY 10017
P: 212.485.5500

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Deep Isolation, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Deep Isolation, Inc. (the “Company”) as of December 31, 2024 and 2023 the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair value of common stock

Critical Audit Matter Description

As reflected in the Company’s consolidated financial statements, as of December 31, 2024 and 2023, the Company’s issued common stock as compensation to employees in the amounts of approximately $204,000 and $680,000, respectively. As disclosed in Note 6 to the consolidated financial statements, the fair value of common stock is estimated using the Guideline (or Comparable) Publicly Traded Company Methodology within the Market Approach, which relies on an analysis of publicly traded companies similar in industry and/or business model to the Company.

Auditing management’s valuation was complex and highly judgmental with respect to the development of relevant market multiples and ratios, using metrics such as revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net income and/or tangible book value. Assumptions are affected by expected future market and economic conditions.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the management’s impairment analysis included the following, among others:

●	Assessing methodologies and testing the completeness and accuracy of the underlying data used by the Company.

●	Utilized the assistance of our valuation specialists in determining the appropriate comparable public company group.

●	We tested the assumptions used to estimate the fair values of the common stock.

●	Performed sensitivity analyses over the significant assumptions to evaluate the change in the fair value of the common stock resulting from changes in the assumptions

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

New York, NY

July 18, 2025, except as to the effects of the Merger Transaction as described in Note 1 and Note 6, as to which the date is January 2, 2026.

Deep Isolation Nuclear, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash	$2,149	$2,761
Accounts receivable, net of allowance for credit losses of $128 and $149, respectively	999	500
Contract assets	111	346
Other current assets	80	31
Total current assets	3,339	3,638

Property, plant and equipment, net	55	84
Intangible assets, net	153	233
Finance lease right-of-use assets	14	-
Operating lease right-of-use assets	387	507
Goodwill	182	182
Total assets	$4,130	$4,644

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$174	$150
Accrued payroll	519	523
Finance lease liabilities, current	3	-
Operating lease liabilities, current	116	116
Other current liabilities	112	254
Total current liabilities	924	1,043

Finance lease liabilities, net of current portion	12	-
Operating lease liabilities, net of current portion	277	393
Total liabilities	1,213	1,436

Commitments and Contingencies (Note 15)

Stockholders’ Equity
Series A Convertible Preferred Stock, par value $0.0001 per share, 17,604,052 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Series A Prime Convertible Preferred Stock, par value $0.0001 per share, 5,148,983 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock, par value $0.0001 per share, 55,550,158 shares authorized; 39,901,782 and 39,667,025 shares issued and outstanding as of December 31, 2024 and 2023, respectively	4	4
Additional paid-in capital	29,958	29,237
Accumulated deficit	(27,167)	(26,173)
Accumulated other comprehensive income	122	140
Total stockholders’ equity	2,917	3,208
Total liabilities and stockholders’ equity	$4,130	$4,644

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation Nuclear, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue	$7,053	$5,375
Cost of services (exclusive of depreciation shown separately below)	(3,665)	(3,068)
Gross profit	3,388	2,307

Operating Expenses:
Depreciation and amortization expense	110	104
Selling, general and administrative expenses	4,344	5,382
Loss on conversion of SAFE notes	-	379
Total operating expenses	4,454	5,865

Loss from operations	(1,066)	(3,558)

Other income	73	3
Net loss before income taxes	(993)	(3,555)

Provision for income taxes	1	1
Net loss	$(994)	$(3,556)

Other comprehensive income (loss)
Foreign currency translation adjustments	(18)	124
Total other comprehensive income (loss)	(18)	124
Net loss and other comprehensive loss	$(1,012)	$(3,432)

Net loss per common share - basic and diluted	$(0.02)	$(0.09)
Weighted average common shares outstanding - basic and diluted	39,840,144	37,505,303

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation Nuclear, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, December 31, 2023	773,753	-	655,351	-	106,159	-	$29,241	$(26,173)	$140	$3,208
Retroactive application of Merger	38,898,272	4	(655,351)		(106,159)	-	(4)	-	-	-
Adjusted balance beginning of year	39,667,025	4	-		-		29,237	(26,173)	140	3,208

Exercise of stock options	4,857	-	-	-	-	-	-	-	-	-
Issuance of common stock upon conversion of preferred stock in connection with the Merger	229,900	-	-	-	-	-	609	-	-	609
Stock based compensation	-	-	-	-	-	-	112	-	-	112
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(18)	(18)
Net loss	-	-	-	-	-	-	-	(994)	-	(994)

Balance, December 31, 2024	39,901,782	4	-	-	-	-	$29,958	$(27,167)	$122	$2,917

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation Nuclear, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, December 31, 2022	737,240	-	655,351	-	-	-	$21,897	$(22,617)	$16	$(704)
Retroactive application of Merger	35,243,528	4	(655,351)		-	-	(4)	-	-	-
Adjusted balance beginning of year	35,980,768	4	-	-	-	-	21,893	(22,617)	16	(704)

Exercise of stock options	943,397	-	-	-	-	-	145	-	-	145
Issuance of common stock upon conversion of SAFE Notes in connection with the Merger	2,554,145	-	-	-	-	-	6,209	-	-	6,209
Issuance of common stock upon conversion of preferred stock in connection with the Merger	188,716	-	-	-	-	-	528	-	-	528
Stock based compensation	-	-	-	-	-	-	521	-	-	521
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	124	124
Preferred stock issuance costs	-	-	-	-	-	-	(59)	-	-	(59)
Net loss	-	-	-	-	-	-	-	(3,556)	-	(3,556)
Balance, December 31, 2023	39,667,025	4	-	-	-	-	$29,237	$(26,173)	$140	$3,208

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation Nuclear, Inc.

Consolidated Statements of Cash Flows

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(994)	$(3,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	110	104
Interest expense	1	-
Stock based compensation	112	521
Loss on conversion of SAFE notes	-	379
Changes in operating assets and liabilities:
Accounts receivable, net	(499)	293
Contract assets	235	(229)
Other current assets	(49)	245
Accounts payable	25	(61)
Accrued payroll	(4)	231
Other current liabilities	(143)	(79)
Contingent consideration	-	(215)
Operating lease right-of-use assets and lease liabilities	5	(1)
Net cash used in operating activities	(1,201)	(2,368)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	-	(35)
Net cash used in investing activities	-	(35)

Cash Flows from Financing Activities:
Payment of finance lease liability	(2)	-
Proceeds from issuance of Series A Prime Preferred Stock	609	528
Proceeds from issuance of SAFE notes	-	2,500
Proceeds from exercise of stock options	-	145
Payments of stock issuance costs	-	(59)
Net cash provided by financing activities	607	3,114

Net change in cash and cash equivalents	(594)	711
Effect of exchange rate on cash and cash equivalents	(18)	124

Cash and cash equivalents:
Beginning of period	2,761	1,926
End of period	$2,149	$2,761

Supplemental schedule of non-cash investing and financing activities:
SAFE note conversion to Series A Prime Preferred Stock and subsequently converted to common stock in connection with the Merger	$-	$6,209

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation Nuclear, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Operations

Deep Isolation, Inc. is a privately held company incorporated in June 2016, under the laws of the state of Delaware. Deep Isolation, Inc. together with our subsidiaries provide nuclear waste disposal and related consulting services globally. We operate through our wholly owned subsidiaries, Deep Isolation EMEA Limited (“Deep Isolation EMEA”), incorporated in England and Wales in February 2020, Deep Isolation US LLC (“Deep Isolation US”), incorporated in Delaware in December 2018 and Freestone Environmental Services, Inc. (“Freestone”), which was acquired in November 2021.

In 2020, the Company incorporated Deep Isolation EMEA, which serves as the primary international subsidiary and engages in customer outreach, market development, project proposal coordination, and regulatory and government engagement across the EMEA region. Deep Isolation EMEA operates independently in its market and is supported by a dedicated team.

In November 2021, Deep Isolation acquired Freestone, a well-established environmental consulting firm based in Richland, Washington. Freestone provides a range of environmental, engineering, and scientific services to government clients.

Merger Transaction

On July 23, 2025 (the “Closing Date”), Aspen, its subsidiary Deep Isolation Acquisition Corp. (the “Acquisition Sub”), and Deep Isolation, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, on the same day, (i) the Acquisition Sub merged with and into Deep Isolation (together with the other transactions contemplated by the Merger Agreement, the “Merger” or “Merger Transaction”), with the Acquisition Sub ceasing to exist and Deep Isolation surviving and becoming our wholly owned direct subsidiary and (ii) Aspen changed its name to Deep Isolation Nuclear, Inc.

We determined that Deep Isolation was the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, for accounting purposes, the Merger was treated as a “reverse acquisition” or the equivalent of Deep Isolation issuing stock for the net assets of Aspen, accompanied by a recapitalization. No goodwill or other intangible assets were recorded as a result of the Merger.

Because Deep Isolation was deemed the accounting acquirer, the historical financial statements of Deep Isolation became the historical financial statements of the combined company, upon the consummation of the Merger. As a result, the financial statements included herein reflect (i) the historical operating results of Deep Isolation prior to the Merger; (ii) the combined results of Deep Isolation and Aspen following the closing of the Merger; (iii) the assets and liabilities of Deep Isolation at their historical cost; and (iv) the Company’s equity structure for all periods presented.

The equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Deep Isolation shareholders and Deep Isolation convertible preferred shareholders in connection with the Merger. As such, the shares and corresponding capital amounts and earnings per share related to Deep Isolation Convertible Preferred Stock and Deep Isolation common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio of 25.837283 (the “Exchange Ratio”) established in the Merger. All exercise prices for Deep Isolation options have similarly been retroactively restated to reflect the Exchange Ratio.

Unless otherwise indicated, references in this report to “Deep Isolation”, “Company”, “we,” “us” or “our” refer to Deep Isolation, Inc. and its subsidiaries, taken as a whole.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of all of its wholly owned subsidiaries, Deep Isolation US, Deep Isolation EMEA and Freestone, and are presented in accordance with accounting principles generally accepted in the United States of America “U.S. GAAP”. The consolidated financial statements include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the company’s consolidated balance sheets, statements of operations, statement of changes in stockholders’ equity and statement of cash flows for all periods presented.

Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has not generated positive cash flows from operations. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include aggressive marketing and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with additional financing as necessary will result in improved operations and cash flow in 2025 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. As such, these matters raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of the accompanying consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The consolidated financial statements and accompanying notes are prepared in conformity with U.S. GAAP. Our Consolidated Financial Statements include the financial position, results of operations and cash flows of Deep Isolation, Inc. and that of our wholly owned subsidiaries as noted above. We eliminate all material intercompany accounts and transactions.

Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP, which may require us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of our revenues and expenses during each reporting period. Due to the inherent uncertainty involved in making estimates, actual results may differ significantly from previously estimated amounts under different assumptions or conditions.

Cash and Cash Equivalents

We classify bank time deposits and highly liquid investments with original maturities of three months or less as cash equivalents.

Foreign Currency Translation

The Company’s reporting currency is U.S. dollars. The functional currency of the Company is the U.S. dollar. The functional currency of our foreign subsidiary, Deep Isolation EMEA, is generally the local currency of the country in which it operates (British Pound Sterling). The Company translates the assets and liabilities at the exchange rates in effect on the balance sheet date. The Company translates the revenue, costs, and expenses at the average rate of exchange rates in effect during the period. The Company includes translation gains and losses in the stockholders’ equity section of the Company’s consolidated balance sheets in accumulated other comprehensive income or loss. Transactions undertaken in other currencies are translated using the exchange rate in effect as of the transaction date and any exchange gains and losses resulting from these transactions are included in the consolidated statements of operations in other income.

Accounts Receivable and Contract Assets

Accounts receivables are recorded at the price invoiced to customers and are generally due within 30 days of receipt of the invoice. The carrying amount of accounts receivables is reduced by a credit loss determined in accordance with ASU 2016-13, “Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments.” which requires us to consider forward-looking information in estimating the expected loss and is developed using historical collection experience, current and future economic and market conditions that may affect customers’ ability to pay, and a review of the current status of customers’ accounts receivables. We did not apply a credit loss allowance to government related receivables due to our past successful experience in their collectability. Accordingly, since most of our receivables are either due from the U.S. federal government or have to do with a federal project, such receivables are deemed to be fully collectible.

Revenue Recognition

The Company recognizes revenue in accordance with FASB’s ASC 606, Revenue from Contracts with Customers. ASC 606 provides a single, comprehensive revenue recognition model for all contracts with customers. Revenue from government contracts (grants) where the government is the customer are accounted in accordance with ASC 606.

Under ASC 606, a five-step process is utilized in order to determine revenue recognition, depicting the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under ASC 606, a performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract transaction price is allocated to each distinct performance obligation and recognized as revenues as the performance obligation is satisfied.

Services Revenues

The Company derives its revenue primarily from environmental remediation supporting services, administrative support services, consulting services and technology development grants related to nuclear waste disposal services globally. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Variable Consideration

The Company’s contracts generally do not give rise to variable consideration. However, from time to time, the Company may submit requests for equitable adjustments under certain of its government contracts for price or other modifications that are determined to be variable consideration. The Company estimates the amount of variable consideration to include in the estimated transaction price based on historical experience with government contracts, anticipated performance and management’s best judgment at the time and to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Prices for our products are based on terms specified in the contracts, which generally do not include financing components, noncash consideration or consideration paid to our customers. As our standard payment terms are less than one year, we have elected the practical expedient under ASU 2014-09, and we have not assessed whether a contract has a significant financing component. We report any tax assessed by a governmental authority that we collect from our customers that is both imposed on and concurrent with our revenue-producing activities (such as sales, use, value added and excise taxes) on a net basis (meaning we do not recognize these taxes either in our revenues or in our costs and expenses).

The Company’s primary obligation to customers in contracts relate to the services to the customer. The services provided represent the performance obligation, which is satisfied over time. Revenue earned from contracts is determined using the input method and is based on contractually defined billing rates applied to per hour of services performed. The identified performance obligations (i.e., Administrative Support Services, Environmental Remediation Support Services) are recognized as revenue over the time when services are provided and invoiced to the customer applying practical expedient. Consulting services are recognized as revenue over the time when milestones become probable of being achieved (i.e. final submission and acceptance of the report) using the units produced method.

The Company has elected to adopt the “Right to invoice” practical expedient for the recognition of its revenue.

For services already completed but not yet billed at the balance sheet date are recognized as contract assets within the consolidated balance sheets. Advance payments received from customers for which services have not been provided yet at the balance sheet date are recognized as contract liabilities within the consolidated balance sheets.

Research and Development Expenses

Research and development expenses include legal fees and registration fees related to the Company’s pursuit and filing of a patent. Research and development expenses for the years ended December 31, 2024 and 2023 were $202 and $249, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Fair Value Measurement

We measure certain financial assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, we use a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach).

The levels of hierarchy are described below:

●	Level 1 - Quoted prices in active markets for identical instruments;

●	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

●	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

As of December 31, 2024 and 2023, the fair value of the Company’s financial instruments approximated their carrying values. The carrying amount of certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities.

Property, Plant and Equipment

We state property and equipment at acquisition cost less accumulated depreciation. We compute depreciation of property and equipment principally by the straight-line method over the estimated useful lives of the assets. Depreciation is based on the estimated useful lives of the assets using the straight-line method. Furniture and fixtures are depreciated over useful lives of seven years. Office and computer equipment is depreciated over useful lives of three to five years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Upon the sale or retirement of an asset, we remove the related cost and accumulated depreciation from the accounts and recognize any gain or loss in earnings.

We expense expenditures for maintenance, repairs and minor renewals as incurred that do not improve or extend the life of the assets, including planned major maintenance.

ASC 360-10 requires that a long-lived asset group be reviewed for impairment only when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. We perform impairment tests when events or changes in circumstances indicate the carrying value may not be recoverable. We consider all relevant factors. We perform the impairment test by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset or asset group to the asset’s net carrying value to determine if a write-down to fair value is required.

Intangible Assets

Intangible assets are composed of two identifiable assets, Tradename and Customer relationships. The useful lives of these assets were determined to be 5 years each. All intangible assets are amortized on a straight-line basis over their respective estimated useful lives and are presented net of accumulated amortization. We evaluate intangible assets for impairment whenever events or changes in circumstances suggest that their carrying amounts may not be recoverable.

Stock-Based Compensation

Stock-based compensation for employees and nonemployees is accounted for under ASC 718, “Compensation - Stock Compensation” which requires these payments to be recognized in the consolidated statements of operations at their fair values.

Our long-term incentive plan provides for grants of nonqualified or incentive stock options. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value for nonqualified or incentive stock options requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price, volatility and expected option lives to value equity-based compensation, while forfeitures are recognized as incurred.

The option valuation model used to calculate the Company’s options uses the treasury yield curve rates for the risk-free interest rate for a period equal to the expected option life and the simplified method to calculate the expected option life. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to Deep Isolation in its industry sector. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

Stock-based compensation is recorded as a cost of services expense or selling, general, and administrative expense in the accompanying consolidated statements of operations. Shares are issued concurrently with the exercise of options. Shares are reserved for option grants without requiring the repurchase of common shares for grant issuance.

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Net loss per common share is computed separately for each period presented.

Income Taxes

We and our subsidiaries are members of Deep Isolation, Inc.’s consolidated U.S federal income tax group (the “Deep Isolation Tax Group”). We and certain of our subsidiaries also file consolidated income tax returns with Deep Isolation, Inc. in various U.S. state jurisdictions. As a member of the Deep Isolation Tax Group, we are jointly and severally liable for the federal income tax liability of Deep Isolation US and the other companies included in the Deep Isolation Tax Group for all periods in which we are included in the Deep Isolation Tax Group.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit subject to goodwill impairment testing is Freestone.

In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than it carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test.

The Company’s annual impairment test date is December 31st. For the years ended December 31, 2024 and 2023, the Company concluded that there was no impairment of goodwill.

Leases

The Company has adopted the lease accounting requirements of ASU 2016-02, “Leases” (“Topic 842”). Under Topic 842, the Company determines if an arrangement is a lease at inception, and leases are classified at commencement as either operating or finance leases.

Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement based on the present value of the minimum lease payments over the lease term. The Company utilizes certain practical expedients and policy elections available under Topic 842, including (i) leases with an initial term of 12 months or less are not recognized on the balance sheet, (ii) lease components are not separated from non-lease components for all asset classes, and (iii) non-lease components that are not fixed are expensed as incurred as variable lease costs. The Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of future lease payments.

The Company leases facilities under non-cancellable operating lease agreements. Certain lease agreements contain rent escalations that are included in the present value calculation of minimum lease payments. The lease term begins on the date the Company has the right to use the leased property. Lease terms may include options to extend or terminate the lease and these options are included in the ROU asset and lease liability when it is reasonably certain that the option will be exercised. The Company’s lease agreements do not contain residual value guarantees or covenants.

Segments

ASC 280, “Segment Reporting” (“ASC 280”), establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure. The Company’s chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer (“CEO”). For financial reporting purposes, management has determined that Deep Isolation US & Deep Isolation EMEA, together called as “Deep Isolation US & EMEA”, and Freestone each represent reportable operating segments in accordance with ASC 280. This determination is based on the fact that each subsidiary engages in business activities from which it earns revenues and incurs expenses, has discrete financial information available, and is regularly reviewed by the Company’s CODM to assess performance and allocate resources. The Company evaluates segment performance based on segment revenues and operating income. Intercompany transactions and balances are eliminated in consolidation. Refer to Note 14. Segments for further details.

Subsequent Events

The Company evaluates subsequent events and transactions in accordance with ASC 855-10, “Subsequent Events,” that occur after the balance sheet date up to the date that the financial statements are available to be issued. Refer to Note 16. Subsequent Events for further details.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter

Risk and Uncertainties

The ongoing conflicts between Russia and Ukraine as well as Israel and Hamas, certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the coming months. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

Concentration of Risk and Significant Customers

The Company has no significant off-balance sheet risks related to foreign currency exchange contracts, option contracts or other foreign currency hedging arrangements. The Company’s financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits generally exceed federally insured limits.

The Company provided services primarily through contracts with the U.S. federal government, including federal projects, environmental remediation support, consulting services, and technology development grants related to nuclear waste disposal, representing approximately $6,481, or 92%, of our total revenue in 2024, as compared to $5,116, or 95%, of our total revenue during 2023.

The Company had two and three customers at December 31, 2024 and 2023, respectively, whose total unbilled and net outstanding receivable balances each represented more than 20% of the Company’s total consolidated contract assets and net accounts receivable.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the CODM and included within each reported measure of a segment’s profit or loss. The ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an annual and interim basis. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted, and should be applied on a retrospective basis. ASU 2023-07 will be effective for the Company’s financial statements for the year ended December 31, 2024, and the segment disclosures in Note 14 are reflective of that adoption. This ASU did not have impact on the Company’s consolidated financial condition or results of operations but did change the presentation of the results of our reportable segments.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), to require disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information on income taxes paid. The new requirements should be applied on a prospective basis with an option to apply them retrospectively. ASU 2023-09 will be effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In March 2024, the SEC issued its final climate disclosure rules, which require the disclosure of climate-related information in annual reports and registration statements. The rules require disclosure in the audited financial statements of certain effects of severe weather events and other natural conditions above certain financial thresholds, as well as amounts related to carbon offsets and renewable energy credits or certificates, if material. Under the rules as originally issued, disclosure requirements begin phasing in for fiscal years beginning on or after January 1, 2027. However, on April 4, 2024, the SEC determined to voluntarily stay the final rules pending certain legal challenges. The Company is currently evaluating the impact of new rules and continue to monitor the status of the related legal challenges.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive income – Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 will require more detailed information about the types of expenses in commonly presented income statement captions such as “Cost of sales” and “Selling, general and administrative expenses”. The new guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The Company is currently evaluating the impact that this change will have on the Company’s disclosures.

Note 3. Revenue Recognition

The Company is in the business of developing geologic repository technology for the purpose of nuclear waste storage or disposal activities, including any related consulting services for such activities.

Disaggregation of Revenue

The Company’s business segments are organized based on the nature and economic characteristics of our services, ensuring meaningful disaggregation of each segment’s operational results. The following tables provide a detailed breakdown of our revenue:

Revenue by Contract Type (in thousands)

	Year Ended December 31,
	2024	2023
Grant revenue	$5,756	$4,675
Remediation, administrative and consulting services and other revenue	1,297	700
Total revenue by contract type	$7,053	$5,375

Revenue by Generator (in thousands)

	Year Ended December 31,
	2024		2023
	Domestic	Foreign	Domestic	Foreign
Domestic government	$6,481	$-	$5,116	$-
Domestic commercial	45	-	49	-
Foreign government	-	501	-	174
Foreign commercial	-	26	-	36
Total	$6,526	$527	$5,165	$210

Contract Balances

The timing of revenue recognition and billings results in unbilled receivables (contract assets). The Company’s contract liabilities consist of deferred revenues which represent advance payments from customers in advance of the completion of our performance obligations.

The following tables represent changes in our contract assets. Our contract assets of $111 as of December 31, 2024 relate to various customers for nuclear waste disposal services which are expected to be completed in 2025.

Contract Assets

Amount
Balance as of January 1, 2023	$117
Add: Revenue earned but not yet billed	3,643
Less: Billed and transferred to receivables	(3,414)
Balance as of December 31, 2023	$346
Add: Revenue earned but not yet billed	2,420
Less: Billed and transferred to receivables	(2,655)
Balance as of December 31, 2024	$111

Revenue recognized in each period relates to performance obligations satisfied within the respective period. The Company did not have any contract liabilities as of December 31, 2024 and 2023.

Allowance for Credit Losses

An allowance of $128 and $149 has been recorded as of December 31, 2024 and December 31, 2023, respectively.

Amount
Balance, January 1, 2023	$3
Add: Additions	146
Less: Write-offs and Recoveries	-
Balance, December 31, 2023	$149
Add: Additions	-
Less: Write-offs and Recoveries	(21)
Balance, December 31, 2024	$128

Note 4. Property, Plant and Equipment, Net

Property, plant and equipment consisted of the following at December 31:

	2024	2023
Furniture and fixtures	$36	$36
Office and computer equipment	170	170
Automobiles	270	270
Leasehold improvements	12	12
Property, plant and equipment	488	488

Less: accumulated depreciation	(433)	(404)

Property, plant and equipment, net	$55	$84

Additions for the year ended December 31, 2023 were $35. Depreciation expense recognized during the year ended December 31, 2024 and 2023, was $29 and $24, respectively, and is included in depreciation and amortization expense on the consolidated statements of operations.

Note 5. Intangible Assets

Intangible assets consists of the following at December 31:

	2024	2023
Tradename	$200	$200
Customer relationships	200	200
Less: accumulated amortization	(247)	(167)

Intangible assets, net	$153	$233

Useful life (years)	5	5

For the years ended December 31, 2024 and 2023, amortization expense of $40 was recognized for Tradename and amortization expense of $40 was recognized for Customer relationships for each period. The weighted average remaining amortization period for intangible assets is approximately 1.9 and 2.9 years as of December 31, 2024 and 2023, respectively. The following table summarizes the expected future amortization for our definite-lived intangible assets:

Year ending December 31,	Amount
2025	$80
2026	73
Total	$153

Note 6. Stockholders’ Equity

The Company’s capital amounts prior to the Merger have been retrospectively restated as shares reflecting the Exchange Ratio of 25.837283 established in the Merger (see Note 1).

Common stock

As of December 31, 2024 and 2023, the Company had 55,550,158 shares of common stock authorized, respectively, and 39,901,782 and 39,667,025 shares issued and outstanding, respectively. As of December 31, 2024 and, there were 15,648,379 and 15,883,113 shares available for issuance, respectively.

Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of preferred stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Preferred stock

As discussed in Note 1, in connection with the Merger consummation, the Company filed its amended and restated certificate of incorporation, which authorized the issuance of up to 10,000,000 shares of preferred stock with a par value of $0.0001 per share. Pursuant to the Merger, all issued and outstanding Deep Isolation Preferred Stock as of immediately prior to the Effective Time, was converted into shares of the Company’s common stock.

SAFE Note

We utilized a Simple Agreement for Future Equity (“SAFE”) note to receive cash in advance of the closing of our Series A Prime Preferred Stock issuance. These SAFE notes were all converted into Series A Prime Preferred Stock during 2023. As of January 1, 2023, the Company’s SAFEs were fair valued at $3,329. On August 21, 2023, these SAFEs converted into Preferred Stock, and the fair value at the date of conversion was $6,209. The SAFEs were classified as liabilities prior to conversion in accordance with applicable accounting guidance and reclassified to equity upon conversion into Preferred Stock and subsequently converted to common stock in connection with the Merger.

Long-term incentive compensation plan

Prior to 2022, our board of directors adopted a plan to award stock to employees, board members, and other eligible participants. Under this plan, and retrospectively restated as shares reflecting the Exchange Ratio, a number of shares were issued upon the exercise of stock options as detailed below as of December 31:

	2024	2023
Authorized shares under the plan	13,128,079	13,128,079
Less: Options shares issued (cumulative)	(11,464,313)	(10,590,366)
Shares available for issuance under the plan	1,663,766	2,537,712

Additionally, under this plan, the Company had 9,434,391 and 8,544,312 stock options outstanding as of December 31, 2024 and 2023, respectively. Refer to Note 12 Stock-Based Compensation for further details.

Note 7. Leases

We entered into various arrangements (or leases) that convey the rights to use and control identified underlying assets for a period of time in exchange for consideration. We lease various offices and equipment. From time to time, we may also enter into an arrangement in which the right to use and control an identified underlying asset is embedded in another type of contract.

The components of lease cost for the Company’s leases were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Operating Leases:
Lease cost	$159	$154

Finance Leases:
Amortization of ROU assets	1	-
Interest on lease liability	1	-

Total lease cost	$161	$154

Supplemental information related to the Company’s leases are as follows:

	As of December 31,
	2024	2023
Operating lease
Weighted-average remaining lease term (in years)	2.7	3.7
Weighted-average discount rate	8.47%	8.44%
Finance lease
Weighted-average remaining lease term (in years)	4.6	-
Weighted-average discount rate	9.00%	-

The remaining future minimum lease payments under the Company’s leases are as follows (in thousands):

Year ending December 31,	Operating Leases	Finance Leases
2025	$145	$4
2026	144	4
2027	147	4
2028	12	4
2029	-	2
Total future minimum lease obligation	$448	$18
Less: Imputed interest	(55)	(3)
Net present value of lease obligations	$393	$15
Net present value of lease obligations – current portion	116	3
Net present value of lease obligations – non-current portion	$277	$12

Supplemental cash flow and other information related to our leases were as follows (in thousands):

	December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$159	$154
Operating cash flow from finance leases	$1	$-
Financing cash flow from finance leases	$1	$-
ROU assets obtained in exchange for lease obligations for:
Operating liabilities	$-	$468
Finance liabilities	$15	$-

Note 8. Accrued Expenses

Accrued expenses are composed of Accrued payroll and Other current liabilities on the consolidated balance sheets and include the following as of December 31,

	2024	2023

Salaries and employee benefits	$519	$523

Other current liabilities:
Accrued legal fees	38	-
Accrued accounting fees	70	60
Accrued earnout payment	-	125
Other accrued expenses	4	69
Total other current liabilities	112	254
Totals	$631	$777

Note 9. Related Party Transactions

Deep Borehole Demonstration Center. Deep Isolation, Inc. is a member of the Deep Borehole Demonstration Center (“DBDC”). The DBDC is a 501(3)c non-profit that is seeking to obtain multinational membership and funding to demonstrate borehole disposal technology. Deep Isolation employees fill the positions of Chair of the Board, Secretary and Treasurer for the DBDC. The DBDC has external members and independent directors, but was started by Deep Isolation Inc. and Deep Isolation Inc. continues to be involved in the organization. This includes an Administrative Services Agreement that allows Deep Isolation to charge the DBDC for the time the Secretary and Treasurer spend on DBDC business. The amount payable to Deep Isolation from the DBDC was $128 and $145 as of December 31, 2024 and 2023, respectively, which are fully reserved as of the respective year-ends.

NAC International, Inc. NAC International, Inc. (“NAC”) is a preferred shareholder in Deep Isolation, Inc. and they have two employees that serve as a member and observer on the Deep Isolation board. NAC also provides services to Deep Isolation for revenue generating contracts and has rights to manufacture canisters for Deep Isolation. As of December 31, 2024, Deep Isolation had an outstanding payable to NAC of $51, while there were no outstanding amounts payable to NAC as of December 31, 2023.

Deep Fission, Inc. Deep Fission, Inc., a company co-founded by Deep Isolation’s co-founders and Board Chair is a related party. In 2025, Deep Isolation anticipates providing certain services to Deep Fission.

Below is a summary of related party activities for the years ended December 31, 2024 and 2023:

Related Party	Balance Sheet Account	As of December 31, 2023	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of December 31, 2024
DBDC	Accounts Receivable	$145	$-	$25	$(42)	$128
NAC	Accounts Payable	-	366	-	(315)	51
Deep Fission	Accounts Receivable	-	-	4	(4)	-

Related Party	Balance Sheet Account	As of January 1, 2023	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of December 31, 2023
DBDC	Accounts Receivable	$69	$-	$76	$-	$145
NAC	Accounts Payable	-	409	-	(409)	-
Deep Fission	Accounts Receivable	-	-	-	-	-

Note 10. Income Tax

The income tax expense (benefit) components for the years ended December 31 is as follows:

	2024	2023
Current tax expense/(benefit)
Federal	$-	$-
Foreign	-	-
State	1	1
Deferred tax expense/(benefit)
Federal	-	-
Foreign	-	-
State	-	-
Total tax expense/(benefit)	$1	$1

The components of the net deferred tax assets and liabilities at December 31, is as follows:

	2024	2023
Deferred tax assets:
Intangibles	$729	$806
Accrued expenses	16	15
Lease liability	91	118
NOL	5,608	5,329
Returns allowance	30	35
Total net deferred tax assets	6,474	6,303
Valuation allowance	(6,374)	(6,169)
Deferred tax liabilities:
Depreciation	(10)	(16)
ROU asset	(90)	(118)
Total net deferred tax liabilities	(100)	(134)
Net deferred tax asset/(liability)	$-	$-

A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the years ended December 31 is as follows:

	2024	2023

Computed “expected” tax benefit	$(195)	$(748)
State income tax benefit, net of federal tax effect	(20)	1
Foreign Rate Differential	43	68
Other permanent differences	26	119
Change in valuation allowance	206	642
Foreign benefit	(59)	(81)
Income tax expense (benefit)	$1	$1

At December 31, 2024, the Company has federal, state, and UK net operating loss carryforwards of approximately $18,791, $14,810 and $2,514, respectively, compared to $17,839, $14,504 and $2,277, respectively, as of December 31, 2023. Under the CARES Act, the federal net operating loss carryforwards that originated after 2017 will have an indefinite life and may be used to offset 80% of future taxable income. For tax year beginning January 1, 2021, federal net operating losses may be used to offset 80% of a future year’s taxable income. The state net operating losses carryforward for between 15-20 years and begin to expire in 2039. The UK net operating loss carryforward has an indefinite life.

The Company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income is subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. An ownership change under Section 382 has not been determined at this time.

Deferred income tax assets represent future income tax benefits. Realization of these assets is ultimately dependent upon future taxable income. ASC Topic 740, Income Taxes, required that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some or all of the recorded deferred tax assets will not be realized in a future period. Based on available objective evidence, management believes it is more likely than not that the deferred tax assets will not be recognized. Accordingly, during the year ended December 31, 2024 and 2023, the Company maintained a 100% valuation allowance against its deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction, various states, and the United Kingdom. The Company does not believe an uncertain tax position existed as of December 31, 2024. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months. In connection with the adoption of the referenced provisions, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of December 31, 2024, the Company had no accrued interest and penalties. The Company’s federal, state, and UK tax returns are open for review going back to the 2021, 2020, and 2020 tax year, respectively.

On July 4, 2025, the One Big Beautiful Bill (“OBBB”) was enacted into law. Among its provisions, the reinstatement of full expensing for research and development expenditures is applicable to the Company. While further regulatory guidance is anticipated regarding the treatment of prior periods, the Company expects that the previously recognized deferred tax asset related to Section 174 will be realized, resulting in an increase in net operating loss carryforwards.

Note 11. Employee Benefits – 401(k) Plan

The Company sponsors a defined contribution 401(k) Plan with Company contributions to be made at the sole discretion of the management. Under the provisions of the 401(k) Plan, the Company matches the employees’ contributions for the first 4% of compensation. The expense for the 401(k) Plan were $127 and $113 for the year ended December 31, 2024 and 2023, respectively, and are included in selling, general and administrative expenses on the consolidated statements of operation.

Note 12. Stock-Based Compensation

Stock Options

The Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), authorizes the grant of various types of stock awards to employees, directors, and consultants. The 2018 Plan aims to secure and retain the services of eligible recipients, incentivize them to exert maximum efforts for the benefit of the Company and its affiliates, and provide a means for these recipients to benefit from increases in the value of the Company’s common stock.

The 2018 Plan has authorized Non-statutory Stock Options (“NSOs”) and Incentive Stock Options (“ISOs”) to date. The term of each stock option granted under the 2018 Plan shall be fixed by the Board of Directors, or the Board may delegate administration of the Plan to a Compensation and Stock Option Committee (the “Compensation Committee”). Options generally become exercisable 25% after one year of service and on a monthly basis over three years of service thereafter. They are generally for a term of 10-years for continued service. Options are granted in varying amounts and frequency to the Company’s board, advisors and employees. No stock options will be exercisable more than ten years after the grant date, or, in the case of an ISO granted to a 10% stockholder, more than five years after the grant date. The exercise price of any ISO granted under the 2018 Plan to an individual who is not a 10% stockholder at the time of the grant shall not be less than the fair market value of the shares at the time of the grant. The exercise price of any ISO granted to a 10% stockholder shall not be less than 110% of the fair market value at the time of the grant. The exercise price of any NSOs granted under the 2018 Plan shall not be less than the fair market value of the shares at the time of the grant. As of December 31, 2024, after retrospectively adjusting for the Merger in Note 1, the Company has reserved 13,128,079 shares of common stock (the “Share Reserve”) for future issuance under all option arrangements and had 1,663,766 shares available for issuance.

The total compensation expense recognized for common share options during the year ended December 31, 2024 and 2023, were $112 and $521, respectively.

The summary of the Company’s 2018 Plan as of December 31, 2024 and 2023, and changes during the period then ended are presented as follows:

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2023	8,554,312	$0.10
Granted	1,136,840	0.18
Exercised™	(4,857)	0.08		$1
Forfeited	(185,641)	0.18
Expired	(56,274)	0.11
Outstanding, December 31, 2024	9,434,381	$0.11	5.82	$824
Exercisable, December 31, 2024	7,656,233	$0.10	5.09	$792

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding, December 31, 2022	6,897,082	$0.08
Granted	2,867,732	0.18
Exercised	(943,397)	0.16		$368
Forfeited	(166,857)	0.18
Expired	(110,248)	0.11
Outstanding, December 31, 2023	8,544,312	$0.10	6.51	$658
Exercisable, December 31, 2023	6,860,445	$0.08	5.81	$656

The summary of the Company’s unvested options as of December 31, 2024 and 2023, and changes during the period then ended are presented as follows:

	Options	Weighted Average Grant-Date Fair Value
Non-vested options, January 1, 2023	1,123,638	$0.28
Granted	2,867,732	0.18
Forfeited	(166,857)	0.31
Vested	(2,140,645)	0.25
Non-vested options, December 31, 2023	1,683,867	$0.15
Granted	1,136,840	0.07
Forfeited	(185,641)	0.08
Vested	(856,919)	0.13
Non-vested options, December 31, 2024	1,778,148	$0.11

The fair value of options granted for the years ended December 31, 2024 and 2023 were $80 and $518, respectively. Total unrecognized stock option compensation expense as of December 31, 2024 and 2023 were $185 and $230, respectively, with a weighted-average period over which it is expected to be recognized of 2.70 years and 2.77 years, respectively. Cash received from the exercise of stock options totaled $0 and $146 for the years ended December 31, 2024 and 2023, respectively.

The Company estimates fair value of stock options using the Black-Scholes valuation model. Assumptions used to estimate the fair value of stock options granted include the exercise price of the award, the expected term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The fair value of the options granted during 2024 and 2023 and the related assumptions used in the Black-Scholes option model used to value the options granted were as follows:

	2024	2023
Risk-free interest rate	3.7% to 4.3%	3.8% to 4.4%
Expected volatility of stock	32.3% to 32.9%	32.1% to 39.1%
Dividend yield	N/A	N/A
Expected option life (years)	5.1 to 6.1	5.0 to 6.0
Weighted-average fair value per share	$0.07	$0.18

Note 13. Net Loss Per Common Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the year ended December 31, 2024 and 2023, basic and dilutive net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of Series A Preferred Stock and Series A Prime Preferred Stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table reconciles the net loss and weighted average share amounts used to compute both basic and diluted net loss per share (amounts in thousands, except for share and per share amounts):

	Year Ended December 31,
	2024	2023
Loss per common share – basic and diluted
Net loss available to common stockholders – basic and diluted	$(994)	$(3,556)
Weighted average shares outstanding – basic and diluted	39,840,144	37,505,303
Basic and diluted loss per common share	$(0.02)	$(0.09)

In accordance with the contingently issuable shares guidance of ASC 260, the calculation of diluted net loss per share excludes the following dilutive securities because their inclusion would have been anti-dilutive as of December 31:

	2024	2023
Stock options	365,146	330,697
Total	365,146	330,697

Note 14. Segment Reporting

In accordance with ASC 280, operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the CODM in assessing performance and deciding how to allocate resources. The Company’s CODM is its CEO, who performs such assessments and allocates resources based on information at the consolidated level.

The Company’s two reportable segments are: (1) Deep Isolation US & EMEA and (2) Freestone. See Note 2 for a description of the Company’s reportable segments. The Company had no inter-segment sales for the years presented.

The Company’s income statements by segment, significant segment expenses, and segment assets are presented below (in thousands):

	Year Ended December 31, 2024
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$2,877	$4,176	$7,053
Cost of services	1,841	1,824	3,665
Depreciation and amortization expense	2	108	110
Selling, general and administrative expenses	2,886	1,256	4,142
Research and development costs	202	-	202
Operating Income (Loss)	$(2,054)	$988	$(1,066)
Other income/(expense), net	182	(109)	73
Segment income (loss) before income tax	$(1,872)	$879	$(993)
Income tax (benefit) expense	1	-	1
Segment income (loss)	$(1,873)	$879	$(994)

	As of December 31, 2024
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$944	$1,205	$2,149
Accounts receivable, net	348	651	999
Contract assets	20	91	111
Other current assets	50	30	80
Property, plant and equipment, net	3	52	55
Intangible assets, net	-	153	153
Finance lease right-of-use assets	-	14	14
Operating lease right-of-use assets	4	383	387
Goodwill	-	182	182

	Year Ended December 31, 2023
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$1,631	$3,744	$5,375
Cost of services	1,321	1,747	3,068
Depreciation and amortization expense	3	101	104
Selling, general and administrative expenses	3,772	1,361	5,133
Research and development costs	249	-	249
Loss on conversion of SAFE Notes	379	-	379
Operating Income (Loss)	$(4,093)	$535	$(3,558)
Other income/(expense), net	(36)	39	3
Segment income (loss) before income tax	$(4,129)	$574	$(3,555)
Income tax (benefit) expense	1	-	1
Segment income (loss)	$(4,130)	$574	$(3,556)

	As of December 31, 2023
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$1,938	$823	$2,761
Accounts receivable, net	59	441	500
Contract assets	91	255	346
Other current assets	17	14	31
Property, plant and equipment, net	4	80	84
Intangible assets, net	-	233	233
Operating lease right-of-use assets	4	503	507
Goodwill	-	182	182

Geographical Information

The Company is domiciled in the United States, but also has operations in EMEA (UK). The following table summarizes net sales by geographic area (in thousands):

	Year Ended December 31,
	2024	2023
U.S.	$6,555	$5,165
EMEA	498	210
Total	$7,053	$5,375

The following table summarizes long-lived assets by geographic area (in thousands):

	As of December 31,
	2024	2023
U.S.	$609	$823
EMEA	-	1
Total	$609	$824

Major Customers

During the years ended December 31, 2024 and 2023, three customers, accounted for approximately 82% and 87%, respectively, of the Company’s revenue.

	Year Ended December 31,
	2024		2023
	$	%	$	%
Revenue earned from the U.S. Department of Energy	$1,529	22%	$1,166	22%
Revenue earned from the CPCCO	2,792	39%	2,334	43%
Revenue earned from the WRPS	1,490	21%	1,180	22%
Total revenues from major customers	$5,811	82%	$4,680	87%

Note 15. Commitments and Contingencies

Legal Matters

In the normal course of conducting our business, the Company may be involved in various litigation. The Company is not a party to any litigation or governmental proceeding which our management believes could result in any judgments or fines against us that would have a material adverse effect on our financial position, liquidity or results of future operations.

EEF9001 Guarantee

On December 13, 2022, the Company executed a guarantee for its wholly-owned subsidiary, Deep Isolation EMEA, Ltd., as a condition for an award of up to $729 (the “Grant”) given by the Department for Business, Energy and Industrial Strategy (“BEIS”) of the British Government. The Company has guaranteed obligations under the Grant Funding Agreement (reference number EEF9001) for Deep Isolation EMEA, Ltd., signed with the British Government. The guarantee covers all obligations and liabilities of the subsidiary to BEIS under the Grant Funding Agreement. The contract was completed on February 28, 2025.

Note 16. Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued.

Merger Transaction

On July 23, 2025 (the “Closing Date”), Aspen, its subsidiary Deep Isolation Acquisition Corp. (the “Acquisition Sub”), and Deep Isolation, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, on the same day, (i) the Acquisition Sub merged with and into Deep Isolation (together with the other transactions contemplated by the Merger Agreement, the “Merger” or “Merger Transaction”), with the Acquisition Sub ceasing to exist and Deep Isolation surviving and becoming our wholly owned direct subsidiary and (ii) Aspen changed its name to Deep Isolation Nuclear, Inc. See Note 1 for a further description of the Merger.

Technology Agreement

On July 3, 2025, the Company entered into a Technology License Agreement with a related party, Navarro Research and Engineering, Inc (“Navarro”), (the “Navarro License Agreement”) as part of an ongoing strategic partnership to jointly advance the demonstration of the Company’s high-level waste disposal solutions in the United States and internationally. Pursuant to the Navarro License Agreement, the Company granted Navarro an exclusive license to use certain proprietary technology within a defined field of use, as specified in the agreement. In consideration for the license, Navarro agreed to pay an initial license fee of $300 and annual payments equal to the greater of a fixed annual license fee or a royalty based on a percentage of Navarro’s direct costs, as defined in the agreement. If the calculated royalty exceeds the fixed annual license fee already paid on the anniversary of the effective date, Navarro is required to remit the excess amount to the Company.

Deep Isolation Nuclear, Inc.

Condensed Consolidated Financial Statements

As of and For the Nine Months Ended September 30, 2025 and 2024

(Unaudited)

Deep Isolation Nuclear, Inc.

Condensed Consolidated Balance Sheets

(unaudited) (in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash	$28,209	$2,149
Accounts receivable, net of allowance for credit losses of $112 and $128, respectively	1,515	999
Contract assets	141	111
Other current assets	1,048	80
Total current assets	30,913	3,339

Property, plant and equipment, net	67	55
Intangible assets, net	93	153
Finance lease right-of-use assets	12	14
Operating lease right-of-use assets	299	387
Goodwill	182	182
Total assets	$31,566	$4,130

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$779	$174
Accrued payroll	345	519
Contract liabilities	414	-
Finance lease liabilities, current	3	3
Operating lease liabilities, current	122	116
Other current liabilities	236	112
Total current liabilities	1,899	924

Finance lease liabilities, net of current portion	9	12
Operating lease liabilities, net of current portion	185	277
Total liabilities	2,093	1,213
Commitments and Contingencies (Note 16)
Stockholders’ Equity
Series A Convertible Preferred Stock, par value $0.0001 per share, none and 17,604,052 shares authorized, none and 16,932,489 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Series A Prime Convertible Preferred Stock, par value $0.0001 per share, none and 5,148,983 shares authorized, none and 2,972,761 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.0001 per share, 300,000,000 and 55,550,158 shares authorized, 57,509,816 and 39,901,782 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	5	4
Additional paid-in capital	59,229	29,958
Accumulated deficit	(30,003)	(27,167)
Accumulated other comprehensive income	242	122
Total stockholders’ equity	29,473	2,917
Total liabilities and stockholders’ equity	$31,566	$4,130

The accompanying notes are an integral part of these condensed consolidated financial statements.

Deep Isolation Nuclear, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$1,683	$2,218	$4,837	$5,491
Cost of services	(700)	(1,083)	(2,118)	(2,851)
Gross profit	983	1,135	2,719	2,640

Operating expenses:
Depreciation and amortization expense	29	28	88	82
Selling, general and administrative expenses	2,493	851	5,701	2,952
Total operating expenses	2,522	879	5,789	3,034

Income (loss) from operations	(1,539)	256	(3,070)	(394)

Other income (expense)	232	(67)	235	40
Net income (loss) before income taxes	(1,307)	189	(2,835)	(354)

Provision for income taxes	-	-	1	1
Net income (loss)	$(1,307)	$189	$(2,836)	$(355)

Other comprehensive income (loss):
Foreign currency translation adjustments	160	72	120	51
Total other comprehensive income (loss)	160	72	120	51
Other comprehensive income (loss)	$(1,147)	$261	$(2,716)	$(304)

Net income (loss) per common share – basic	$(0.02)	$0.00	$(0.06)	$(0.01)
Weighted average common shares outstanding - basic	54,260,091	39,898,456	45,750,667	39,817,959

Net income (loss) per common share – diluted	$(0.02)	$0.00	$(0.06)	$(0.01)
Weighted average common shares outstanding - diluted	54,260,091	44,198,614	45,750,667	39,817,959

The accompanying notes are an integral part of these condensed consolidated financial statements.

Deep Isolation Nuclear, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) (in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, January 1, 2025, revised	773,941	$-	655,351	$-	115,057	$-	$29,962	$(27,167)	$122	$2,917
Retroactive application of Merger	39,127,838	4	(655,351)	-	(115,057)	-	(4)		-	-
Adjusted Balance beginning of quarter	39,901,779	$4	-	$-	-	$-	$29,958	$(27,167)	$122	$2,917
Exercise of stock options	1,330,620	-	-	-	-	-	70	-	-	70
Stock based compensation	-	-	-	-	-	-	25	-	-	25
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(50)	(50)
Net loss	-	-	-	-	-	-	-	(166)	-	(166)

Balance, March 31, 2025	41,232,399	$4	-	$-	-	-	$30,053	$(27,333)	$72	$2,796

Exercise of stock options	2,737,355	-	-	-	-	-	324	-	-	324
Stock based compensation	-	-	-	-	-	-	30	-	-	30
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	10	10
Net loss	-	-	-	-	-	-	-	(1,363)	-	(1,363)

Balance, June 30, 2025	43,969,754	$4	-	$-	-	-	$30,407	$(28,696)	$82	$1,797

Exercise of stock options	304,545	-	-	-	-	-	40	-	-	40
Stock based compensation	-	-	-	-	-	-	192	-	-	192
Shares issued in reverse acquisition	2,250,000						(176)			(176)
Treasury stock	(26,870)	-	-	-	-	-	(81)	-	-	(81)
Shares issued in private placement offering, net of Offering costs	11,012,387	1	-	-	-	-	28,847	-	-	28,848
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	160	160
Net loss	-	-	-	-	-	-	-	(1,307)	-	(1,307)

Balance, September 30, 2025	57,509,816	$5	-	$-	-	$-	$59,229	$(30,003)	$242	$29,473

The accompanying notes are an integral part of these condensed consolidated financial statements.

Deep Isolation Nuclear, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) (in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, January 1, 2024	773,753	$0	655,351	$-	106,159	-	$29,241	$(26,173)	$140	$3,208
Retroactive application of Merger	38,893,269	$4	(655,351)	$-	(106,159)		(4)			-
Adjusted Balance beginning of quarter	39,667,022	$4	-	-	-		$29,237	$(26,173)	$140	$3,208
Issuance of common stock upon conversion of preferred stock in connection with the Merger	154,429	-	-	-	-	-	409	-	-	409
Stock based compensation	-	-	-	-	-	-	28	-	-	28
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	24	24
Net loss	-	-	-	-	-	-	-	(143)	-	(143)

Balance, March 31, 2024	39,821,451	$4	-	$-	-	-	$29,674	$(26,316)	$164	$3,526

Issuance of common stock upon conversion of preferred stock in connection with the Merger	75,471	-	-	-	-	-	200	-	-	200
Stock based compensation	-	-	-	-	-	-	28	-	-	28
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(45)	(45)
Net loss	-	-	-	-	-	-	-	(401)	-	(401)

Balance, June 30, 2024	39,896,922	$4	-	$-	-		$29,902	$(26,717)	$119	$3,308

Exercise of stock options	4,857	-	-	-	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-	29	-	-	29
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	72	72
Net income	-	-	-	-	-	-	-	189	-	189

Balance, September 30, 2024	39,901,782	$4	-	$-	-	-	$29,931	$(26,528)	$191	$3,598

The accompanying notes are an integral part of these condensed consolidated financial statements.

Deep Isolation Nuclear, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited) (in thousands, except share and per share data)

	Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(2,836)	$(355)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	88	82
Interest expense	1	-
Stock based compensation	247	85
Gain on debt extinguishment	(74)	-
Changes in operating assets and liabilities:
Accounts receivable	(499)	(619)
Allowance for credit losses	(17)	(23)
Contract assets	(30)	176
Other current assets	(968)	(104)
Account payable	605	311
Contract liabilities	414
Accrued expenses	(174)	(139)
Other current liabilities	16	(127)
Operating lease right-of-use assets and lease liabilities	(2)	4
Net cash used in operating activities	(3,229)	(709)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(38)	-
Cash acquired in reverse acquisition	7	-
Net cash used in investing activities	(31)	-

Cash Flows from Financing Activities:
Payment of finance lease liability	-	(1)
Proceeds from issuance of Series A Prime Preferred Stock	-	609
Proceeds from Offering, net of Offering costs	28,847	-
Payment of share repurchase liability	(81)	-
Proceeds from exercise of stock options	434	-
Net cash provided by financing activities	29,200	608

Net change in cash and cash equivalents	25,940	(101)
Effect of exchange rate on cash and cash equivalents	120	51

Cash and cash equivalents:
Beginning of period	2,149	2,761
End of period	$28,209	$2,711

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock in reverse acquisition	$176	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Deep Isolation Nuclear, Inc.

Notes to Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2025 and 2024 (Unaudited)

Note 1. Nature of Operations

Deep Isolation Nuclear, Inc. (formerly, Aspen-1 Acquisition Inc. (“Aspen”)) and its subsidiaries provide nuclear waste disposal and related consulting services globally. Deep Isolation, Inc., our direct, wholly-owned subsidiary (which we acquired in the Merger, as described below), and its subsidiaries are our operating companies and, as such, own all of our material assets and conducts all our business activities and operations.

Deep Isolation, Inc. was incorporated in Delaware in June 2016. Its subsidiaries are: Deep Isolation EMEA Limited (“Deep Isolation EMEA”), incorporated in England and Wales in February 2020, Deep Isolation US LLC (“Deep Isolation US”), incorporated in Delaware in December 2018, and Freestone Environmental Services, Inc. (“Freestone”), acquired in November 2021. Deep Isolation EMEA serves as the primary international subsidiary, engaging in customer outreach, market development, project proposal coordination, and regulatory and government engagement across the EMEA region. Deep Isolation EMEA operates independently in its market and is supported by a dedicated team. Freestone is a well-established environmental consulting firm based in Richland, Washington, providing a range of environmental, engineering, and scientific services to government clients.

All references to “Deep Isolation” refer to Deep Isolation, Inc. and its subsidiaries; unless otherwise stated or the context otherwise indicates, references to “DI Nuclear,” “Deep Isolation Nuclear,” the “Company,” “we,” “our,” “us,” or similar terms refer to Deep Isolation Nuclear, Inc. together with Deep Isolation.

Merger Transaction

On July 23, 2025 (the “Closing Date”), Aspen, its subsidiary Deep Isolation Acquisition Corp. (the “Acquisition Sub”), and Deep Isolation, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, on the same day, (i) the Acquisition Sub merged with and into Deep Isolation (together with the other transactions contemplated by the Merger Agreement, the “Merger” or “Merger Transaction”), with the Acquisition Sub ceasing to exist and Deep Isolation surviving and becoming our wholly owned direct subsidiary and (ii) Aspen changed its name to Deep Isolation Nuclear, Inc.

We determined that Deep Isolation was the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, for accounting purposes, the Merger was treated as a “reverse acquisition” or the equivalent of Deep Isolation issuing stock for the net assets of Aspen, accompanied by a recapitalization. No goodwill or other intangible assets were recorded as a result of the Merger. Refer to Note 3. Reverse Merger for further details.

Because Deep Isolation was deemed the accounting acquirer, the historical financial statements of Deep Isolation became the historical financial statements of the combined company, upon the consummation of the Merger. As a result, the financial statements included herein reflect (i) the historical operating results of Deep Isolation prior to the Merger; (ii) the combined results of Deep Isolation and Aspen following the closing of the Merger; (iii) the assets and liabilities of Deep Isolation at their historical cost; and (iv) the Company’s equity structure for all periods presented.

The equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Deep Isolation shareholders and Deep Isolation convertible preferred shareholders in connection with the Merger. As such, the shares and corresponding capital amounts and earnings per share related to Deep Isolation Convertible Preferred Stock and Deep Isolation common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements contained herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, the condensed consolidated financial statements reflect all normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of interim periods and may not include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). The information as of September 30, 2025, and for the nine months ended September 30, 2025, is unaudited, whereas the consolidated balance sheet as of December 31, 2024, is derived from the Company’s audited consolidated financial statements as of that date. These condensed consolidated financial statements and notes hereto should be read in conjunction with the consolidated financial statements and notes thereto included in the audited financial statements for the year ended December 31, 2024, as provided in Amendment No. 1 to Form S-1filed with the SEC on September 30, 2025. The results of operations for the interim periods presented are not necessarily indicative of results to be expected for any other interim period or for the year.

The accompanying condensed consolidated financial statements include the accounts of all of our wholly owned subsidiaries, Deep Isolation, Deep Isolation US, Deep Isolation EMEA and Freestone, and are presented in accordance with U.S. GAAP.

Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The unaudited condensed consolidated financial statements and accompanying notes are prepared in conformity with the accounting principles generally accepted in the United States of America. Our unaudited condensed consolidated financial statements include the financial position, results of operations and cash flows of Deep Isolation Nuclear, Inc. and that of our wholly owned subsidiaries as noted above. We eliminate all material intercompany accounts and transactions.

Use of Estimates

The preparation of our unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of our revenues and expenses during each reporting period. Due to the inherent uncertainty involved in making estimates, actual results may differ significantly from previously estimated amounts under different assumptions or conditions.

Cash and Cash Equivalents

We classify bank time deposits and highly liquid investments with original maturities of three months or less as cash equivalents.

Foreign Currency Translation

The Company’s reporting currency is U.S. dollars. The functional currency of the Company is the U.S. dollar. The functional currency of our foreign subsidiary, Deep Isolation EMEA, is generally the local currency of the country in which it operates (British Pound Sterling). The Company translates the assets and liabilities at the exchange rates in effect on the balance sheet date. The Company translates the revenue, costs, and expenses at the average rate of exchange rates in effect during the period. The Company includes translation gains and losses in the stockholders’ equity section of the Company’s condensed consolidated balance sheets in accumulated other comprehensive income or loss. Transactions undertaken in other currencies are translated using the exchange rate in effect as of the transaction date and any exchange gains and losses resulting from these transactions are included in the consolidated statements of operations in other income.

Accounts Receivable and Contract Assets

Accounts receivables are recorded at the price invoiced to customers and are generally due within 30 days of receipt of the invoice. The carrying amount of accounts receivables is reduced by a credit loss determined in accordance with ASU 2016-13, “Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments.” which requires us to consider forward-looking information in estimating the expected loss and is developed using historical collection experience, current and future economic and market conditions that may affect customers’ ability to pay, and a review of the current status of customers’ accounts receivables. We did not apply a credit loss allowance to government related receivables due to our past successful experience in their collectability.

Revenue Recognition

The Company recognizes revenue in accordance with FASB’s ASC 606, “Revenue from Contracts with Customers.” ASC 606 provides a single, comprehensive revenue recognition model for all contracts with customers. Revenue from government contracts (grants) where the government is the customer are accounted in accordance with ASC 606.

Under ASC 606, a five-step process is utilized in order to determine revenue recognition, depicting the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under ASC 606, a performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract transaction price is allocated to each distinct performance obligation and recognized as revenues as the performance obligation is satisfied.

Services Revenues

The Company derives its revenue primarily from environmental remediation supporting services, administrative support services, consulting services and technology development grants related to nuclear waste disposal services globally. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Variable Consideration

The Company’s contracts generally do not give rise to variable consideration. However, from time to time, the Company may submit requests for equitable adjustments under certain of its government contracts for price or other modifications that are determined to be variable consideration. The Company estimates the amount of variable consideration to include in the estimated transaction price based on historical experience with government contracts, anticipated performance and management’s best judgment at the time and to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Prices for our products are based on terms specified in the contracts, which generally do not include financing components, noncash consideration or consideration paid to our customers. As our standard payment terms are less than one year, we have elected the practical expedient, and we have not assessed whether a contract has a significant financing component. We report any tax assessed by a governmental authority that we collect from our customers that is both imposed on and concurrent with our revenue-producing activities (such as sales, use, value added and excise taxes) on a net basis (meaning we do not recognize these taxes either in our revenues or in our costs and expenses).

The Company’s primary obligation to customers in contracts relate to the provision of services to the customer at the direction of the customer. This provision of services at the request of the customer is the performance obligation, which is satisfied over time. Revenue earned from contracts is determined using the input method and is based on contractually defined billing rates applied to per hour of services performed. The identified performance obligations (i.e., Administrative Support Services, Environmental Remediation Support Services) are recognized as revenue over the time when services are provided and invoiced to the customer applying practical expedient. Consulting Services are recognized as revenue over the time when milestones become probable of being achieved (i.e. final submission and acceptance of the report) using the units produced method.

The Company has elected to adopt the “right to invoice” practical expedient for the recognition of its revenue.

For Services already completed but not yet billed at the balance sheet date are recognized as contract Assets within the condensed consolidated balance sheets. Advance payments received from customers for which services have not been provided yet at the balance sheet date are recognized as contract liabilities within the consolidated balance sheets.

Research and Development Expenses

Research and development expenses include legal fees and registration fees related to the Company’s pursuit and filing of a patent. The Company incurred research and development expenses of $264 thousand and $150 thousand, respectively, for the nine months ended September 30, 2025 and 2024, which are included in Selling, General and Administrative expenses in the accompanying condensed consolidated statements of operations.

Fair Value Measurement

We measure certain financial assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, we use a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach).

The levels of hierarchy are described below:

●	Level 1 -	Quoted prices in active markets for identical instruments;

●	Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

●	Level 3 -	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

As of September 30, 2025 and December 31, 2024, the fair value of the Company’s financial instruments approximated their carrying values. The carrying amount of certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities.

Property, Plant and Equipment

We state property and equipment at acquisition cost less accumulated depreciation. We compute depreciation of property and equipment principally by the straight-line method over the estimated useful lives of the assets. Depreciation is based on the estimated useful lives of the assets using the straight-line method. Furniture and fixtures are depreciated over useful lives of seven years. Office and computer equipment is depreciated over useful lives of three to five years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Upon the sale or retirement of an asset, we remove the related cost and accumulated depreciation from the accounts and recognize any gain or loss in earnings.

We expense expenditures for maintenance, repairs and minor renewals as incurred that do not improve or extend the life of the assets, including planned major maintenance.

Long-lived asset groups are reviewed for impairment only when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. We perform impairment tests when events or changes in circumstances indicate the carrying value may not be recoverable. We consider all relevant factors. We perform the impairment test by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset or asset group to the asset’s net carrying value to determine if a write-down to fair value is required.

Intangible Assets

Intangible assets are composed of two identifiable assets, Tradename and Customer relationships. The useful lives of these assets were determined to be 5 years each. All intangible assets are amortized on a straight-line basis over their respective estimated useful lives and are presented net of accumulated amortization. We evaluate intangible assets for impairment whenever events or changes in circumstances suggest that their carrying amounts may not be recoverable.

Stock-Based Compensation

Stock-based compensation for employees and nonemployees is accounted for under ASC 718, “Compensation - Stock Compensation” which requires these payments to be recognized in the condensed consolidated statements of operations at their fair values.

Our long-term incentive plan provides for grants of nonqualified or incentive stock options. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value for nonqualified or incentive stock options requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price, volatility and expected option lives to value equity-based compensation, while forfeitures are recognized as incurred.

The option valuation model used to calculate the Company’s options uses the treasury yield curve rates for the risk-free interest rate for a period equal to the expected option life and the simplified method to calculate the expected option life. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to Deep Isolation in its industry sector. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

Stock-based compensation is recorded as a cost of services expense or selling, general and administrative expense in the accompanying condensed consolidated statements of operations. Shares are issued concurrently with the exercise of options. Shares are reserved for option grants without requiring the repurchase of common shares for grant issuance.

(Loss) Earnings Per Common Share

We calculate basic earnings per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted earnings per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Earnings per common share is computed separately for each period presented.

Income Taxes

We and our subsidiaries are members of Deep Isolation Nuclear, Inc.’s consolidated U.S federal income tax group (the “Deep Isolation Tax Group”). We and certain of our subsidiaries also file consolidated income tax returns with Deep Isolation Nuclear, Inc. in various U.S. state jurisdictions. As a member of the Deep Isolation Tax Group, we are jointly and severally liable for the federal income tax liability of Deep Isolation US and the other companies included in the Deep Isolation Tax Group for all periods in which we are included in the Deep Isolation Tax Group.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit subject to goodwill impairment testing is Freestone.

In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test.

The Company’s annual impairment test date is December 31st. For the nine months ended September 30, 2025, and the year ended December 31, 2024, the Company concluded that there was no impairment of goodwill.

Leases

The Company has adopted the lease accounting requirements of ASU 2016-02, Leases (“Topic 842”). Under Topic 842, the Company determines if an arrangement is a lease at inception, and leases are classified at commencement as either operating or finance leases.

Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement based on the present value of the minimum lease payments over the lease term. The Company utilizes certain practical expedients and policy elections available under Topic 842, including (i) leases with an initial term of 12 months or less are not recognized on the balance sheet, (ii) lease components are not separated from non-lease components for all asset classes, and (iii) non-lease components that are not fixed are expensed as incurred as variable lease costs. The Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of future lease payments.

The Company leases facilities under non-cancellable operating lease agreements. Certain lease agreements contain rent escalations that are included in the present value calculation of minimum lease payments. The lease term begins on the date the Company has the right to use the leased property. Lease terms may include options to extend or terminate the lease and these options are included in the ROU asset and lease liability when it is reasonably certain that the option will be exercised. The Company’s lease agreements do not contain residual value guarantees or covenants.

Warrants

The Company accounts for its warrants as equity-classified based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance.

For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured. The fair value of the warrants is $1.5 million.

Segments

ASC 280, “Segment Reporting” (“ASC 280”), establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure. The Company’s chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer (“CEO”). For financial reporting purposes, management has determined that Deep Isolation US & Deep Isolation EMEA, together called as “Deep Isolation US & EMEA”, and Freestone each represent reportable operating segments in accordance with ASC 280. This determination is based on the fact that each subsidiary engages in business activities from which it earns revenues and incurs expenses, has discrete financial information available, and is regularly reviewed by the Company’s CODM to assess performance and allocate resources. The Company evaluates segment performance based on segment revenues and operating income. Intercompany transactions and balances are eliminated in consolidation. Refer to Note 15. Segments for further details.

Subsequent Events

The Company evaluates subsequent events and transactions in accordance with ASC 855-10, “Subsequent Events,” that occur after the balance sheet date up to the date that the financial statements are available to be issued. Refer to Note 17. Subsequent Events for further details.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter

Risk and Uncertainties

Please refer to Part II, Item 1A. Risk Factors for a discussion of the risks and uncertainties that could affect our business strategies and operations.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive income – Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 will require more detailed information about the types of expenses in commonly presented income statement captions such as “Cost of sales” and “Selling, General and Administrative expenses”. The new guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The Company is currently evaluating the impact that this standard will have on the Company’s disclosures.

In March 2024, the SEC issued its final climate disclosure rules, which require the disclosure of climate-related information in annual reports and registration statements. The rules require disclosure in the audited financial statements of certain effects of severe weather events and other natural conditions above certain financial thresholds, as well as amounts related to carbon offsets and renewable energy credits or certificates, if material. Under the rules as originally issued, disclosure requirements begin phasing in for fiscal years beginning on or after January 1, 2027. However, on April 4, 2024, the SEC determined to voluntarily stay the final rules pending certain legal challenges. The Company is currently evaluating the impact of new rules and continues to monitor the status of the related legal challenges.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose significant segment expenses and other segment items on both an annual and interim basis, as reviewed by the Chief Operating Decision Maker (CODM). The Company adopted ASU 2023-07 effective January 1, 2025.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Reverse Merger

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 300,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001. As discussed in Note 1, the Merger was completed on the Closing Date.

Immediately prior to the time the certificate of merger effectuating the Merger was filed with the Secretary of State of the State of Delaware (the “Effective Time”), an aggregate of 2,833,333 shares of Company common stock (out of the 5,000,000 shares then issued and outstanding) owned by stockholders of our predecessor, Aspen, prior to the Merger were forfeited and cancelled, resulting in 2,166,667 shares of Company common stock held by such stockholders immediately after the Merger.

In connection with the consummation of the Merger Transaction, the Deep Isolation board of directors approved the accelerated vesting of all options to purchase Deep Isolation common stock that were issued under Deep Isolation’s 2018 Equity Incentive Plan and remained outstanding as of immediately prior to the Effective Time. Compensation expense recognized for the accelerated vesting was $185 thousand.

Pursuant to the Merger, among other things, the following transactions occurred on the Acquisition Date:

(1)	All issued and outstanding shares of Deep Isolation common stock and Deep Isolation Preferred Stock (defined below) as of immediately prior to the Effective Time, were converted at a conversion ratio of 25.837283 (the “Conversion Ratio”) for an aggregate of 44,247,429 shares of the Company’s common stock;

(2)	Each issued and outstanding stock option to purchase Deep Isolation common stock converted into a stock option to purchase shares of the Company’s common stock, with an exercise price and number of shares of the Company’s common stock purchasable based on the Conversion Ratio and other terms contained in the Merger Agreement (the “Assumed Options”). On an as-converted basis, the Assumed Options constitute options to purchase an aggregate of 5,752,566 shares of the Company’s common stock;

(3)	The Company approved and adopted the 2025 Equity Incentive Plan (the “2025 Plan”) and reserved 10,752,566 shares of the Company’s common stock for future issuance in connection therewith, comprised of (i) 5,752,566 shares of the Company’s common stock issuable upon the exercise of the Assumed Options and (ii) the remainder reserved for future issuances of incentive awards under the 2025 Plan; and

(4)	The Company issued 83,333 shares of the Company’s common stock to an advisor in consideration for services rendered in connection with the Merger (the “Advisor Shares”).

As discussed in Note 1, the Merger was accounted for as a reverse acquisition accompanied by a recapitalization in accordance with U.S. GAAP. Deep Isolation was determined to be the accounting acquirer in the Merger primarily based on the following: (i) Deep Isolation stockholders have a controlling voting interest in the combined company, (ii) Deep Isolation designated the entire governing body of the combined company, (iii) the executive officers of the combined company immediately after the Acquisition Date are the same individuals as those of Deep Isolation immediately prior to the Effective Time, (iv) the relative size of Deep Isolation and Aspen and (v) Deep Isolation’s operations comprise the ongoing operations of the combined company.

Accordingly, all historical financial information presented in the condensed consolidated financial statements represents the accounts of Deep Isolation and its wholly owned subsidiaries. Net assets were stated at historical cost, and no goodwill or other intangible assets were recorded as a result of the Merger, consistent with the treatment of the Merger as a reverse acquisition.

Concurrently with the consummation of the Merger, the Company also issued and sold 11,012,387 shares of common stock pursuant to a private placement offering at a purchase price of $3.00 per share (the “Offering”) for gross proceeds of $33.0 million and total offering costs of $4.2 million. In connection with the Offering, the Company also issued to (i) each of the placement agents, A Warrants to purchase an aggregate of 829,730 shares of Company common stock at an exercise price of $3.00 per share and (ii) certain of the placement agents, B Warrants to purchase an aggregate of 166,667 shares of Company common stock at an exercise price of $0.0001 per share. Refer to Note 7 for further details.

Transaction costs consist of direct legal, accounting and other fees relating to the consummation of the Merger and are included in the offering costs of $4.2 million. Transaction costs related to the issuance of shares were recorded as a reduction to additional paid-in capital.

The number of shares of common stock issued and outstanding immediately following the consummation of the Merger and Offering was as follows:

Shares
Common stock – Deep Isolation, converted to Deep Isolation Nuclear stock	44,247,429
Common stock – Issued in Offering	11,012,387
Common stock – Aspen, outstanding prior to Merger	2,166,667
Common stock – Advisor Shares	83,333

Total shares outstanding immediately after the Merger and Offering	57,509,816

Because Aspen was a non-operating public shell with nominal activity and neither conducted substantive operations nor generated significant revenues or expenses prior to the Merger, management determined that providing supplemental pro forma information as if the Merger had occurred on January 1, 2024 would be impracticable and immaterial to these condensed consolidated financial statements.

Note 4. Revenue Recognition

The Company is in the business of developing geologic repository technology for the purpose of nuclear waste storage or disposal activities, including any related consulting services for such activities.

Disaggregation of Revenue

The Company’s business segments are organized based on the nature and economic characteristics of our services, ensuring meaningful disaggregation of each segment’s operational results. The following tables provide a detailed breakdown of our revenue:

Revenue by Contract Type (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Grant revenue	$1,444	$1,930	$3,699	$4,570
Remediation, administrative and consulting services and other revenue	239	288	1,138	921
Total revenue by contract type	$1,683	$2,218	$4,837	$5,491

Contract Balances

The timing of revenue recognition and billings results in unbilled receivables (contract assets). The Company’s contract liabilities consist of deferred revenues which represent advance payments from customers in advance of the completion of our performance obligations.

The following table represents changes in our contract assets. Our contract assets of $141 thousand as of September 30, 2025 relate to various customers for nuclear waste disposal services which are expected to be completed in 2025.

Contract Assets (in thousands)	Amount
Balance as of January 1, 2025	$111
Add: Revenue recognized but not yet billed	454
Less: Billed and transferred to receivables	(464)
Balance as of March 31, 2025	$101
Add: Revenue recognized but not yet billed	1,166
Less: Billed and transferred to receivables	(1,098)
Balance as of June 30, 2025	$168
Add: Revenue recognized but not yet billed	1,114
Less: Billed and transferred to receivables	(1,142)
Balance as of September 30, 2025	$141

Revenue recognized in each period relates to performance obligations satisfied within the respective period. The Company has $414 thousand contract liabilities as of September 30, 2025 and $0 as of December 31, 2024.

Allowance for Credit Losses

An allowance of $112 thousand and $128 thousand has been recorded as of September 30, 2025 and December 31, 2024, respectively.

Amount (in thousands)
Balance, January 1, 2025	$128
Add: Additions	8
Less: Write-offs and Recoveries	-
Balance, March 31, 2025	$136
Add: Additions	4
Less: Write-offs and Recoveries	-
Balance, June 30, 2025	$140
Add: Additions	5
Less: Write-offs and Recoveries	(33)
Balance, September 30, 2025	$112

Note 5. Property, Plant and Equipment, Net

Property, plant and equipment consisted of the following at (in thousands):

	September 30, 2025	December 31, 2024
Furniture and fixtures	$36	$36
Office and computer equipment	201	170
Automobiles	270	270
Leasehold improvements	20	12
Property, plant and equipment	527	488

Less: accumulated depreciation	(460)	(433)

Property, plant and equipment, net	$67	$55

For the nine months ended September 30, 2025, additions by the Company to property, plant and equipment totaled $38 thousand. Depreciation expense recognized during the nine months ended September 30, 2025 and 2024 was $26 thousand and $21 thousand, respectively, and depreciation expense recognized during the three months ended September 30, 2025 and 2024 was $9 thousand and $7 thousand, respectively, which are included in depreciation and amortization expense on the condensed consolidated statements of operations.

Note 6. Intangible Assets

Intangible assets consist of the following at (in thousands):

	September 30, 2025	December 31, 2024
Tradename	$200	$200
Customer relationships	200	200
Less: accumulated amortization	(307)	(247)
Intangible assets, net	$93	$153

Useful life (years)	5	5

For the nine months ended September 30, 2025 and 2024, amortization expense of $30 thousand was recognized for Tradename and amortization expense of $30 thousand was recognized for Customer Relationships for each period. The weighted average remaining amortization period for intangible assets is approximately 1.2 and 1.9 years as of September 30, 2025 and December 31, 2024, respectively. The following table summarizes the expected future amortization for our definite-lived intangible assets (in thousands):

Amount
Three months ending December 31, 2025	$20
Year ending December 31, 2026	73
Total	$93

Note 7. Stockholders’ Equity

Common stock

As discussed in Note 3, in connection with the Merger consummation, the Company filed its amended and restated certificate of incorporation, which authorized the issuance of up to 300,000,000 shares of common stock with a par value of $0.0001 per share. Pursuant to the Offering, the Company issued and sold 11,012,387 shares of common stock at a purchase price of $3.00 per share for gross proceeds of $33.0 million and total offering costs of $4.2 million.

As of September 30, 2025 and December 31, 2024, the Company had 300,000,000 and 55,550,158 shares of common stock authorized, respectively, and 57,509,816 and 39,901,782 shares issued and outstanding, respectively. As of September 30, 2025 and December 31, 2024, there were 242,490,184 and 35,553,629 shares available for issuance, respectively.

Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of preferred stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Preferred stock

As discussed in Note 3, in connection with the Merger consummation, the Company filed its amended and restated certificate of incorporation, which authorized the issuance of up to 10,000,000 shares of preferred stock with a par value of $0.0001 per share.

As of December 31, 2024, Deep Isolation had 655,351 shares of Series A Convertible Preferred Stock issued and outstanding. Additionally, Deep Isolation had 115,057 shares of Series A Prime Convertible Preferred Stock issued and outstanding as of December 31, 2024. Together, these are referred to as the “Deep Isolation Preferred Stock”. Pursuant to the Merger, all issued and outstanding Deep Isolation Preferred Stock as of immediately prior to the Effective Time, was converted into shares of the Company’s common stock. As of September 30, 2025, no shares of preferred stock are issued or outstanding.

Long-term incentive compensation plan

The Company previously maintained the 2018 Equity Incentive Plan, as amended (the “2018 Plan”), under which the Company previously granted stock options. The 2018 Plan was terminated and all outstanding options issued under the 2018 Plan were assumed by the 2025 Equity Incentive Plan (the “2025 Plan” and together with the 2018 Plan, the “Plans”). The Company currently maintains the 2025 Plan, which was approved and adopted pursuant to the Merger Agreement, under which the Company may grant options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to employees, directors and consultants of the Company.

The Company has reserved 10,752,566 shares of the Company’s common stock for future issuance in connection therewith, comprised of (i) 5,752,566 shares of common stock issuable upon the exercise of the Assumed Options and (ii) the remainder reserved for future issuances of incentive awards under the 2025 Plan at the discretion of the Board of Directors (the “Board”) to officers, key employees, consultants and directors. Refer to Note 13. Stock-Based Compensation for further details.

Warrants

In connection with the Offering, the Company issued to (i) each of the placement agents, A Warrants to purchase an aggregate of 829,730 shares of Company common stock at an exercise price of $3.00 per share and (ii) certain of the placement agents, B Warrants to purchase an aggregate of 166,667 shares of Company common stock at an exercise price of $0.0001 per share (the “Warrants”). The Warrants are exercisable at any time following their issuance. They will expire on the earlier of (i) five years from the issuance date or (ii) the third anniversary of the date on which the Company’s common stock is first listed for trading on a recognized trading market.

The Warrants qualify for the derivative scope exception under ASC 815 and are therefore presented as a component of stockholders’ equity on the condensed consolidated balance sheets at their issuance date fair value without subsequent fair value re-measurement.

As of September 30, 2025, none of the Warrants have been exercised and all 996,397 remain outstanding. There were no warrants outstanding as of December 31, 2024.

Note 8. Leases

We entered into various arrangements (or leases) that convey the rights to use and control identified underlying assets for a period of time in exchange for consideration.  We lease various offices and equipment.  From time to time, we may also enter into an arrangement in which the right to use and control an identified underlying asset is embedded in another type of contract.

The components of lease cost for the Company’s leases are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating Leases:
Lease cost	$36	40	$112	120

Finance Leases:
Amortization of ROU assets	1	-	2	-
Interest on lease liability	-	-	1	-

Total lease cost	$37	40	115	120

Supplemental information related to the Company’s leases are as follows:

	September 30, 2025	December 31, 2024

Operating lease
Weighted-average remaining lease term (in years)	2.1	2.7
Weighted-average discount rate	8.50%	8.47%
Finance lease
Weighted-average remaining lease term (in years)	3.9	4.6
Weighted-average discount rate	9.00%	9.00%

The remaining future minimum lease payments under the Company’s leases are as follows (in thousands):

	Operating Leases	Finance Leases
Three months ending December 31, 2025	$35	$1
Year ending December 31,
2026	144	4
2027	147	4
2028	13	4
2029	-	2
Total future minimum lease obligations	$339	$15
Less: imputed interest on lease obligations	(32)	(3)
Net present value of lease obligations	$307	$12
Net present value of lease obligations – current portion	122	3
Net present value of lease obligations – non - current portion	$185	$9

Supplemental cash flow and other information related to our leases were as follows (in thousands):

	September 30, 2025	December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$114	$159
Operating cash flow from finance leases	$1	$1
Financing cash flow from finance leases	$1	$1
ROU assets obtained in exchange for lease obligations for:
Operating liabilities	$-	$-
Finance liabilities	$-	$15

Note 9. Accrued Expenses

Accrued expenses are composed of Accrued payroll and Other current liabilities on the condensed consolidated balance sheets and include the following as of include the following as of (in thousands):

	September 30, 2025	December 31, 2024

Salaries and employee benefits	$345	$519

Other current liabilities:
Accrued legal fees	88	38
Accrued accounting fees	15	70
Other accrued expenses	134	4
Total other current liabilities	237	112
Totals	$582	$631

Note 10. Related Party Transactions

Deep Borehole Demonstration Center. Deep Isolation is a member of the Deep Borehole Demonstration Center (“DBDC”). The DBDC is a 501(c)(3) organization that is seeking to obtain multinational membership and funding to demonstrate borehole disposal technology. Deep Isolation employees fill the positions of Chair of the board, Secretary and Treasurer for the DBDC. The DBDC has external members and independent directors, but was started by Deep Isolation and Deep Isolation continues to be involved in the organization. This includes an Administrative Services Agreement that allows Deep Isolation to charge the DBDC for the time the Secretary and Treasurer spend on DBDC business. The amount payable to Deep Isolation from the DBDC was $114 thousand and $128 thousand as of September 30, 2025 and December 31, 2024, respectively, which are fully reserved as of the respective period-ends.

NAC International, Inc. NAC International, Inc. (“NAC”) is a stockholder of the Company and its CEO serves as a director on the Company Board. NAC also provides services to Deep Isolation for revenue generating contracts and has rights to manufacture canisters for Deep Isolation. As of September 30, 2025 and December 31, 2024, Deep Isolation had an outstanding payable to NAC of $16 thousand and $51 thousand, respectively.

Deep Fission, Inc. Deep Fission, Inc. (“DFI”), a company co-founded by Deep Isolation’s co-founders and Board Chair, is a related party. In 2025, Deep Isolation provided certain services to DFI. As of September 30, 2025, Deep Isolation did not have an outstanding receivable from DFI.

Below is a summary of related party activities for the nine months ended September 30, 2025 and 2024 (in thousands):

Related Party	Balance Sheet Account	As of December 31, 2024	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of September 30, 2025

DBDC	Accounts Receivable	$128	$-	$24	$(38)	$114
NAC	Accounts Payable	51	49	16	(100)	16
DFI	Accounts Receivable	-	-	50	(50)	-

Related Party	Balance Sheet Account	As of December 31, 2023	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of September 30, 2024

DBDC	Accounts Receivable	$145	$-	$26	$(45)	$126
NAC	Accounts Payable	-	247	-	(155)	92
DFI	Accounts Receivable	-	-	4	(1)	3

Note 11. Income Tax

The income tax expense (benefit) components for the nine months ended September 30 is as follows (in thousands):

	2025	2024
Current tax expense/(benefit)
Federal	$-	$-
Foreign	-	-
State	1	1
Deferred tax expense/(benefit)
Federal	-	-
Foreign	-	-
State	-	-
Total tax expense/(benefit)	$1	$1

The components of the net deferred tax assets and liabilities is as follows (in thousands):

	September 30, 2025	December 31, 2024
Deferred tax assets:
Intangibles	$433	$729
Accrued expenses	31	16
Lease liability	71	91
NOL	6,597	5,608
Returns allowance	26	30
Other	36	-
Total net deferred tax assets	7,194	6,474
Valuation allowance	(7,111)	(6,374)
Deferred tax liabilities:
Depreciation	(13)	(10)
ROU asset	(69)	(90)
Total net deferred tax liabilities	(82)	(100)
Net deferred tax asset/(liability)	$-	$-

A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the nine months ended September 30 is as follows (in thousands):

	2025	2024

Computed “expected” tax benefit	$(655)	$(167)
State income tax benefit, net of federal tax effect	(62)	(10)
Foreign Rate Differential	(12)	51
Other permanent differences	26	12
Change in valuation allowance	737	115
Income tax expense (benefit)	$34	$1

At September 30, 2025, the Company has federal, state, and UK net operating loss carryforwards of approximately $22.9 million, $15.6 million and $2.8 million, respectively. Under the CARES Act, the federal net operating loss carryforwards that originated after 2017 will have an indefinite life and may be used to offset 80% of future taxable income. For tax year beginning January 1, 2021, federal net operating losses may be used to offset 80% of a future year’s taxable income. The state net operating losses carryforward for between 15-20 years and begin to expire in 2039. The UK net operating loss carryforward has an indefinite life.

The Company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income is subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. An ownership change under Section 382 has not been determined at this time.

Deferred income tax assets represent future income tax benefits. Realization of these assets is ultimately dependent upon future taxable income. ASC Topic 740, Income Taxes, required that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some or all of the recorded deferred tax assets will not be realized in a future period. Based on available objective evidence, management believes it is more likely than not that the deferred tax assets will not be recognized. Accordingly, during the nine months ended September 30, 2025 and 2024, the Company maintained a 100% valuation allowance against its deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction, various states, and the United Kingdom. The Company does not believe an uncertain tax position exist as of September 30, 2025. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months. In connection with the adoption of the referenced provisions, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of September 30, 2025 and December 31, 2024, the Company had no accrued interest and penalties. The Company’s federal, state, and UK tax returns are open for review going back to the 2022 and 2021 tax years, respectively.

On July 4, 2025, the One Big Beautiful Bill Act of 2025 was enacted into law. Among its provisions, the reinstatement of full expensing for research and development expenditures is applicable to the Company. While further regulatory guidance is anticipated regarding the treatment of prior periods, the Company expects that the previously recognized deferred tax asset related to Section 174 will be reversed into the NOL, resulting in an increase in net operating loss carryforwards.

Note 12. Employee Benefits – 401(k) Plan

The Company sponsors a defined contribution 401(k) Plan with Company contributions to be made at the sole discretion of the management. Under the provisions of the 401(k) Plan, the Company matches the employees’ contributions for the first 4% of compensation. The expense for the 401(k) Plan were $58 thousand and $25 thousand for the three months ended September 30, 2025 and 2024, respectively, and $125 thousand and $73 thousand for the nine months ended September 30, 2025 and 2024, respectively, which are included in selling, general and administrative expenses on the condensed consolidated statements of operation.

Note 13. Stock-Based Compensation

Stock Options

As discussed in Note 7, Deep Isolation previously maintained the 2018 Plan, under which Deep Isolation previously granted stock options. The 2018 Plan had authorized only Nonstatutory Stock Options (“NSOs”) and Incentive Stock Options (“ISOs”).

The Company currently maintains the 2025 Plan, which was approved and adopted pursuant to the Merger Agreement, under which the Company may grant options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to employees, directors and consultants of the Company. Upon the termination of the 2018 Plan, the Assumed Options from the 2018 Plan were assumed by the 2025 Plan and are now subject to the terms and conditions of the 2025 Plan.

The term of each stock option granted under the 2025 Plan shall be fixed by the Board, or the Board may delegate administration of the Plan to the Board’s Compensation Committee (the “Plan Administrator”). For most grants governed by the 2025 Plan, 25% of the options granted vest after one year of service and then on a monthly basis over three years of service thereafter. Most grants under the 2025 Plan have been for a term of ten years for continued service. Options are granted in varying amounts and frequency to the Company’s directors, advisors and employees at the discretion of the Board. No stock options will be exercisable more than ten years after the grant date, or, in the case of an ISO granted to a 10% stockholder, more than five years after the grant date. The exercise price of any ISO granted under the Plans to an individual who is not a 10% stockholder at the time of the grant shall not be less than the fair market value of the shares at the time of the grant. The exercise price of any ISO granted to a 10% stockholder shall not be less than 110% of the fair market value at the time of the grant. The exercise price of any NSOs granted under the Plans shall not be less than the fair market value of the shares at the time of the grant. The number of shares reserved for issuance under the 2025 Plan will increase automatically at the beginning of each fiscal year in an amount up to 4% of the shares of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year. As of September 30, 2025, the Company has reserved 10,752,566 shares of the Company’s common stock (the “Share Reserve”) for future issuance under all option arrangements and had 5,000,000 shares available for issuance.

As discussed in Note 3, Deep Isolation accelerated vesting of all options to purchase common stock issued under the 2018 Plan outstanding immediately prior to the Effective Time. The total compensation expense recognized for common share options during the nine months ended September 30, 2025 and 2024, were $247 thousand, inclusive of $185 thousand for the accelerated vesting, and $85 thousand, respectively. Stock-based compensation is recognized in cost of services and selling, general and administrative expense.

The summary of the Company’s Plans as of September 30, 2025, and changes during the period then ended are presented as follows:

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2024	9,434,378	$0.11
Granted	826,147	0.20
Exercised	(4,372,520)	0.10		$526
Forfeited	(24,468)	0.18
Expired	(110.971)	0.18
Outstanding, September 30, 2025	5,752,566	$0.13	6.02	$9,808
Exercisable, September 30, 2025	5,752,566	$0.13	6.02	$9,808

The weighted average grant date fair value of options granted during the nine months ended September 30, 2025 was $2.02 per share based on the following assumptions used in the Black-Scholes option pricing model:

September 30, 2025

Expected volatility	29.9% to 31.9%
Expected dividend yield	-%
Expected term (in years)	5.0 to 6.0
Risk-free interest rate	4.0% to 4.1%

The fair value of options granted for the nine months ended September 30, 2025 was $65 thousand. During the three months ended September 30, 2025, the remaining unrecognized stock option compensation expense for the outstanding awards under the 2018 Plan was recognized as of immediately prior to the Effective Time. Cash received from the exercise of stock options totaled $432 thousand for the nine months ended September 30, 2025. The Company estimates fair value of stock options using the Black-Scholes valuation model.

Note 14. (Loss) Earnings Per Common Share

The Company computes basic and diluted earnings per share by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the three months ended September 30, 2025, and the nine months ended September 30, 2025 and 2024, basic and dilutive net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of common stock equivalents in the calculation of diluted net loss per common share would have been anti-dilutive.

The calculation of basic and diluted net loss per share for the three and nine months ended September 30, 2025 includes 166,667 of the B Warrants that remain outstanding as of September 30, 2025.

The following table reconciles the (loss) income and average share amounts used to compute both basic and diluted earnings per share (amounts in thousands, except for share and per share data):

	Nine Months Ended September 30,
	2025	2024
Loss per common share - basic and diluted
Net loss available to common stockholders - basic and diluted	$(2,836)	$(355)
Weighted average shares outstanding - basic and diluted	45,750,667	39,817,959
Basic and diluted loss per common share	$(0.06)	$(0.01)

	Three Months Ended September 30,
	2025	2024
(Loss) income per common share - basic and diluted
Net (loss) income available to common stockholders - basic and diluted	$(1,307)	$189
Weighted average shares outstanding - basic	54,260,091	39,898,456
Basic (loss) income per common share	$(0.02)	$0.00
Effect of dilutive securities:
Stock options (treasury stock method)	-	4,300,158
Weighted average shares outstanding - diluted	54,260,091	44,198,614
Diluted (loss) income per common share	$(0.02)	$0.00

The calculation of diluted net loss per share for the three months ended September 30, 2024 excludes 4,300,158 stock options because their inclusion would have been anti-dilutive.

Note 15. Segment Reporting

In accordance with ASC 280, operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in assessing performance and deciding how to allocate resources. The Company’s CODM is its CEO, who performs such assessments and allocates resources based on information at the consolidated level.

The Company’s two reportable segments are: (1) Deep Isolation Inc, Deep Isolation US & EMEA and (2) Freestone. See Note 2 for a description of the Company’s reportable segments. The Company had no inter-segment sales for the periods presented.

In accordance with ASC 280, operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the CODM in assessing performance and deciding how to allocate resources. The Company’s CODM is its CEO, who performs such assessments and allocates resources based on information at the consolidated level.

The Company’s two reportable segments are: (1) Deep Isolation US & EMEA and (2) Freestone. See Note 2 for a description of the Company’s reportable segments. The Company had no inter-segment sales for the periods presented.

The Company’s income statements by segment, significant segment expenses, and segment assets are presented below (in thousands):

	Three Months Ended September 30, 2025
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$636	$1,047	$1,683
Cost of services	240	460	700
Depreciation and amortization expense	-	29	29
Selling, General and Administrative expenses	2,098	395	2,493
Operating (Loss) Income	$(1,702)	$163	$(1,539)
Other income/(expense), net	231	1	232
Segment (loss) income before income tax	$(1,471)	$164	$(1,307)
Income tax (benefit) expense	-	-	-
Segment (loss) income	$(1,471)	$164	$(1,307)

	Nine Months Ended September 30, 2025
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$2,060	$2,777	$4,837
Cost of services	907	1,211	2,118
Depreciation and amortization expense	1	87	88
Selling, General and Administrative expenses	4,589	1,112	5,701
Operating (Loss) Income	$(3,437)	$367	$(3,070)
Other income/(expense), net	233	2	235
Segment (loss) income before income tax	$(3,204)	$369	$(2,835)
Income tax (benefit) expense	1	-	1
Segment (loss) income	$(3,205)	$369	$(2,836)

	As of September 30, 2025
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$27,326	$883	$28,209
Accounts receivable, net	429	1,086	1,515
Contract assets	48	93	141
Other current assets	1,009	39	1,048
Property, plant and equipment, net	-	67	67
Intangible assets, net	-	93	93
Finance lease right-of-use assets	-	12	12
Operating lease right-of-use assets	-	299	299
Goodwill	-	182	182

	Three Months Ended September 30, 2024
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$800	$1,418	$2,218
Cost of services	510	573	1,083
Depreciation and amortization expense	1	27	28
Selling, General and Administrative expenses	838	13	851
Operating (loss) income	$(549)	$805	$256
Other Income/(expense), net	40	(107)	(67)
Segment (loss) income before income tax	$(509)	$698	$189
Income tax (benefit) expense	-	-	-
Segment (loss) income	$(509)	$698	$189

	Nine Months Ended September 30, 2024
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$2,087	$3,404	$5,491
Cost of services	1,353	1,498	2,851
Depreciation and amortization expense	2	80	82
Selling, General and Administrative expenses	2,270	682	2,952
Operating (loss) income	$(1,538)	$1,144	$(394)
Other Income/(expense), net	150	(110)	40
Segment (loss) income before income tax	$(1,388)	$1,034	$(354)
Income tax (benefit) expense	1	-	1
Segment (loss) income	$(1,389)	$1,034	$(355)

	As of December 31, 2024
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$944	$1,205	$2,149
Accounts receivable, net	348	651	999
Contract assets	20	91	111
Other current assets	50	30	80
Property, plant and equipment, net	3	52	55
Intangible assets, net	-	153	153
Finance lease right-of-use assets	-	14	14
Operating lease right-of-use assets	4	383	387
Goodwill	-	182	182

Geographical Information

The Company is domiciled in the United States, but also has operations in EMEA (UK). The following table summarizes net sales by geographic area (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
U.S.	$1,679	$2,141	$4,559	$5,197
EMEA	4	77	278	294
Total	$1,683	$2,218	$4,837	$5,491

The following table summarizes long-lived assets by geographic area (in thousands):

	As of September 30, 2025	As of December 31, 2024
U.S.	$471	$609
EMEA	-	-
Total	$471	$609

Major Customers

During the three months ended September 30, 2025 and 2024, four customers accounted for approximately 80% and 83% of the Company’s revenue, respectively (in thousands):

	2025		2024
	$	%	$	%
Revenue earned from Customer A	$156	9%	$488	22%
Revenue earned from Customer B	820	47%	964	43%
Revenue earned from Customer C	200	11%	-	-
Revenue earned from Customer D	-	-%	284	13%
Revenue earned from Customer E	221	13%	118	5%
Total revenues from major customers	$1,397	80%	$1,854	83%

During the nine months ended September 30, 2025 and 2024, three customers accounted for approximately 70% and 84% of the Company’s revenue, respectively (in thousands):

	2025		2024
	$	%	$	%
Revenue earned from Customer A	$882	17%	$1,294	24%
Revenue earned from Customer B	1,772	36%	2,209	40%
Revenue earned from Customer C	826	17%	-	-%
Revenue earned from Customer D	-	-%	1,087	20%
Total revenues from major customers	$3,480	70%	$4,590	84%

Note 16. Commitments and Contingencies

Legal Matters

In the normal course of conducting our business, the Company may be involved in various litigation. The Company is not a party to any litigation or governmental proceeding which our management believes could result in any judgments or fines against us that would have a material adverse effect on our financial position, liquidity or results of future operations.

Note 17. Subsequent Events

Management has evaluated subsequent events through November 14, 2025, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Deep Isolation Nuclear, Inc. and Aspen-1 Acquisition Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes present the combination of the financial information of Aspen-1 Acquisition Inc. (“Aspen” or “Parent”) and Deep Isolation, Inc. (“Deep Isolation”), adjusted to give effect to the Merger and related transactions (collectively, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of this section, Deep Isolation and Aspen are collectively referred to as the “Companies,” and the Companies, subsequent to the Merger, are referred to herein as the “Combined Company.”

The historical financial information of Aspen was derived from the unaudited financial statements of Aspen as of and for the nine months ended September 30, 2025 included in Aspen’s Quarterly Report on Form 10-Q filed with the SEC on July 17, 2025 (the “Aspen 10-Q”) and the audited financial statements of Aspen as of and for the year ended December 31, 2024, included in Aspen’s Annual Report on Form 10-K filed with the SEC on March 28, 2025 (the “Aspen 10-K”). The historical financial information of Deep Isolation was derived from the unaudited financial statements of Deep Isolation as of and for the nine months ended September 30, 2025 and the audited financial statements of Deep Isolation as of and for the year ended December 31, 2024, included elsewhere in this Registration Statement on Form S-1 (this “Registration Statement”). This unaudited pro forma condensed combined financial information should be read together with (i) Aspen’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Aspen’s 10-Q and 10-K and (ii) Deep Isolation’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Registration Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

Contemporaneously with the Merger, Aspen conducted a private placement offering (the “Private Placement”) and sold 11,012,387 shares of its common stock at a purchase price of $3.00 per share for gross proceeds of approximately $33.0 million. In connection with the Private Placement, Aspen also issued to (i) each of the Placement Agents A Warrants to purchase an aggregate of 829,730 shares of Parent common stock at an exercise price of $3.00 per share and (ii) certain of the Placement Agents B Warrants to purchase an aggregate of $500,000 worth of shares of Parent common stock at an exercise price of $0.0001 per share. The unaudited pro forma condensed combined financial information and accompanying notes are adjusted to give effect to the Private Placement.

Notwithstanding the legal form, the Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, Aspen was treated as the acquired company for accounting purposes, and Deep Isolation was treated as the accounting acquirer. In accordance with this method of accounting, the Merger was treated as the equivalent of Deep Isolation issuing shares for the net assets of Aspen, accompanied by a recapitalization. Consequently, the net assets of Aspen were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger are those of Deep Isolation. Deep Isolation has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Isolation represent a significant majority of the assets of the Combined Company.

●	Deep Isolation stockholders have a majority of the voting power of the Combined Company.

●	Deep Isolation designated the entire governing body of the Combined Company.

●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Isolation immediately prior to the Closing.

●	Deep Isolation’s operations comprise the ongoing operations of the Combined Company.

The table directly below presents shares outstanding after the Transactions, as depicted in the unaudited pro forma condensed combined financial information:

Pro Forma Ownership	Shares	%
Deep Isolation Stockholders(1)(2)	44,247,429	76.9%
Private Placement Investors	9,161,570	15.9%
Deep Isolation Investors(3)	1,850,817	3.2%
Advisor Shares	83,333	0.1%
Retained Pre-Merger Shares	2,166,667	3.8%
Total shares outstanding	57,509,816	100%

(1)	The number of shares issued at Closing presented in this table excludes 5,136,035 shares reserved for future issuance upon the exercise of equity awards that may in the future be granted by the Combined Company pursuant to the 2025 Equity Incentive Plan (the “2025 EIP”) adopted by Aspen’s board of directors and approved by Aspen’s stockholders in connection with the Transactions.

(2)	Excludes 5,752,566 shares of common stock issuable upon the exercise of outstanding options previously issued under Deep Isolation’s 2018 Equity Incentive Plan and assumed by the Combined Company as a result of the Merger. Such shares have also been reserved for issuance under the 2025 EIP.

(3)	Officers, directors and stockholders of Deep Isolation and their respective friends and family who participated in the Private Placement are referred to herein and elsewhere in this Registration Statement as “Deep Isolation Investors.”

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, are based on the historical financial statements of Aspen and Deep Isolation. Our unaudited condensed consolidated balance sheet as of September 30, 2025 already gives effect to the Merger that occurred on July 23, 2025, including the assets and liabilities of Deep Isolation and Aspen and the post-merger capitalization of the combined companies. Therefore, a separate pro forma combined balance sheet as of September 30, 2025 is not presented herein. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2025 give effect to the Merger as if it had been consummated on January 1, 2024 and include all necessary transaction accounting adjustments, including those that are not expected to have a continuing impact. The unaudited pro forma combined statements of operations for the year ended December 31, 2024 give effect to the Merger as if it had been consummated on January 1, 2024 and include all necessary transaction accounting adjustments, including those that are not expected to have a continuing impact. The notes to the unaudited pro forma combined financial information describe the pro forma amounts and adjustments presented below.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30, 2025

(in thousands, except per share and share data)

	Deep Isolation, Inc. (Historical)	Aspen-1 Acquisition Inc. (Historical)	Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenue	$4,837	$-	$-	$4,837

Operating expenses:
Cost of services	2,118	-	-	2,118
Depreciation and amortization expense	88	-	-	88
Selling, general, and administrative expenses	5,701	24	-	5,725
Total operating expenses	7,907	24	-	7,931

Loss from operations	(3,070)	(24)	-	(3,094)

Other income, net	235	-	-	235
Total other income (expense)	235	-	-	235

Net loss before income taxes	(2,835)	(24)	-	(2,859)
Provision for income taxes	(1)	-	-	(1)
Net loss	$(2,836)	$(24)	$-	$(2,860)

Net loss available to common stockholders	$(2,836)	$(24)	$-	$(2,860)

Pro forma net loss per share information:
Weighted average common shares outstanding - basic and diluted	45,750,667	-		45,750,667
Net income (loss) per share - basic and diluted	$(0.06)	$-		$(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except per share and share data)

	Deep Isolation, Inc. (Historical)	Aspen-1 Acquisition Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$7,053	$-	$-		$7,053

Operating expenses:
Cost of services	4	-	-		3,665
Depreciation and amortization expense	110	-	-		110
Selling, general, and administrative expenses	4,343	44	192	(AA)	4,579
Total operating expenses	8,118	44	192		8,354

Loss from operations	(1,065)	(44)	(192)		(1,301)

Other income, net	72	-	67	(BB)	139
Total other income (expense)	72	-	67		139

Net loss before income taxes	(993)	(44)	(125)		(1,162)
Provision for income taxes	(1)	-	-		(1)
Net loss	$(994)	$(44)	$(125)		$(1,163)

Net loss available to common stockholders	$(994)	$(44)	$(125)		$(1,163)

Pro forma net loss per share information:
Weighted average common shares outstanding - basic and diluted	39,840,144	5,000,000			39,840,144
Net income (loss) per share - basic and diluted	$(0.02)	$(0.01)			$(0.03)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the Combined Company’s pro forma financial condition and results of operations based upon the historical financial information of each of Aspen and Deep Isolation after giving effect to the Transactions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Transactions.

Notwithstanding the legal form, the Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Aspen was treated as the acquired company for accounting purposes and Deep Isolation was treated as the accounting acquirer. In accordance with this method of accounting, the Merger was treated as the equivalent of Deep Isolation issuing shares for the net assets of Aspen, accompanied by a recapitalization. The net assets of Aspen were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger are those of Deep Isolation. Deep Isolation has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Isolation represent a significant majority of the assets of the Combined Company.

●	Deep Isolation stockholders have a majority of the voting power of the Combined Company.

●	Deep Isolation designated the entire governing body of the Combined Company.

●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Isolation immediately prior to the Closing.

●	Deep Isolation’s operations comprise the ongoing operations of the Combined Company

In connection with the Private Placement, Aspen also issued to (i) each of the Placement Agents A Warrants to purchase an aggregate of 829,730 shares of Parent common stock at an exercise price of $3.00 per share (“A Warrants”) and (ii) certain of the Placement Agents B Warrants to purchase an aggregate of $500,000 worth of or 166,667 shares of Parent common stock at an exercise price of $0.0001 per share (“B Warrants” and together with the A Warrants, the “Warrants”). The Warrants are accounted for as equity-classified instruments in accordance with U.S. GAAP and are initially measured at fair value. The preliminary estimated aggregate fair value of the A Warrants and B Warrants as of the Closing is $1,020,568 and $481,668, respectively. The preliminary estimated fair values were determined using a Black-Scholes valuation model, which requires inputs based on estimates, including the following assumptions: a stock price of $3 on the date of Closing, a contractual term of 5-years, a risk-free rate of 3.84%, and an expected volatility of 42.5%. The actual fair values could change materially once the final valuation is determined as of the closing of the Transactions. As the Warrants were issued to the Placement Agents in connection with the Private Placement, a capital transaction, they are considered offering costs recorded through additional paid-in capital.

The unaudited pro forma condensed combined financial information presented does not reflect any cost savings, operating synergies, tax savings or revenue enhancements that the consolidated company may achieve as a result of the Merger. Deep Isolation and Aspen did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the Companies.

The unaudited pro forma condensed combined financial information has been prepared based on the Deep Isolation and Aspen historical financial statements, as adjusted to give effect to the Merger and Private Placement. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect, on a pro forma basis, to the Transactions as if they had been consummated as of January 1, 2024.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of Deep Isolation and Aspen believes are reasonable under the circumstances. The pro forma adjustments, which are described in the following notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of Deep Isolation and Aspen believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information does not include an income tax adjustment based on the history of Deep Isolation’s losses and the expectation that the Combined Company would not be able to realize the tax benefits of such losses. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

(AA)	Represents an adjustment to record the remaining unrecognized stock-based compensation expense of $0.2 million associated with equity awards granted to certain members of management and employees of Deep Isolation which vested immediately prior to the Merger. Per the terms of the Merger Agreement, the Board of Directors of Deep Isolation approved the accelerated vesting of all outstanding stock options effective as of immediately prior to the Effective Time of the Merger.

(BB)	Represents the gain on debt extinguishment related to the note payable held by Aspen. Refer to (B).

3.	Earnings (Loss) per Share

Represents the pro forma basic and diluted net income (loss) per share to holders of Parent common stock calculated using the weighted-average common shares outstanding as a result of the pro forma adjustments. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of shares of Parent common stock expected to be outstanding as if the Transactions had occurred on January 1, 2024. The calculation of weighted-average shares outstanding for pro forma basic and diluted earnings per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the year presented.

Pro forma weighted-average shares outstanding—basic and diluted are calculated as follows for the nine months ended September 30, 2025 and for the year ended December 31, 2024 (in thousands, except per share and share data):

	For the Year Ended December 31, 2024	For the Nine Months Ended September 30, 2025

Numerator:
Pro forma net loss	$(1,163)	$(2,836)

Denominator:
Deep Isolation Stockholders	44,247,429	44,247,429
Private Placement Investors	9,161,570	9,161,570
Deep Isolation Investors	1,850,817	1,850,817
Advisor Shares	83,333	83,333
Retained Pre-Merger Shares	2,166,667	2,166,667

Pro forma weighted-average shares outstanding—basic and diluted	57,509,816	57,509,816

Pro forma basic and diluted loss per share	$(0.03)	$(0.06)

Common stock equivalents:
Anti-dilutive stock options	5,752,566	5,752,566

Anti-dilutive Placement Agent A warrants	829,730	829,730

Anti-dilutive Placement Agent B warrants	166,667	166,667

The common stock equivalents, presented based on amounts outstanding, were excluded from the calculation of pro forma diluted loss per share because their inclusion would be anti-dilutive.

ASPEN-1 ACQUISITION INC.

December 31, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Aspen-1 Acquisition, Inc.

Boca Raton, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aspen-1 Acquisition, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

PCAOB ID # 606

We have served as the Company’s auditors since 2022.

Jericho, New York

March 28, 2025

ASPEN-1 ACQUISITION INC.

BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets
Cash	$3,923	$2,428
Total current assets	3,923	2,428
Total assets	$3,923	$2,428

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$10,500	$10,500
Note payable - stockholder	144,525	99,525
Total current liabilities	155,025	110,025
Total liabilities	155,025	110,025

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(151,602)	(108,097)
Total stockholders’ deficit	(151,102)	(107,597)
Total liabilities and stockholders’ deficit	$3,923	$2,428

See accompanying notes to financial statements.

ASPEN-1 ACQUISITION INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023

Revenue	$-	$-
General and administrative expenses	43,505	41,850
Loss from operations	(43,505)	(41,850)

Net loss	$(43,505)	$(41,850)

Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.01)	$(0.01)

See accompanying notes to financial statements.

ASPEN-1 ACQUISITION INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2022	5,000,000	$500	$(66,247)	$(65,747)
Net loss	-	-	(41,850)	(41,850)
Balances – December 31, 2023	5,000,000	500	(108,097)	(107,597)
Net loss	-	-	(43,505)	(43,505)
Balances – December 31, 2024	5,000,000	$500	$(151,602)	$(151,102)

See accompanying notes to financial statements.

ASPEN-1 ACQUISITION INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(43,505)	$(41,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	-	(3,267)
Net cash used in operating activities	(43,505)	(45,117)

Cash flows from financing activities:
Repayments of stockholder advances	-	(518)
Proceeds from note payable - stockholder	45,000	47,500
Net cash provided by financing activities	45,000	46,982

Net change in cash	1,495	1,865
Cash - beginning of year	2,428	563
Cash - end of year	$3,923	$2,428

See accompanying notes to financial statements.

Aspen-1 Acquisition Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Note 1. Nature of Operations

Aspen-1 Acquisition Inc, (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of December 31, 2024 and 2023, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior September 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior September 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of December 31, 2024 and 2023, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of December 31, 2024 and 2023, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has 5,000,000 shares of its $0.0001 par value issued and outstanding.

Note 4. Income Taxes

As of December 31, 2024 and 2023, the Company has approximately $31,800 and $22,700 in gross deferred tax assets resulting from net operating loss carry-forwards of $151,600 and $108,100, respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on December 31, 2024 and 2023, and the tax provisions attributable to loss before income taxes is as follows:

	2024	2023
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-	-

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of December 31, 2024 and 2023, the amount due under the note payable was $144,525 and $99,525, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $151,602 and $151,102, respectively, as of December 31, 2024. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

 Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in the financial statements.

Formation of New Blank Check Company

On January 2, 2025, the related party owners of the Company formed a new blank check company, Orielle Acquisition Corp. This new entity was established as a vehicle to pursue a business combination and will focus its efforts to identify a possible business combination. The formation of Orielle Acquisition Corp. does not impact the Company’s financial position or results of operations as of December 31, 2024. However, it may present potential opportunities for collaboration or strategic partnerships in the future.

Aspen-1 Acquisition INC.

June 30, 2025

ASPEN-1 ACQUISITION INC.

CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash	$9,201	$3,923
Total current assets	9,201	3,923
Total assets	$9,201	$3,923

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$16,900	$10,500
Note payable - stockholder	167,025	144,525
Total current liabilities	183,925	155,025
Total liabilities	183,925	155,025

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(175,224)	(151,602)
Total stockholders’ deficit	(174,724)	(151,102)
Total liabilities and stockholders’ deficit	$9,201	$3,923

 See accompanying notes to condensed financial statements.

ASPEN-1 ACQUISITION INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue	$-	$-	$-	$-
General and administrative expenses	12,559	10,939	23,622	22,030
Loss from operations	(12,559)	(10,939)	(23,622)	(22,030)
Net loss	$(12,559)	$(10,939)	$(23,622)	$(22,030)
Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to condensed financial statements.

ASPEN-1 ACQUISITION INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

(Unaudited)

Three and Six Months Ended June 30, 2024

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2023	5,000,000	$500	$(108,097)	$(107,597)
Net loss	-	-	(11,091)	(11,091)
Balances – March 31, 2024	5,000,000	500	(119,188)	(118,688)
Net loss	-	-	(10,939)	(10,939)
Balances – June 30, 2024	5,000,000	$500	$(130,127)	$(129,627)

Three and Six Months Ended June 30, 2025

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2024	5,000,000	$500	$(151,602)	$(151,102)
Net loss	-	-	(11,063)	(11,063)
Balances – March 31, 2025	5,000,000	500	(162,665)	(162,165)
Net loss	-	-	(12,559)	(12,559)
Balances – June 30, 2025	5,000,000	$500	$(175,224)	$(174,724)

See accompanying notes to condensed financial statements.

ASPEN-1 ACQUISITION INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(23,622)	$(22,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	6,400	-
Net cash used in operating activities	(17,222)	(22,030)

Cash flows from financing activities:

Proceeds from note payable - stockholder	22,500	22,500
Net cash provided by financing activities	22,500	22,500

Net change in cash	5,278	470
Cash - beginning of period	3,923	2,428
Cash - end of period	$9,201	$2,898

See accompanying notes to condensed financial statements.

ASPEN-1 ACQUISITION INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2025

(Unaudited)

Note 1. Nature of Operations

Aspen-1 Acquisition Inc. (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31 for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Company applies ASC 280, Segment Reporting, and has adopted ASU 2023-07. The Company currently operates as a single segment, but complies with enhanced interim disclosure requirements related to segment expenses and performance measures reviewed by the Chief Operating Decision Maker.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025, and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of June 30, 2025 and 2024, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act”. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose significant segment expenses and other segment items on both an annual and interim basis, as reviewed by the Chief Operating Decision Maker (CODM). The Company adopted ASU 2023-07 effective January 1, 2025.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of June 30, 2025 and December 31, 2024, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of June 30, 2025 and December 31, 2024, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and 5,000,000 shares issued and outstanding.

Note 4. Income Taxes

As of June 30, 2025 and December 31, 2024, the Company has $34,500 and $31,800 in gross deferred tax assets resulting from net operating loss carry-forwards of $164,200 and $151,600 respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on June 30, 2025, and December 31, 2024, and the tax provisions attributable to loss before income taxes is as follows:

	June 30, 2025	December 31, 2024
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-%	-%

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of June 30, 2025 and December 31, 2024, the amount due under the note payable was $167,025 and $144,525, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $175,224 and $174,724, respectively, as of June 30, 2025. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7 –Merger Agreement

On June 23, 2025, the Company filed with the SEC a Schedule 14 F-1 Information Statement relating to an anticipated change in the composition of its board of directors, which was effected on July 23, 2025 in connection with the merger completed by and among the Company, a recently formed wholly-owned subsidiary of the Company (“Merger Sub”), and Deep Isolation, Inc., a privately held Delaware corporation (“Deep Isolation”), pursuant to which Merger Sub merged with and into Deep Isolation, with Deep Isolation continuing as the surviving entity (the “Merger”) and as the Company’s wholly-owned subsidiary. As a result of the Merger, we acquired the business of Deep Isolation and changed our name to “Deep Isolation Nuclear, Inc.” The Merger occurred pursuant to an Agreement and Plan of Merger and Reorganization entered into by and among the Company, Deep Isolation and Merger Sub (the “Merger Agreement”). The Merger closed on July 23, 2025.

Deep Isolation is engaged in the development of innovative solutions to secure and dispose of spent nuclear fuel from commercial nuclear reactors. Deep Isolation believes that its horizontal drillhole technology will offer both safety and low cost. While the drilling technology is standard, Deep Isolation is the first company proposing to use this method for the safe isolation of spent nuclear fuel under a billion tons of rock that has demonstrated geologic stability and impermeability. Deep Isolation’s solutions are currently in the development stage, and it has not yet entered into any binding contract with any potential customer to temporarily store or permanently dispose of nuclear waste. Deep Isolation is headquartered in Berkeley, California.

Pursuant to the terms of the Merger Agreement, all outstanding equity interests of Deep Isolation were converted into shares of our common stock, such that the holders of Deep Isolation equity before the effective time of the Merger now own a majority of the outstanding shares of our common stock after the Merger, resulting in a change of control of the Company. Immediately following the effective time of the Merger, we sold 11,012,387 shares of our common stock in a private placement offering (the “Private Placement”) pursuant to subscription agreements by and between the Company and the purchasers of common stock (collectively, the “Subscription Agreement”) at a purchase price of $3.00 per share. The Private Placement closed on July 23, 2025.

The foregoing description of the Merger Agreement and Private Placement and related matters does not purport to be complete and is qualified in its entirety by the terms of the Merger Agreement and the Subscription Agreements. The Merger and Private Placement are further described in greater detail in, and the material agreements related thereto are filed as exhibits to, the Current Report on Form 8-K filed by the Company with the SEC on July 28, 2025.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$26,800
Accounting fees and expenses	$30,000
Legal fees and expenses	$400,000
Printing and miscellaneous expenses	$20,000
Total	$476,800

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought. The indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We also maintain standard insurance policies under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us, with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. Mr. Cole is also indemnified by his employers with regard to his service on our board of directors.

Item 15. Recent Sales of Unregistered Securities

The Private Placement

On July 23, 2025, in connection with the Private Placement, we issued an aggregate of 11,012,387 shares of common stock at a price of $3.00 per share for aggregate gross consideration of approximately $33.0 million to 241 accredited investors. We also issued Placement Agent Warrants representing the right to acquire, on the terms set forth therein, 996,397 shares of our common stock. See “Description of the Merger, Private Placement, and Related Transactions—The Private Placement” and “Description of Capital Stock.”

These transactions were exempt from registration under Section 4(a)(2) of the Securities Act, as not involving any public offering, or Rule 506(b) of Regulation D promulgated thereunder.

Securities Issued in Connection with the Merger

On July 23, 2025, pursuant to the terms of the Merger Agreement, each share of Deep Isolation Capital Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 25.837283 shares of our common stock, rounded to the nearest whole share. Effective immediately prior to the Effective Time, certain holders of 2018 EIP Options elected to exercise options to purchase an aggregate of 73,284 shares of Deep Isolation Common Stock, and such shares were converted into an aggregate of 1,893,459 shares of our common stock. The Assumed Options that remained outstanding and unexercised immediately prior to the Effective Time were assumed by the Company and converted into options to purchase an aggregate of 5,752,566 shares of our common stock. The maximum number of shares of DI Nuclear common stock issued to (or in the case of the Assumed Options, reserved for issuance to) the former holders of Deep Isolation’s capital stock and options was equal to 49,999,995 after adjustments due to rounding for fractional shares. Immediately after the Merger and pursuant to the Merger Agreement, 2,166,667 Retained Pre-Merger Shares were issued to our pre-Merger stockholders as a result of the Stock Forfeiture. See “Description of Capital Stock” for more information. On the Closing Date, we also issued 83,333 Advisor Shares to Mr. Kashani in consideration for services rendered in connection with the Merger.

These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Sales of Unregistered Securities of Deep Isolation

The following list sets forth information as to all securities Deep Isolation sold from January 1, 2022, through immediately prior to the consummation of the Merger, which were not registered under the Securities Act. The following description is historical and has not been adjusted to give effect to the Merger. The proceeds from these sales were used by Deep Isolation for working capital.

1.	On February 2, 2022, Deep Isolation issued options to purchase an aggregate of 5,937 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

2.	On March 15, 2022, Deep Isolation issued options to purchase an aggregate of 6,125 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

3.	On April 19, 2022, Deep Isolation issued options to purchase an aggregate of 1,750 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

4.	In a series of transactions consummated between May 8, 2022 and April 10, 2024, Deep Isolation issued an aggregate of 7,024 shares of its Series A-1 Preferred Stock to stockholders of Deep Isolation at a price per share of $39.8484, for total aggregate gross proceeds of $279,895.16. Deep Isolation relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

5.	On May 17, 2022, Deep Isolation issued options to purchase an aggregate of 3,546 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

6.	On July 19, 2022, Deep Isolation issued options to purchase an aggregate of 5,750 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

7.	On September 20, 2022, Deep Isolation issued options to purchase an aggregate of 4,150 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

8.	On November 8, 2022, Deep Isolation issued options to purchase an aggregate of 3,875 shares of its common stock at an exercise price of $5.20 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

9.	On June 2, 2023, Deep Isolation issued options to purchase an aggregate of 25,000 shares of its common stock at an exercise price of $4.47 per share to a service provider of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

10.	On August 8, 2023, Deep Isolation issued options to purchase an aggregate of 11,242 shares of its common stock at an exercise price of $4.47 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

11.	On August 21, 2023, Deep Isolation entered into that certain Series A Prime Preferred Purchase Agreement, pursuant to which it issued to certain investors an aggregate of 7,304 shares of its Series A Prime-1 Preferred Stock at a price per share of $68.4538 for aggregate gross proceeds of $499,986.56 and 98,855 shares of its Series A Prime-2 Preferred Stock at a price per share of $54.7630 in exchange for the conversion of outstanding SAFEs previously issued with an aggregate value of $5,413,940.00. Deep Isolation relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder.

12.	On November 14, 2023, Deep Isolation issued options to purchase an aggregate of 74,750 shares of its common stock at an exercise price of $4.61 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

13.	On March 4, 2024, Deep Isolation entered into that certain Amendment to Series A Prime Preferred Stock Agreement, pursuant to which Deep Isolation issued an aggregate of 8,898 shares of its Series A Prime-1 Preferred Stock and 463 shares of its Series A Prime-2 Preferred Stock at a purchase price per share of $68.4538 and $54.7630, respectively, to stockholders of Deep Isolation in a series of transactions consummated between March 12, 2024 and April 24, 2024 for total aggregate gross proceeds of $634,457.19. Deep Isolation relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder.

14.	On April 10, 2024, Deep Isolation issued 230 shares of its Series A-2 Preferred Stock at a price per share of $35.8637 to a stockholder of Deep Isolation for total gross proceeds of $8,248.65. Deep Isolation relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder.

15.	On May 15, 2024, Deep Isolation issued options to purchase an aggregate of 29,500 shares of its common stock at an exercise price of $4.61 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

16.	On August 20, 2024, Deep Isolation issued options to purchase an aggregate of 14,500 shares of its common stock at an exercise price of $4.61 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

17.	On April 10, 2025, Deep Isolation issued options to purchase an aggregate of 31,975 shares of its common stock at an exercise price of $5.13 per share to service providers of Deep Isolation pursuant to the 2018 EIP. Deep Isolation relied upon the exemption from registration provided by Rule 701 of the Securities Act.

Sales of Unregistered Securities of Deep Isolation Nuclear, Inc.

1.	On October 1, 2025, we issued options to purchase an aggregate of 885,975 shares of its common stock at an exercise price of $3.00 per share to our service providers pursuant to the 2025 EIP. We relied upon the exemption from registration provided by Rule 701 of the Securities Act.

2.	On November 19, 2025, we issued options to purchase an aggregate of 315,462 shares of its common stock at an exercise price of $3.00 per share to our service providers pursuant to the 2025 EIP. We relied upon the exemption from registration provided by Rule 701 of the Securities Act.

Private Placement

On July 23, 2025, in connection with the Private Placement, we issued an aggregate of 11,012,378 shares of our common stock at a price of $3.00 per share to 241 accredited investors for aggregate gross proceeds of approximately $33.0 million. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

Placement Agent Warrants

In connection with the Private Placement and subject to the closing of the Private Placement, we agreed to pay the Placement Agents, each a U.S. registered broker-dealer, a Cash Fee as follows: (a) with respect to Seaport, Dinosaur and Network 1, a Cash Fee of 10% of the gross proceeds raised from investors in the Private Placement introduced by each such Placement Agent, excluding Deep Isolation Investors (or in certain cases a fee of 4% of gross proceeds raised from such Deep Isolation Investors, (b) with respect to Phoenix, a Cash Fee of 8% of the gross proceeds raised from investors in the Private Placement introduced by Phoenix, excluding Deep Isolation Investors and (c) with respect to Benchmark, a Cash Fee of 10% of the gross proceeds raised from investors in the Private Placement introduced by Benchmark (or a fee of 4% of gross proceeds raised from Deep Isolation Investors) and a Cash Fee of 2% of the gross proceeds raised from investors in the Private Placement introduced by Phoenix, excluding Deep Isolation Investors. We also agreed to issue to (a) to each of the Placement Agents, A Warrants to purchase an aggregate of 829,730 shares of our common stock, with a term expiring upon the first to occur of the fifth anniversary of the Effective Time and three years after the Company common stock is first listed for trading on Nasdaq or NYSE and an exercise price of $3.00 per share, subject to adjustment and (b) certain of the Placement Agents, B warrants to purchase an aggregate of 166,667 shares of our common stock at a price of $0.0001 per share. Additionally, we agreed to pay to Maxim Group LLC, on behalf of the Placement Agents, a reallowance fee consisting of a cash fee and A Warrants with an aggregate value equal to 60% of the commission due to Seaport and Benchmark on the sale of our common stock to an affiliate of Maxim.

The grants of the Placement Agent Warrants were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

Securities Issued in Connection with the Merger

On July 23, 2025, pursuant to the terms of the Merger Agreement, each share of Deep Isolation Capital Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 25.837283 shares of our common stock, rounded to the nearest whole share. Effective immediately prior to the Effective Time, certain holders of 2018 EIP Options elected to exercise options to purchase an aggregate of 73,284 shares of Deep Isolation Common Stock, and such shares were converted into an aggregate of 1,893,459 shares of our common stock. The Assumed Options that remained outstanding and unexercised immediately prior to the Effective Time were assumed by the Company and converted into options to purchase an aggregate of 5,572,566 shares of our common stock. The maximum number of shares of DI Nuclear common stock issued to (or in the case of the Assumed Options, reserved for issuance to) the former holders of Deep Isolation’s capital stock and options was equal to 49,999,995 after adjustments due to rounding for fractional shares. Immediately after the Merger and pursuant to the Merger Agreement, 2,166,667 Retained Pre-Merger Shares were issued to our pre-Merger stockholders as a result of the Stock Forfeiture. See “Description of Capital Stock” for more information. On the Closing Date, we also issued 83,333 Advisor Shares to Mr. Kashani in consideration for services rendered in connection with the Merger. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among the Company, Acquisition Sub. and Deep Isolation, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
3.1	Certificate of Merger relating to the merger of Acquisition Sub. with and into Deep Isolation, Inc., filed with the Secretary of State of the State of Delaware on July 23, 2025 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
3.2	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 23, 2025 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
4.1	Form of Placement Agent A Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
4.2	Form of Placement Agent B Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
5.1*	Opinion of Hunton Andrews Kurth LLP.
10.1+*#	Employment Agreement, dated as of November 19, 2025, by and between Deep Isolation Nuclear, Inc. and Rod Baltzer.
10.2+*#	Employment Agreement, dated as of November 19, 2025, by and between Deep Isolation Nuclear, Inc. and Jesse Sloane.
10.3+*#	Employment Agreement, dated as of November 19, 2025, by and between Deep Isolation EMEA and Chris Parker.
10.4+**#	Employment Agreement, dated as of February 3, 2025, by and between Deep Isolation Nuclear, Inc. and Paula Whitten-Doolin.
10.5+**#	Employment Agreement, dated as of February 17, 2025, by and between Deep Isolation Nuclear, Inc. and Joseph Nelson.
10.6+	Sales Commission Plan of the Company, effective February 1, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.7#	Cooperation Agreement, dated as of June 17, 2020, by and between NAC International, Inc. and the Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.8	Form of Pre-Merger Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.9	Form of Post-Merger Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.10	Subscription Agreement, dated July 23, 2025, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.11	Form of Registration Rights Agreement, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.12+	2025 EIP and form of award agreements (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
10.13*#	Amendment to Cooperation Agreement, dated as of July 29, 2025, by and between NAC International, Inc. and the Company.
10.14#	Master Service Agreement, dated as of January 28, 2026, by and between Halliburton Energy Services, Inc. and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 1, 2026).
16.1	Letter from Grassi & Co., CPAs, P.C. as to the change in certifying accountant, dated July 28, 2025 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
23.1**	Consent of CBIZ CPAs P.C., independent registered public accounting firm.
23.2**	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.3*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of the initial filing of the Registration Statement).
24.2*	Power of Attorney
24.3*	Power of Attorney
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Calculation of Filing Fee

*	Previously filed.
**	Filed herewith.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with Item 601(b)(10) of Regulation S-K. The registrant has furnished supplementally copies of the omitted portions of this exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkley, State of California, on this 17th day of February, 2026.

Deep Isolation Nuclear, Inc.

By:	/s/ Rodney Baltzer
Name:	Rodney Baltzer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated:

	Signature	Title	Date

	/s/ Rodney Baltzer	Director, President and Chief Executive Officer	February 17, 2026
	Rodney Baltzer	(principal executive, financial and accounting officer)

	*	Director	February 17, 2026
Elizabeth Muller

	*	Director	February 17, 2026
Jonathon Angell

	*	Director	February 17, 2026
Leslie Goldman Tepper

	*	Director	February 17, 2026
Christa Steele

	*	Director	February 17, 2026
Renee Hornbaker

		Director	February 17, 2026
Ralph Hunter

*By:	/s/ Rodney Baltzer
Rodney Baltzer
Attorney-in-fact